As filed with the Securities and Exchange Commission on July 3, 2003

Registration No. 333-•

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TENARIS S.A.
(Exact name of Registrant as specified in its charter)
N/A
(Translation of Registrant’s name into English)

Grand Duchy of Luxembourg (State or other jurisdiction of incorporation or organization)	3311 (Primary Standard Industrial Classification Code Number) 13, rue Beaumont L-1219 Luxembourg (352) 4661-11-3815	Not Applicable (I.R.S. Employer Identification No.)

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

GIOVANNI GALLO
Techint Inc.
420 Fifth Avenue, 18th Floor
New York, New York 10018
(212) 376-6500
(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

CARLOS J. SPINELLI-NOSEDA, ESQ.
Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
(212) 558-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and the conditions to the consummation of the transaction described herein have been satisfied.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

					Amount of
Title of each class of	Amount to be		Proposed maximum	Proposed maximum aggregate	registration
securities to be registered(1)	registered		offering price per share	offering price(4)	fee

Ordinary Shares, par value USD1.00 per share	(2	) (3)	(3)	USD49,816,523	USD4,030.44

(1)	A separate registration statement on Form F-6 has been filed with the Securities and Exchange Commission, or SEC, to register the American Depositary Shares evidenced by the American Depositary Receipts to be issued upon deposit of the shares. Each American Depositary Share represents 10 shares.

(2)	Includes the maximum number of shares of Tenaris S.A. expected to be issued to securityholders of Tubos de Acero de México S.A., or Tamsa, in the United States pursuant to the transaction, and shares of Tenaris S.A. that may be resold in the United States subsequent to the transaction under circumstances requiring delivery of a prospectus. Shares of Tenaris S.A. to be issued in exchange for Tamsa shares outside the United States are being issued in reliance on Regulation S of the United States Securities Act of 1933, or the Securities Act.

(3)	The registration fee is being calculated pursuant to Rule 457(f) under the Securities Act.

(4)	This figure is estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(f) under the Securities Act and reflects the market value of the total estimated number of common shares of Tamsa (whether in the form of shares or American Depositary Shares, or ADSs, of Tamsa) to be cancelled in the transaction based on the average of the high and low prices per ADS reported on the American Stock Exchange on June 30, 2003.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is subject to completion and amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such jurisdiction.

Subject to Completion. Dated •, 2003.

Tenaris S.A.

Offer to Exchange American Depositary Shares

We are offering to exchange:

•	one Tenaris ADS (representing 10 ordinary shares of Tenaris) for every 9.4520 common shares of Tubos de Acero de México, or Tamsa, tendered; and

•	one Tenaris ADS for every 1.8904 Tamsa ADSs tendered.

This exchange offer will expire at •, New York City time (or •, Mexico City time) on •, 2003, unless extended. You may withdraw any securities tendered at any time prior to the expiration date.

If you hold Tamsa shares, you may tender these shares into this exchange offer only if you deposit these shares in exchange for Tamsa ADSs with JPMorgan Chase Bank, or JPMorgan Chase, as depositary for Tamsa’s ADR program, or the Tamsa depositary, prior to •, 2003. If you hold Tamsa ADSs and if you have not tendered your Tamsa ADSs by the expiration date, you will be deemed to have instructed the Tamsa depositary to tender your Tamsa ADSs in exchange for Tenaris ADSs. However, in order to receive Tenaris ADSs in exchange for Tamsa ADSs tendered by the Tamsa depositary on your behalf, you must surrender your Tamsa ADS certificates to the Tamsa depositary by •, 2003.

The completion of this exchange offer is subject to certain conditions. For a discussion of these conditions, see “Part Three—The Exchange Offer—Conditions to Completion of the Exchange Offer.” We reserve the right to modify or waive any of these conditions in our discretion, subject to applicable law.

Tamsa’s common shares are listed on the Mexican Stock Exchange and Tamsa’s ADSs are listed on the American Stock Exchange, or AMEX.

Tenaris’s ADSs are listed on the New York Stock Exchange, or NYSE, under the symbol “TS,” and Tenaris’s ordinary shares are listed on the Bolsa de Comercio de Buenos Aires, or the Buenos Aires Stock Exchange, the Bolsa de Comercio de México, or the Mexican Stock Exchange, and the Borsa Italiana, or the Milan Stock Exchange.

Effective on •, 2003, we petitioned the Mexican Stock Exchange to delist the Tamsa shares, subject to applicable law. We also intend to cause Tamsa to terminate the deposit agreement relating to Tamsa’s ADSs, or the Tamsa deposit agreement, effective • , 2003. Furthermore, we expect that Tamsa, following consummation of this exchange offer, will no longer meet the listing requirements of the AMEX for continued listing and we will, as soon as possible thereafter, petition, or cause Tamsa to petition, the AMEX to delist the Tamsa shares and ADSs, subject to applicable law. The liquidity of any Tamsa shares outstanding after consummation of this exchange offer will be materially and adversely affected upon delisting as you will likely no longer have an active trading market for such Tamsa shares.

For a discussion of risk factors which you should consider in evaluating this exchange offer, see “Risk Factors” beginning on page II-1.

Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of the securities to be issued in connection with this exchange offer or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense. •, 2003

CERTAIN DEFINED TERMS

Unless otherwise specified or if the context so requires:

•	References in this prospectus to “the Company,” “we,” “us” or “our” refer exclusively to Tenaris S.A., a Luxembourg corporation.

•	References in this prospectus to “Tenaris” refer to the Company, on a consolidated and combined basis with various other companies under the common control of San Faustín N.V. (a Netherlands Antilles corporation and the Company’s controlling shareholder). On October 18, 2002, these companies, which include the Tenaris companies and Tenaris Global Services, were reorganized as subsidiaries of the Company. See notes A and B to the audited consolidated combined financial statements of Tenaris included elsewhere in this prospectus and “Part Four—Information about Tenaris—Related Party Transactions—Corporate Reorganization Transactions.”

•	References in this prospectus to “the Tenaris companies” refer to Tenaris’s manufacturing subsidiaries, including Siderca S.A.I.C., or Siderca, Tamsa and Dalmine S.p.A, or Dalmine, and their respective subsidiaries.

•	References in this prospectus to “Tenaris Global Services” refer to Tenaris Global Services S.A., the subsidiary of the Company that provides a wide range of commercial, technical and logistical services to the Tenaris companies outside of their respective domestic markets through a worldwide network of subsidiaries, representative offices and assets.

•	References in this prospectus to the “Techint group” refer to an international group of companies with operations in the steel, energy, infrastructure, engineering, construction and public service sectors over which San Faustín exercises either control or significant influence.

•	References in this prospectus to “Techint commercial network” refer to an extensive commercial network with operations worldwide providing a wide range of services to the Tenaris companies outside of their respective domestic markets. On October 18, 2002, the subsidiaries, representative offices and other assets that now constitute Tenaris Global Services were separated from the Techint commercial network. Furthermore, effective as of December 17, 2002, the export agency agreements that the Tenaris companies were parties to with companies in the Techint commercial network not subject to the reorganization described above were assigned to Tenaris Global Services or its subsidiaries. Accordingly, all of the commercial, technical and logistical services provided to the Tenaris companies by companies, representative offices and other assets formerly part of the Techint commercial network are provided by Tenaris Global Services and not by any company remaining in the Techint commercial network. See “Part Four—Information about Tenaris—Business—Sales and Marketing” and “—Related Party Transactions—Corporate Reorganization Transactions.”

INFORMATION INCORPORATED BY REFERENCE

This prospectus incorporates important business and financial information about Tamsa by reference and, as a result, this information is not included in or delivered with this prospectus. Documents incorporated by reference are available from us without charge. You may also obtain documents incorporated by reference into this prospectus by requesting them in writing or by telephone from the information agent:

Georgeson Shareholder
17 State Street – 10th Floor
New York, NY 10004

Banks and brokers call: (212) 440-9800
All others call toll free: (866) 423-4876

To obtain timely delivery of these documents, you must request them no later than •, 2003. For a list of those documents that are incorporated by reference into this prospectus, see “Part Seven—Additional Information for Shareholders—Incorporation of Certain Documents by Reference.”

In addition, you may obtain additional information on Tamsa from various public sources. For a list of such sources, please see “Part Seven—Additional Information for Shareholders—Where You Can Find More Information.”

PRESENTATION OF CERTAIN FINANCIAL AND OTHER INFORMATION
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
WHO CAN HELP ANSWER MY QUESTIONS?
QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER
PART ONE SUMMARY
Tenaris
Tamsa
Reasons for the Exchange Offer
Terms of the Exchange Offer
Shareholders’ Rights
Summary Selected Historical Consolidated Combined Financial Data of Tenaris
Summary Selected Consolidated Financial Data of Tamsa
Recent Market Prices
Summary Selected Comparative Per Share Data
PART TWO RISK FACTORS
PART THREE THE EXCHANGE OFFER
Material Tax Considerations
Market Price and Dividends
PART FOUR INFORMATION ABOUT TENARIS
Business
Selected Historical Consolidated Combined Financial Data of Tenaris
Management’s Discussion and Analysis of Financial Condition and Results of Operations
Risk Management
Principal Shareholders
Related Party Transactions
Management
PART FIVE INFORMATION ABOUT TAMSA
Overview
Recent Developments
PART SIX LEGAL INFORMATION
Comparison of Shareholder’s Rights
Description of Tenaris’s Shares
Description of Tenaris’s American Depositary Receipts
Validity of the Securities
Tax Matters
Experts
PART SEVEN ADDITIONAL INFORMATION FOR SHAREHOLDERS
Where You Can Find More Information
Incorporation of Certain Documents by Reference
Exchange Rates
Additional Information Required by Tender Offer Rules
Service of Process and Enforceability of Civil Liabilities under U.S. Securities Laws
PART EIGHT REGULATORY MATTERS
FINANCIAL STATEMENTS
ANNEX A
ANNEX B
SIGNATURES
EXHIBIT INDEX
FORM OF OPINION OF ELVINGER, HOSS & PRUSSEN
FORM OF OPINION OF SULLIVAN & CROMWELL LLP
FORM OF OPINION OF ELVINGER, HOSS & PRUSSEN
FORM OF OPINION OF CHEVEZ, RUIZ, ZAMARRIPA CIA SC
CALCULATION OF RATIOS
CONSENT OF PRICEWATERHOUSECOOPERS S.A.R.L.
CONSENT OF PRICEWATERHOUSECOOPERS
CONSENT OF ENRIQUE OSORNO HEINZE
CERTIFIED BOARD RESOLUTION

PRESENTATION OF CERTAIN FINANCIAL AND OTHER INFORMATION	ii
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS	iv
WHO CAN HELP ANSWER MY QUESTIONS?	iv
QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER	v
PART ONE SUMMARY	I-1
Tenaris	I-1
Tamsa	I-1
Reasons for the Exchange Offer	I-1
Terms of the Exchange Offer	I-2
Shareholders’ Rights	I-3
Summary Selected Historical Consolidated Combined Financial Data of Tenaris	I-4
Summary Selected Consolidated Financial Data of Tamsa	I-7
Recent Market Prices	I-10
Summary Selected Comparative Per Share Data	I-11
PART TWO RISK FACTORS	II-1
PART THREE THE EXCHANGE OFFER	III-1
Material Tax Considerations	III-12
Market Price and Dividends	III-19
PART FOUR INFORMATION ABOUT TENARIS	IV-1
Business	IV-1
Selected Historical Consolidated Combined Financial Data of Tenaris	IV-34
Management’s Discussion and Analysis of Financial Condition and Results of Operations	IV-37
Risk Management	IV-53
Principal Shareholders	IV-56
Related Party Transactions	IV-56
Management	IV-62
PART FIVE INFORMATION ABOUT TAMSA	V-1
Overview	V-1
Recent Developments	V-1
PART SIX LEGAL INFORMATION	VI-1
Comparison of Shareholder’s Rights	VI-1
Description of Tenaris’s Shares	VI-4
Description of Tenaris’s American Depositary Receipts	VI-7
Validity of the Securities	VI-14
Tax Matters	VI-14
Experts	VI-14
PART SEVEN ADDITIONAL INFORMATION FOR SHAREHOLDERS	VII-1
Where You Can Find More Information	VII-1
Incorporation of Certain Documents by Reference	VII-2
Exchange Rates	VII-4
Additional Information Required by Tender Offer Rules	VII-6
Service of Process and Enforceability of Civil Liabilities under U S Securities Laws	VII-8
PART EIGHT REGULATORY MATTERS	VIII-1
FINANCIAL STATEMENTS	F-1
ANNEX A	A-1
ANNEX B	B-1

PRESENTATION OF CERTAIN FINANCIAL AND OTHER INFORMATION

Accounting Principles

Tenaris

Tenaris prepares its consolidated financial statements in conformity with International Accounting Standards, or IAS. IAS differ in certain significant respects from generally accepted accounting principles in the United States, commonly referred to as U.S. GAAP. See notes U and 31 to Tenaris’s audited consolidated combined financial statements included in this prospectus, which provide a description of the principal differences between IAS and U.S. GAAP as they relate to Tenaris’s audited consolidated combined financial statements and a reconciliation of net income and shareholders’ equity for the years and at the dates indicated.

The consolidated combined financial statements of Tenaris at December 31, 2002 and for the year ended December 31, 2002 included in this prospectus consolidate at December 31, 2002, and for the period that began on October 18, 2002 and ended December 31, 2002, the consolidated financial statements of each of Siderca, Tamsa, Dalmine, Invertub S.A. and Tenaris Global Services, as well as the consolidated financial statements of five smaller companies (Metalcentro S.A., Tenaris Connections A.G., Lomond Holdings B.V., Information Systems and Technologies B.V. and Siderestiba S.A.) and combine, for the period that began on January 1, 2002 and ended October 17, 2002, the consolidated financial statements of all these companies on the basis that such companies were under the common control of San Faustín for such period. October 18, 2002 is the date on which these companies, which include the Tenaris companies and Tenaris Global Services, were reorganized as subsidiaries of the Company. The effect of this presentation is to show the combined historical results, financial condition and other data of the various steel pipe manufacturing and distributing companies under the common control of San Faustín as though these companies had been our subsidiaries at the dates and during the periods presented. For comparative purposes, the audited consolidated combined financial statements of Tenaris for the years ended December 31, 2001 and 2000, combine, at each of the dates and for each of the periods presented therein, the consolidated financial statements of all these companies on the basis that such companies were under the common control of San Faustín at each such date and for each such period. See notes A and B to Tenaris’s audited consolidated combined financial statements included in this prospectus.

Tamsa

Tamsa prepares its financial statements in conformity with generally accepted accounting principles in Mexico, commonly referred to as Mexican GAAP. Mexican GAAP differ in significant respects from U.S. GAAP. See note 12 to Tamsa’s audited consolidated financial statements incorporated by reference into this prospectus for a description of the principal differences between Mexican GAAP and U.S. GAAP as they relate to Tamsa and for a reconciliation of net income (loss) and shareholders’ equity for the years and at the dates indicated.

The financial statements of Tamsa incorporated by reference into this prospectus were prepared giving effect to Bulletin B-10 “Recognition of Effect of Inflation on Financial Information,” as amended, and Bulletin B-12, “Statements of Changes in Financial Position,” issued by the Mexican Institute of Public Accountants, or the MIPA, each of which became effective in 1990, and Bulletin B-15, “Foreign Currency Transactions and Translation of Financial Statements of Foreign Operations,” also issued by the MIPA and adopted by Tamsa in 1998. Generally, Bulletin B-10 provides for the recognition of the effects of inflation by requiring Mexican companies to restate inventories and fixed assets at current replacement cost, to restate all other non-monetary assets and non-monetary liabilities as well as the components of shareholders’ equity using the Mexican consumer price index and to record gains or losses in purchasing power from holding monetary liabilities or assets. The Third Amendment to Bulletin B-10 requires restatement of all financial statements to constant Mexican pesos as of the date of the most recent balance sheet presented. The Fifth Amendment to Bulletin B-10 was issued effective January 1, 1997, by the MIPA. Under the Fifth Amendment, Mexican companies are no longer permitted to restate fixed assets at current replacement cost, but are instead required to restate them using the Mexican consumer price index or inflation factors of the country of origin in the case of imported assets. Bulletin B-12 specifies the appropriate presentation of the statement of changes in financial position when the financial statements have been adjusted for inflation and restated in constant Mexican pesos in accordance with Bulletin B-10. Bulletin B-12 identifies the sources and applications of resources representing differences between beginning and ending financial statement balances in constant Mexican pesos. Bulletin B-15 prescribes the methodology for foreign currency transactions and the recognition of inflation in the financial information of foreign subsidiaries. Unless otherwise noted, all data in the audited financial statements incorporated by reference into this prospectus and all other Tamsa financial data included throughout this prospectus and relating to dates or periods covered by the audited financial statements have been adjusted for inflation and restated in constant Mexican pesos as of December 31, 2002.

Currencies

In this prospectus, unless otherwise specified or the context otherwise requires:

•	“dollars,” “U.S. dollars” or “USD” each refers to the United States dollar;

•	“Argentine pesos” or “ARP” each refers to the Argentine peso;

•	“Mexican pesos” or “MXP” each refers to the Mexican peso; and

•	"€” or “euros” each refers to the euro, the single currency established for participants in the European Economic and Monetary Union, or the EMU, commencing January 1, 1999. The Republic of Italy is a participant in the EMU. The euro replaced the Italian lira as the official currency of Italy on that date.

On June 30, 2003, the exchange rate between the Argentine peso and the U.S. dollar (as published by Banco Central de la República Argentina, or the Argentine Central Bank) was ARP2.80 = USD1.00, the Federal Reserve Bank of New York noon buying rate for the Mexican peso was MXP10.46 = USD1.00 and the Federal Reserve Bank of New York noon buying rate for the euro was €0.8694 = USD1.00. We do not represent that Argentine pesos, Mexican pesos or euros could be converted into U.S. dollars at these respective rates or any other rate. See “Part Seven—Additional Information for Shareholders—Exchange Rates—Argentine peso,” “—Mexican peso” and “—Euro” for additional information regarding the exchange rates between the U.S. dollar and the Argentine peso, the Mexican peso and the euro, respectively.

Rounding; Comparability of Data

Certain monetary amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

The data provided in this prospectus for the sales volumes and revenues of Tenaris is not necessarily comparable to similar information provided for Tamsa. This difference is mainly due to:

•	the timing of each company’s recognition of the sale of its products; Tenaris recognizes the sale of its products at the time they are sold by the reseller to the end user (or at the expiration of the acceptance period, if applicable) in accordance with IAS, while Tamsa recognizes the sale of its products at the time they are sold to the reseller in accordance with Mexican GAAP; and

•	the elimination, from the sales volumes and revenues of Tenaris, of Tamsa’s sales to other companies that are consolidated into Tenaris.

No Internet Site is Part of This Prospectus

Each of Tenaris and Tamsa maintains an Internet site at www.tenaris.com and www.tamsa.com.mx, respectively. Information contained in or otherwise accessible through these websites is not a part of this prospectus. All references in this prospectus to these Internet sites are inactive textual references to these URLs, or “uniform resource locators” and are for your informational reference only.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains certain statements that we consider to be “forward-looking statements.” The statements appear throughout this prospectus and are subject to risks and uncertainties. These statements include information regarding:

•	management strategy;

•	capital spending;

•	development and growth of the seamless steel pipe and oil and gas industries;

•	trends and other prospective data, including trends regarding the levels of investment in oil and gas drilling worldwide and the business development and operations of Dalmine Energie S.p.A.;

•	general economic conditions in Argentina, Mexico, Italy and Venezuela and other countries in which Tenaris operates and distributes pipes; and

•	any synergies and benefits as a result of this exchange offer, the cooperation within Tenaris, and Tenaris’s acquisition of the remaining minority interests at Tamsa.

Sections of this prospectus that by their nature contain forward-looking statements include “Questions and Answers About the Exchange Offer,” “Part One—Summary,” “Part Two—Risk Factors,” “Part Three—The Exchange Offer,” “Part Four—Information about Tenaris—Business,” “Part Four—Information about Tenaris—Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Part Four—Information about Tenaris—Risk Management” and “Part Five—Information about Tamsa—Recent Developments.”

Forward-looking statements also may be identified by the use of words such as “believes,” “expects,” “anticipates,” “projects,” “intends,” “should,” “seeks,” “estimates,” “probability,” “risk,” “target,” “goal,” “objective,” “future” or similar expressions or variations of such expressions.

The forward-looking statements contained in this prospectus speak only as of the date of this document, and we do not undertake to update any forward-looking statement to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

WHO CAN HELP ANSWER MY QUESTIONS?

If you have more questions about this exchange offer, you should contact the information agent at the address or telephone numbers set forth in the inside front cover of this prospectus under “Information Incorporated by Reference.”

Additional copies of this prospectus, the letter of transmittal and the form of acceptance may be obtained from the information agent, brokers, dealers, commercial banks or trust companies.

To obtain timely delivery of these documents, you must request them no later than •, 2003.

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

Q:	What is the purpose of this exchange offer?

A:	On November 11, 2002, we launched an exchange offer for all the outstanding shares and American Depositary Shares, or ADSs, of Siderca and Tamsa and all of the outstanding shares of Dalmine. After consummation of the exchange offer on December 17, 2002, we held, directly or indirectly, 94.5% of Tamsa’s total outstanding capital stock. On April 30, 2003, Tamsa cancelled 3,650,000 shares of Tamsa held by its subsidiary Tamsider LLC and, as a result, our ownership of Tamsa’s total outstanding capital stock was reduced to 94.44%.

Effective on •, 2003, we petitioned the Mexican Stock Exchange to delist the Tamsa shares, subject to applicable law. Following its delisting from the Mexican Stock Exchange, Tamsa will no longer be required to have independent directors and is expected not to have any independent directors in the future. We also intend to cause Tamsa to terminate the deposit agreement relating to Tamsa’s ADSs effective on •, 2003. Furthermore, we expect that Tamsa, following consummation of this exchange offer, will no longer meet the listing requirements of the AMEX for continued listing and we will, as soon as possible thereafter, petition, or cause Tamsa to petition, the AMEX to delist the Tamsa shares and ADSs, subject to applicable law.

Through this exchange offer, we intend to provide the remaining public holders of Tamsa shares and ADSs with an additional opportunity to exchange their shares and ADSs for our ADSs on similar conditions to those in our previous exchange offer.

Q:	What will I receive in this exchange offer?

A:	You will receive

•	one newly issued Tenaris ADS for every 9.4520 Tamsa common shares you tender; and

•	one newly issued Tenaris ADS for every 1.8904 Tamsa ADSs you tender.

If you hold Tamsa shares, you may tender these into this exchange offer only if you deposit these shares with the Tamsa depositary in exchange for Tamsa ADSs prior to •, 2003.

Q:	Is the Company a publicly listed company?

A:	Yes. Our ADSs are listed on the NYSE under the symbol “TS,” and our ordinary shares are listed on the Buenos Aires Stock Exchange, the Mexican Stock Exchange and the Milan Stock Exchange.

Q:	Will Tamsa continue to be a publicly listed company after consummation of this exchange offer?

A:	No. Because we acquired more than 88% of Tamsa’s outstanding share capital in a previous public exchange offer, we are required, under Mexican law, to cause the delisting of Tamsa from the Mexican Stock Exchange. Therefore, effective on • , 2003, we petitioned the Mexican Stock Exchange to delist the Tamsa shares, subject to applicable law. We also intend to cause Tamsa to terminate the Tamsa deposit agreement and to petition, or cause Tamsa to petition, the AMEX to delist the Tamsa shares and ADSs, subject to applicable law. The liquidity of any Tamsa shares outstanding after consummation of this exchange offer will be materially and adversely affected upon delisting as you will likely no longer have an active trading market for such Tamsa shares.

Q:	Will Tamsa continue to be a reporting company in the United States after consummation of this exchange offer?

A:	Probably not. We expect that, after consummation of this exchange offer, there will be a limited number of holders of Tamsa shares and ADSs resident in the United States. In accordance with applicable law, we intend to cause Tamsa to apply to deregister as a reporting company with the SEC.

v

Q:	Who may participate in this exchange offer?

A:	All holders of Tamsa shares and ADSs may participate in this exchange offer. However, any holder of Tamsa shares may tender these shares into this exchange offer only if such holder deposits these shares with the Tamsa depositary in exchange for Tamsa ADSs prior to •, 2003.

Q:	Will all of the securities that I tender be accepted?

A:	Unless we determine not to consummate this exchange offer because one of its conditions is not met, we will accept all of the securities that you tender pursuant to this exchange offer.

Q:	Does the Company own any equity securities of Tamsa?

A:	Yes. As of June 30, 2003, we owned, directly or indirectly, approximately 94.44% of Tamsa’s total outstanding shares.

Q:	Does the Company require any approvals from its shareholders, any governmental authorities or any third parties in order to accept Tamsa securities for exchange and to issue and deliver Tenaris securities pursuant to this exchange offer?

A:	No further shareholder, governmental or third party approvals are required to permit us to accept Tamsa securities for exchange and to issue and deliver Tenaris ADSs pursuant to this exchange offer.

Q:	Has Tamsa or its board of directors made any recommendation regarding this exchange offer?

A:	No. We have informed Tamsa and its board of directors of the terms of the exchange offer in accordance with applicable law. Within ten business days of the date of this prospectus, the board of directors of Tamsa is required to express its opinion in respect of this exchange offer. In accordance with applicable law, Tamsa’s board may recommend that the holders of shares and ADSs accept or reject the exchange offer, may express no opinion and remain neutral toward this exchange offer, or may state that it is unable to take a position with respect to this exchange offer. In each case, Tamsa’s board has to explain the reasons for its position. Directors with conflicts of interest must abstain from discussing and voting on these matters in the relevant board meeting.

Q:	How do I participate in this exchange offer?

A:	If you hold Tamsa shares and want to participate in this exchange offer, you must deposit your Tamsa shares with the Tamsa depositary before • p.m., New York City time (• p.m., Mexico City time) on •, 2003. After obtaining the Tamsa ADSs corresponding to the Tamsa shares you deposit, you must follow the procedures for tendering Tamsa ADSs.

If you hold Tamsa ADSs and want to participate in this exchange offer, you may tender your Tamsa ADSs in the manner described in the prospectus before • p.m., New York City time (• p.m., Mexico City time) on the expiration date, •, 2003 (or, if this exchange offer is extended, the new expiration date, which will be publicly announced).

Alternatively, if you hold Tamsa ADSs and want to participate in this exchange offer, you may elect not to take any action prior to the expiration of this exchange offer. If you have not tendered your Tamsa ADSs by the expiration date of this exchange offer, you will be deemed to have instructed the Tamsa depositary to tender your Tamsa ADSs in exchange for Tenaris ADSs. However, in order to receive Tenaris ADSs in exchange for Tamsa ADSs tendered by the Tamsa depositary on your behalf, you must surrender your Tamsa ADS certificates to the Tamsa depositary by •, 2003. Otherwise, the Tamsa depositary may sell the Tenaris

ADSs held on deposit on your behalf. In connection with any such sale, upon surrender of your Tamsa ADS certificates, you will be entitled to receive the proceeds of the sale, less fees, taxes and expenses. See “Part Three—The Exchange Offer—Procedures for Tendering Tamsa Shares and ADSs—Tamsa ADSs” and “—Amendment and Termination of the Tamsa Deposit Agreement.”

Q:	May I tender my Tamsa securities ADSs on the expiration date for this exchange offer?

A:	If you hold Tamsa ADSs, you may tender your Tamsa ADSs in exchange for Tenaris ADSs at any time until the expiration date of this exchange offer, as there will not be any guaranteed delivery procedures in connection with this exchange offer.

If you hold Tamsa shares, you may not tender these into this exchange offer unless you deposit these shares with the Tamsa depositary in exchange for Tamsa ADSs prior to •, 2003.

Q:	What should I do if I do not want to tender my Tamsa shares or ADSs?

A.	If you hold Tamsa ADSs and do not want to accept this exchange offer, you must surrender your Tamsa ADSs to the Tamsa depositary and withdraw the underlying deposited Tamsa shares before • p.m., New York City time (• p.m., Mexico City time) on the expiration date, •, 2003. Otherwise, the Tamsa depositary will automatically tender your Tamsa ADSs into this exchange offer. For more information, see “Part Three—The Exchange Offer—Procedures for Tendering Tamsa Shares and ADSs—Tamsa ADSs” and “—Amendment and Termination of the Tamsa Deposit Agreement.”

If you hold Tamsa shares and do not want to accept this exchange offer, you do not need to take any action.

Q:	What will be the consequences for me if I elect not to participate in this exchange offer?

A:	If you hold Tamsa shares and elect not to participate in this exchange offer, you will retain ownership of your Tamsa shares.

If you hold Tamsa ADSs and elect not to participate in this exchange offer, you must surrender your Tamsa ADSs to the Tamsa depositary and withdraw the underlying deposited Tamsa shares prior to the expiration of this exchange offer. In addition, we intend to cause Tamsa to terminate the deposit agreement relating to Tamsa ADSs effective on •, 2003. As a result, following consummation of this exchange offer you will no longer hold or be able to hold Tamsa ADSs, and, instead, you will only hold (and be able to hold) Tamsa shares.

Q:	Can I change my mind and decide not to participate in this exchange offer after my securities are tendered?

A:	Yes. You may withdraw your tender of securities at any time before •, New York City time, on •, 2003, the expiration date of this exchange offer. If this exchange offer is extended, you may also withdraw your tendered securities during the extension period and prior to the new expiration date, which will be publicly announced. However, if we provide a subsequent offering period, we will not allow you, as permitted by applicable law, to withdraw any securities tendered during that subsequent offering period. Please keep in mind that if you withdraw your tendered Tamsa ADSs you must also surrender your Tamsa ADSs to the Tamsa depositary and withdraw the underlying Tamsa shares. Otherwise, in accordance with the Tamsa deposit agreement, the Tamsa depositary will automatically tender your Tamsa ADSs into this exchange offer.

Q:	What will be the accounting treatment of this exchange offer?

A:	Tenaris prepares its financial statements in accordance with IAS. Under IAS, the purchase method applies to this transaction. See “Part Three—The Exchange Offer—Accounting Treatment.”

Q:	What are my tax consequences should I decide to participate in this exchange offer if I am a U.S. shareholder?

A:	If you are a U.S. holder who exchanges your Tamsa shares or ADSs for Tenaris shares or ADSs pursuant to the exchange offer you generally will recognize capital gain or loss equal to the difference between (i) the sum of (A) the fair market value (in U.S. dollars) of the Tenaris shares or ADSs you receive in the exchange offer plus (B) any cash received in lieu of a fractional interest in shares or ADSs, and (ii) your tax basis in your Tamsa shares or ADSs. Whether or not the exchange will be taxable for Luxembourg and Mexican tax purposes will depend upon your individual circumstances.

For further information about the material U.S. federal income tax and Luxembourg and Mexican tax consequences of this exchange offer, see “Part Three—The Exchange Offer—Material Tax Considerations,” which reflects the opinions received from Sullivan & Cromwell LLP as to certain matters of U.S. federal income tax law and from Luxembourg and Mexican counsel as to certain matters of Luxembourg and Mexican tax law.

Q:	Will I receive my 2003 dividends, or dividends with respect to later periods, on my Tamsa securities?

A:	You will retain the dividend rights associated with your Tamsa securities after you tender them and, in any case, until we accept them pursuant to this exchange offer. Once we accept them in this exchange offer, we will become the owner of your Tamsa securities and will acquire all rights associated with those securities. If any dividends are declared on the Tamsa securities tendered in this exchange offer before the date on which we acquire ownership, the registered holder of those securities as of the record date specified in connection with such dividend declaration will receive the dividends.

Q:	Will I receive dividends on the Tenaris shares I receive in connection with this exchange offer?

A:	The new Tenaris shares issued in connection with this exchange offer will have the same dividend and other rights as our other ordinary shares. See “Part Three—The Exchange Offer—Market Price and Dividends—Dividends.”

Q:	If I exchange my Tamsa shares or ADSs for Tenaris ADSs, how will my rights as a shareholder change?

A:	Similar to Tamsa, we have one single class of shares granting the same voting and economic rights to all holders of shares or ADSs. Nevertheless, there are differences between the rights of our securityholders and those of Tamsa. The most significant of these differences are explained in “Part Six—Legal Information—Comparison of Shareholder’s Rights.” You should also read “Part Six—Legal Information—Description of Tenaris’s Shares” and “—Description of Tenaris’s American Depositary Receipts.”

Q:	After this exchange offer, will I have the same ownership and voting percentages in the Company as I now have in Tamsa?

A:	After completion of this exchange offer, you will hold securities of a larger company than Tamsa. Accordingly, you will have lower ownership and voting percentages in the Company than you now have in Tamsa.

Q:	Are there any conditions to the Company’s obligation to complete this exchange offer?

A.	Yes. We will not be required to consummate this exchange offer if any legal restraints or prohibitions are imposed on this exchange offer, if government approvals that may be required subsequent to the date of this prospectus are not received, or if a material adverse change occurs in the businesses of Tenaris or Tamsa. We reserve the right to modify or waive any of these conditions in our discretion, subject to applicable law. For additional information on these conditions, see “Part Three—The Exchange Offer.”

Q:	Can the Company extend or terminate this exchange offer or change its terms?

A:	Although we reserve the right, at any time or from time to time, to extend or terminate this exchange offer, we do not intend to terminate this exchange offer unless, in our reasonable judgment, the conditions for completion of this exchange offer set forth in this prospectus are not met. We also reserve the right, at any time and from time to time, to amend this exchange offer in any respect in accordance with applicable law.

We may elect, although we have not yet made a final decision in this respect, to provide a subsequent offering period. As permitted by applicable law, we will promptly accept all securities tendered during that period, we will not provide withdrawal rights and we will provide the same consideration being offered during the initial offering period.

Q:	When will I know the outcome of this exchange offer?

A:	We will issue a press release announcing the results of this exchange offer promptly after the expiration date of this exchange offer. We will file that press release with the SEC in accordance with applicable law.

Q:	How will fractional shares be handled in this exchange offer?

A:	We will not issue fractional Tenaris ADSs to holders of Tamsa shares and ADSs in connection with this exchange offer. Instead, fractional Tenaris ADSs will be aggregated and the resulting Tenaris ADSs will be sold in the open market with the net proceeds of such sale paid to the holders of Tamsa shares and ADSs in an amount equal to the holder’s proportionate interest in the aggregated fractional entitlement. You will receive the cash amount to which you are entitled as soon as practicable after settlement of this exchange offer.

Q:	When will I receive my Tenaris ADSs?

A:	Unless we determine not to consummate this exchange offer, we intend to deliver Tenaris ADSs to be issued in exchange for properly tendered Tamsa shares and ADSs promptly, in accordance with market practice, after the expiration date of the exchange offer.

Q:	Will I have to pay brokerage commissions?

A:	Neither we nor the exchange agents will charge any commission to holders of Tamsa securities in connection with their participation in this exchange offer. If your Tamsa shares or ADSs are held through your bank, broker or other financial intermediary, you should consult with them as to whether or not they will charge any transaction fee or service charges.

Q:	Is the Company planning to take any other action to eliminate any remaining minority interests in Tamsa?

A:	Yes. Because upon consummation of a previous exchange offer in December 2002 we acquired control of more than 88% of Tamsa’s outstanding capital stock but at present we do not hold, directly or indirectly, all of Tamsa’s outstanding capital stock, we are required, under Mexican law, to cause the delisting of the Tamsa shares from the Mexican Stock Exchange and, in connection with that delisting, to establish a fiduciary account (fideicomiso) in Mexico with a term of at least six months and allocate to that fiduciary account the number of Tenaris shares necessary to acquire any remaining shares of Tamsa held in Mexico for the same consideration offered in the previous exchange offer (which is the same as the consideration being offered in this exchange offer). U.S. persons or persons acting on behalf of U.S. persons may not acquire Tenaris shares through this fiduciary account, as the Tenaris shares offered through this fiduciary account will not be registered under the Securities Act, and such Tenaris shares may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act. We intend to establish this fiduciary account on •, 2003, concurrently with the commencement of this exchange offer, or as soon as practicable thereafter. Mexican law does not provide for an automatic acquisition of any remaining Tamsa shares at the expiration of the fiduciary account and also does not allow us to proceed with such an acquisition unilaterally. If any Tamsa shares should remain outstanding after expiration of the fiduciary account, we are not required but may decide to purchase them, in accordance with applicable law, from any remaining holders through open market purchases, privately negotiated transactions or otherwise. If we elect to purchase any remaining Tamsa shares, the amount and form of any future consideration that we may offer or pay might be, to the extent permitted to or required under applicable law, different than the consideration offered in this exchange offer.

x

PART ONE

SUMMARY

To understand this exchange offer and the businesses of Tenaris and Tamsa more fully, you should read carefully this entire prospectus and any documents incorporated by reference into this prospectus, including “Cautionary Statement concerning Forward-Looking Statements,” “Part Two—Risk Factors” and the consolidated combined financial statements of Tenaris and notes thereto included elsewhere in this prospectus, as well as the consolidated financial statements of Tamsa and notes thereto incorporated by reference into this prospectus.

Tenaris

The Company is a Luxembourg corporation incorporated on December 17, 2001, to hold Tenaris’s steel pipe manufacturing and distribution business. The Company’s registered office is located at 13, rue Beaumont, L-1219, Luxembourg, and its telephone number is (352) 4661-11-3815.

Tenaris is a leading global manufacturer and supplier of seamless steel pipe products and associated services to the oil and gas, energy and other industries, with production, distribution and service capabilities in key markets worldwide. Tenaris’s principal products include casing, tubing, line pipe, and mechanical and structural pipes.

In the last decade, Tenaris has successfully expanded its business through a series of strategic investments. Tenaris now operates a worldwide network of seamless steel pipe operations with manufacturing facilities in South America, North America, Europe and Asia and an annual production capacity of over three million metric tons, or tons, of seamless steel pipe products, compared to 800,000 tons in the early 1990s. In addition, Tenaris has developed competitive and far reaching global distribution capabilities, with a direct presence in most major oil and gas markets. In 2002, Tenaris had net sales of USD3,219.4 million, operating income of USD471.9 million and net income of USD94.3 million. (Net income before the minority interest attributable to shares in Siderca, Tamsa and Dalmine that were acquired pursuant to our previous exchange offer completed on December 17, 2002, was USD193.8 million).

Tamsa

Tamsa is the sole Mexican producer and a leading global producer of seamless steel pipe products, including casing, tubing, line pipe and various other mechanical and structural seamless pipes for different uses. As of December 31, 2002, Tamsa had an annual production capacity of 780,000 tons of seamless steel pipe products. In 2002, Tamsa had net sales of MXP6,728.3 million, operating income of MXP1,391.2 million and net income of MXP1,136.0 million.

Tamsa’s principal executive offices are located at Edificio Parque Reforma, Campos Elíseos 400 – Piso 17, Col. Chapultepec Polanco, 11560 México, D.F., México. Tamsa’s telephone number is (52) 555-282-9913.

Reasons for the Exchange Offer

After a series of corporate reorganization agreements, described in “Part Four—Information about Tenaris—Related Party Transactions—Corporate Reorganization Transactions”, as of October 18, 2002, the Company held, directly or indirectly, approximately 71.17% of Siderca’s outstanding capital stock, 50.77% of Tamsa’s outstanding capital stock and 47.22% of Dalmine’s outstanding capital stock. On November 11, 2002, the Company launched an exchange offer for all the outstanding shares and ADSs of Siderca and Tamsa and all the outstanding shares of Dalmine. After consummation of that exchange offer on December 17, 2002, the Company held, directly or indirectly, 99.11% of Siderca’s outstanding capital stock, 94.50% of Tamsa’s outstanding capital stock and 88.41% of Dalmine’s outstanding capital stock. Since that date, we have consummated a unilateral acquisition under Argentine law of the remaining 0.89% of Siderca’s outstanding capital stock, reaching a 100% direct and indirect holding in Siderca, and engaged in various open-market transactions in accordance with applicable law through which we acquired an additional 1.6% of Dalmine’s ordinary stock, reaching a 90% direct and indirect holding in Dalmine. On April 30, 2003, Tamsa cancelled 3,650,000 shares of Tamsa held by its subsidiary Tamsider and, as a result, our ownership of Tamsa’s total outstanding capital stock was reduced to 94.44%.

Because we acquired control of more than 88% of Tamsa’s outstanding capital stock pursuant to the exchange offer consummated in December 2002, we are required, under Mexican law, to cause the delisting of Tamsa from the Mexican Stock Exchange and, in connection with the delisting, to establish a fiduciary account in Mexico with a term of at least six months and allocate to that fiduciary account the number of Tenaris shares necessary to acquire any remaining shares of Tamsa held in Mexico for the same consideration offered in the previous exchange offer. Effective on •, 2003, we petitioned the Mexican Stock Exchange to delist the Tamsa shares, subject to applicable law. Following its delisting from the Mexican Stock Exchange, Tamsa will no longer be required to have independent directors and is expected not to have any independent directors in the future. We also intend to cause Tamsa to terminate the deposit agreement relating to Tamsa’s ADSs effective on •, 2003. Furthermore, we expect that Tamsa, following consummation of this exchange offer, will no longer meet the listing requirements of the AMEX for continued listing and we will, as soon as possible thereafter, petition, or cause Tamsa to petition, the AMEX to delist the Tamsa shares and ADSs, subject to applicable law. The liquidity of any Tamsa shares outstanding after consummation of this exchange offer will be materially and adversely affected upon delisting as you will likely no longer have an active trading market for such Tamsa shares.

Through this exchange offer, we intend to provide the remaining public holders of Tamsa shares and ADSs with an additional opportunity to exchange their shares and ADSs for Tenaris ADSs on similar conditions to those in our previous exchange offer.

Terms of the Exchange Offer

Exchange Ratios

Upon the terms and subject to the conditions set forth in this prospectus and the related letter of transmittal, we are offering to exchange:

•	one newly issued Tenaris ADS (representing 10 of Tenaris’s ordinary shares, par value USD1.00 per share) for every 9.4520 Tamsa common shares, no par value, tendered by you; and

•	one newly issued Tenaris ADS for every 1.8904 Tamsa ADSs tendered by you.

If you hold Tamsa shares, you may tender these shares into this exchange offer only if you deposit these shares in exchange for Tamsa ADSs prior to •, 2003. Only the valid tender without subsequent withdrawal of your Tamsa ADSs in accordance with the procedures set forth in “Part Three—The Exchange Offer—Procedures for Tendering Shares and ADSs” will entitle you to receive Tenaris ADSs.

Certain Conditions

Subject to applicable law, we will not be required to consummate this exchange offer if any legal restraints or prohibitions are imposed on this exchange offer, if government approvals that may be required subsequent to the date of this prospectus are not received, or if a material adverse change occurs in the businesses of Tenaris or Tamsa. We reserve the right to modify or waive any of these conditions in our discretion, subject to applicable law. For additional information on these conditions, see “Part Three—The Exchange Offer.”

Expiration Date; Subsequent Offering Period

This exchange offer will expire at •, New York City time (or •, Mexico City time) on •, 2003, unless we choose to extend the offer, as permitted by applicable law and subject to applicable regulatory approvals. If we decide to extend the period of this exchange offer, subject to applicable law, then the expiration date means the latest time and date on which this exchange offer expires.

In addition, we may elect, although we have not yet made a final decision in this respect, to provide a subsequent offering period. As permitted by applicable law, we will promptly accept all securities tendered during that period, we will not provide withdrawal rights and we will provide the same consideration being tendered during the initial offering period.

Shareholders’ Rights

We have only one class of shares. Subject to applicable law, all Tenaris shares (including Tenaris shares underlying Tenaris ADSs) are entitled to participate equally in dividends when, as and if declared by the annual ordinary shareholders’ meeting out of funds legally available for such purposes, and each Tenaris share (including Tenaris shares underlying Tenaris ADSs) entitles the holder to one vote at the Company’s shareholders’ meetings.

For a discussion of material differences between the rights of holders of Tenaris shares (including Tenaris shares underlying Tenaris ADSs) and Tamsa shares (including Tamsa shares underlying Tamsa ADSs), see “Part Six—Legal Information—Comparison of Shareholder’s Rights.”

Summary Selected Historical Consolidated Combined Financial Data of Tenaris

The following summary selected historical consolidated combined financial and other data for Tenaris should be read in conjunction with “Part Four—Information about Tenaris—Business” and “—Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated combined financial statements and the notes thereto included elsewhere in this prospectus, and are qualified in their entirety by reference to the information therein.

The summary selected consolidated combined financial data of Tenaris have been derived from its consolidated combined financial statements, which are prepared in accordance with IAS (unless otherwise indicated) for each of the periods and at the dates indicated. The consolidated combined financial statements as of December 31, 2002 and 2001, and for the years ended December 31, 2002, 2001 and 2000, included in this prospectus, have been audited by PricewaterhouseCoopers S.à.r.l., independent accountants in Luxembourg and member firm of PricewaterhouseCoopers. IAS differ in certain significant respects from U.S. GAAP. See notes U and 31 to Tenaris’s audited consolidated combined financial statements included in this prospectus, which provide a description of the principal differences between IAS and U.S. GAAP as they relate to Tenaris’s consolidated combined financial statements and a reconciliation to U.S. GAAP of net income (loss) and shareholders’ equity for the periods and at the dates indicated therein. The consolidated combined financial statements of Tenaris at December 31, 2002 and for the year ended December 31, 2002 included in this prospectus consolidate at December 31, 2002, and for the period that began on October 18, 2002 and ended December 31, 2002, the consolidated financial statements of each of Siderca, Tamsa, Dalmine, Invertub and Tenaris Global Services, as well as the consolidated financial statements of five smaller companies (Metalcentro S.A., Tenaris Connections A.G., Lomond Holdings B.V., Information Systems and Technologies B.V. and Siderestiba S.A.) and combine, for the period that began on January 1, 2002 and ended October 17, 2002, the consolidated financial statements of all these companies on the basis that such companies were under the common control of San Faustín for such period. October 18, 2002 is the date on which these companies, which include the Tenaris companies and Tenaris Global Services, were reorganized as subsidiaries of the Company. The effect of this presentation is to show the combined historical results, financial condition and other data of the various steel pipe manufacturing and distributing companies under the common control of San Faustín as though these companies had been our subsidiaries at the dates and during the periods presented. For comparative purposes, the audited consolidated combined financial statements of Tenaris for the years ended December 31, 2001 and 2000, combine, at each of the dates and for each of the periods presented therein, the consolidated financial statements of all these companies on the basis that such companies were under the common control of San Faustín at each such date and for each such period. See notes A and B to Tenaris’s audited consolidated combined financial statements included in this prospectus. For a discussion of the currencies used in this prospectus, exchange rates and accounting principles affecting the financial information contained in this prospectus, see “Part Seven—Additional Information for Shareholders—Exchange Rates” and “Presentation of Certain Financial and Other Information.”

	For the year ended December 31,
Thousands of U.S. dollars (except number of shares
and per share amounts)	2002	2001	2000	1999	1998

Summary selected consolidated combined income
statement data
IAS
Net sales	3,219,384	3,174,299	2,361,319	1,835,211	2,839,382
Cost of sales	(2,168,594)	(2,165,568)	(1,692,412)	(1,481,552)	(2,095,260)

Gross profit	1,050,790	1,008,731	668,907	353,659	744,122
Selling, general and administrative expenses	(568,149)	(502,747)	(433,617)	(306,471)	(348,712)
Other operating income (expenses), net	(10,764)	(64,352)	5,877	(55,084)	123,889

Operating profit (loss)	471,877	441,632	241,167	(7,896)	519,299
Financial income (expenses), net	(20,597)	(25,595)	(47,923)	(37,118)	(68,182)

Income (loss) before income tax, effect of currency translation on tax bases, equity in earnings (losses) of associated companies and minority interest	451,280	416,037	193,244	(45,014)	451,117
Equity in earnings (losses) of associated companies	(6,802)	(41,296)	(3,827)	(39,296)	(17,436)

Income (loss) before income tax, effect of currency translation on tax bases and minority interest	444,478	374,741	189,417	(84,310)	433,681
Income tax	(182,505)	(108,956)	(63,299)	(6,065)	(65,663)
Effect of currency translation on tax bases	(25,266)	(109,882)	(2,011)	(2,961)	(3,198)

Net income (loss) before minority interest	236,707	155,903	124,107	(93,336)	364,820
Minority interest	(142,403)	(74,557)	(47,401)	38,521	(211,245)

Net income (loss)	94,304	81,346	76,706	(54,815)	153,575

Depreciation and amortization	(176,315)	(161,710)	(156,643)	(165,847)	(167,348)
Weighted average number of shares outstanding(1)	732,936,680	710,747,187	710,747,187	710,747,187	710,747,187
Combined earnings (loss) per share(2)	0.13	0.11	0.11	(0.08)	0.22
Dividends per share(3)	0.06	0.15	0.16	0.13	0.05
U.S. GAAP
Net sales(4)	3,219,384	2,313,162	1,166,293
Operating income (loss)(4)	476,107	422,014	102,740
Income before cumulative effect of accounting changes	110,049	163,921	77,333
Cumulative effect of accounting changes	(17,417)	(1,007)	—
Net income (loss)	92,632	162,914	77,333
Weighted average number of shares outstanding(1)	732,936,680	710,747,187	710,747,187
Combined earnings (loss) per share before effect of accounting changes(2)	0.15	0.23	0.11
Cumulative effect of accounting changes per share(2)	(0.02)	(0.00)	—
Combined earnings (loss) per share(2)	0.13	0.23	0.11

(1)	Prior to October 18, 2002, the Company had 30,107 shares issued and outstanding. On October 18, 2002, Sidertubes S.A., a wholly-owned subsidiary of San Faustín, contributed all of its assets (including 30,010 shares of Tenaris) and liabilities to the Company, in exchange for 710,747,090 shares of Tenaris. The 30,010 shares contributed by Sidertubes to the Company were cancelled and, accordingly, upon consummation of this contribution the Company had a total of 710,747,187 shares issued and outstanding. For a detailed description of Sidertubes’ contribution to the Company, see “Part Four—Information about Tenaris—Related Party Transactions—Corporation Reorganization Transactions.” On December 17, 2002, Tenaris consummated an offer to exchange its shares and ADSs for shares and ADS of Siderca and Tamsa and shares of Dalmine. Upon consummation of the exchange offer, the Company had a total of 1,160,700,794 shares issued and outstanding.

(2)	Tenaris’s combined earnings (loss) per share before effect of accounting changes, cumulative effect of accounting changes per share and combined earnings per share for the periods presented have been calculated based on the assumption that 710,747,187 shares were issued and outstanding in each of the periods presented prior to October 18, 2002.

(3)	Tenaris’s dividends per share for the periods presented have been calculated based on the assumption that 710,747,187 shares were issued and outstanding in each of the periods presented.

(4)	For U.S. GAAP purposes, Dalmine’s results were not consolidated for the years ended December 31, 2001 and 2000, and Tamsa’s results were not consolidated for the year ended December 31, 2000.

	At December 31,
Thousands of U.S. dollars (except number
of shares and per share amounts)	2002	2001	2000	1999	1998

Summary selected consolidated combined
balance sheet data
IAS
Current assets	1,810,581	1,619,136	1,419,747	1,270,109	1,650,643
Property, plant and equipment, net	1,934,237	1,971,318	1,941,814	1,909,924	1,955,426
Other non-current assets	272,628	247,500	282,976	246,317	395,800

Total assets	4,017,446	3,837,954	3,644,537	3,426,350	4,001,869

Current liabilities	1,203,278	1,084,913	951,444	792,716	883,728
Non-current borrowings	322,205	393,051	355,628	212,012	449,169
Deferred tax liabilities	320,753	262,963	292,849	290,727	354,611
Other non-current liabilities	290,373	302,645	199,548	196,964	176,532

Total liabilities	2,136,609	2,043,572	1,799,469	1,492,419	1,864,040

Minority interest	186,783	918,981	919,710	979,067	1,023,165
Shareholders’ equity(1)	1,694,054	875,401	925,358	954,864	1,114,664

Total liabilities and shareholders’ equity	4,017,446	3,837,954	3,644,537	3,426,350	4,001,869

Number of shares outstanding(2)	1,160,700,794	710,747,187	710,747,187	710,747,187	710,747,187
Shareholders’ equity per share(3)	1.46	1.23	1.30	1.34	1.57
U.S. GAAP
Total assets	3,988,765	3,075,455	1,905,732
Net assets	1,935,698	1,781,814	1,341,854
Total shareholders’ equity	1,745,883	941,926	908,872
Number of shares outstanding(2)	1,160,700,794	710,747,187	710,747,187
Combined shareholders’ equity per share(3)	1.50	1.33	1.28

(1)	The Company’s common stock as of December 31, 2002, was represented by 1,160,700,794 shares, par value USD1.00 per share, for a total amount of USD1,160.7 million.

(2)	Prior to October 18, 2002, the Company had 30,107 shares issued and outstanding. On October 18, 2002, Sidertubes contributed all of its assets (including 30,010 shares of Tenaris) and liabilities to the Company, in exchange for 710,747,090 shares of Tenaris. The 30,010 shares contributed by Sidertubes to the Company were cancelled and, accordingly, upon consummation of this contribution the Company had a total of 710,747,187 shares issued and outstanding. For a detailed description of Sidertubes’ contribution to the Company, see “Part Four—Information about Tenaris—Related Party Transactions—Corporation Reorganization Transactions.” On December 17, 2002, Tenaris consummated an offer to exchange its shares and ADSs for shares and ADS of Siderca and Tamsa and shares of Dalmine. Upon consummation of the exchange offer, the Company had a total of 1,160,700,794 shares issued and outstanding.

(3)	Tenaris’s combined shareholders’ equity per share at the dates presented has been calculated based on the assumption that 710,747,187 shares were issued and outstanding at each of the dates presented prior to October 18, 2002.

Summary Selected Consolidated Financial Data of Tamsa

The following summary selected historical consolidated financial and other data for Tamsa should be read in conjunction with the information about Tamsa and the audited and unaudited consolidated financial statements and the notes thereto incorporated by reference into this prospectus, and are qualified in their entirety by reference to the information therein.

The summary selected consolidated financial data of Tamsa have been derived from its consolidated financial statements, which are prepared in accordance with Mexican GAAP (unless otherwise indicated) for each of the periods and at the dates indicated. Tamsa’s consolidated financial statements as of December 31, 2002, 2001 and 2000, and for the years ended December 31, 2002, 2001 and 2000, incorporated by reference into this prospectus, have been audited by PricewaterhouseCoopers, independent accountants in Mexico. Tamsa’s consolidated financial statements are prepared in accordance with Mexican GAAP, which differ in significant respects from U.S. GAAP. See note 12 to Tamsa’s audited consolidated statements incorporated by reference into this prospectus, which provides a description of the principal differences between Mexican GAAP and U.S. GAAP as they relate to Tamsa’s financial statements and a reconciliation to U.S. GAAP of net income (loss) and shareholders’ equity for the periods and at the dates indicated therein. The summary audited historical consolidated financial data of Tamsa are stated in constant Mexican pesos as of December 31, 2002. For a discussion of the currencies used in this prospectus, exchange rates and accounting principles affecting the financial information contained in this prospectus, see “Part Seven—Additional Information for Shareholders—Exchange Rates” and “Presentation of Certain Financial and Other Information.”

Thousands of constant December 31, 2002	For the year ended December 31,
Mexican pesos, except share and per share amounts
	2002	2001	2000	1999	1998

Summary selected consolidated income statement data
Mexican GAAP
Net sales	6,728,275	6,899,027	6,463,007	5,103,316	8,269,197
Cost of products sold	(4,145,970)	(4,067,468)	(4,231,637)	3,600,875	4,844,813
Selling, general and administrative expenses	(1,191,082)	(1,288,774)	(1,175,100)	942,006	1,018,605

Operating profit	1,391,223	1,542,785	1,056,270	560,435	2,405,768
Comprehensive financing result	(165,924)	(42,106)	(88,544)	(146,049)	(489,759)
Income tax, asset tax and employees’ statutory profit sharing	(60,114)	(592,710)	(483,743)	407,282	826,675
Equity in loss of associated companies(1)	(16,047)	(290,930)	(52,608)	(379,135)	(233,420)
Net income (loss)	1,136,023	578,638	421,496	(92,871)	1,957,987

Weighted average number of shares outstanding(2)	339,284,120	339,284,120	339,284,120	339,409,820	345,467,065
Earnings (loss) per share(3)	3.35	1.71	1.24	(0.27)	5.67
U.S. GAAP
Net sales	6,860,137	6,905,335	6,173,953	5,103,316	8,269,197
Operating income (loss)	1,534,310	1,496,643	924,017	515,353	2,357,172
Net income (loss)	1,381,633	734,766	500,536	(34,395)	2,542,071
Earnings (loss) per share	4.07	2.17	1.48	(0.10)	7.36

(1)	Mainly corresponding to Tamsa’s equity participation in the Consorcio Siderurgia Amazonia Ltd, or Amazonia. See note 11 to Tamsa’s audited consolidated financial statements incorporated by reference into this prospectus.

(2)	Amounts for 2002, 2001, 2000, 1999 and 1998 exclude 3,650,000 shares which were held in treasury in 2002 and held in 2001, 2000, 1999 and 1998 by a wholly-owned subsidiary of Tamsa. Tamsa purchased 10,100,000 shares which were canceled on April 28, 1999. On July 10, 2001, each outstanding share of Tamsa’s common stock was split into five shares; concurrently, the American Depositary Receipt, or ADR, ratio was modified from one ADR for each share of common stock to one ADR for five shares of common stock. For comparative purposes, the number of shares shown for prior years has been adjusted to reflect the split retroactively. See note 5 to Tamsa’s audited consolidated financial statements.

(3)	Basic earnings (loss) per share and diluted earnings (loss) per share are identical.

	At December 31,
Thousands of constant December 31, 2002 Mexican
pesos, except share and per share amounts	2002	2001	2000	1999	1998

Summary selected consolidated balance sheet data
Mexican GAAP
Current assets	5,509,924	3,954,359	4,010,881	3,979,045	5,384,512
Investments in associated companies	517,697	614,351	1,035,358	830,872	1,371,577
Property, plant and equipment, net	8,280,347	7,928,131	7,757,946	8,317,591	9,568,059
Other assets	12,144	81,442	—	—	—

Total assets	14,320,112	12,578,283	12,804,185	13,127,508	16,324,148

Current liabilities	2,342,415	1,241,894	1,487,634	2,268,066	2,653,414
Long-term debt	683,203	1,361,585	1,056,344	—	666,158
Other liabilities(1)	2,343,110	2,346,158	2,473,436	166,243	181,696

Total liabilities	5,368,728	4,949,637	5,017,414	2,434,309	3,501,268

Equity of majority shareholders	8,963,714	7,598,793	7,755,729	10,662,204	12,753,670
Minority interest in consolidated subsidiaries	(12,330)	29,853	31,042	30,996	69,210

Total shareholders’ equity	8,951,384	7,628,646	7,786,771	10,693,199	12,822,880

Weighted average number of shares outstanding(2)	339,284,120	339,284,120	339,284,120	339,409,820	345,467,065
Total shareholders’ equity per share	26.38	22.48	22.95	31.51	37.12
U.S. GAAP
Total assets
Net assets	16,883,708	15,562,756	15,390,273	15,144,612	17,055,917
Total shareholders’ equity	9,832,402	8,692,748	8,561,711	8,651,888	9,466,347
Total shareholders’ equity per share	9,844,732	8,662,896	8,530,671	8,620,892	9,397,137
	29.02	25.53	25.14	25.40	27.20

(1)	Includes a deferred tax liability of MXP2,171,121 in 2002, MXP2,154,157 in 2001 and MXP2,306,472 in 2000 resulting from the adoption of Statement D-4 (deferred income tax) under Mexican GAAP effective January 1, 2000.

(2)	Amounts for 2002, 2001, 2000, 1999 and 1998 exclude 3,650,000 shares which were held in treasury in 2002 and held in 2001, 2000, 1999 and 1998 by a wholly-owned subsidiary of Tamsa. Tamsa purchased 10,100,000 shares which were canceled on April 28, 1999. On July 10, 2001, each outstanding share of Tamsa’s common stock was split into five shares; concurrently, the ADR ratio was modified from one ADR for each share of common stock to one ADR for five shares of common stock. For comparative purposes, the number of shares shown for prior years has been adjusted to reflect the split retroactively. See note 5 to Tamsa’s audited consolidated financial statements.

Recent Market Prices

The following table presents the closing market prices per security for Tenaris and Tamsa shares and ADSs in nominal Mexican pesos or U.S. dollars, as the case may be:

•	as reported on the NYSE for Tenaris ADSs; and

•	as reported on the AMEX for Tamsa ADSs.

In each case the prices given are, first, as of March 28, 2003, which was the last full trading day prior to the public announcement of this proposed exchange offer and, second, as of June 30, 2003, the most recent practicable trading day prior to the date of this prospectus. See “Part Three—The Exchange Offer—Market Price and Dividends” for further information about historical market prices and average daily trading volumes.

The following table also presents the closing market prices per security for Tenaris shares and ADSs in nominal Mexican pesos or U.S. dollars, as the case may be, on a per Tamsa equivalent share basis. These prices were calculated by dividing the closing market prices for Tenaris ADS included in the table by the exchange ratio of Tenaris ADSs for Tamsa ADSs.

	Tenaris	Tamsa	Tenaris (per Tamsa equivalent ADSs basis)

	ADSs	ADSs
	(10 shares)	(5 shares)	ADSs

	USD	USD	USD

March 28, 2003	21.97	11.18	11.62
June 30, 2003	25.50	13.20	13.49

Although Tamsa’s shares continue to be listed on the Mexican Stock Exchange, following the announcement of the results of our previous exchange offer, there have been no transactions with respect to Tamsa’s shares on the Mexican Stock Exchange. Effective on •, 2003, Tenaris petitioned the Mexican Stock Exchange to delist Tamsa’s shares, subject to applicable law.

We urge you to obtain current market information regarding Tenaris and Tamsa shares and ADSs.

No assurance can be given that the market prices for these securities will not be different in the future, including on the expiration date of this exchange offer.

Summary Selected Comparative Per Share Data

Set forth below are net income, cash dividends and book value data for:

•	Tenaris shares and ADSs on a historical basis

•	Tamsa shares and ADSs on an historical basis;

•	Tenaris shares and ADSs on a pro forma basis;

•	Tenaris per Tamsa equivalent share, on a pro forma basis; and

•	Tenaris per Tamsa equivalent ADS, on a pro forma basis.

The Tenaris pro forma data in each column shown assumes that, at January 1, 2002, or December 31, 2002, as the case may be, Tenaris held 100% of Tamsa’s outstanding capital stock (having thus acquired 5.5% of Tamsa’s outstanding capital stock pursuant to this exchange offer).

The Tenaris per Tamsa equivalent share and ADS information shows the effect of this exchange offer from the perspective of an owner of Tamsa shares or ADSs. The information was computed by multiplying the Tenaris per share and the Tenaris per ADS data by the exchange ratio of Tenaris shares for Tamsa shares and Tenaris ADSs for Tamsa ADSs.

You should read the information below together with the audited consolidated combined financial statements and related notes contained in or incorporated by reference into this prospectus. The unaudited pro forma data below is presented for illustrative purposes only. You should not rely on this information as being indicative of the historical results that would have been achieved had we completed this exchange offer on January 1, 2002.

Year ended
Historical Per Share Data:	December 31, 2002

U.S. dollars
Tenaris consolidated combined per share data
IAS
Net income(1)	0.13
Cash dividends(2)	0.06
Book value(3)	1.46
U.S. GAAP
Net income(1)	0.13
Cash dividends(2)	0.06
Book value(3)	1.50
U.S. dollars
Tenaris consolidated combined per ADS data
IAS
Net income(1)	1.29
Cash dividends(2)	0.55
Book value(3)	14.60
U.S. GAAP
Net income(1)	1.27
Cash dividends(2)	0.55
Book value(3)	15.04
Constant December 31, 2002 Mexican pesos
Tamsa per share data
Mexican GAAP
Net income	3.35
Cash dividends	0.83
Book value	26.42
U.S. GAAP
Net income	4.07
Cash dividends	0.83
Book value	29.02
U.S. dollars
Tamsa per ADS data
Mexican GAAP
Net income	1.62
Cash dividends	0.40
Book value	12.81
U.S. GAAP
Net income	1.97
Cash dividends	0.40
Book value	14.07

(1)	Net income divided by the weighted average number of ordinary shares issued during 2002 calculated based on the assumption that 710,747,187 shares were issued and outstanding as of January 1, 2002.

(2)	Cash dividends divided by the number of ordinary shares outstanding at the date of approval.

(3)	Shareholders’ equity divided by 1,160,700,794 shares (116,070,079 ADSs).

Year ended
Pro forma Per Share Data:	December 31, 2002(1)

U.S. dollars
Tenaris per share data
IAS
Net income	0.13
Cash dividends	0.05
Book value	1.47
U.S. GAAP
Net income	0.13
Cash dividends	0.05
Book value	1.52
Tenaris per ADS data
IAS
Net income	1.35
Cash dividends	0.54
Book value	14.75
U.S. GAAP
Net income	1.33
Cash dividends	0.54
Book value	15.18
Tenaris per Tamsa equivalent share data
IAS
Net income	0.14
Cash dividends	0.06
Book value	1.56
U.S. GAAP
Net income	0.14
Cash dividends	0.06
Book value	1.61
Tenaris per Tamsa equivalent ADS data
IAS
Net income	0.71
Cash dividends	0.28
Book value	7.80
U.S. GAAP
Net income	0.70
Cash dividends	0.28
Book value	8.03

(1)	Pro forma effect of this exchange offer, assuming that all the outstanding securities of Tamsa not held by us or our affiliates are validly tendered and not withdrawn.

PART TWO

RISK FACTORS

You should carefully consider the following risks and the risk factors incorporated by reference into this prospectus, together with the other information contained in or incorporated by reference into this prospectus, before making any decision concerning the terms of this exchange offer or whether to accept it. Any of these risks could have a material adverse effect on our business, financial condition and results of operations, which could in turn affect the price of our ordinary shares and ADSs.

Risks Relating to this Exchange Offer

If you fail to exchange your Tamsa shares or ADSs, you will likely no longer have an active trading market for your Tamsa shares or ADSs.

Holders of Tamsa shares and ADSs who do not tender their Tamsa shares or ADSs in this exchange offer will continue to own Tamsa shares after completion of this exchange offer. However, the potentially small number of Tamsa shares held by minority holders after the consummation of this exchange offer may adversely affect the liquidity and market value of these shares. Any remaining holders of Tamsa shares may be unable to sell their securities at prices comparable to current price levels.

In addition, because we acquired more than 88% of Tamsa’s outstanding capital stock in a previous public exchange offer, we are required, under Mexican law, to cause the delisting of Tamsa from the Mexican Stock Exchange. Therefore, effective on •, 2003, we petitioned the Mexican Stock Exchange to delist the Tamsa shares, subject to applicable law. Following its delisting from the Mexican Stock Exchange, Tamsa will no longer be required to have independent directors and is expected not to have any independent directors in the future. We also intend to cause Tamsa to terminate the Tamsa deposit agreement effective •, 2003. Furthermore, we expect that Tamsa, following consummation of this exchange offer, will no longer meet the listing requirements of the AMEX for continued listing and we will, as soon as possible thereafter, petition, or cause Tamsa to petition, the AMEX to delist the Tamsa shares and ADSs, subject to applicable law. The liquidity of any Tamsa shares outstanding after consummation of this exchange offer will be materially and adversely affected upon delisting as you will likely no longer have an active trading market for such Tamsa shares.

If you hold Tamsa ADSs and do not take any action in connection with this exchange offer, you may no longer have an interest in Tamsa or Tenaris.

If, on the last day of this exchange offer period, you have not tendered your Tamsa ADSs or surrendered your Tamsa ADSs and withdrawn the underlying Tamsa shares, you will be deemed to have instructed the Tamsa depositary to tender your Tamsa ADSs in exchange for Tenaris ADSs. As a result, you will no longer have an interest in Tamsa and you will no longer be entitled to receive Tamsa shares upon surrender of your Tamsa ADSs. You will instead be entitled to receive one newly issued Tenaris ADS for every 1.8904 Tamsa ADSs you hold, plus cash in lieu of the fractional value of your entitlement. However, in order to receive Tenaris ADSs in exchange for Tamsa ADSs tendered by the Tamsa depositary on your behalf, you must surrender your Tamsa ADS certificates to the Tamsa depositary by •, 2003. Otherwise, the Tamsa depositary may sell the Tenaris ADSs held by it. In connection with any such sale, upon surrender of your Tamsa ADS certificates, you will be entitled to receive the proceeds of the sale, less fees, taxes and expenses. For more information, see “Part Three—The Exchange Offer—Amendment and Termination of the Tamsa Deposit Agreement.”

Termination of Tamsa’s registration with the SEC would substantially reduce the information required to be furnished by Tamsa to holders of Tamsa shares and ADSs and to the SEC.

The Tamsa shares are currently registered with the SEC under the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act. Tamsa may terminate this registration upon application to the SEC if its ADSs are no longer listed on a national securities exchange and there are fewer than 300 record holders of Tamsa ADSs and shares resident in the United States. We currently intend to cause Tamsa to terminate the Exchange Act registration of its shares as soon as practicable after consummation of this exchange offer if the requirements for termination of registration are met. The termination of the registration of Tamsa shares would eliminate or at least substantially reduce the information required to be furnished by Tamsa to holders of Tamsa shares and ADSs and to the SEC and may make certain provisions of the United States federal securities laws no longer applicable to Tamsa’s ADSs and shares.

The proposed terms of this exchange offer may not result in a fair exchange of Tenaris shares or ADSs for Tamsa shares or ADSs.

We are offering to exchange Tenaris shares and ADSs for Tamsa shares and ADSs using the same exchange ratios we determined for our prior exchange offer for Tamsa shares and ADSs, which closed on December 17, 2002. We have no legal obligation to ensure and we can give you no assurance that our method of determining these exchange ratios will result in a fair exchange of Tenaris shares or ADSs for Tamsa shares or ADSs or that they accurately reflect or will reflect the market value of our securities or the Tamsa securities.

The exchange ratios are fixed and will not be updated to reflect market fluctuations.

We are offering you Tenaris shares and ADSs in exchange for Tamsa shares and ADSs at fixed exchange ratios, and, unless we amend the terms of this exchange offer, we will not revise these ratios upward or downward during this exchange offer based on changes in the market value of any of the securities involved. The market values of the Tamsa shares and ADSs at the time of the completion of this exchange offer may vary significantly from the date of this prospectus.

Your ownership and voting percentages will be lower after this exchange offer.

After completion of this exchange offer, you will hold securities of a larger company than Tamsa. Accordingly, the ownership and voting percentages of current shareholders in Tamsa will be diluted from their current ownership. After completion of this exchange offer, assuming all of the securities of Tamsa held by its public shareholders are exchanged for our securities and based on the exchange ratios and capitalization of Tamsa immediately following this exchange offer, the current public shareholders of Tamsa will own securities representing 1.7% of our outstanding shares.

Risks Relating to the Seamless Steel Pipe Industry

Holders of Tamsa shares and ADSs are currently exposed to risks relating to the seamless steel pipe industry in general. Holders of Tenaris shares and ADSs are exposed to similar risks.

Sales and revenues may fall as a result of downturns in the international price of oil and other circumstances affecting the oil and gas industry.

The oil and gas industry is the largest consumer of seamless steel pipe products worldwide. This industry has historically been volatile, and downturns in the oil and gas markets adversely affect the demand for seamless steel pipe products.

Demand for these products depends primarily upon the number of oil and natural gas wells being drilled, completed and reworked, and the depth and drilling conditions of these wells. The level of these activities depends primarily on current and expected future prices of oil and natural gas. Several factors, such as the supply and demand for oil and natural gas and general economic conditions, affect these prices. When the price of oil and gas falls, oil and gas companies generally reduce spending on production and exploration activities and, accordingly, make fewer purchases of seamless steel pipe products.

Other circumstances may also affect drilling activity and, as a result, cause pipe consumption to decline. For example, in 2002, although oil prices remained at levels which, under typical circumstances, would have been expected to result in sustained levels of investment in oil and gas drilling, oil and gas exploration and production activity were affected by increased uncertainty over the future level of oil prices as a result of the prospects of military action against Iraq and production cutbacks established by the Organization of Petroleum Exporting

Countries, or OPEC. As a result, Tenaris’s sales volume of seamless steel pipes for 2002 decreased 15% compared for the previous year.

In the future, sales and revenues may again fall as a result of downturns in the international price of oil and other circumstances affecting the oil and gas industry.

Sales and revenues may fall as a result of fluctuations in industry inventory levels.

Inventory levels of seamless steel pipe in the oil and gas industry can vary significantly from period to period. These fluctuations can affect the demand for our products, as customers draw from existing inventory during periods of low investment in drilling and other activities and accumulate inventory during periods of high investment. Even if the prices of oil and gas rise or remain stable, oil and gas companies may not purchase additional seamless steel pipe products or maintain their current purchasing volume.

Competition in the global market for seamless steel pipe products may cause Tenaris to lose market share in particular markets and hurt its sales and revenues.

The global market for the seamless steel pipe products is highly competitive, with the primary competitive factors being price, quality and service. Tenaris competes against four major exporters of premium-quality steel pipe products worldwide. In addition, a large number of producers manufacture and export generally lower quality steel pipes. Competition from these lower-end producers, particularly those from Russia, China and the Ukraine, have, at times, adversely affected Tenaris because they have offered products at significantly lower prices. In addition, these producers are improving the range and quality of pipes, thereby increasing their ability to compete with Tenaris. Tenaris may not continue to compete effectively against existing or potential producers and preserve its current shares of geographic or product markets. In addition, if import restrictions are imposed upon Tenaris’s competitors, they may increase their marketing efforts in other countries where Tenaris sells its products and thus increase the competitive pressure on Tenaris in such markets. Furthermore, because two of Tenaris’s four major competitors are Japanese companies, any decline in the value of the Japanese yen relative to the U.S. dollar could make those Japanese companies more competitive.

Our main domestic markets are removing barriers to imported products which will lead to increased competition in these countries and may hurt Tenaris’s sales and revenues.

As part of the increasing globalization of major economic markets, some countries are lifting quotas and other restrictions on imports, including imports of seamless steel pipe products, and are forming trade blocs. Argentina is a member of the Mercado Común del Sur, or Mercosur, Mexico is party to the North American Free Trade Agreement, or NAFTA, and Italy is a member of the EU. In addition, Argentina, Mexico and Italy are each party to bilateral and multilateral trade agreements (for example, Mexico’s trade agreement with the EU) that remove barriers to the import of foreign products. As import barriers have fallen, the domestic markets in Argentina, Mexico and Italy for seamless steel pipe products have become more competitive. Tenaris may not be able to maintain its share of its domestic markets as foreign producers take advantage of recent trade liberalization and the expected elimination of remaining barriers to foreign trade in their respective domestic markets. Furthermore, while trade liberalization may also provide Tenaris with greater access to foreign markets, increases in sales to those foreign markets may not adequately offset any loss in domestic sales arising from increased foreign competition.

As a result of antidumping and countervailing duty proceedings and other import restrictions, Tenaris may not be allowed to sell its products in important geographic markets such as the United States.

Local producers have filed antidumping, countervailing duty actions and safeguard actions against Tenaris and other producers in their home countries in several instances in the past. Some of these actions led to significant penalties, including the imposition of antidumping and countervailing duties, in the United States. Certain seamless steel products manufactured by Tenaris have been and continue to be subject to such duties in the United States. Antidumping or countervailing duty proceedings or any resulting penalties or any other form of import restriction may impede Tenaris’s access to one or more important export markets for its products and in the future additional markets could be closed to Tenaris as a result of similar proceedings. The U.S. market is effectively closed to some of Tenaris’s principal products, limiting Tenaris’s current business and potential growth in that market.

Further consolidation among oil and gas companies may force Tenaris to reduce its prices and hurt its profits.

A large percentage of Tenaris’s sales are directed to international oil and gas companies. Recently, oil and gas companies throughout the world have experienced a high level of consolidation which has reduced the number of companies dedicated to providing these services. To the extent this consolidation trend continues, the surviving companies may enjoy significant bargaining power that could affect the prices of Tenaris’s products and services.

Fluctuations in the cost of raw materials and energy may hurt Tenaris’s profits.

The manufacturing of seamless steel pipe products requires substantial amounts of raw materials and energy from domestic and foreign suppliers. The availability and price of a significant portion of the raw materials and energy required by Tenaris are subject to market conditions and government regulation affecting supply and demand that can affect their continuity and cost of production. Increased costs of production may not be recoverable through increased product prices, and could adversely affect Tenaris’s profitability.

Tenaris’s inability to reduce some of its costs in response to lower sales volume may hurt its profits.

Like other manufacturers of steel-related products, Tenaris has fixed and semi-fixed costs that cannot adjust rapidly to fluctuations in the demand for its products. We estimate that Tenaris’s fixed and semi-fixed costs of sale (excluding depreciation and amortization) have averaged approximately 15% over the last three years. If demand for Tenaris’s products falls significantly, these costs may adversely affect Tenaris’s profitability.

Potential environmental, product liability and other claims may create significant liabilities for Tenaris that would hurt its net worth.

Tenaris’s oil and gas casing, tubing and line pipe products are sold primarily for use in oil and gas drilling and transportation activities, which are subject to inherent risks, including well failures, line pipe leaks and fires, that could result in death, personal injury, property damage, environmental pollution or loss of production. Any of these hazards and risks can result in the loss of hydrocarbons, environmental liabilities, personal injury claims and property damage. Correspondingly, defects in specialty tubing products could result in death, personal injury, property damage, environmental pollution or damage to equipment and facilities. Tenaris warrants the oilfield products and specialty tubing products it sells or distributes in accordance with customer specifications. Actual or claimed defects in its products may give rise to claims against Tenaris for losses and expose it to claims for damages. The insurance maintained by Tenaris may not be adequate or available to protect it in the event of a claim or its coverage may be canceled or otherwise terminated.

Risks Relating to Tenaris’s Business

Adverse economic or political conditions in the countries where Tenaris operates or sells its products may decrease its sales and revenues.

Tenaris is exposed to adverse economic and political conditions in the countries where it operates or sells its products. The economies of these countries are in different stages of socioeconomic development. Like other companies with significant international operations, Tenaris is exposed to risks from changes in foreign currency exchange rates, interest rates, inflation, governmental spending, social instability and other political, economic or social developments in the countries in which it operates. Risks associated with foreign political, economic or social developments also may adversely affect Tenaris’s sales volume or revenues from exports and, as a result, its financial condition and results of operations. For example, in Argentina, due to the current social and political crisis, Tenaris confronts high fiscal pressure, changes in laws and policies affecting foreign trade and investment, exchange controls, expropriation and forced modification of existing contracts and loss of competitiveness due to mismatch between inflation and exchange rate movements. For additional information on risks relating to Tenaris’s operations in Argentina, see “—Risks Relating to Argentina and Mexico—Negative economic, political and regulatory developments in Argentina may hurt Siderca’s financial condition, revenues and sales volume and disrupt its manufacturing operations, thereby adversely affecting Tenaris’s results of operations and financial condition.” Similarly, continuing adverse political and economic developments in Venezuela have already had an adverse impact on Tenaris’s sales in that country. Furthermore, because we will operate or sell our products in a greater number of countries than Tamsa, holders of Tamsa shares and ADSs who participate in this exchange offer will be exposed to more country-specific risks than they were previously exposed to.

If we do not successfully implement our business strategy, Tenaris’s ability to grow and competitive position may suffer.

We plan to continue implementing Tenaris’s business strategy of completing the integration of its subsidiaries, developing value-added services and pursuing strategic acquisition opportunities. As part of this business strategy, Tenaris established business units to coordinate its commercial activities and made acquisitions in various jurisdictions, including Japan and Canada. Any of these components of Tenaris’s overall business strategy may not be successfully implemented. Even if we successfully implement Tenaris’s business strategy, it may not yield the desired goals. We may fail to find suitable acquisition targets or to consummate those acquisitions under favorable conditions, or we may be unable to successfully integrate any acquired businesses into our operations.

In addition, as we are unable to assure you that all holders of Tamsa securities will tender their securities, continued minority interests in Tamsa may remain after completion of this exchange offer and may prevent us from completing the integration of Tamsa as part of our business strategy. Under Mexican law, we are required to establish a fiduciary account and allocate to such fiduciary account sufficient Tenaris shares necessary to acquire any remaining shares of Tamsa in Mexico. Mexican law does not, however, provide for an automatic acquisition of the remaining Tamsa shares at the expiration of the fiduciary account and also does not allow us to proceed with such an acquisition unilaterally. As a result, continued minority interests in Tamsa may remain after completion of this exchange offer and may prevent us from taking actions that, while beneficial to Tenaris, might not be beneficial at the level of its subsidiary Tamsa.

Recent and future acquisitions and strategic partnerships may disrupt Tenaris’s operations and hurt its profits.

In the past five years, Tenaris has acquired interests in various companies and engaged in strategic partnerships. Tenaris has invested in NKKTUBES K.K., or NKKTubes, Algoma Tubes Inc., or AlgomaTubes, Confab Industrial, S.A., or Confab, and Tubos de Acero de Venezuela S.A., or Tavsa. Tenaris may not be successful in its plans regarding the operation of these companies and strategic partnerships or they could be affected by developments affecting Tenaris’s partners. For example, on September 27, 2002, Tenaris’s partner in NKKTubes consummated a business combination with one of Tenaris’s principal competitors through which they became subsidiaries of a newly-formed holding company, and the new company continues to operate that competitor’s seamless steel pipe business in competition with NKKTubes. See “Part Four—Information about Tenaris—Business—Competition—Global Market—Japan.” We will continue to actively consider other strategic acquisitions and partnerships from time to time. We must necessarily base any assessment of potential acquisitions and partnerships on assumptions with respect to operations, profitability and other matters that may subsequently prove to be incorrect. Our acquisition and partnership activities may not perform in accordance with our expectations and could adversely affect Tenaris’s operations and profitability.

Our ability to pay cash dividends depends on the results of operations and financial condition of our subsidiaries and may be restricted by legal, contractual or other limitations.

We conduct all of our operations through subsidiaries. Dividends or other intercompany transfers of funds from our subsidiaries are our primary source of funds to pay our expenses and dividends. While we do not anticipate conducting operations at the holding company level, any expenses that we incur, in excess of minimal levels, that cannot be otherwise financed will reduce amounts available to be distributed to our shareholders. This may result in our being unable to pay dividends on our shares or ADSs. The ability of our subsidiaries to pay dividends and make other payments to us will depend on their results of operations and financial condition and may be restricted by, among other things, applicable corporate and other laws and regulations (including those imposing exchange controls or transfer restrictions) and agreements and commitments of such subsidiaries. In addition, our ability to pay dividends is subject to legal and other requirements and restrictions at the holding company level. For example, we may only pay dividends out of retained earnings as defined under Luxembourg law and regulations. See “Part

Three—The Exchange Offer—Market Price and Dividends” and “Part Four—Information about Tenaris—Related Party Transactions—Corporate Reorganization Transactions.”

Tenaris’s results of operations and financial condition may be adversely affected by movements in exchange rates.

Tenaris has primarily U.S. dollar-denominated revenues and a significant portion of its costs are denominated in local currency. As a result, movements in the exchange rate of the U.S. dollar against the respective local currencies can have a significant impact on Tenaris’s revenue, results and financial condition. A rise in the value of the local currencies relative to the U.S. dollar will increase Tenaris’s relative production costs, thereby reducing Tenaris’s operating margins.

Tenaris’s related party transactions with members of the Techint group may not always be on terms as favorable as those that could be obtained from unaffiliated third parties.

Some of Tenaris’s sales and purchases are made to and from other Techint group companies. These sales and purchases are primarily made in the ordinary course of business and we believe that they are made on terms no less favorable than those Tenaris could obtain from unaffiliated third parties. Tenaris will continue to engage in related party transactions in the future and intends that these transactions be on terms as favorable as those that could be obtained from unaffiliated third parties, but no assurance can be given in this respect.

Tenaris’s sales of welded steel pipe products are volatile and dependent on specific projects.

Tenaris’s sales of welded products depend substantially on securing contracts to supply major pipeline projects and fluctuate significantly from year to year based on the number of active pipeline projects under contract and their rate of progress. For example, in 2000, demand for Tenaris’s welded products was substantially below levels of previous years due to the postponement of several regional gas pipeline projects. In 2001 and 2002, sales of welded steel pipes were strong, reflecting a period of high demand for such products in connection with the construction of large pipeline projects in South America, such as those in Ecuador and Peru, as well as ongoing pipeline network integration projects in the region. Deliveries of welded steel pipes to those projects in Ecuador and Peru have now been substantially completed. Tenaris’s welded pipe revenues may fluctuate significantly in future years depending on its success at winning large supply contracts or if specific projects are postponed or delayed due to adverse economic, political or other factors.

The cost of complying with environmental regulations and paying unforeseen environmental liabilities may increase Tenaris’s operating costs or hurt its net worth.

Tenaris is subject to a wide range of local, provincial and national laws, regulations, permits and decrees in their respective jurisdictions relating to the protection of human health and the environment. In Argentina, Italy, Mexico, Venezuela, Brazil, Canada and Japan, Tenaris will continue to incur expenditures to comply with those regulations. The expenditures necessary for Tenaris to remain in compliance with environmental laws and regulations, including site or other remediation costs, or unforeseen environmental liabilities, could have a material adverse effect on its financial condition and results of operations.

Any decline in purchases by Petróleos Mexicanos may hurt Tenaris’s sales and revenues in the future.

Tenaris enjoys a strong relationship with Petróleos Mexicanos, or Pemex, one of the world’s largest crude oil and condensates producers. Pemex has been Tamsa’s single largest customer and one of Tenaris’s largest customers. Sales to Pemex, including drilling companies contracted by Pemex, as a percentage of Tenaris’s total seamless steel pipe sales volume, amounted to 4.4% in 2002. The volume of sales to Pemex has fluctuated historically and may continue to fluctuate in the future in response to diverse factors, such as changes in the amounts budgeted by Pemex for exploration and production and changes in drilling activity by Pemex or the drilling companies contracted by Pemex, as they may not maintain their current volume of purchases of Tenaris’s products. The loss of Pemex as a customer or a reduction in the volume of sales to Pemex (or drilling companies contracted by Pemex) would have a material adverse effect on Tenaris’s results of operations.

Tamsa may continue to lose the value of its investment in Siderúrgica del Orinoco, C.A., or Sidor, which would have a negative impact on Tenaris’s net worth.

In January 1998, an international consortium of companies, the Consorcio Siderurgia Amazonia Ltd, or Amazonia, purchased a 70.0% equity interest in Sidor from the Venezuelan government, which retained the remaining 30.0%. Tamsider, a wholly-owned subsidiary of Tamsa, held an initial 12.5% equity interest in Amazonia, which increased to 14.1% in March 2000 as a result of additional investments described below. As of December 31, 2002, Tamsider’s equity interest in Amazonia remained at 14.1%.

In connection with the 2003 restructuring of Sidor and Amazonia’s debt discussed below, Tamsider is in the process of purchasing a 24.4% equity interest in Ylopa Serviços de Consultadoria Lda., or Ylopa, a newly created company. After the consummation of the restructuring on June 20, 2003, Tamsider capitalized in Amazonia a convertible subordinated loan made to Amazonia in connection with the 2000 restructuring described below and, as a result, increased its participation in Amazonia to a 14.5% equity interest, and Ylopa held new debt instruments of Amazonia convertible, at Ylopa’s option at any time after June 20, 2005, into a 67.4% equity interest of Amazonia. In addition, the Venezuelan government’s ownership in Sidor increased to 40.3%, while Amazonia’s beneficial ownership in Sidor decreased to 59.7%. As part of the June 2003 restructuring, all the Amazonia shares as well as all the shares of Sidor held by Amazonia, were placed in trust with Banesco Banco Universal, C.A., as trustee.

Sidor has experienced significant financial losses and other problems since the acquisition by Amazonia in January 1998, despite a significant reduction in Sidor’s workforce and management’s efforts to improve the production process and reduce operating costs. In 1999, due to negative conditions in the international steel market, a sustained and intensifying domestic recession in Venezuela, deteriorating conditions in the credit markets, an increase in the value of the Venezuelan currency relative to the U.S. dollar and other adverse factors, Sidor and Amazonia incurred substantial losses and were unable to make payments due under loan agreements with their respective creditors. In 2000, these loan agreements were restructured. Despite continued efforts by Sidor’s management to improve technology and optimize production levels, in late 2001 Sidor and Amazonia were again unable to make payments due under the restructured loan agreements, following a continuation and aggravation of the same negative factors described above accompanied by increased competition from steel imports in Venezuela. As of December 31, 2002, Sidor had approximately USD1.58 billion of indebtedness (secured in part by fixed assets valued at USD827 million as determined at the time Sidor’s loans were restructured in March 2000) and Amazonia had approximately USD313 million of indebtedness.

2000 Restructuring. As a result of the adverse trends discussed above, in connection with the restructuring concluded in 2000 Tamsider made additional capital contributions to Amazonia, while recording significant losses in the value of its investment. In addition to its initial capital contribution of USD87.8 million, Tamsider was required to make capital contributions to Amazonia in the amount of USD36.1 million (of which USD18.1 million was an additional capital contribution and USD18.0 million took the form of a convertible subordinated loan to Amazonia). The value of Tamsider’s investments (as recorded in our audited consolidated financial statements) has decreased significantly since 1998, from USD94.2 million as of December 31, 1998, to USD13.2 million as of December 31, 2002. Due to Sidor’s financial situation, as described above, at December 31, 2001, Tamsider recorded a valuation allowance in the amount of MXP154,688 thousand in order to reduce the value of its investment in Amazonia and the subordinated convertible debentures.

Expiration of Performance Bond. The Sidor purchase agreement between Amazonia and the Venezuelan government required the shareholders of Amazonia, including Tamsider, to indemnify the government for breaches by Amazonia of the Sidor purchase agreement up to a maximum amount of USD150 million, for five years from the acquisition. In connection with this indemnity, the shareholders of Amazonia were required to maintain a performance bond (which Tamsa guaranteed directly in proportion to its interest in Amazonia) for five years, beginning in 1998, in the amount of USD150 million during the first three years, USD125 million in the fourth year and USD75 million in the fifth year. The guarantee expired in January 2003.

2003 Restructuring. On June 20, 2003, Sidor, Amazonia and their creditors (including the Venezuelan government) consummated a restructuring of the Sidor and Amazonia debt. Under the terms of the restructuring:

•	Ylopa purchased all of Amazonia’s bank debt and a portion of Sidor’s bank debt for a total amount of USD133.5 million;

•	Sidor purchased a portion of its own bank debt for a total amount of USD37.9 million;

•	the remainder of Sidor’s bank debt was refinanced and the lenders agreed to the payment by Sidor of lower interest rates and a longer tenor;

•	Ylopa assigned to Amazonia all of the debt it purchased in exchange for debt instruments of Amazonia convertible into a 67.4% equity interest in Amazonia at Ylopa’s option;

•	the Venezuelan government capitalized half of the debt owed to it by Sidor and consequently increased its equity ownership interest in Sidor to 40.3%;

•	the remainder of the debt owed to the Venezuelan government was refinanced;

•	certain agreements entered to in connection with the 2000 restructuring were terminated and the Amazonia shareholders, including Tamsider, were released from:

•	the guarantees they had provided with respect to the principal and a portion of the interest payable under the loan made to Sidor by the Venezuelan government;

•	their obligations under a certain put agreement that previously required them to purchase up to USD25 million in loans payable by Amazonia to its private lenders; and

•	their obligations under a letter to these lenders contemplating the possibility of additional capital contributions of up to USD20 million in the event of extreme financial distress of Sidor; and

•	beginning in 2004, but in no event before the first USD11 million of Sidor’s excess cash (determined in accordance with the restructuring documents) has been applied to repay Sidor’s bank debt, 30.0% of Sidor’s distributable excess cash for each year (determined in accordance with the restructuring documents) will be applied to repay Sidor’s restructured debt, and any remaining distributable excess cash for such year will be paid as follows:

•	59.7% to Ylopa (until 2012 or such earlier year in which Ylopa has received an aggregate amount of USD324 million) or Amazonia (after expiration of Ylopa’s right to receive Sidor’s remaining distributable excess cash), as the case may be, and

•	40.3% to the Venezuelan government.

Tenaris, through Tamsider, participated in the 2003 restructuring by making an aggregate cash contribution (mainly in the form of subordinated convertible debt) of USD32.9 million to Ylopa and by capitalizing in Amazonia convertible debt previously held by Tamsa in the amount of USD18.0 million plus accrued interest. Tenaris’s indirect participation in Amazonia increased from 14.1% to 14.5% and may further increase up to 21.2% if and when all of its subordinated convertible debt is converted into equity.

Following completion of the restructuring between Sidor, Amazonia and their creditors (including the Venezuelan government), Sidor had approximately USD791.0 million of indebtedness outstanding and Amazonia had no financial indebtedness outstanding. Sidor’s financial indebtedness was made up of three tranches, one of USD350.5 million to be repaid over 8 years with one year of grace, one of USD26.3 million to be repaid over 12 years with one year of grace and the remaining tranche of USD368.6 million, to be repaid over 15 years with one year of grace. In addition, Sidor’s commercial indebtedness with certain Venezuelan government-owned suppliers amounted to USD45.4 million, to be repaid over the next five years.

After consummation of the 2003 restructuring, Tamsider continues to bear the risk of further losses in the equity value of its investment in Amazonia as well as losses in the equity value of its investment in Ylopa, but none of Tamsa, Tamsider or Ylopa guarantees the restructured indebtedness of Sidor. The restructuring agreements contemplate, however, certain continuing obligations and restrictions, including:

•	pledges to the Sidor financial lenders of Sidor and Amazonia shares, which will remain in effect for two years from the date of the restructuring so long as no event of default has occurred and is continuing under Sidor’s refinanced loan agreements;

•	pledges to the Sidor financial lenders of any future debt of Amazonia, which will remain in effect until such time as the pledges of the Amazonia and Sidor shares referred to above are released;

•	negative pledges not to create, incur or suffer to exist a lien (other than certain permitted liens) over any of the equity or debt of Amazonia held by, or owed to, the Amazonia shareholders; and

•	restrictions on the ability to institute or join a proceeding seeking the liquidation, bankruptcy or reorganization of Amazonia or Sidor.

Significant indebtedness of Dalmine, Tenaris’s main operating subsidiary in Italy, could limit such subsidiary’s ability to compete effectively in the future or to operate successfully under adverse economic conditions.

As of December 31, 2002, Dalmine had total indebtedness of €301.8 million, including short-term financial indebtedness and current maturities of long-term financial debt of €124.6 million. Dalmine’s percent of net financial debt to capitalization was approximately 56.8% as of December 31, 2002. Dalmine’s amount of total financial debt presents the risk that Dalmine might not have sufficient cash to service its indebtedness or might not have access to the capital or bank markets to refinance its indebtedness or incur additional indebtedness and that Dalmine’s leveraged capital structure could limit its ability to finance acquisitions, capital expenditures or additional projects to compete effectively in the future or to operate successfully under adverse economic conditions. Dalmine is not currently in violation of any financial covenant under any of its loan facilities.

Tenaris’s results of operations, financial condition and net worth may suffer as a result of a lawsuit in Great Britain against Dalmine.

A consortium led by BHP Petroleum Limited, or BHP, has sued Dalmine before the Commercial Court of the High Court of Justice Queen’s Bench Division of London in connection with alleged defects in a pipe manufactured by Dalmine for use in constructing a submarine gas pipeline. BHP has alleged inconsistencies between the results of internal chemical tests performed by Dalmine on the pipe and the results shown in the quality certificates issued to BHP by Dalmine. In May 2002, the trial court issued a judgment in favor of BHP, holding that the products supplied by Dalmine were the cause for the failure of the gas pipeline and that Dalmine was liable for damages to BHP. The court’s judgment was limited to the issue of liability, and the amount of damages to be awarded to BHP is being determined in a separate proceeding. Dalmine’s petition to the trial court for leave to appeal its judgment was denied, but subsequently granted by the Court of Appeals. However, on February 5, 2003, the Court of Appeals dismissed Dalmine’s appeal, closing the dispute on the issue of liability.

BHP has indicated in court proceedings that it will seek damages of approximately 35 million British pounds to cover the cost of replacing the pipeline, 70 million British pounds to compensate for consequential damages, 73 million British pounds to cover loss or deferred revenues, 31 million British pounds to compensate for increased income tax resulting from a change in law and interest and costs for unspecified amounts. Subsequent to the court’s recent judgment in favor of BHP on the issue of liability, BHP petitioned the court for an interim judgment of damages in the amount of approximately 37 million British pounds to cover the cost of replacing the pipeline. On July 31, 2002, Dalmine agreed to pay BHP 15 million British pounds in interim damages. The court is expected to hear arguments regarding, and issue its final judgment on total damages during the first half of 2004.

Dalmine created a provision in the amount of €45 million in its results for 2001 to account for probable losses as a result of BHP’s lawsuit, which had a substantial adverse effect on its earnings for that year. Subsequently, Dalmine increased in its results for 2002 the amount of the provision by €20 million, inclusive of interest accrued and legal expenses incurred in connection with such proceedings.

The pipe that is the subject of this lawsuit was manufactured and sold, and the tort alleged by BHP took place, prior to the privatization of Dalmine, and Techint Investments Netherlands B.V. (the Siderca subsidiary party to the contract pursuant to which Dalmine was privatized) believes that, under the Dalmine privatization contract, Techint Investments should be entitled to recover from Fintecna S.p.A., an Italian state-owned corporation whose indirect predecessor formerly owned Dalmine, on behalf of Dalmine (as a third party beneficiary under the Dalmine privatization contract), 84.08% of any damages it may be required to pay BHP. Techint Investments has commenced arbitration proceedings against Fintecna to compel it to indemnify Dalmine for any amounts Dalmine may be required to pay BHP. Fintecna has denied that it has any contractual obligation to indemnify Dalmine, asserting that the indemnification claim is time-barred under the terms of the privatization contract and, in any event, subject to a cap of €13 million. Techint Investments disputes this assertion. The arbitration proceedings were suspended at a preliminary stage pending a decision by the British trial court in BHP’s lawsuit against Dalmine. Upon request by Techint Investments and Dalmine, the arbitration panel decided to resume the proceedings in light of the court of appeal’s recent decision to dismiss Dalmine’s appeal against the judgment of liability in favor of BHP.

If Dalmine were required to pay damages to BHP substantially in excess of its provision of €65 million (including consequential damages or deferred revenues), and those damages were not reimbursed to Dalmine by Fintecna, Dalmine’s (and, consequently, Tenaris’s) results of operations, financial condition and net worth would be further materially and adversely affected.

Risks Relating to Argentina and Mexico

Holders of Tamsa shares and ADSs are currently primarily exposed to country-specific risks relating to developments in Mexico and Venezuela but not in Argentina, while holders of Tenaris shares and ADSs will be primarily exposed to country-specific risks relating to developments in, among others, Argentina and Mexico.

Negative economic, political and regulatory developments in Argentina may hurt Siderca’s financial condition, revenues and sales volume and disrupt its manufacturing operations, thereby adversely affecting Tenaris’s results of operations and financial condition.

Many of the manufacturing operations and assets of Siderca, Tenaris’s main subsidiary in Argentina, are located in Argentina, and approximately one third of Siderca’s sales have historically been made in Argentina. Siderca’s business may be materially and adversely affected by economic, political and regulatory developments in Argentina, thereby affecting Tenaris’s results of operations and financial condition. The discussion of recent developments in Argentina that follows was mainly derived from statements of Argentine public officials.

•	Economic and political situation. After decades of major volatility, with periods of low or negative economic growth, inflation reaching three and even four digit levels and repeated devaluations of the Argentine currency, in 1991 the Argentine government launched a plan aimed at controlling inflation and restructuring the economy, whose centerpiece was the “Convertibility Law.” The Convertibility Law fixed the exchange rate at one Argentine peso per U.S. dollar and required that the Argentine Central Bank maintain reserves in gold and foreign currency at least equivalent to the monetary base. As a result, inflation declined steadily and the economy experienced growth through most of the period from 1991 to 1997. Nevertheless, starting in the fourth quarter of 1998, the Argentine economy entered into a recession which led to a cumulative drop in the gross domestic product, or GDP, in excess of 8% by the end of 2001, and a deterioration of other variables such as GDP per capita, unemployment rate and tax collections.

In the second half of 2001, this sustained period of economic contraction culminated in severe social, monetary and financial turmoil and a series of dramatic political and legislative developments in Argentina. President de la Rúa resigned on December 21, 2001, in the face of large-scale, violent demonstrations against his administration. After three interim presidents in rapid succession, Senator Eduardo Duhalde, a member of the opposition Peronist party, was elected by the Legislative Assembly and assumed the presidency on January 2, 2002, to serve for the remainder of former President de la Rúa’s term until December 10, 2003. The Duhalde administration quickly adopted a series of emergency measures affecting Argentina’s monetary and fiscal policies. On January 6, 2002, the Argentine Congress approved the Public Emergency Law, ending more than a decade of uninterrupted U.S. dollar–Argentine peso parity under the Convertibility Law, eliminating the requirement that the Argentine peso be fully backed by gold and foreign reserves and establishing a framework for the resulting devaluation of the Argentine peso. Other emergency measures included:

•	ratifying the suspension of payments on a significant portion of Argentina’s sovereign external debt declared on December 23, 2001, by one of the interim presidents;

•	converting U.S. dollar-denominated debts into Argentine peso-denominated debts at an exchange rate of ARP1.00 per U.S. dollar (for internal debts other than federal and provincial government debts) and ARP1.40 per U.S. dollar (for internal federal and provincial government debts);

•	converting U.S. dollar-denominated bank deposits into Argentine peso-denominated bank deposits at an exchange rate of ARP1.40 per U.S. dollar;

•	restructuring bank deposits and continuing or expanding restrictions on bank withdrawals (including a freeze on withdrawals from U.S. dollar accounts) and transfers abroad;

•	introducing legislation requiring U.S. dollar revenues from most export sales of Argentine products to be repatriated and exchanged for Argentine pesos at a free floating exchange rate;

•	enacting amendments to the bankruptcy law to protect Argentine debtors (although certain of these amendments were later repealed);

•	enacting an amendment to the Argentine Central Bank’s charter to allow it to print currency in excess of the amount of foreign reserves it holds, make short-term advances to the federal government and provide financial assistance to financial institutions with liquidity constraints or solvency problems; and

•	imposing a 5% tax on industrial exports.

In the months following the adoption of the Public Emergency Law and other emergency measures, the country continued to deteriorate economically, politically and socially. During the first half of 2002, the events described above caused an abrupt rise in the exchange rate, reaching a high of ARP3.90 per U.S. dollar in June 2002. Inflation continued to increase, in part due to the devaluation of the Argentine peso, with the cumulative consumer price index, or CPI, rising by 42.8% from December 2001 through January 2003 and the cumulative wholesale price index, or WPI, rising by 119.1% during the same period. The Duhalde administration responded to the worsening crisis by introducing new measures and amendments to the existing measures. The absence of legal protections and of a sustainable economic and fiscal plan, coupled with a general distrust of the Argentine government and financial institutions, has nonetheless impaired recovery.

At this time, Argentina faces considerable political uncertainty and the degree of internal and external support for the current administration remains unclear. Although presidential elections were held on April 27, 2003, no candidate obtained the requisite percentage of votes to be elected president. Although a run-off election between the two candidates that obtained the highest number of votes, Carlos Menem and Néstor Kirchner, was initially required, Carlos Menem withdrew from the run-off election and, as a result, Néstor Kirchner was elected president; the new president assumed office on May 25, 2003. The effect of the new government’s economic policy on the economy and on Tenaris’s operations in Argentina is impossible to predict.

•	Government control of the economy. The Argentine government has historically exercised significant influence over the economy. In response to the current crisis, since December 2001 the Argentine government has promulgated numerous, far-reaching and sometimes inconsistent laws and regulations affecting the economy. We cannot assure you that laws and regulations currently governing the economy will not continue to change in the future, particularly in light of the continuing economic crisis, or that any changes will not adversely affect Siderca’s or Tenaris’s business, financial condition or results of operations.

Due to the current social and political crisis, investing in companies with Argentine operations entails risks of loss resulting from:

•	taxation policies, including direct and indirect tax increases;

•	potential interruptions in the supply of electricity, gas or other utilities;

•	expropriation, nationalization and forced renegotiation or modification of existing contracts;

•	restrictions on repatriation of investments and transfer of funds abroad;

•	civil unrest, rioting, looting, nation-wide protests, road blockades, widespread social unrest and strikes; and

•	changes in laws and policies of Argentina affecting foreign trade, taxation and investment.

Several of the steps taken by the Argentine government as described above have had and could continue to have an adverse effect on the ability of Siderca to make payment of dividends or other amounts to us. Pursuant to certain decrees and implementing regulations of the Argentine Central Bank, Argentine individuals and companies, including Siderca, are subject to restrictions on the making of certain transfers of funds abroad and to the prior approval of the Argentine Central Bank. Until February 7, 2003, transfers by Siderca of U.S. dollars destined to the payment of dividends outside of Argentina were subject to the prior approval of the Argentine Central Bank. For example, on December 4, 2001, Siderca distributed a dividend consisting of cash and shares of Siderar S.A.I.C. Instead of distributing the unregistered Siderar shares directly to holders of the ADSs, the depositary, pursuant to the Siderca ADR deposit agreement, chose to liquidate the Siderar shares in the Argentine market and deliver the cash proceeds to holders of Siderca ADSs. However, due to the Argentine government’s emergency measures, the depositary was prevented from transferring out of Argentina either the ADS holders’ cash payments or the proceeds from the sale of the Siderar shares until March 3, 2003. If restrictions of this kind were to be imposed again in the future, Siderca’s ability to transfer funds in U.S. dollars outside Argentina for the purpose of making payments of dividends or other amounts to us and to undertake investments and other activities that require payments in U.S. dollars would be impaired.

•	International financing and investor confidence. To date, the International Monetary Fund, or the IMF, and other multilateral and official sector lenders have indicated an unwillingness to provide any significant financial aid to Argentina until a sustainable economic program has been presented. It is unclear whether President Kirchner will have the necessary support from the Argentine Congress, provincial and local authorities and political parties to implement the reforms required to restore economic growth and public confidence and to obtain international assistance. In addition, the principal international rating agencies downgraded the rating of Argentina’s sovereign debt, which currently reflects its default status. Consequently, Argentina is not expected to have access to the international credit markets on economically feasible terms, if at all, for the foreseeable future. The Argentine government’s insolvency, credit default and effective inability to obtain financing can be expected to affect significantly its ability to implement any reforms, undermining the private sector’s ability to restore economic growth, and may result in deeper recession, higher inflation and unemployment and greater social unrest. This negative environment may, in turn, materially and adversely affect Siderca’s (and thereby Tenaris’s) operations and financial condition.

•	Devaluation of the Argentine peso. The Public Emergency Law ended more than a decade of U.S. dollar–Argentine peso parity and eliminated the requirement that the Argentine Central Bank’s reserves be at all times at least equal to the aggregate amount of Argentine pesos in circulation and Argentine peso deposits of the financial sector with the Argentine Central Bank.

On January 11, 2002, the exchange rate began to float for the first time since April 1991. Heightened demand for scarce U.S. dollars caused the Argentine peso to trade well above the one-to-one parity. The Argentine Central Bank’s ability to lower the Argentine peso-U.S. dollar exchange rate by selling U.S. dollars depends on its limited U.S. dollar reserves. In response to high demand for U.S. dollars and the scarcity of U.S. dollars to meet that demand, the Argentine government instituted numerous policies, including imposing several temporary freezes (or “holidays”) on exchange transactions and requiring the export sector to settle on a daily basis its non-Argentine currencies through the Argentine Central Bank. The devaluation of the Argentine peso and the uncertainty surrounding its future value place the Argentine economy at risk for further deterioration, which, in turn, may have a significant impact on our business, results of operations and financial condition.

•	Financial systems. In the last quarter of 2001, a very significant amount of deposits were withdrawn from Argentine financial institutions as a result of increasing political instability. As a result, banks suspended the disbursement of new loans and focused on collection activities, thereby creating a liquidity crisis which has undermined the ability of many Argentine banks to pay their depositors. Like other Argentine companies, Siderca continues to have virtually no access to credit from the local market.

For much of 2002, the Argentine government restricted the amount of cash that depositors could withdraw from financial institutions through restrictions referred to as the “corralito.” On February 3, 2002, pursuant to an emergency decree, the Argentine government announced the mandatory conversion of virtually all non-Argentine currency-denominated deposits into Argentine peso-denominated deposits and set the exchange rate for this conversion at ARP1.40 per U.S. dollar. In addition, the emergency decree converted virtually all debts to Argentine financial institutions denominated in non-Argentine currency into Argentine pesos at a rate of ARP1.00 per U.S. dollar and provided that some debts be adjusted according to an index rate determined by the Argentine Central Bank based on variations in the Argentine consumer price index or salary variations, as appropriate. On December 6, 2002, the Argentine government began relaxing the corralito by lifting certain restrictions on withdrawals from deposits and savings accounts, and on April 1, 2003, the government published the timetable for the termination of the remaining restrictions.

On March 5, 2003, the Argentine Supreme Court ruled that the mandatory conversion of non-Argentine peso-denominated deposits into Argentine peso-denominated deposits is unconstitutional. Lower courts may follow the Argentine Supreme Court precedent and order banks to return deposits in U.S. dollars or in Argentine pesos at a free exchange rate. To the extent the impact of these potential court decisions is not covered by adequate compensation for banks, this precedent could have a material adverse impact on the Argentine financial system and could cause it to collapse.

The crisis in Argentina and its financial sector has adversely affected and will likely continue to adversely affect Siderca’s ability to borrow funds (including the establishment of lines of credit), requiring Siderca to continue to rely on internally generated funds to sustain its operations. In addition, Tenaris’s customers in Argentina could be materially and adversely affected if the troubled Argentine financial system were to collapse.

•	Inflation. Argentina experienced significant inflation from December 2001 through May 30, 2003, with cumulative changes in the CPI of 43.98% and in the WPI of 112.73%. This level of inflation reflected both the effect of the peso devaluation on production costs as well as a substantial modification of relative prices, partially offset by the elimination of tariff adjustments and the large drop in demand resulting from the severe recession.

On January 24, 2002, the Argentine government amended the charter of the Argentine Central Bank to enable the Argentine Central Bank to print currency without having to maintain a fixed and direct relationship with its foreign currency and gold reserves and to make short-term advances to the federal government. Argentina’s experience prior to the adoption of the Convertibility Law raises serious doubts as to the government’s ability to maintain a strict monetary and fiscal policy and control inflation, and there is considerable concern that if the Argentine Central Bank prints currency to finance deficit spending, it will likely trigger significant inflation. The unpredictability of Argentina’s inflation rate makes it impossible for us to foresee how Siderca’s business and results of operations may be affected by future inflation. Continued inflation in Argentina would likely deepen Argentina’s current economic recession and could adversely affect Siderca’s (and thereby Tenaris’s) operating costs and sales in Argentina.

•	Business environment. Tenaris’s business and operations in Argentina have been and will likely continue to be adversely affected by the crisis in Argentina and by the Argentine government’s response to the crisis. For example, Siderca exports a very large percentage of its products and accepts payment in U.S. dollars. Until current emergency measures are removed or revised, Siderca is required to repatriate the U.S. dollars collected in connection with these exports (including U.S. dollars obtained through advance payment and pre-financing facilities) into Argentina and convert them into Argentine pesos at the market based floating exchange rate applicable on the conversion date. This requirement subjects Siderca to Argentine peso devaluation risk (notwithstanding the fact that a majority of its revenues are in U.S. dollars) and generates significant transactional costs (resulting, in part, from the applicable exchange rate spread when those Argentine pesos are converted back into U.S. dollars). Also, under current emergency measures, the Argentine Central Bank is requiring up to 360 days to approve payments abroad for products imported into Argentina. While Siderca has attempted to mitigate the impact of this requirement by establishing a trust fund outside Argentina to pay for imported products, the Argentine government may take steps in the future to prohibit or severely reduce the effectiveness of this mechanism.

Siderca has also experienced reduced domestic sales in the last quarter of 2001 and in 2002 (which it expects to continue in the foreseeable future) fueled by the economic slowdown and the export tariffs imposed on the oil sector, which have impacted its local customers’ investment programs. Furthermore, the 5% tax on Siderca’s exports and any additional taxes or surcharges on Siderca’s products the Argentine government may choose to impose in the future, represent an additional cost to Siderca, which may adversely effect Siderca’s (and thereby Tenaris’s) results of operation.

Negative economic, political and regulatory developments in Mexico may hurt Tamsa’s domestic sales volume and disrupt its manufacturing process, thereby adversely affecting Tenaris’s results of operations and financial condition.

Most of Tamsa’s manufacturing operations and assets are located in Mexico and a substantial portion of Tamsa’s sales are made in Mexico. Tamsa’s business may be affected by economic, political and regulatory developments in Mexico. The discussion of recent developments in Mexico that follows was mainly derived from information recently filed by the Mexican government and Pemex with the SEC.

•	Economic situation. Beginning in December 1994, and continuing through 1995, Mexico experienced an economic crisis characterized by exchange rate instability, a devaluation of the Mexican peso, high inflation, high domestic interest rates, economic contraction, a reduction of international capital flows, reduced consumer purchasing power and high unemployment. In response to the economic crisis, the Mexican government implemented broad economic reform programs which improved economic conditions in 1996 and 1997. However, a combination of factors led to a reduction of Mexico’s economic growth in 1998, including the economic crises in Asia, Russia, Brazil and other emerging markets that began in late 1997.

In 1999, GDP grew by 3.6% and in 2000, by 6.6%. During 2001, the Mexican economy experienced a slowdown, which was mainly due to a decline in global and domestic consumption. GDP decreased by 0.3% in 2001 and increased by 0.9% in 2002. The Mexican government currently estimates that GDP will increase by 3.0% in 2003. A deterioration in Mexico’s economic conditions may adversely affect Tamsa’s business, results of operations, financial condition, liquidity or prospects.

•	Impact of significant inflation and interest rates. In recent years, Mexico has experienced high levels of inflation. The annual rate of inflation, as measured by changes in the Consumer Price Index, was 9.0% during 2000, 4.4% in 2001 and 5.7% in 2002. Banco de México currently estimates that the annual rate of inflation for 2003, as measured by changes in the Consumer Price Index, will be 4.1%, which is below the official target established for the year of 4.2%. Interest rates on 28-day Mexican treasury bills, or Cetes, averaged 15.27% in 2000, 11.26% in 2001 and 7.08% in 2002, and closed on July 1, 2003 at 4.38%.

If inflation in Mexico is not maintained within the government’s projections, the Mexican economy and, consequently, Tamsa’s financial condition and results of operations may be adversely affected.

•	Price controls. Seamless steel pipe products, like most products in Mexico, historically were subject to price controls imposed by the Mexican government. Although seamless steel pipe prices were officially decontrolled in September 1989, the Mexican government maintained other price restrictions until August 1990 as an inflation reduction measure. In 1995, as part of its response to the Mexican economic crisis, the Mexican government sought to minimize inflation by promoting the gradual implementation of domestic price increases. Currently, domestic steel pipe prices are not regulated; if any price control regulations were reimposed in the future, Tamsa’s sales revenues might be adversely affected.

•	Government control of the economy. The Mexican government has exercised, and continues to exercise, significant influence over the Mexican economy. Mexican government actions concerning the economy may have adverse effects on private sector entities in general and on Tenaris in particular. Further, the Mexican government exercises significant influence over Pemex and its budget for exploration, which largely determines the volume of Pemex’s purchase of seamless steel pipe products from Tenaris. Economic plans of the Mexican government in the past have not, in many respects, fully achieved their objectives, and these and other economic plans of the Mexican government may not achieve their stated goals. Similarly, it is not possible to determine what effect those plans or their implementation will have on the Mexican economy or on Tenaris’s financial condition or results of operations.

•	Political events. Mexican political events may also affect Tenaris’s financial condition and results of operations and the performance of securities issued by Mexican companies. The Mexican political environment is in a period of change. In July 2000, Vicente Fox, a member of the National Action Party (Partido Acción Nacional, or PAN), the oldest opposition party in the country, won the Presidential election. He took office on December 1, 2000, ending 71 years of rule by the Institutional Revolutionary Party (Partido Revolucionario Institucional, or PRI). In addition, parties opposed to the PRI increased their representation in the Mexican Congress, and, as a result, the PRI lost its congressional majority. Currently, no party has a working majority in either house of the Mexican Congress, which has made governability and the passage of legislation more difficult. The next major federal election will be held in July 2003, when all seats in the Chamber of Deputies will be at stake. The Senate will maintain its current composition until 2006. If neither the PAN (which currently holds 206 of the 500 seats), nor the PRI (which currently holds 211 of the 500 seats) gains a working majority in the Chamber of Deputies, problems of gridlock will persist in both houses of the Mexican Congress.

Risks Relating to Our Shares and ADSs

Our controlling shareholder may be able to take actions that do not reflect the will or best interests of other shareholders.

As of June 30, 2003, San Faustín beneficially owned 61.2% of our outstanding voting stock. Until June 10, 2003, San Faustín was ultimately controlled by Roberto Rocca, either directly or through Rocca & Partners S.A., a British Virgin Islands corporation. Following Mr. Rocca’s death on June 10, 2003, San Faustín is controlled by Rocca & Partners. As a result, Rocca & Partners is indirectly able to elect a substantial majority of the members of our board of directors and has the power to determine the outcome of most actions requiring shareholder approval, including, subject to the requirements of Luxembourg law, the payment of dividends by us. The decisions of our controlling shareholder, including decisions with respect to this exchange offer, may not reflect the will or best interests of other shareholders.

The trading price of our shares and ADSs may suffer as a result of lower liquidity in the Argentine and Mexican equity markets.

Our shares are listed on several exchanges, including the Buenos Aires Stock Exchange and the Mexican Stock Exchange, and the liquidity of our ADSs on the NYSE will be determined in part by the liquidity of our shares on the Buenos Aires Stock Exchange and the Mexican Stock Exchange. The Argentine and Mexican equity markets are less liquid than that of the United States and other major world markets. Reduced liquidity in these markets may increase the volatility of the trading price of our shares and ADSs and may impair your ability to readily buy or sell our shares and ADSs in desired amounts and at satisfactory prices.

Prices in publicly-traded Argentine equity securities have been more volatile than in many other markets. Total capitalization increased from USD44.7 billion as of December 31, 1996 to USD192.50 billion as of December 31, 2001 and decreased to USD103.3 billion as of December 31, 2002. The average volume of shares traded daily on the Buenos Aires Stock Exchange decreased from USD125.3 million in 1996 to USD37.0 million in 1999, USD24.1 million in 2000, and USD17.4 million in 2001, due to the decrease in capital inflows in 1999, 2000 and 2001, and increased slightly to USD17.8 million in 2002.

Prices in publicly-traded Mexico equity securities have been more volatile than in many other markets, despite an increase in total capitalization from USD106.8 billion as of December 31, 1996 to USD126.6 billion as of

December 31, 2001 and decreased to USD104.7 billion as of December 31, 2002. The average daily trading volume of shares included in the principal equity index on the Mexican Stock Exchange decreased from USD144.6 million in 1996 to USD137.8 million in 1999, increased to USD165.1 million in 2000 and decreased to USD150.9 million in 2001 and USD105.9 million in 2002, due to the fluctuation in capital inflows in 1999, 2000, 2001 and 2002.

The trading price of our shares and ADSs may suffer as a result of developments in emerging markets.

Although we are organized as a Luxembourg corporation, a substantial portion of our assets and operations is located in Latin America. Financial and securities markets for companies with a substantial portion of their assets and operations in Latin America are, to varying degrees, influenced by economic and market conditions in emerging market countries. Although economic conditions are different in each country, investor reaction to developments in one country can have significant effects on the securities of issuers with assets or operations in other emerging markets, including Argentina, Brazil, Mexico and Venezuela. In late October 1997, prices of Latin American debt and equity securities dropped substantially, precipitated by a sharp drop in value of Asian markets. Similarly, in the second half of 1998, prices of Latin American securities were adversely affected by the economic crises in Russia and in Brazil. Various markets in Latin America, notably Argentina and Venezuela, are currently experiencing severe political and economic crises, which adversely affect the prices of securities of Latin American issuers or issuers with significant Latin American operations.

In deciding whether to purchase, hold or sell Tenaris shares or ADSs, you may not be able to access as much information about us as you would in the case of a U.S. company.

A principal objective of the securities laws of the other markets in which our securities are quoted, like those of the United States, is to promote the full and fair disclosure of all material information. There may, however, be less publicly available information about us than is regularly published by or about U.S. issuers. Also, the accounting standards in accordance with which our consolidated combined financial statements are prepared differ in certain material respects from the accounting standards used in the United States. See notes U and 31 to Tenaris’s audited consolidated combined financial statements included in this prospectus, which provide a description of the principal differences between IAS and U.S. GAAP as they related to Tenaris’s audited consolidated combined financial statements and a reconciliation to U.S. GAAP of net income and shareholders’ equity for the periods and at the dates indicated therein. Further, regulations governing our securities may not be as extensive as those in effect in the United States, and Luxembourg law and regulations in respect of corporate governance matters might not be as protective of minority shareholders as state corporations laws in the United States.

Holders of our ADSs may encounter difficulties in the exercise of dividend and voting rights.

You may encounter difficulties in the exercise of some of your rights as a shareholder if you hold ADSs rather than ordinary shares. If we make a distribution in the form of securities and you have the right to acquire a portion of them, the depositary is allowed, in its discretion, to sell on your behalf that right to acquire those securities and instead distribute the net proceeds to you. Also, under some circumstances, such as our failure to provide the depositary with voting materials on a timely basis, you may not be able to vote by giving instructions to the depositary on how to vote for you.

Holders of our ADSs in the United States may not be able to exercise preemptive rights in certain cases.

Under our articles of association, we are generally required, in the event of a capital increase, to offer rights to our existing shareholders to subscribe for a number of shares sufficient to maintain the holders’ existing proportionate holdings of shares of that class. We may, however, issue shares without preemptive rights if the newly-issued shares are issued for consideration other than money, are issued as compensation to directors, officers, agents or employees of the Company or its affiliates, or are issued to satisfy conversion or option rights created to provide compensation to directors, officers, agents or employees of the Company, its subsidiaries or its affiliates. Furthermore, holders of our ADSs in the United States may, in any event, not be able to exercise any preemptive rights, if granted, for ordinary shares underlying their ADSs unless additional ordinary shares and ADSs are registered under the U.S. Securities Act of 1933, as amended, or the Securities Act, with respect to those rights or an exemption from the registration requirements of the Securities Act is available. We intend to evaluate at the time of any rights offering the costs and potential liabilities associated with the exercise by holders of ADSs of the preemptive rights for ordinary shares underlying their ADSs and any other factors we consider appropriate at the time and then to make a decision as to whether to register additional ordinary shares and ADSs. We may decide not to register any additional ordinary shares or ADSs, in which case the depositary would be required to sell the holders’ rights and distribute the proceeds thereof. Should the depositary not be permitted or otherwise be unable to sell preemptive rights, the rights may be allowed to lapse with no consideration to be received by the holders of the ADSs.

It may be difficult to enforce judgments against us in U.S. courts.

We are a corporation organized under the laws of Luxembourg, and most of Tenaris’s assets are located in Argentina, Mexico and Italy. Furthermore, most of our directors and officers and some experts named in this prospectus reside outside the United States. As a result, investors may not be able to effect service of process within the United States upon us or our directors or officers or some experts or to enforce against us or them in U.S. courts judgments predicated upon the civil liability provisions of U.S. federal securities law. There is doubt as to the enforceability in original actions in Luxembourg, Argentine, Mexican and Italian courts of civil liabilities predicated solely upon U.S. federal securities laws, and the enforceability in Luxembourg, Argentine, Mexican and Italian courts of judgments entered by U.S. courts predicated upon the civil liability provisions of U.S. federal securities law will be subject to compliance with procedural requirements under applicable local law, including the condition that the judgment does not violate the public policy of the applicable jurisdiction.

PART THREE

THE EXCHANGE OFFER

Reasons for the Exchange Offer

After a series of corporate reorganization agreements, described under “Part Four—Information about Tenaris—Related Party Transactions—Corporate Reorganization Transactions”, as of October 18, 2002, the Company held, directly or indirectly, approximately 71.17% of Siderca’s outstanding capital stock, 50.77% of Tamsa’s outstanding capital stock and 47.22% of Dalmine’s outstanding capital stock. On November 11, 2002, the Company launched an exchange offer for all the remaining outstanding shares and ADSs of Siderca and Tamsa and all the remaining outstanding shares of Dalmine. After consummation of that exchange offer on December 17, 2002, the Company held 99.11% of Siderca’s outstanding capital stock, 94.50% of Tamsa’s outstanding capital stock and 88.41% of Dalmine’s outstanding capital stock. Since that date, we have consummated a compulsory acquisition under Argentine law of the remaining 0.89% of Siderca’s outstanding capital stock, reaching a 100% direct and indirect holding in Siderca, and engaged in various open-market transactions in accordance with applicable law through which we acquired an additional 1.6% of Dalmine’s ordinary stock, reaching a 90% direct and indirect holding in Dalmine. On April 30, 2003, Tamsa cancelled 3,650,000 shares of Tamsa held by its subsidiary Tamsider and, as a result, our ownership of Tamsa’s total outstanding capital stock was reduced to 94.44%.

Because we acquired control of more than 88% of Tamsa’s outstanding capital stock pursuant to the exchange offer consummated in December 2002, we are required, under Mexican law, to cause the delisting of Tamsa from the Mexican Stock Exchange and, in connection with the delisting, to establish a fiduciary account in Mexico with a term of at least six months and allocate to that fiduciary account the number of Tenaris shares necessary to acquire any remaining shares of Tamsa held in Mexico for the same consideration offered in the previous exchange offer. Accordingly, effective on •, 2003, we petitioned the Mexican Stock Exchange to delist the Tamsa shares, subject to applicable law. Following its delisting from the Mexican Stock Exchange, Tamsa will no longer be required to have independent directors and is expected not to have any independent directors in the future. We also intend to cause Tamsa to terminate the Tamsa deposit agreement effective •, 2003. Furthermore, we expect that Tamsa, following consummation of this exchange offer, will no longer meet the listing requirements of the AMEX for continued listing and we will, as soon as possible thereafter, petition, or cause Tamsa to petition, the AMEX to delist the Tamsa shares and ADSs, subject to applicable law. The liquidity of any Tamsa shares outstanding after consummation of this exchange offer will be materially and adversely affected upon delisting as you will likely no longer have an active trading market for such Tamsa shares.

Through this exchange offer, we intend to provide the remaining public holders of Tamsa shares and ADSs with an additional opportunity to exchange their shares and ADSs for Tenaris ADSs on similar conditions to those in our previous exchange offer.

Chronology of the Decision-Making Process for the Exchange Offer

On December 16, 2002, we announced that our exchange offer for all the outstanding shares and ADSs of Siderca and Tamsa and all the outstanding shares of Dalmine held by the public had been successfully completed and that, as a result of that transaction, we held 99.11% of Siderca’s outstanding capital stock, 94.50% of Tamsa’s outstanding capital stock and 88.41% of Dalmine’s outstanding capital stock. We also stated that as a result of our new ownership level in Tamsa, in accordance with Mexican law, we were entitled, and may also be required, to make further offers to the investors that did not exchange their shares, which may ultimately lead to the delisting of the shares of Tamsa.

On February 21, 2003, our board of directors authorized this exchange offer.

On March 31, 2003, we announced that we planned to acquire any remaining minority interests in Tamsa by effecting an exchange of Tenaris shares and ADSs for any Tamsa shares and ADSs not held by us or our affiliates in accordance with Mexican and U.S. laws.

On •, 2003, we filed with the SEC the registration statement on Form F-4 of which this prospectus forms a part.

On •, 2003, the SEC declared the registration statement effective.

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History of Tenaris and Background of the Exchange Offer

San Faustín’s predecessor entered into the steel pipe business for the first time in 1948 with the formation of Siderca in Argentina. Since that date, San Faustín’s holdings in the steel pipe business have expanded significantly to include controlling interests in Tamsa, Dalmine and a number of smaller steel pipe manufacturers, as well as a global network of companies, representative offices and other assets that provide sales and marketing services to Siderca, Tamsa and Dalmine. See “Part Four—Information about Tenaris—Business—History and Corporate Organization.”

Beginning in 1996, Siderca, Tamsa and Dalmine formed a strategic alliance, known as DST, in an effort to enhance the ability and competitiveness of each company in an increasingly global industry. Subsequently, Siderca acquired controlling interests in Confab, NKKTubes and AlgomaTubes, and Tamsa acquired a controlling interest in Tavsa. With this expanded network of steel pipe manufacturing facilities, Siderca, Tamsa and Dalmine extended the DST concept and unified their commercial strategy by launching in May 2001 the Tenaris brand.

As further steps in realizing our goal of creating the leading global steel pipe company, we and our affiliates entered into various corporate reorganization transactions, described under “Part Four—Information about Tenaris—Related Party Transactions—Corporate Reorganization Transactions”, which resulted in the Company, as of October 18, 2002, holding, directly or indirectly, approximately 71.17% of Siderca’s outstanding capital stock, 50.77% of Tamsa’s outstanding capital stock and 47.22% of Dalmine’s outstanding capital stock.

On November 11, 2002, we launched an exchange offer for all the outstanding shares and ADSs of Siderca and Tamsa and all the outstanding shares of Dalmine. We believe that this first exchange offer, which closed on December 17, 2002, significantly advanced our goal of creating the leading global steel pipe company by concentrating the vast majority of the shareholdings in the Tenaris companies (99.11% of Siderca, 94.50% of Tamsa and 88.41% of Dalmine) at the holding company level and substantially reducing the level of minority shareholdings at the operating company level. Since that date, we have consummated a unilateral acquisition under Argentine law of the remaining 0.89% of Siderca’s outstanding capital stock, reaching a 100% direct and indirect holding in Siderca, and engaged in various open-market transactions in accordance with applicable law through which we acquired an additional 1.6% of Dalmine’s ordinary stock, reaching a 90% direct and indirect holding in Dalmine. On April 30, 2003, Tamsa cancelled 3,650,000 shares of Tamsa held by its subsidiary Tamsider and, as a result, our ownership of Tamsa’s total outstanding capital stock was reduced to 94.44%.

Because we acquired control of more than 88% of Tamsa’s outstanding capital stock pursuant to the exchange offer consummated in December 2002, we are required, under Mexican law, to cause the delisting of Tamsa from the Mexican Stock Exchange, in connection with the delisting, and to establish a fiduciary account in Mexico with a term of at least six months and allocate to that fiduciary account the number of Tenaris shares held in Mexico necessary to acquire any remaining shares of Tamsa for the same consideration offered in the previous exchange offer. Accordingly, effective on •, 2003, we petitioned the Mexican Stock Exchange to delist the Tamsa shares, subject to applicable law. We also intend to cause Tamsa to terminate the Tamsa deposit agreement effective •, 2003. Furthermore, we expect that Tamsa, following consummation of this exchange offer, will no longer meet the listing requirements of the AMEX for continued listing and we will, as soon as possible thereafter, petition, or cause Tamsa to petition, the AMEX to delist the Tamsa shares and ADSs, subject to applicable law.

Through this exchange offer, we intend to provide the remaining public holders of Tamsa shares and ADSs with an additional opportunity to exchange their shares and ADSs for Tenaris ADSs on similar conditions to those in our previous exchange offer.

Plans or Proposals

Except as stated in this prospectus, we presently do not have any plans or proposals with respect to Tamsa which relate to or would result in:

•	an extraordinary corporate transaction such as a merger, reorganization or liquidation;

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•	a sale or transfer of a material amount of assets;

•	any change in the board of directors or management;

•	any material change in the capitalization or dividend policy; or

•	any other material change in the corporate structure or business.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and the related letter of transmittal, we are offering to exchange:

•	one newly issued Tenaris ADS (representing 10 of Tenaris’s ordinary shares, par value USD1.00 per share), for every 9.4520 Tamsa common shares, no par value, tendered by you; and

•	one newly issued Tenaris ADS for every 1.8904 Tamsa ADSs tendered by you.

If you hold Tamsa shares, you may tender these shares into this exchange offer only if you deposit these shares with the Tamsa depositary in exchange for Tamsa ADSs prior to •, 2003. Only the valid tender without subsequent withdrawal of your Tamsa ADSs in accordance with the procedures set forth below will entitle you to receive Tenaris ADSs.

Fractional Shares and ADSs

We will not issue fractional Tenaris ADSs to holders of Tamsa securities in connection with this exchange offer. Instead, fractional Tenaris ADSs will be aggregated and the resulting ADSs will be sold in the open market with the net proceeds of such sale paid to the holders of Tamsa securities in an amount equal to the holder’s proportionate interest in the aggregated fractional entitlement. You will receive the cash amount to which you are entitled as soon as practicable after settlement of this exchange offer.

Conditions to Completion of this Exchange Offer

We will not be required to accept for exchange or exchange any Tamsa securities tendered under this exchange offer and may terminate this exchange offer if at any time prior to the expiration date of this exchange offer or, in the case of conditions dependent upon the receipt and maintenance in full effect of a required regulatory approval, at any time prior to the date of any actual exchange of our securities for Tamsa securities, any of the following conditions exists:

•	any provision of applicable law or regulation or any judgment, injunction or decree prohibits the consummation of this exchange offer in whole or in part;

•	any material approval that may be required subsequent to the date of this prospectus, including any required regulatory license, has not been obtained, has been withdrawn or rescinded or has not remained in full force and effect, or any governmental authority has:

•	imposed, in connection with granting any required approval, any condition, which, when taken together with all other conditions imposed by governmental authorities in connection with the required approvals, would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Tenaris’s operations after the expiration date of this exchange offer; or

•	required the taking of any action after the expiration date of this exchange offer which itself requires prior approvals or actions by a governmental authority if that action or approval could not be taken or obtained and the failure to take those actions or obtain those approvals would reasonably be expected, individually or in the aggregate, to have a material adverse effect on Tenaris’s operations; or

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•	since the date of this prospectus any event, occurrence, development or state of circumstances or facts has occurred that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Tenaris or Tamsa;

which, in our reasonable judgment, makes it inadvisable to proceed with such acceptance for exchange or exchange.

Upon the occurrence of any of these conditions, we expressly reserve the right to terminate this exchange offer in whole or in part, not accept for exchange any tendered Tamsa securities and not issue any Tenaris ADSs. If we terminate this exchange offer in whole or in part and do not accept any Tamsa securities for exchange, we will give notice to the exchange agent and make a timely public announcement to that effect.

We may waive any of these conditions, in whole or in part, in our discretion. Any determination we make concerning an event, development or circumstance described above will be final and binding on all parties to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of such right.

Expiration Date

This exchange offer will expire at •, New York City time (or •, Mexico City time) on •, 2003, unless we choose to extend the offer, as permitted by applicable law and subject to applicable regulatory approvals. If we decide to extend the period of this exchange offer, subject to applicable law, then the expiration date means the latest time and date on which this exchange offer expires.

Extension, Termination and Amendment

We may extend this exchange offer with notice to the exchange agent at any time or from time to time, subject to applicable law, on or prior to the date then fixed for the expiration of this exchange offer. We will publicly announce any extension of this exchange offer in a timely manner but, unless otherwise required by applicable law or regulation, we will not have any obligation to communicate that public announcement other than by making a release to the Dow Jones News Service and to a similar press service in Mexico and, where required by applicable law, by publishing an announcement in a newspaper of widespread circulation. During any extension of this exchange offer, all Tamsa securities previously tendered will remain tendered subject to this exchange offer and may continue to be withdrawn.

We reserve the right to terminate this exchange offer under certain conditions described above.

If we modify the terms of this exchange offer, in accordance with applicable law, we will make those modified terms available to you, whether or not your Tamsa securities have been tendered prior to that modification. We will disclose any material modifications in accordance with the applicable rules of the SEC and Luxembourg and Mexican regulatory authorities. We will extend this exchange offer in accordance with the applicable rules of the SEC, which generally require us to maintain this exchange offer open for at least five business days from the date any material modification is disclosed. In addition, we will extend this exchange offer if required by the applicable rules of the Luxembourg or Mexican regulatory authorities or if, in our opinion, an extension is necessary to permit you to have adequate time to consider that modification.

Subsequent Offering Period

We may elect to provide an optional subsequent offering period. An optional subsequent offering period is different from an extension of the expiration date. Tamsa securities validly tendered and not withdrawn on or prior to the expiration date for the initial offering period may not be withdrawn during any optional subsequent offering period. Also, Tamsa securities validly tendered during any optional subsequent offering period may not be withdrawn; such Tamsa securities will be accepted and exchanged for Tenaris ADSs as they are tendered. We are required to provide during any optional subsequent offering period the same consideration being offered during the initial offering period.

We have not at this time made a final decision whether to provide an optional subsequent offering period. That decision will be made in our sole discretion, and there is no assurance that we will or will not provide such an

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optional subsequent offering period. In the event we elect or are required to include a subsequent offering period, we will notify holders of Tamsa securities in a manner consistent with applicable law and regulations and in any event no later than • a.m., New York City time (or • Mexico City time) on the next business day after the scheduled expiration date for the initial offering period, and we will immediately begin the subsequent offering period. To the extent permitted under applicable law and regulations, we may extend any initial subsequent offering period by any period or periods. We will publicly announce any extension, termination or amendment of an optional subsequent offering period no later than •, New York City time (or •, Mexico City time), on the business day immediately preceding the previously scheduled expiration date. We will publicly announce any subsequent offering period and any extension, termination or amendment thereof in a timely manner but, unless otherwise required by applicable law or regulation, we will not have any obligation to communicate that public announcement other than by making a release to the Dow Jones News Service and to a similar press service in Mexico and, where required by applicable law, by publishing an announcement in a newspaper of widespread circulation.

Accounting Treatment

Under IAS, the purchase method applies to this transaction. Under this method, the value paid by us in excess of the fair value of the net assets acquired is treated as goodwill and amortized over a period generally not exceeding 20 years and periodically reviewed and amortized under the impairment method. Under U.S. GAAP, the purchase method applies to this transaction. In addition, as from January 1, 2002, goodwill is no longer amortized but is subject to periodic tests for impairment.

Procedures for Tendering Tamsa Shares and ADSs

The procedures for tendering your Tamsa securities will depend on whether you are tendering Tamsa ADSs or shares.

Tamsa ADSs

If you wish to tender Tamsa ADSs, you may deliver or cause to be delivered to the exchange agent (whose address appears on the back cover of this prospectus) for receipt on or prior to the expiration date:

•	a properly completed and duly executed letter of transmittal (or a copy thereof) with respect to your Tamsa ADSs being tendered, together with any required signature guarantees, or an agent’s message (as described below) in connection with a book-entry delivery of ADSs, and any other required documents; and

•	the ADRs evidencing the Tamsa ADSs being tendered by mail or pursuant to the procedures for book-entry transfer set forth below (together with a confirmation of receipt of such ADRs).

If you hold Tamsa ADSs, you may tender your Tamsa ADSs in exchange for Tenaris ADSs at any time until the expiration of this exchange offer, as there will not be any guaranteed delivery procedures in connection with this exchange offer and the AMEX has authorized same-day settlement of the Tamsa ADSs.

Alternatively, you may elect not to take any action prior to the expiration of this exchange offer. Under the Tamsa deposit agreement, if you have not tendered your Tamsa ADSs by the expiration date of this exchange offer, you will be deemed to have instructed the Tamsa depositary to tender your Tamsa ADSs in exchange for Tenaris ADSs. See “—Amendment and Termination of the Tamsa Deposit Agreement.”

By delivering to the exchange agent a letter of transmittal with respect to your Tamsa ADSs being tendered, the ADRs evidencing the Tamsa ADSs being tendered and other required documents, you will be deemed to accept (without any further action by the exchange agent) this exchange offer with respect to your tendered Tamsa ADSs subject to the terms and conditions set forth in this prospectus and the letter of transmittal. Your acceptance of this exchange offer, subject to your withdrawal rights described below, will constitute a binding agreement between you and us. If you tender your Tamsa ADSs pursuant to this exchange offer, you may not also tender the Tamsa common shares underlying those Tamsa ADSs. If your Tamsa ADSs are held through the book-entry transfer facility (as described below), they must be tendered by means of delivery of a letter of transmittal by agent’s message and of the

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ADSs pursuant to the procedures for book-entry transfer to an account opened and maintained for such purpose by the exchange agent within The Depository Trust Company, or DTC.

Book-Entry Transfer

The exchange agent will establish an account at DTC for purposes of this exchange offer promptly after the commencement of this exchange offer. Tamsa ADSs held in book-entry form must be delivered through DTC. Any financial institution that is a participant in DTC may make book-entry delivery of Tamsa ADSs by causing DTC to transmit an agent’s message and to transfer such ADSs into the exchange agent’s account at DTC in accordance with DTC’s procedure for such transfer. The term “agent’s message” means a message transmitted by DTC to, and received by, the exchange agent that states that the appropriate participant in DTC has delivered an express acknowledgment that such participant has received and agrees to be bound by the terms of the letter of transmittal. Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the exchange agent.

As a tendering holder of Tamsa ADSs, you will elect the method and assume the risks of delivering or causing the delivery of the letter of transmittal, the ADSs (and the ADRs evidencing them) and all other required documents. Your Tamsa ADSs will not be deemed to have been delivered until the exchange agent actually receives them. If delivery is by mail, registered mail with return receipt requested and proper insurance is recommended. You should make delivery as soon as possible after deciding to tender your Tamsa ADSs in this exchange offer, but in no event later than •, New York City time (or •, Mexico City time) or, if this exchange offer is extended, by the date and time specified in the notice of extension.

Signature Guarantees

No signature guarantee is required on the letter of transmittal if

•	the registered holder of the Tamsa ADSs being tendered pursuant to that letter of transmittal signs it and the registered holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Issuance Instructions” in the letter of transmittal; or

•	the Tamsa ADSs being tendered pursuant to that letter of transmittal are tendered for the account of a financial institution, including most banks, savings and loan associations and brokerage houses which are participants in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchange Medallion Program, each an eligible institution.

In all other cases, all signatures on letters of transmittal must be guaranteed by an eligible institution in accordance with the instructions provided in the letter of transmittal.

If the Tamsa ADSs are registered in the name of a person other than the signer of the letter of transmittal, then the ADRs evidencing those Tamsa ADSs being tendered must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered owner or owners appear on those ADRs, with the signatures on those ADRs or stock powers guaranteed as described above and in accordance with the instructions provided in the letter of transmittal.

Partial Tenders

If you wish to tender fewer than all of the Tamsa ADSs evidenced by any ADRs delivered to the exchange agent, you must indicate this in the letter of transmittal by completing the box entitled “Number of Tamsa ADSs Tendered.” In the case of a partial tender, you must surrender the old ADRs to the Tamsa depositary and withdraw the Tamsa shares underlying the remainder of the ADSs before • p.m., New York City time (• p.m., Mexico City time) on the expiration date. Otherwise, the Tamsa depositary will automatically tender your untendered Tamsa ADSs into this exchange offer. For more information, see “—Procedures for Tendering Tamsa Shares and ADSs—Tamsa ADSs” and “—Amendment and Termination of the Tamsa Deposit Agreement.”

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All Tamsa ADSs evidenced by ADRs delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

Notwithstanding any other provision hereof, we will issue our ADSs to you in exchange for your Tamsa ADSs accepted pursuant to this exchange offer only after the exchange agent has received within the allotted time:

•	the ADRs evidencing those ADSs (or, in the case of ADSs held in book-entry form, timely confirmation of a book-entry transfer of those ADSs into the exchange agent’s account at DTC pursuant to the procedures set forth above);

•	a properly completed and duly executed letter of transmittal with any required signature guarantees (or, in the case of a book-entry transfer, an agent’s message); and

•	any other required documents.

If you have any doubts about the procedure for tendering your Tamsa ADSs, or if you have any questions or require assistance please contact the information agent or the exchange agent at their respective telephone numbers set forth on the back cover of this prospectus.

Tamsa Shares

If you wish to tender your Tamsa shares, you must cause the participant who appears as the owner of those shares on the books and records of S.D. Indeval, S.A. de C.V., Institución para el Depósito de Valores, the depositary for the Mexican securities clearing system, or Indeval, to deposit your Tamsa shares with the JPMorgan Chase, as depositary for the Tamsa’s ADR program, before • p.m., New York City time (• p.m., Mexico City time) on •, 2003. After obtaining the Tamsa ADSs corresponding to the Tamsa shares you deposit, you must follow the procedures for tendering Tamsa ADSs.

If you have any doubts about the procedure for depositing your Tamsa shares with the Tamsa depositary, or if you have any questions or require assistance, please contact the information agent or the exchange agent at their respective telephone numbers set forth on the back cover of this prospectus.

Representations, Warranties and Agreements

By executing and delivering (or causing the execution and delivery of) a letter of transmittal with respect to your Tamsa securities as described above and effective from the date your securities are tendered thereby, you acknowledge, represent, warrant and agree to and with us as follows with respect to all of your securities so tendered or deemed to be tendered (except for any securities that you have validly withdrawn):

•	you accept this exchange offer in respect of the number of securities indicated in the letter of transmittal and you will execute all other documents deemed by us to be necessary or desirable to perfect the transfer of title in respect of those securities, subject only to the withdrawal rights described below;

•	you have the full power and authority to tender and assign your securities;

•	your securities are being transferred to us free from all liens, equities, charges and encumbrances and together with all rights that they now have or may acquire in the future, including voting rights and the right to all dividends, other distributions and interest payments hereafter declared, made or paid;

•	unless you withdraw your securities from this exchange offer, you irrevocably authorize and instruct the exchange agent to deliver your securities to us upon confirmation of receipt by the exchange agent of Tenaris ADSs deliverable to you in exchange for those securities and, further, to do all such other acts and things as may in its opinion be necessary or expedient for the purposes of, or in connection with, the consummation of this exchange offer and the transfer to us or our nominee of all of your securities and all rights attaching to those securities;

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•	unless you withdraw your securities from this exchange offer, you irrevocably authorize and instruct us and our agents to record and act upon any instructions with regard to notices and payments which have been recorded in our records in respect of your securities;

•	you have been advised to consult with your own advisors as to the consequences of participating or not participating in this exchange offer;

•	concurrently with the delivery of a letter of transmittal, you will deliver to the exchange agent all required documents in respect of your securities;

•	you will ratify each and every act that may be done or performed by us and Tamsa, as the case may be, and any of our or its directors or agents in the proper exercise of all powers and authorities granted to them by you as a result of your participation in this exchange offer;

•	neither you nor any of your agents nor any person on whose behalf you are tendering securities has granted to any person any right to acquire any of the securities that you are tendering or any other right with respect to these securities;

•	you will receive your Tenaris ADSs from us or from any person we may appoint to deliver those securities to you; and

•	all authority herein conferred or agreed to be conferred by you shall not be affected by, and shall survive, your death or incapacity, and all of your obligations hereunder shall be binding upon your heirs, personal representatives, successors and assigns.

All Tamsa securities delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

Withdrawal Rights

You may withdraw the Tamsa securities you tendered to the exchange agent at any time prior to •, New York City time, on •, 2003.

If this exchange offer is extended, you may also withdraw your tendered securities during the extension period and prior to the new expiration date, which will be publicly announced. If we provide a subsequent offering period, as permitted by applicable law, we will not allow you to withdraw your tendered securities during that subsequent offering period.

Withdrawal Procedures

In order to withdraw your Tamsa securities, you must deliver or cause to be delivered to the exchange agent a timely written or facsimile transmission notice of withdrawal, which must specify the name of the person who tendered the Tamsa securities to be withdrawn, the number of Tamsa securities to be withdrawn and the name of the registered holder if different from that of the person who tendered such Tamsa security. In addition, you must surrender your Tamsa ADSs to the Tamsa depositary and withdraw the underlying deposited Tamsa shares before • p.m., New York City time (• p.m., Mexico City time) on the expiration date. Otherwise, the Tamsa depositary will automatically tender your Tamsa ADSs into this exchange offer. For more information, see “—Procedures for Tendering Tamsa Shares and ADSs—Tamsa ADSs” and “—Amendment and Termination of the Tamsa Deposit Agreement.”

If you tendered your Tamsa securities through an agent and wish to withdraw them, you will need to make arrangements for withdrawal with your agent. Your ability to withdraw the tender of your Tamsa securities will depend upon the terms of the arrangements you have made with your agent and, if your agent is not the entity that tendered your securities, the arrangements between your agent and the entity that tendered your securities, including any arrangements involving intermediaries between your agent and that entity. If you withdraw the tender of your

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Tamsa securities, you will bear any costs and expenses associated with withdrawing such tender and ensuring that your securities are returned to you and credited to the account from which your securities were transferred.

We will determine all questions as to the validity, including, without limitation, questions with regard to timeliness, of notices of withdrawal in respect of Tamsa securities that have been delivered to the applicable exchange agent, and our determination will be final and binding on the parties. You and your agent bear the risks arising in connection with the procedures for withdrawal, and we disclaim any liabilities or obligations in connection with these risks. Neither we nor the exchange agent will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

Amendment and Termination of the Tamsa Deposit Agreement

In accordance with Section 6.1 of the Tamsa deposit agreement on May 30, 2003, the holders of Tamsa ADSs were notified that the Tamsa deposit agreement had been amended to provide that each holder of Tamsa ADSs outstanding on the expiration date of this exchange offer who has not tendered such Tamsa ADSs pursuant to this exchange offer will be deemed to have instructed the Tamsa depositary to tender the underlying Tamsa shares into this exchange offer in exchange for the appropriate amount of Tenaris ADSs, and the Tamsa depositary will do so unless instructed otherwise by Tamsa. The amendment to the Tamsa deposit agreement went into effect on June 30, 2003.

In addition, pursuant to the terms of the Tamsa deposit agreement on •, 2003, the holders of Tamsa ADSs were notified that, effective •, 2003, the Tamsa deposit agreement will be terminated. As a result of the termination of the deposit agreement relating to the Tamsa ADSs, among other things, registration of transfers of Tamsa ADSs will be discontinued, distribution of dividends will be suspended and the Tamsa depositary will not accept deposits of Tamsa shares for issuance of new Tamsa ADSs.

The Tamsa depositary will not give any further notices or perform any further acts under the Tamsa deposit agreement, except those specifically set forth in Section 6.2 of such deposit agreement.

Following the expiration of this exchange offer and the delivery of Tenaris ADSs to the Tamsa depositary pursuant to this exchange offer, holders of Tamsa ADSs will be entitled to receive one newly issued Tenaris ADS for every 1.8904 Tamsa ADSs tendered, plus cash in lieu of the fractional value of their entitlement, upon surrender by them, by •, 2003, of their Tamsa ADSs to the Tamsa depositary and payment of all applicable taxes, duties, fees and expenses and other governmental charges as set forth in the amended deposit agreement relating to the Tamsa ADSs. If you are a holder of Tamsa ADSs, did not take any action in connection with this exchange offer and do not surrender your Tamsa ADS certificates (as described in this paragraph) by •, 2003, the Tamsa depositary may sell the Tenaris ADSs held on deposit and hold, without liability for interest, the net proceeds of any such sale in accordance with Section 6.2 of the deposit agreement relating to the Tamsa ADSs. See “Part Two—Risk Factors—Risks Relating to this Exchange Offer—If you hold Tamsa ADSs and do not take any action in connection with this exchange offer, you may no longer have an interest in Tamsa or Tenaris.”

Holders of Tamsa ADSs who do not intend to tender their Tamsa ADSs in this exchange offer and who do not wish to have their Tamsa ADSs exchanged for Tenaris ADSs, must comply with the following procedures prior to the expiration date of this exchange offer:

•	deliver Tamsa ADS certificates to the Tamsa depositary for the purpose of withdrawal of the whole number of Tamsa shares evidenced thereby;

•	pay all taxes, duties and other governmental charges payable in connection with the delivery of Tamsa shares against surrender of Tamsa ADS certificates; and

•	deliver written instructions directing the Tamsa depositary to cause such whole number of Tamsa shares being withdrawn, to be delivered to, or upon written order of, the person or persons designated in such instructions.

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In addition, the Tamsa depositary will charge the holders of Tamsa ADSs standard cancellation fees in connection with the withdrawal of Tamsa shares.

See “Part Two—Risk Factors—Risk Relating to this Exchange Offer—If you fail to exchange your Tamsa shares or ADSs, you will likely no longer have an active trading market for your Tamsa shares or ADSs” for a discussion of the rights of holders of Tamsa ADSs who do not participate in this exchange offer and who continue to hold Tamsa shares following the expiration of this exchange offer.

Acceptance and Delivery

Subject to the terms and conditions of this exchange offer and unless we elect to terminate this exchange offer in accordance with its terms, we will accept Tamsa securities validly tendered and not withdrawn promptly after the expiration date. We will accept the tendered securities by delivery of notice to that effect to the applicable exchange agent. Subject to the Exchange Act, the applicable rules of the SEC and the Mexican regulatory authorities, we reserve the right to delay acceptance of the tendered Tamsa shares and ADSs upon the occurrence of any of the conditions set forth in “—Conditions to Completion of the Exchange Offer.”

Tendering your Tamsa securities pursuant to the procedures set forth in “—Procedures for Tendering Tamsa Shares and ADSs” will constitute your acceptance of this exchange offer, upon the terms set forth herein. Our acceptance for exchange of the securities tendered in this exchange offer will constitute a binding agreement between us and the tendering holder upon the terms and subject to the conditions of this exchange offer.

If any tendered Tamsa securities are not accepted because of an invalid tender or because we do not accept any securities for exchange, the tendered and unaccepted securities will be returned by the exchange agent to the DTC or Indeval participant who previously delivered those securities to the exchange agent, without expense, but at the risk of the tendering holder. The return of your tendered and unaccepted Tamsa securities by the Indeval or DTC participant to your account is subject to the arrangements between you and your agent and the arrangements between your agent and that participant, including any arrangements involving intermediaries between your agent and that participant. We disclaim any liabilities or obligations in connection with those arrangements.

Subject to the terms and conditions of this exchange offer, the exchange agent shall, in exchange for validly tendered Tamsa securities, deliver the whole number of new securities promptly, in accordance with market practice, after announcement of the results of the exchange offer. The exchange agent shall deliver our ADSs by book-entry transfer to the accounts of the participants in DTC who tendered those Tamsa ADSs pursuant to this exchange offer.

We will pay, or cause to be paid, all security transfer taxes, if any, with respect to the issuance of Tenaris ADSs pursuant to this exchange offer, unless the holder tendering old securities differs from the person receiving new securities in exchange therefor or if a transfer tax is imposed for any reason other than the issuance of new securities pursuant to this exchange offer, in which case the transferor will need to pay the amount of any transfer taxes.

Return of Tendered Securities

In case we terminate this exchange offer pursuant to the terms and conditions of this exchange offer and, as a result, we do not accept your Tamsa securities for exchange, we will cause your:

•	Tamsa ADSs tendered in book-entry form to be credited to the DTC account of your agent; and

•	Tamsa ADSs tendered in certificated form to be returned to you.

Because we intend to cause Tamsa to terminate the Tamsa deposit agreement effective •, 2003, any Tamsa ADSs returned to you upon termination of this exchange offer may no longer remain in the form of Tamsa ADSs, and you will be required to deliver written instructions directing the Tamsa depositary to cause the Tamsa shares underlying your Tamsa ADSs to be delivered to, or upon the written order of, the person or persons designated in such instructions.

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Consideration

If, prior to the expiration date, we increase the consideration offered to any holder of Tamsa securities, then we will pay the increased consideration to all holders of those securities whose securities are exchanged in this exchange offer, whether or not the tendered securities were tendered prior to the announcement of the increase in consideration.

Interests of Related Persons in the Exchange Offer

We and our subsidiaries and affiliates have significant holdings of Tamsa shares. As of June 30, 2003, we owned, directly or indirectly, 94.44% of Tamsa’s total outstanding capital stock.

Fees and Expenses

We will pay certain fees and expenses incurred in connection with this exchange offer. Estimated fees and expenses incurred or to be incurred by us in connection with this transaction (which include, among other things, legal and auditing fees, exchange agent fees, and listing fees) are approximately USD1.5 million.

We may also pay certain fees or commissions to brokers, dealers, commercial banks and trust companies in connection with the solicitation of Tamsa shareholders pursuant to the transaction and, upon request, we will reimburse such brokers, dealers, commercial banks and trust companies for reasonable and customary costs and expenses incurred by them in forwarding materials to their customers.

Brokerage Commissions

You do not have to pay any brokerage fees or commissions as long as you have your Tamsa shares or ADSs registered in your name and tender them directly to the exchange agent. If your Tamsa shares or ADSs are held through your bank or broker, you should consult with them as to whether or not they charge any transaction fees or service charges.

Stock Exchanges

Tenaris’s ADSs are listed on the NYSE, and Tenaris’s ordinary shares are listed on the Buenos Aires Stock Exchange, the Mexican Stock Exchange and the Milan Stock Exchange.

Tamsa’s common shares are listed on the Mexican Stock Exchange and Tamsa’s ADSs are listed on the AMEX. Under Mexican law, because we acquired more than 88% of Tamsa’s outstanding share capital in a previous public exchange offer, we are required to cause the delisting of Tamsa from the Mexican Stock Exchange and, in connection with the delisting, to establish a fiduciary account in Mexico with a term of at least six months and allocate to that fiduciary account the number of Tenaris shares necessary to acquire any remaining shares of Tamsa for the same consideration offered in the previous exchange offer. Accordingly, effective on •, 2003, we caused Tamsa to petition the Mexican Stock Exchange to delist the Tamsa shares, subject to applicable law. We also intend to cause Tamsa to terminate the Tamsa deposit agreement effective •, 2003. Furthermore, we expect that Tamsa, following consummation of this exchange offer, will no longer meet the listing requirements of the AMEX for continued listing and we will, as soon as possible thereafter, petition, or cause Tamsa to petition, the AMEX to delist the Tamsa shares and ADSs, subject to applicable law. The liquidity of any Tamsa shares outstanding after consummation of this exchange offer will be materially and adversely affected upon delisting as you will likely no longer have an active trading market for such Tamsa shares.

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Material Tax Considerations

General

The following discussion is a summary of certain material U.S. federal income, Luxembourg and Mexican tax consequences to you of participating in this exchange offer and of the ownership and disposition of Tenaris shares and ADSs that you receive in this exchange offer. This discussion is the opinion of Sullivan & Cromwell LLP insofar as it relates to matters of U.S. federal income tax law, the opinion of Elvinger, Hoss & Prussen insofar as it relates to matters of Luxembourg tax law, and the opinion of Chevez, Ruiz, Zamarripa y Cía. S.C. insofar as it relates to matters of Mexican tax law.

The following discussion does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to exchange your Tamsa shares or ADSs for Tenaris ADSs. The discussion is based on the tax laws of the United States, including the Internal Revenue Code of 1986, as amended, or the Code, its legislative history, existing and proposed regulations, published rulings and court decisions, the tax laws of Luxembourg and Mexico as currently in effect, as well as on the Income Tax Treaty between Luxembourg and the United States and the Mexican-U.S. treaties for the avoidance of double taxation, all as currently in effect and all subject to change at any time, perhaps with retroactive effect. This discussion is also based in part on the representations by the depositary and the assumption that each obligation in the deposit agreement and any related agreement will be performed in accordance with its terms.

If you are a holder of Tamsa shares or ADSs, you should consult your own tax advisor as to the tax consequences of the exchange of Tamsa shares or ADSs and of the ownership and disposition of Tenaris shares or ADSs in light of your particular situation.

U.S. Tax Consequences

The discussion relating to U.S. tax consequences only applies to you if you are a U.S. holder, as defined below, and you acquire your Tenaris ADSs in this exchange offer and hold your Tenaris ADSs as capital assets for United States federal income tax purposes.

This discussion does not apply to you if you are a member of a special class of holders subject to special rules, including:

•	a dealer in securities;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a tax-exempt organization;

•	a life insurance company;

•	a person liable for alternative minimum tax;

•	a person that actually or constructively owns 10% or more of the voting stock of Tenaris;

•	a person that holds shares or ADSs as part of a hedging or straddle or conversion transaction; or

•	a person whose functional currency is not the U.S. dollar.

You are a U.S. holder if you are a beneficial owner of our shares or ADSs, Tamsa shares or ADSs and you are:

•	a citizen or resident of the United States;

•	a domestic corporation;

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•	an estate whose income is subject to United States federal income tax regardless of its source; or

•	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

This discussion addresses only United States federal income taxation; the effect of any applicable United States state or local tax laws is not discussed herein.

For U.S. federal income tax purposes, if you hold ADRs evidencing ADSs you will be treated as the owner of the underlying shares represented by those ADRs, and exchanges of shares for ADRs, and ADRs for shares, will not be subject to United States federal income tax.

Exchange of Tamsa Shares or ADSs for Tenaris ADSs

The following assumes that Tamsa is not now, and has not at any time during your holding period been, a passive foreign investment company, or PFIC. See the discussion below under “—PFIC Rules.”

If you are a U.S. holder who exchanges your Tamsa shares or ADSs for Tenaris ADSs pursuant to the exchange offer you will recognize capital gain or loss equal to the difference between:

•	the sum of (A) the fair market value (in U.S. dollars) of the Tenaris ADSs you receive in the exchange offer plus (B) any cash received in lieu of a fractional interest in shares or ADSs; and

•	your tax basis in your Tamsa shares or ADSs.

Such capital gain or loss will be long-term capital gain or loss if, at the time of the exchange, your holding period for your Tamsa shares or ADSs exceeds one year. Long-term capital gain of a non-corporate U.S. holder that is recognized on or after May 6, 2003 and before January 1, 2009 is generally taxed at a maximum rate of 15%. Your tax basis in Tenaris ADSs received pursuant to the exchange offer will be the fair market value (in U.S. dollars) of those ADSs on the date you receive them. Your holding period for Tenaris ADSs received pursuant to the exchange offer will begin on the day after you receive such ADSs.

Ownership and Disposition of Tenaris Shares or ADSs

Dividends

Subject to the PFIC rules discussed below, if you are a U.S. holder the gross amount of any dividend paid by us out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) is subject to United States federal taxation. If you are a non-corporate U.S. holder, dividends paid to you in taxable years beginning after December 31, 2002 and before January 1, 2009 that constitute qualified dividend income will be taxable to you at a maximum tax rate of 15% provided that you hold the shares or ADSs for more than 60 days during the 120-day period beginning 60 days before the ex-dividend date and meet other holding period requirements. Dividends we pay with respect to the shares or ADSs generally will be qualified dividend income. The dividend is taxable to you when you, in the case of shares, or the depositary, in the case of ADSs, receive the dividend, either actually or constructively. The dividend will not be eligible for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations. Distributions in excess of our current and accumulated earnings and profits, as determined for U.S. federal income tax purposes, will be treated as a non-taxable return of capital to the extent of your basis in the ADSs or shares and thereafter as capital gain.

The amount of the dividend distribution that you must include in your income, if paid in currency other than the U.S. dollar, will be the U.S. dollar value of the foreign currency payments made, determined at the spot foreign currency/U.S. dollar rate on the date such dividend distribution is includible in your income, regardless of whether the payment is in fact converted into U.S. dollars. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date you include the dividend payment in income to the date such payment is converted into U.S. dollars will be treated as ordinary income or loss and will not be eligible for the special tax rate

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applicable to qualified dividend income. The gain or loss generally will be income or loss from sources within the United States for foreign tax credit limitation purposes.

For foreign tax credit purposes, the dividend will be income from sources outside the United States, but generally will be “passive income” or “financial services income” which is treated separately from other types of income for purposes of computing the foreign tax credit allowable to you. Special rules apply in determining the foreign tax credit limitation with respect to dividends that are subject to the maximum 15% tax rate. No U.S. foreign tax credit will be allowed to U.S. holders of shares or ADSs in respect of any personal property or similar tax imposed by Luxembourg (or any taxing authority thereof or therein).

Distributions of additional shares to U.S. holders with respect to their shares or ADSs that are made as part of a pro rata distribution to all our shareholders generally will not be subject to U.S. federal income tax.

Taxation of Capital Gain

Subject to the PFIC rules discussed below, if you are a U.S. holder and you sell or otherwise dispose of your shares or ADSs, you will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the U.S. dollar value of the amount realized and your tax basis (determined in U.S. dollars) in such shares or ADSs. Generally such gain or loss will be long-term capital gain or loss if your holding period for such shares or ADSs exceeds one year. Long-term capital gain of a non-corporate U.S. holder that is recognized before January 1, 2009 is generally subject to a maximum tax rate of 15%. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes.

PFIC Rules

We believe that, as of the date of this prospectus, Tamsa shares and ADSs should not be treated as stock of a PFIC for U.S. federal income tax purposes. We believe that our shares and ADSs should not be treated as stock of a PFIC for U.S. federal income tax purposes, but this conclusion is a factual determination made annually and thus may be subject to change.

In general, if you are a U.S. holder we will be a PFIC with respect to you if, for any taxable year in which you held our ADSs or shares:

•	at least 75% of our gross income for the taxable year is passive income; or

•	at least 50% of the value, determined on the basis of a quarterly average, of our assets is attributable to assets that produce or are held for the production of passive income.

Passive income generally includes dividends, interest, royalties, rents (other than certain rents and royalties derived in the active conduct of a trade or business), annuities and gains from assets that produce passive income. If a foreign corporation owns at least 25% by value of the stock of another corporation, the foreign corporation is treated for purposes of the PFIC tests as owning its proportionate share of the other corporation’s assets, and as receiving directly its proportionate share of the other corporation’s income.

If you are a U.S. holder that did not make a mark-to-market election and we are treated as a PFIC, you would be subject to special rules with respect to:

•	any gain realized on the sale or other disposition of our shares or ADSs; and

•	any “excess distribution” that we make to you (generally, any distributions to you during a single taxable year that are greater than 125% of the average annual distributions received by you in respect of the shares or ADSs during the three preceding taxable years or, if shorter, your holding period for the shares or ADSs).

Under these rules:

•	the gain or excess distribution would be allocated ratably over your holding period for our shares or ADSs;

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•	the amount allocated to the taxable year in which the gain or excess distribution was realized would be taxable as ordinary income;

•	the amount allocated to each prior year, with certain exceptions, would be subject to tax as ordinary income at the highest applicable tax rate in effect for that year; and

•	the interest charge generally applicable to underpayments of tax would be imposed in respect of the tax attributable to each such year.

If you own shares in a PFIC that are treated as marketable stock, you may also make a mark-to-market election. Although stock traded on a “qualified” foreign exchange may be considered “marketable stock,” the United States Internal Revenue Service has not yet identified specific foreign exchanges that are “qualified” for this purpose. If you make this election, you will not be subject to the PFIC rules described above. Instead, in general, you will include as ordinary income each year the excess, if any, of the fair market value of your shares or ADSs at the end of the taxable year over your adjusted basis in your shares or ADSs. These amounts of ordinary income will not be eligible for the favorable tax rates applicable to qualified dividend income or long-term capital gains. You will also be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of your shares or ADSs over their fair market value at the end of the taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). Your basis in the shares or ADSs will be adjusted to reflect any such income or loss amounts.

In addition, notwithstanding any election you make with regard to the shares or ADSs, dividends that you receive from us will not constitute qualified dividend income to you if we are a PFIC either in the taxable year of the distribution or the preceding taxable year. Dividends that you receive that do not constitute qualified dividend income are not eligible for taxation at the 15% maximum rate applicable to qualified dividend income. Instead, you must include the gross amount of any such dividend paid by us out of our accumulated earnings and profits (as determined for United States federal income tax purposes) in your gross income, and it will be subject to tax at rates applicable to ordinary income.

If you are a U.S. holder who owns our shares or ADSs during any year that we are a PFIC, you must file Internal Revenue Service Form 8621.

Backup Withholding and Information Reporting

If you are a non-corporate U.S. holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

•	dividend payments or other taxable distributions made to you by a U.S. paying agent or other U.S. intermediary, or otherwise within the United States; and

•	the payment of proceeds to you from the sale of shares or ADSs effected at a United States office of a broker.

Additionally, backup withholding may apply to such payments if you:

•	fail to provide an accurate taxpayer identification number;

•	are notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns; or

•	in certain circumstances, fail to comply with applicable certification requirements.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the United States Internal Revenue Service.

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Luxembourg Tax Consequences

Tax Consequences for the Company

Tax Treatment of the Company

We were incorporated in Luxembourg as a holding company according to the law of July 31, 1929.

Because our share capital exceeds €24 million, we qualify and have opted for the special status of a billionaire holding company as provided in the grand-ducal decree of December 17, 1938.

As a billionaire holding company, we are not subject to corporate income tax, municipal business tax, net wealth tax or capital gains tax in Luxembourg, nor to withholding tax (including with respect to dividends).

We are, however, subject to taxation in Luxembourg on dividends distributed by us and on interest paid to holders of bonds and other securities and on certain fees paid to non-resident directors (or statutory auditors or liquidators). This tax is calculated as follows:

•	Where the total interest paid each year to holders of bonds and other comparable securities amounts to or exceeds €2.4 million:

•	3% on interest paid to holders of bonds and other similar securities;

•	1.8% on dividends, profit quotas and remunerations on the first €1.2 million; and

•	0.1% on any surplus dividends, profit quotas and remunerations.

•	Where the total interest paid each year to holders of bonds and other comparable securities is less than €2.4 million:

•	3% on interest paid to holders of bonds and other securities;

•	3% on dividends, profit quotas and remuneration, up to a maximum amount corresponding to the difference between €2.4 million and the total interest paid to holders of bonds and on other comparable negotiable securities;

•	1.8% on any surplus dividends, profit quotas and remunerations on the first €1.2 million; and

•	0.1% on any surplus dividends, profit quotas and remunerations.

As a billionaire holding company, we will in all cases be subject to a minimum annual flat tax of €48,000.

Increase in the Company’s Capital

The exchange of Tamsa shares or ADSs and other assets for Tenaris shares or ADSs will result in an increase in our capital. The amount of the capital increase will be subject to a 1% tax on the value of such contribution payable by us under Luxembourg law of December 29, 1971 on capital duty, as amended.

Ownership and Disposition of Tenaris Shares or ADSs

Holders of Tenaris shares or ADSs will not be subject to Luxembourg income tax, wealth tax or capital gains tax in respect of those shares or ADSs, except for individuals resident (or, in certain circumstances, formerly resident) in Luxembourg, entities organized in Luxembourg or entities domiciled or having a permanent establishment in Luxembourg. For purposes of Luxembourg tax law, you are deemed to be an individual resident in Luxembourg, subject to treaty provisions, if you have your domicile or your usual place of residence in Luxembourg.

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Non-resident holders of Tenaris shares or ADSs are not subject to Luxembourg income tax, wealth tax or capital gains tax in respect of those shares or ADSs, provided, however, that a non-resident holder will be subject to Luxembourg tax on capital gains derived from the disposition of Tenaris shares or ADSs held for six months or less if such non-resident holder has owned alone, or together with his spouse or minor children, directly or indirectly at any point in time within the five year term preceding the disposition, more than 10% of our share capital.

No inheritance tax is payable by a holder of Tenaris shares or ADSs except if the deceased holder was a resident of Luxembourg at the time of death.

There is no Luxembourg transfer or stamp tax on the purchase or disposition of Tenaris shares or ADSs.

Mexican Tax Consequences

This discussion relating to Mexican tax consequences only applies to you if you are a resident of Mexico. If you are a Mexican citizen, you are presumed to be a resident in Mexico for tax purposes unless you prove otherwise. If you are a non-Mexican citizen with a permanent residence in Mexico, you are a resident in Mexico for tax purposes, unless you have resided 184 days or more in any calendar year period in another country, and you have obtained residence for tax purposes in such country. A company is considered a resident of Mexico if it was organized under Mexican law or if its principal executive offices or its headquarters are located in Mexico.

Exchange of Tamsa Shares or ADSs for Tenaris ADSs

Tamsa’s shares are listed on the Mexican Stock Exchange and Tamsa’s ADSs are listed on the AMEX. As discussed above, however, we are required under Mexican law, to cause the delisting of Tamsa from the Mexican Stock Exchange. Accordingly, effective on •, 2003, we petitioned the Mexican Stock Exchange to delist the Tamsa shares, subject to applicable law. Furthermore, we expect that Tamsa, following consummation of this exchange offer, will no longer meet the requirements of the AMEX for continued listing and we will, as soon as possible thereafter, petition, or cause Tamsa to petition, the AMEX to delist the Tamsa shares and ADSs, subject to applicable law.

If you are a Mexican individual or a non-Mexican individual or company, any gain you realize from the exchange of Tamsa shares for Tenaris ADSs will be exempt from income tax:

•	if such exchange is conducted through the Mexican Stock Exchange or another recognized market, such as the AMEX; or

•	if the Tamsa shares or ADSs being exchanged were acquired through the Mexican Stock Exchange or another recognized market, including the AMEX, while such shares or ADSs were listed.

If you are a company organized in Mexico, or if your principal executive offices or your headquarters are located in Mexico, any gain you realize from the exchange of Tamsa shares or ADSs for Tenaris ADSs will be subject to income tax at the corporate tax rate applicable to you. Upon application to the Mexican tax authorities, a Mexican company that participates in the exchange may be permitted to assign the same tax basis in Tenaris ADSs as it had in the Tamsa shares or ADSs.

In general terms, the taxable capital gain (loss) is determined by adding the fair market value of Tenaris ADSs received pursuant to the exchange and any cash received, and deducting the tax basis for the Tamsa shares or ADSs tendered in the exchange. For Mexican tax purposes, the fair market value of Tenaris ADSs received pursuant to the exchange will be determined by the exchange ratio as of the closing of this exchange offer.

Losses arising from the exchange can be offset only against the same type of income (i.e., income derived from the sale, exchange or other disposition of shares or ADSs), provided that certain other requirements are met.

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Ownership and Disposition of Tenaris Shares or ADSs

The tax treaty between Mexico and Luxembourg does not apply to dividends paid by us or to the disposition of Tenaris shares or ADSs because we are not considered to be resident in Luxembourg for the purposes of that treaty as a result of our status as a tax exempt entity under Luxembourg law.

Taxation of Dividends

If you are a Mexican resident (individual or company), dividends paid to you on Tenaris shares or ADSs (whether paid in cash, property or other equity securities) are required to be included in your income and will be subject to tax at the individual or corporate rate applicable to you.

The amount of the dividend distribution that you must include in your income, if paid in a currency other than Mexican pesos, will be the Mexican peso value of the foreign currency payment made, determined at the spot foreign currency/Mexican peso rate on the date such dividend distribution must be included in your income, regardless of whether the payment is in fact converted into Mexican pesos.

Individuals are allowed a credit for any taxes withheld by us. Mexican companies are allowed a credit for any taxes withheld by us and any corporate taxes paid by us or by any of our direct subsidiaries in another jurisdiction with which Mexico has entered into a treaty regarding exchange of tax information, if those companies owned, during the six-month period preceding the relevant dividend payment date, either a direct interest of no less than 10% in our capital stock (in the case of a tax withheld or paid by us) or an indirect interest of no less than 5% in the respective subsidiary’s capital stock (in the case of a tax paid by that direct subsidiary).

Assets Tax

Mexican companies subject to Mexican income tax are also subject to Mexican assets tax at the rate of 1.8% on the company’s net assets. Because these two taxes are creditable against each other, Mexican companies are effectively subject to the higher of the two taxes. Tenaris shares and ADSs must be included in the assets tax basis.

Taxation of Capital Gains

If you are a Mexican individual or a non-Mexican individual or company, any gain you realize from the sale, exchange or other disposition of Tenaris shares or ADSs will be exempt from income tax if such sale, exchange or other disposition is conducted through the Mexican Stock Exchange or through another recognized market, such as the NYSE.

If you are a company organized in Mexico, or if your principal executive offices or your headquarters are located in Mexico, any gain you realize from the sale, exchange or other disposition of Tenaris shares or ADSs will be subject to income tax at the corporate tax rate applicable to you as discussed above.

Value Added Tax

The sale, exchange or other disposition of Tenaris shares or ADSs is exempt from value added tax in Mexico.

Inheritance Tax

There is no Mexican inheritance tax applicable to the transfer of Tenaris shares by hereditary succession.

Other Taxes

Mexico imposes no additional taxes on the ownership, transfer, exchange or disposition of Tenaris shares or ADSs. In addition, Mexico imposes no tax or fee to stamp, seal, issue or register Tenaris shares or ADSs.

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Market Price and Dividends

Market Price

Tenaris Shares and ADSs

Our shares are listed on the Buenos Aires Stock Exchange, the Mexican Stock Exchange and our ADSs are listed on the NYSE under the symbol “TS.” Our shares are listed on the Milan Stock Exchange under the symbol “TEN.” Trading on the NYSE, the Buenos Aires Stock Exchange and the Mexican Stock Exchange began on December 16, 2002, while trading on the Milan Stock Exchange began on December 17, 2002.

As of June 30, 2003, a total of 1,160,700,794 shares were registered in the Tenaris shareholders’ register. As of June 30, 2003, a total of 197,856,480 shares were registered in the name of the depositary for our ADR program. On June 30, 2003, the closing sales price for Tenaris shares on the Buenos Aires Stock Exchange was ARP7.20, on the Milan Stock Exchange was €2.20, and on June 25, 2003, the closing sales price for Tenaris shares on the Mexican Stock Exchange was MXP27.30.

New York Stock Exchange

As of June 30, 2003, a total of 19,785,648 Tenaris ADSs were registered of record. Each Tenaris ADS represents 10 Tenaris shares. JPMorgan Chase, as successor to Morgan Guaranty Trust Company of New York, or Morgan Guaranty, acts as Tenaris’s depositary for issuing ADRs evidencing the Tenaris ADSs. Fluctuations between the Argentine peso and the U.S. dollar will affect the U.S. dollar equivalent of the price of the shares on the Buenos Aires Stock Exchange and the price of the ADSs on the NYSE. Fluctuations between the Mexican peso and the U.S. dollar will affect the U.S. dollar equivalent of the price of the shares on the Mexican Stock Exchange and the price of the ADSs on the NYSE. Fluctuations between the Euro and the U.S. dollar will affect the U.S. dollar equivalent of the price of the shares on the Milan Stock Exchange and the price of the ADSs on the NYSE. On June 30, 2003, the closing price of the Tenaris ADSs on the NYSE was USD25.50.

	Price per ADS

	High	Low

2003
First quarter	22.95	19.30
Second quarter	25.81	21.85

	Price per ADS

Last Six Months	High	Low

January 2003	22.95	19.30
February 2003	22.39	20.21
March 2003	22.70	21.20
April 2003	24.28	21.85
May 2003	24.31	22.24
June 2003	25.81	22.85

Buenos Aires Stock Exchange

Set forth in the following table are reported high and low trade prices (in nominal Argentine pesos per share) of Tenaris’s shares on the Buenos Aires Stock Exchange for the stated periods.

	Price per Share

	High	Low

2003
First quarter	7.70	6.45
Second quarter	7.34	6.35

	Price per Share

Last Six Months	High	Low

January 2003	7.70	6.50
February 2003	7.49	6.45
March 2003	7.35	6.70
April 2003	7.13	6.40
May 2003	6.80	6.35
June 2003	7.34	6.48

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The Buenos Aires Stock Market, which is affiliated with the Buenos Aires Stock Exchange, is the largest stock market in Argentina. The Buenos Aires Stock Market is a corporation whose approximately 176 shareholder members are the only individuals and entities authorized to trade in securities listed on the Buenos Aires Stock Exchange. Trading on the Buenos Aires Stock Exchange is conducted by continuous open outcry from 12:00 P.M. to 5:00 P.M. each business day. The Buenos Aires Stock Exchange also operates a continuous market system from 9:30 A.M. to 6:00 P.M. each business day, on which privately arranged trades are registered and made public.

Although the Buenos Aires Stock Exchange is one of Latin America’s largest securities exchanges in terms of market capitalization, it remains relatively small and illiquid compared to major world markets and, therefore, subject to greater volatility. To control price volatility in the Buenos Aires Stock Exchange, the Buenos Aires Stock Market operates a system which suspends dealing in shares of a particular issuer for one half-hour when the price of the issuer’s shares increases or decreases by 10% relative to that day’s opening price and for the remainder of the day when the price increases or decreases by 15% relative to that day’s opening price. Investors in the Argentine securities market are mostly individuals, mutual and pension funds and companies. However, institutional investors, consisting of a limited number of mutual funds, represent a growing percentage of trading activity. The Argentine Congress passed amendments to the social security laws, effective July 1, 1994, which partially privatized the government social security system and have increased substantially the assets of Argentine institutional pension funds and the volume of trading on the Buenos Aires Stock Exchange. In addition, pursuant to amendments to the social security laws, Argentine institutional pension funds may now invest in securities issued in connection with initial public offerings.

The information regarding the Argentine equities market set forth in the following table was obtained from the Buenos Aires Stock Exchange.

	Argentine Equities Market(1)

	2002	2001	2000	1999	1998

Market capitalization (U.S. dollars in billions)(2)	103.3	192.50	165.80	83.88	45.29
Average daily trading volume (U.S. dollars in millions)(3)	17.8	17.35	24.11	36.96	105.00
Number of listed companies	114	119	125	125	131

(1)	At December 31 for each year shown.

(2)	End-of-period figures for shares traded on the Buenos Aires Stock Exchange.

(3)	Including trading of equity on the Buenos Aires Stock Exchange.

Mexican Stock Exchange

Set forth in the following table are reported high and low trade prices (in nominal Mexican pesos per share) of Tenaris’s shares on the Mexican Stock Exchange for the stated periods.

	Price per Share

	High	Low

2003
First quarter	25.50	19.81
Second quarter	27.30	22.50

	Price per Share

Last Six Months	High	Low

January 2003	23.90	19.81
February 2003	24.70	22.00
March 2003	25.50	23.22
April 2003	25.70	23.35
May 2003	24.63	22.50
June 2003	27.30	22.65

The Mexican Stock Exchange is the only stock exchange in Mexico. It is organized as a corporation whose shareholders are the only entities authorized to trade in securities listed on the Exchange. Trading on the Mexican Stock Exchange is conducted electronically from 8:30 A.M. to 3:00 P.M. each business day.

Although the Mexican Stock Exchange is one of Latin America’s largest securities exchanges in terms of market capitalization, it remains relatively small and illiquid compared to major world markets, and, therefore, subject to

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greater volatility. Investors in the Mexican Securities Market are mostly individuals, mutual and pension funds and companies.

The information regarding the Mexican equities market set forth in the following table was obtained from the Mexican Stock Exchange.

	Mexican Equities Market(1)

	2002	2001	2000	1999	1998

Market capitalization (U.S. dollars in billions)(2)	104.65	126.62	125.68	153.49	91.98
Average daily trading volume (U.S. dollars in millions)(3)	105.87	150.94	165.05	137.80	121.91
Number of listed companies	169	172	177	190	195

(1)	At December 31 for each year shown.

(2)	End-of-period figures for shares traded on the Mexican Stock Exchange.

(3)	Including trading of equity on the Mexican Stock Exchange.

Milan Stock Exchange

Set forth in the following table are reported high and low trade prices (in Euros per share) of Tenaris’s shares on the Milan Stock Exchange for the stated periods.

	Price per Share

	High	Low

2003
First quarter	2.16	1.79
Second quarter	2.24	1.90

	Price per Share

Last Six Months	High	Low

January 2003	2.16	1.79
February 2003	2.07	1.81
March 2003	2.07	1.91
April 2003	2.18	2.00
May 2003	2.14	1.90
June 2003	2.24	1.93

The information regarding the Italian equities market set forth in the following table was obtained from the Milan Stock Exchange.

	Italian Equities Market(1)

	2002	2001	2000	1999	1998

Market capitalization (U.S. dollars in billions)(2)	480.23	526.85	771.51	731.10	566.08
Average daily trading volume (U.S. dollars in millions)(3)	2,637.10	2,249.14	3,127.16	2,110.65	1,863.99
Number of listed companies	295	294	297	270	243

(1)	At December 31 for each year shown.

(2)	End-of-period figures for shares traded on the Milan Stock Exchange.

(3)	Including trading of equity on the Milan Stock Exchange.

Tamsa Shares and ADSs

Tamsa’s shares are listed on the Mexican Stock Exchange and its ADSs are listed on the AMEX.

Mexican Stock Exchange

Until December 13, 2002, the principal trading market for Tamsa’s shares was the Mexican Stock Exchange. Although Tamsa’s shares continue to be listed on the Mexican Stock Exchange, following the announcement of the results of our previous exchange offer, there have been no transactions with respect to Tamsa’s shares on the Mexican Stock Exchange. Effective on •, 2003, Tenaris petitioned the Mexican Stock Exchange to delist Tamsa’s shares, subject to applicable law.

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Set forth in the following table are reported high and low trade prices (in nominal Mexican pesos per share) of Tamsa’s shares on the Mexican Stock Exchange for the stated periods. For comparative purposes only, the amounts shown below have been adjusted retroactively to reflect the stock split that occurred in July 2001.

	Price per Share

	High	Low

2003(1)
First quarter	16.50	16.50
Second quarter	16.50	16.50
2002
First quarter	19.52	15.91
Second quarter	20.50	17.50
Third quarter	19.45	16.15
Fourth quarter(1)	19.80	16.50
2001
First quarter	31.00	20.64
Second quarter	25.00	19.80
Third quarter	24.10	17.20
Fourth quarter	20.80	14.35
2000
First quarter	31.60	23.80
Second quarter	30.80	22.57
Third quarter	32.70	25.82
Fourth quarter	31.98	23.46
1999
First quarter	17.32	12.36
Second quarter	22.80	16.72
Third quarter	23.60	17.40
Fourth quarter	26.66	20.00
1998
First quarter	34.78	25.60
Second quarter	31.50	23.00
Third quarter	24.60	9.40
Fourth quarter	19.60	12.80

	Price per Share

Last Six Months(1)	High	Low

January 2003	16.50	16.50
February 2003	16.50	16.50
March 2003	16.50	16.50
April 2003	16.50	16.50
May 2003	16.50	16.50
June 2003	16.50	16.50

(1)	Following the announcement on December 16, 2002, of the results of our previous exchange offer, there have been no transactions with respect to Tamsa’s shares on the Mexican Stock Exchange.

On December 13, 2002, the last full trading day on which Tamsa’s shares were traded on the Mexican Stock Exchange, the closing sales price for Tamsa’s shares was MXP16.50. As of June 30, 2003, there were 339,284,120 issued and outstanding shares of common stock of Tamsa, including 18,513,280 shares deposited with Banco Nacional de México, S.A., Institución de Banca Múltiple, Grupo Financiero Banamex Accival, or Banamex, as agent for JPMorgan Chase (as successor to Morgan Guaranty), or the depositary, as depositary under the Deposit Agreement dated January 1, 1964 as amended and restated as of June 1, 1991, October 15, 1991, July 1, 1993 and September 12, 1996 and amended as of July 9, 2001 and May 28, 2003 among Tamsa, the depositary and all holders from time to time of Tamsa’s ADSs.

On March 31, 2003, Tenaris announced that it intends to cause the delisting of Tamsa from the Mexican Stock Exchange and the American Stock Exchange, the termination of Tamsa’s ADR facility and, if and when appropriate,

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the termination of Tamsa’s registration with the SEC. Tenaris also announced that, subject to the approvals of the U.S. and Mexican Securities regulators, it intends to effect an exchange of its shares and ADSs for any Tamsa shares and ADSs not held by Tenaris or its affiliates in accordance with Mexican and U.S. laws. Tenaris stated that it did not expect to obtain the requisite approvals, and consequently be in a position to propose any exchange of shares and ADSs, prior to June 2003. On April 30, 2003, Tamsa’s shareholders’ meeting gave the requisite approvals to effect such exchange. Effective on •, 2003, Tenaris petitioned the Mexican Stock Exchange to delist Tamsa’s shares, subject to applicable law.

As of June 30, 2003, 320,414,223 shares of common stock (representing 94.44% of the total capital stock of Tamsa) had been registered with the National Foreign Investment Registry maintained by the Secretaría de Comercio y Fomento Industrial, or SECON (now called Secretaría de Economía), as being owned directly or indirectly by the Company. These amounts exclude 3,650,000 shares for 1999, 2000, 2001 and 2002, which were held in treasury in 2002 and held in 1999, 2000 and 2001 by a wholly-owned subsidiary of Tamsa.

Tamsa is a 49.0% shareholder of Sidtam, a limited liability company organized under the laws of the British Virgin Islands. Siderca holds the remaining 51.0% of the capital stock of Sidtam. The purpose of Tamsa’s investment in Sidtam is to participate in different types of investment projects, including, among others, the purchase of shares of Tamsa. Tamsa’s board of directors has authorized a capital contribution to Sidtam in an amount sufficient for Tamsa to participate proportionately in the purchase by Sidtam of 2,000,000 shares of Tamsa’s capital stock. As of December 31, 2002, Sidtam held 9,700,000 shares of Tamsa.

On March 2, 2001, Tamsa’s board of directors proposed a five-for-one stock split. Tamsa’s shareholders approved at the extraordinary shareholders’ meeting held on April 27, 2001, the five-for one stock split effective as of July 10, 2001. As a result, holders received five shares for each share held by them. Additionally, a modification of the ratio of ADSs to shares, from one ADS for each share to one ADS for each five shares, was approved. The increase in the number of shares issued and outstanding did not modify the capital stock. Tamsa issued 342,934,120 shares in exchange for the then outstanding 68,586,824 shares. New shares issued as a result of the stock split have the same rights as the shares then issued and outstanding.

American Stock Exchange

As of June 30, 2003, a total of 3,702,656 ADSs were registered of record. Each ADS represents five shares of common stock of Tamsa. JPMorgan Chase, as successor to Morgan Guaranty, acts as depositary for issuing ADRs evidencing the ADSs. Fluctuations between the Mexican peso and the U.S. dollar will affect the U.S. dollar equivalent of the price of the shares on the Mexican Stock Exchange and the price of the ADSs on the AMEX. On June 30, 2003, the closing price of the Tamsa ADSs on the AMEX was USD13.20.

	Price per ADS

	High	Low

2003
First quarter	11.40	9.65
Second quarter	13.38	10.70
2002
First quarter	10.70	8.65
Second quarter	11.00	9.20
Third quarter	9.95	8.25
Fourth quarter	9.76	8.38
2001
First quarter	16.25	10.80
Second quarter	13.89	10.01
Third quarter	13.25	9.00
Fourth quarter	11.25	7.85
2000
First quarter	16.88	12.38
Second quarter	16.38	12.19
Third quarter	17.44	13.69
Fourth quarter	16.94	12.57

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	Price per ADS

	High	Low

1999
First quarter	9.00	6.00
Second quarter	12.44	8.56
Third quarter	12.56	9.13
Fourth quarter	14.38	10.44
1998
First quarter	21.13	15.31
Second quarter	19.00	12.19
Third quarter	13.63	4.50
Fourth quarter	9.88	6.38

	Price per ADS

Last Six Months	High	Low

January 2003	11.39	9.65
February 2003	10.95	10.50
March 2003	11.40	10.45
April 2003	12.30	10.70
May 2003	12.61	11.00
June 2003	13.38	11.20

Dividends

Tenaris

We do not have, and have no current plans to establish, a formal dividend policy governing the amount and payment of dividends. The amount and payment of dividends will be determined by a majority vote of Tenaris’s shareholders, generally, but not necessarily, based on the recommendation of our board of directors. Our controlling shareholder has the discretion to determine the amount and payment of future dividends. All shares of our capital stock rank pari passu with respect to the payment of dividends.

On August 27, 2002, we distributed to Tenaris’s shareholders an interim cash dividend of USD9.3 million, which equals the amount of the dividend we received on August 5, 2002, from Siderca. Under Luxembourg law, interim dividend distributions must be ratified by the Company’s annual shareholders’ meeting. On May 28, 2003, our general shareholders’ meeting ratified an interim cash dividend paid on August 27, 2002, and approved a cash dividend in the amount of USD115.0 million (USD0.10 per share and USD0.99 per ADS), which was paid on June 23, 2003, from the Company’s other distributable reserve account of USD206.7 million.

We conduct and will continue to conduct all of our operations through subsidiaries and, accordingly, our main source of cash to pay dividends will be the dividends received from our subsidiaries. See “Part Two—Risk Factors—Risks Relating to Tenaris’s Business—Our ability to pay cash dividends depends on the results of operations and financial condition of our subsidiaries and may be restricted by legal, contractual or other limitations.” These dividend payments will likely depend on the subsidiaries’ results of operations, financial condition, cash and capital requirements, future growth prospects and other factors deemed relevant by their respective boards of directors, as well as on any applicable legal restrictions.

Dividends may be lawfully declared and paid if our profits and distributable reserves are sufficient under Luxembourg law. The board of directors has power to initiate dividend installments pursuant to Luxembourg law, but payment of the dividends must be approved by our shareholders at the annual shareholders’ meeting, subject to the approval of our annual accounts.

Under Luxembourg law, at least 5% of our net profits per year must be allocated to the creation of a legal reserve until such reserve has reached an amount equal to 10% of our share capital. If the legal reserve later falls below the 10% threshold, at least 5% of net profits again must be allocated toward the reserve. The legal reserve is not available for distribution. At December 31, 2002, our legal reserve represented 10% of our share capital.

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Tamsa

Tamsa does not have a formal policy governing the amount and payment of dividends. The amount and payment of dividends are determined by majority vote of the shareholders of Tamsa, generally, but not necessarily, on the recommendation of Tamsa’s board of directors. Since we beneficially owned 94.44% of the capital stock of Tamsa as of June 30, 2003, we effectively have and will continue to effectively have the discretion to determine the amount and payment of future dividends. The payment of future dividends will also depend on Tamsa’s earnings, financial condition and other factors, including the requirements of Mexican law. All shares of Tamsa’s capital stock rank pari passu with respect to the payment of dividends.

Tamsa declared and paid dividends as follows:

•	Fiscal year 2002: USD29.7 million (or USD0.08748 per share, at the exchange rate of MXP11.0584 per dollar). This amount was paid on May 15, 2003, in cash.

•	Fiscal year 2001: USD30 million (or USD0.08748 per share, after the stock split, at the exchange rate of MXP9.1182 per dollar). This amount was paid on May 31, 2002, in cash.

•	Fiscal year 2000: USD30 million (or USD0.4374 per share at the exchange rate of MXP9.7025 per dollar). This amount was paid on May 31, 2001, in cash.

In addition, on April 30, 2003, Tamsa’s shareholders’ meeting approved the creation of a reserve for future dividends in the amount of USD70 million and delegated to Tamsa’s board of directors the power to declare and pay any dividends against this reserve, unless otherwise resolved by a subsequent shareholders’ meeting. No assurances are given as to if or when such dividends will be declared or paid.

The board of directors submits the consolidated financial statements of Tamsa for the preceding fiscal year, together with reports thereon by the statutory auditor, to the annual ordinary shareholders’ meeting for approval. Holders of Tamsa’s ADSs are entitled to vote at any shareholders’ meeting that may resolve on the payment of dividends, except that if Tamsa does not provide the depositary with the necessary voting materials on a timely basis, such holders of ADSs might not be able to exercise their voting rights. Tamsa has never failed to provide voting materials on a timely basis. On or before April 30 of each fiscal year, an ordinary shareholders’ meeting must be held to approve the consolidated financial statements and determine the allocation of Tamsa’s net income for the preceding fiscal year. Under Mexican law, the shareholders are required to allocate not less than 5% of net income per year to the legal reserve until the amount of the reserve equals 20% of Tamsa’s subscribed capital stock. If the legal reserve is subsequently reduced, dividends may not be paid until the legal reserve has been restored to its former level. The legal reserve is not available for distribution. At December 31, 2002, Tamsa’s legal reserve represented 8.64% of Tamsa’s subscribed capital stock, as adjusted. Under Tamsa’s by-laws, after the allocation to the legal reserve has been made, amounts may be segregated to fund additional reserves as determined by the shareholders’ meeting. The remainder of the retained earnings for the year may be distributed as dividends on capital stock or retained as a voluntary reserve, contingency reserve or other account, or any combination thereof, all as determined by the shareholders at the ordinary shareholders’ meeting. On April 30, 2003, Tamsa’s shareholders’ meeting approved an increase of the legal reserve by USD58.9 million.

Effect of the Exchange Offer on Market for Securities

Because we acquired control of more than 88% of Tamsa’s outstanding capital stock pursuant to the exchange offer consummated in December 2002, we are required, under Mexican law, to cause the delisting of Tamsa from the Mexican Stock Exchange and, in connection with the delisting, to establish a fiduciary account in Mexico with a term of at least six months and allocate to that fiduciary account the number of Tenaris shares necessary to acquire any remaining shares of Tamsa held in Mexico for the same consideration offered in the previous exchange offer. Accordingly, effective on •, 2003, we petitioned the Mexican Stock Exchange to delist the Tamsa shares, subject to applicable law. We also intend to cause Tamsa to terminate the deposit agreement relating to Tamsa’s ADSs effective on •, 2003. Furthermore, we expect that Tamsa, following consummation of this exchange offer, will no longer meet the listing requirements of the AMEX for continued listing and we will, as soon as possible thereafter,

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petition, or cause Tamsa to petition, the AMEX to delist the Tamsa shares and ADSs, subject to applicable law. The liquidity of any Tamsa shares outstanding after consummation of this exchange offer will be materially and adversely affected upon delisting as you will likely no longer have an active trading market for such Tamsa shares.

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PART FOUR

INFORMATION ABOUT TENARIS

Business

The discussion of Tenaris’s business that follows is based on the consolidated combined financial statements of Tenaris included elsewhere in this prospectus. See “Presentation of Certain Financial and Other Information—Accounting Principles—Tenaris” and notes A and B to the consolidated combined financial statements of Tenaris included elsewhere in this prospectus.

Overview

Tenaris is a leading global manufacturer and supplier of seamless steel pipe products and associated services to the oil and gas, energy and other industries, with production, distribution and service capabilities in key markets worldwide. Tenaris’s principal products include casing, tubing, line pipe, and mechanical and structural pipes.

In the last decade, Tenaris has successfully expanded its business through a series of strategic investments. Tenaris now operates a worldwide network of seamless steel pipe operations with manufacturing facilities in South America, North America, Europe and Asia and an annual production capacity of over three million tons of seamless steel pipe products, compared to 800,000 tons in the early 1990s. In addition, Tenaris has developed competitive and far reaching global distribution capabilities, with a direct presence in most major oil and gas markets. In 2002, Tenaris had net sales of USD3,219.4 million, operating income of USD471.9 million and net income of USD94.3 million. (Net income before the minority interest attributable to shares in Siderca, Tamsa and Dalmine that were acquired pursuant to our previous exchange offer completed on December 17, 2002, was USD193.8 million).

Tenaris believes that it is a leading player in the international trade market of seamless pipes based on estimated market share, with particular strength in the international trade market of seamless casing and tubing for the oil and gas industry, which are collectively known as oil country tubular goods, or OCTGs.

Tenaris provides tubular products and associated services to its customers around the world through global business units serving specific market segments and local business units serving the local markets where it has production facilities. The global business units include:

•	Tenaris Oilfield Services, responding to the tubular needs of oil and gas companies in their drilling activities;

•	Tenaris Pipeline Services, responding to the tubular needs of oil and gas and other energy companies in their activities of transporting fluids and gases;

•	Tenaris Process and Power Plant Services, responding to the tubular needs of refineries, petrochemical companies and energy generating plants for construction and maintenance purposes; and

•	Tenaris Industrial and Automotive Services, responding to the tubular needs of automobile and other industrial manufacturers.

In addition to its investments in seamless steel pipe operations worldwide, Tenaris controls a 100% interest in Siat S.A.I.C., or Siat, and holds 99.2% of the voting stock of Confab. We believe that Siat and Confab are the leading producers of welded steel pipes in Argentina and Brazil, respectively, with a combined annual production capacity of 850,000 tons.

Tenaris also beneficially owns 100% of the capital stock of Dalmine Energie S.p.A., or Dalmine Energie, a supplier of electricity and natural gas to many industrial companies in central and northern Italy.

History and Corporate Organization

Tenaris began with the formation of Siderca by San Faustín’s predecessor in Argentina in 1948. Siat, an Argentine welded steel pipe manufacturer, was acquired in 1986. Tenaris grew organically in Argentina and then, in the early 1990s, began to evolve beyond its initial base in Argentina into a global business through a series of strategic investments. These investments included the acquisition, directly or indirectly, of controlling or substantial interests in:

•	Tamsa, the sole Mexican producer of seamless steel pipe products (June 1993);

•	Dalmine, a leading Italian producer of seamless steel pipe products (February 1996);

•	Tavsa, the sole Venezuelan producer of seamless steel pipe products (October 1998);

•	Confab, the leading Brazilian producer of welded steel pipe products (August 1999);

•	NKKTubes, a leading Japanese producer of seamless steel pipe products and source of advanced seamless steel pipe manufacturing technology (August 2000); and

•	AlgomaTubes, the sole Canadian producer of seamless steel pipe products (October 2000).

In addition, Tenaris, through Tenaris Global Services, has developed a global network of pipe distribution and service facilities with a direct presence in most major oil and gas markets.

In December 2002, Tenaris became a publicly listed company after completing an exchange offer for the outstanding shares and ADSs of its three main operating subsidiaries.

Below is a simplified diagram of Tenaris’s corporate structure, as of June 30, 2003:

(1)	The remainder of Confab is owned by the public. As of June 30, 2003, Siderca held 99.22% of Confab’s voting stock.

(2)	As of June 30, 2003, the remainder of NKKTubes was beneficially owned by JFE Holdings Inc.

(3)	As of June 30, 2003, the remainder of Tavsa was owned by the Republic of Venezuela through the Corporación Venezolana de Guayana.

Our Competitive Strengths

Tenaris believes its main competitive strengths include:

•	its global production, commercial and distribution capabilities, offering a full product range with flexible supply options backed up by local service capabilities in important oil and gas producing and industrial regions around the world;

•	its ability to provide value-added services worldwide;

•	its ability to design and manufacture technologically advanced products;

•	its solid and diversified customer base and historic relationships with major international oil and gas companies around the world;

•	its low-cost operations, primarily at state-of-the-art, strategically located production facilities with favorable access to raw materials, energy and labor, and more than 45 years of operating experience; and

•	its strong balance sheet.

Tenaris’s Business Strategy

Tenaris’s business strategy is to continue expanding its operations internationally and further consolidate its position as a leading supplier of high-quality tubular products and services worldwide to the oil and gas, energy and mechanical industries by:

•	completing the integration of the operations of its subsidiaries to provide customers a complete range of products worldwide and to maximize operational flexibility and synergies;

•	developing a comprehensive range of value-added services designed to enable customers to reduce working capital and inventory requirements while integrating Tenaris’s production activities with the customer supply chain; and

•	continuing to pursue strategic acquisition opportunities.

Completing the integration of the operations of its subsidiaries

Tenaris believes that it will reinforce its strong position in the international seamless steel pipe market and its leading presence in the domestic markets of its operating subsidiaries by completing the integration of the operations of those subsidiaries following the consummation of its previous exchange offer in December 2002. Tenaris has taken and continues to take several steps to integrate these operations, including:

•	the reorganization of the commercial activities of its subsidiaries under global and local customer-focused business units;

•	the common use of the Tenaris brand, launched in May 2001, with which Tenaris is positioning itself as an integrated supplier of high-value products and industry-leading services;

•	the sharing of operational technology and coordination of Tenaris’s research and development activities; and

•	the reorganization of Tenaris’s procurement, information technology, or IT, and premium joint licensing activities.

By aligning the interests of all shareholders through its previous exchange offer in December 2002, Tenaris seeks to pursue further integration of its operations and thereby expects to continue to increase flexibility and synergies across six seamless and two welded pipe mills and their common commercial network organized under Tenaris Global Services.

Developing value-added services

Tenaris continues to develop its capabilities to supply value-added services to its customers worldwide. These services seek to enable its customers to reduce costs and concentrate on their core businesses. They are also intended to enable Tenaris to differentiate itself from its competition, further strengthen Tenaris’s relationship with its customers worldwide through long-term agreements and to capture more of the value in the supply chain. These value-added services include:

•	working with its customers to anticipate their needs and develop customized products for particular applications;

•	providing comprehensive pipe management services, including just-in-time, or JIT, delivery and stocking programs; and

•	developing integrated supply chain management services through alliances with specialist service providers and extensive use of information technology.

Pursuing strategic acquisition opportunities

Tenaris has a solid record of growth through strategic acquisitions. Tenaris is actively pursuing selective strategic acquisitions as a means to expand its operations, enhance its global competitive position and capitalize on potential operational synergies.

Tenaris’s Products

Tenaris’s principal finished products are seamless steel pipes casing and tubing, seamless steel line pipe and various other mechanical and structural seamless pipes for different uses. Tenaris also produces welded steel pipes for oil and gas pipelines and industrial uses, as well as pipe accessories. Tenaris manufactures most of its seamless steel products in a wide range of specifications, which vary in width, length, thickness, finishings and grades.

Seamless steel casing. Seamless steel casing is used to sustain the walls of oil and gas wells during and after drilling.

Seamless steel tubing. Seamless steel tubing is used to extract crude oil and natural gas after drilling has been completed.

Seamless steel line pipe. Seamless steel line pipe is used to transport crude oil and natural gas from wells to refineries, storage tanks and loading and distribution centers.

Seamless steel mechanical and structural pipes. Seamless steel mechanical and structural pipes are used by the general industry for various applications, including the transportation of other forms of gas and liquids under high pressure.

Cold-drawn pipe. The cold-drawing process permits the production of pipe with the diameter and wall thickness required for use in boilers, superheaters, condensers, heat exchangers, automobile production and several other industrial applications.

Premium joints and couplings. Premium joints and couplings are specially designed connections used to join lengths of seamless steel casing and tubing for use in high temperature or high pressure environments. A significant portion of our seamless steel casing and tubing products are supplied with premium joints and couplings. Tenaris owns the intellectual property rights to the Antares and NKK range of premium connections and holds licensing rights to manufacture and sell the Atlas Bradford range of premium connections outside of the United States.

Welded steel pipes. Welded steel pipes are processed from steel sheets and plates and are used for the conveying of fluids at low, medium and high pressure, and for mechanical and structural purposes.

Production Process and Facilities

Tenaris believes its primarily low-cost production facilities are a result of:

•	state-of-the-art, strategically located plants;

•	favorable access to high quality raw materials, energy and labor at competitive costs;

•	operating history of more than 45 years, which translates into solid industrial know-how;

•	constant benchmarking and best-practices sharing among the different facilities;

•	increasing specialization of each of our facilities in specific product ranges; and

•	intensive use of information technology in our production processes.

Tenaris’s seamless steel pipe production facilities are located in South America, North America, Europe and Asia. In addition, Tenaris manufactures welded pipe products in facilities in Argentina and Brazil, and tubular accessories such as sucker rods (used in oil and gas drilling) and couplings in Argentina and pipe fittings in Mexico.

The following table shows Tenaris’s aggregate installed production capacity of seamless and welded steel pipes and steel bars at the dates indicated as well as the aggregate actual production volumes for the periods indicated. The figures for effective annual capacity are based on Tenaris’s estimates of effective annual production capacity under present conditions.

	At or for the year ended December 31,

Thousands of tons	2002	2001	2000

Seamless Steel Pipe
Effective Capacity (annual)	3,125	3,125	3,100
Actual Production	2,194	2,462	2,146
Steel Bars
Effective Capacity (annual)	2,850	2,850	2,850
Actual Production	2,310	2,544	2,381
Welded Steel Pipe
Effective Capacity (annual)	850	850	850
Actual Production	561	470	257

South America

Tenaris’s principal manufacturing facility in South America, operated by Siderca, is a fully integrated, strategically located plant on the banks of the Paraná river near the town of Campana, approximately 80 kilometers from Buenos Aires, Argentina. The Campana plant was inaugurated in 1954. Situated on over 300 hectares, the plant includes a state-of-the-art seamless pipe mill and has an effective annual production capacity of 820,000 tons of seamless steel pipe (with an outside diameter range of 1¼ to 11 inches) and 1,100,000 tons of steel bars.

The Campana facility comprises:

•	a Midrex direct reduced iron, or DRI, production plant;

•	a steel shop with two production lines, each including an electric arc furnace, refining equipment, four-strand continuous caster and a cooling bed;

•	two continuous mandrel mills, each including a rotary furnace, direct piercing equipment, a stretch reducing mill and a cooling bed;

•	six finishing lines, including heat treatment facilities, upsetting machines, threading and inspection equipment and make-up facilities;

•	a cold-drawn mill; and

•	a port on the Paraná river for the supply of raw materials and the shipment of finished products.

The major operational units at the Campana facility and corresponding effective annual production capacity (in thousands of tons per year) as of December 31, 2002, the year operations commenced and the year of the latest major overhaul, are as follows:

	Effective
	Production
	Capacity	Year Operations
	(annual)	Commenced

DRI	820	1976
Steel Shop
Production Line I	400	1971
Production Line II	700	1987
Mandrel Mill I	300	1977
Mandrel Mill II	520	1988
Cold-Drawn Mill	20	1962

In addition to the Campana facility, Tenaris has manufacturing facilities, operated by Metalmecánica S.A. and Metalcentro, at Villa Mercedes in the province of San Luis, Argentina, for the production of tubular accessories such as sucker rods and pipe protectors.

In South America, Tenaris also has a seamless steel pipe plant in Venezuela, operated by Tavsa and located within the Sidor manufacturing complex on the banks of the Orinoco river in the eastern part of the country. Situated on an area of 38 hectares, the plant includes a pilger mill and finishing line (including threading facilities) and produces seamless pipe products with an outside diameter range of 6 to 16 inches. The plant was operated as part of Sidor until shortly before it was privatized and sold to Tamsa in 1998. After conclusion of a modernization program in 2000, Tavsa reached an annual production capacity of 65,000 tons. Steel bars used to produce seamless steel pipe in Venezuela are supplied by Sidor.

North America

Tenaris’s principal manufacturing facility in North America, operated by Tamsa, is an integrated plant located near Pemex’s major exploration and drilling operations, about thirteen kilometers from the port of Veracruz. Veracruz is located on the east coast of Mexico, approximately 400 kilometers from Mexico City. The Veracruz plant was inaugurated in 1954. Situated on an area of 200 hectares, the plant includes a state-of-the-art seamless pipe mill and has an installed annual production capacity of 780,000 tons of seamless steel pipes (with an outside diameter range of 2 to 20 inches) and 850,000 tons of steel bars. The plant is served by two highways and a railroad and is close to the port of Veracruz.

The Veracruz facility comprises:

•	a steel shop, including an electric arc furnace, refining equipment, four-strand continuous caster and a cooling bed;

•	a multi-stand pipe mill, including a continuous mandrel mill, rotary furnace, direct piercing equipment and a cooling bed;

•	a pilger pipe mill, including a rotary furnace, direct piercing equipment, a reheating furnace and a cooling bed;

•	six finishing lines, including heat treatment facilities, upsetting machines and threading and inspection equipment;

•	a stretch reducing mill, including cutting saws and a cooling bed;

•	a cold-drawn mill; and

•	automotive components production machinery.

The major operational units at the Veracruz facility and corresponding annual installed production capacity (in thousands of tons per year, except for auto components facility, which is in millions of parts) as of December 31, 2002, and the year operations commenced, are as follows:

	Installed
	Production	Year
	Capacity	Operations
	(annual)	Commenced

Steel Shop	850	1986
Multi-Stand Pipe Mill	700	1983
Pilger Mill	80	1954
Cold-Drawn Mill	10	1963
Auto Components Facility	5	2001

In addition to the Veracruz facility, Tamsa operates a recently-acquired manufacturing facility near Monterrey in the state of Nuevo León, Mexico, for the production of pipe fittings. This facility has an annual production capacity of 15,000 tons.

Tenaris also has a seamless steel pipe manufacturing facility in Canada, operated by AlgomaTubes and located adjacent to the Algoma Steel manufacturing complex in Sault Ste. Marie near the mouth of Lake Superior in the province of Ontario. The facility includes a retained mandrel mill, a stretch reducing mill and heat treatment and finishing facilities producing seamless pipe products with an outside diameter range of 2 to 7 inches. The effective annual capacity of the facility is 250,000 tons. The plant was originally inaugurated in 1986 and was operated as part of Algoma Steel until shortly before it was leased to Tenaris in 2000. Steel bars are sourced from excess steelmaking capacity at the Campana and Veracruz plants and from third party suppliers. On May 23, 2003, Tenaris announced that it had signed a letter of intent to purchase for a price of 12.5 million Canadian dollars land and manufacturing facilities in Canada currently leased by AlgomaTubes. The purchase is scheduled to be completed by the end of the year but remains subject to an agreement with the United Steelworkers of America and various approvals by the Canadian government.

Europe

Tenaris’s principal manufacturing facility in Europe, operated by Dalmine, is an integrated plant located in the town of Dalmine close to the industrial region of Bergamo, about 40 kilometers from Milan in northern Italy. Situated on an area of 150 hectares, the plant includes a state-of-the-art seamless pipe mill and has an annual production capacity of 800,000 tons of seamless steel pipes and 900,000 tons of steel bars.

The main Dalmine facility comprises:

•	a steel shop, including an electric arc furnace, two ladle furnaces, two continuous casters and a cooling bed;

•	a continuous floating mandrel mill with two finishing lines;

•	a retained mandrel mill with three finishing lines;

•	a rotary expander with a finishing line;

•	a pilger pipe mill with a finishing line; and

•	cold drawing facilities.

The major operational units at the main Dalmine facility and corresponding annual effective production capacity (in thousands of tons per year) as of December 31, 2002, the year operations commenced and the year of the latest major overhaul, are as follows:

	Effective
	Production	Year
	Capacity	Operations
	(annual)	Commenced

Steel Shop	900	1976
Pilger Mill	110	1937
Continuous Floating Mandrel Mill:
Floating Mandrel Mill Small Diameter	140	1952
Mandrel Mill Medium Diameter	550	1978

The main Dalmine facility manufactures seamless steel pipes with an outside diameter range of 17 to 711 mm (0.67 to 27.99 inches), mainly from carbon, low alloy and high alloy steels for diverse applications. The Dalmine facility also manufactures steel bars for processing at our other facilities in Italy.

Together, the Dalmine facility and Tenaris’s other production facilities in Europe, all of which are located in Italy, have an effective annual production capacity of 950,000 tons of seamless steel pipes. These other facilities include:

•	the Costa Volpino facility, which covers an area of approximately 31 hectares and comprises a cold-drawn mill and an auto components facility producing cold-drawn carbon, low alloy and high alloy steel pipes with an outside diameter range of 12 to 273 mm (0.47 to 10.75 inches), mainly for automotive, mechanical and machinery companies in Europe and the United States. The Costa Volpino facility has an annual production capacity of approximately 95,000 tons;

•	the Arcore facility, which covers an area of approximately 16 hectares and comprises a Deischer mill with associated finishing lines and multiple cold pilger pipe mills for cold-drawn pipes. Production is concentrated in heavy-wall mechanical pipes with an outside diameter range of 48 to 203 mm (1.89 to 7.99 inches). The Arcore facility has an annual production capacity of approximately 160,000 tons; and

•	the Piombino facility, which covers an area of approximately 67 hectares and comprises a welded pipe production line (Fretz Moon type) with a hot stretch reducing mill, two hot dip galvanizing lines and associated finishing facilities. Production is focused on welded pipe and finishing of small diameter seamless and welded pipe for sanitation applications in the domestic market, such as residential water and gas transport. The Piombino facility has an annual production capacity of approximately 150,000 tons.

Far East

Tenaris’s manufacturing facility in Asia, operated by NKKTubes, is a seamless steel pipe plant located in Kawasaki, Japan, in the Keihin steel complex owned by JFE Holdings Inc., or JFE, the successor company of NKK Corporation, or NKK, resulting from the business combination of NKK with Kawasaki Steel Corporation, or Kawasaki Steel. The facility includes a retained mandrel mill, a plug mill and heat treatment, upsetting, threading and cold drawing facilities producing seamless pipe products with an outside diameter range of 1 to 17 inches. The effective annual capacity of the facility is 260,000 tons. The plant was operated by NKK until its acquisition by Tenaris in 2000. Steel bars and other essential inputs and services are supplied by JFE, which retains a 49% interest in NKKTubes. The NKKTubes facility produces a wide range of carbon, alloy and stainless steel pipes for the local market and high value-added products for export markets. For a discussion of NKK’s business combination with Kawasaki Steel, see “—Competition—Global Market.”

Welded Pipes

Tenaris has two major welded pipe facilities, one in Brazil and one in Argentina. The Brazilian facility, operated by Confab, is located at Pindamonhangaba, 160 kilometers from the city of São Paulo. The facility includes an ERW (electric resistant welding) rolling mill and a SAW (submerged arc welding) rolling mill with two spiral lines. The facility, which was originally inaugurated in 1959, processes steel plates and coils to produce welded steel pipes with an outside diameter range of 4½ to 100 inches for various applications, including oil, petrochemical and gas applications. The facility also supplies anticorrosion pipe coating made of extruded polyethylene or polypropylene, external and internal fusion bonded epoxy and paint for internal pipe coating. The facility has an annual production capacity of 500,000 tons.

The Argentine facility, operated by Siat, is located at Valentín Alsina just south of the city of Buenos Aires. The facility includes ERW and SAW rolling mills with one spiral line. The facility was originally inaugurated in 1948 and processes steel plates and coils to produce welded steel pipes with an outside diameter range of 4½ to 100 inches, which are used for the conveying of fluids at low, medium and high pressure and for mechanical and structural purposes. The facility has an annual production capacity of 350,000 tons.

Sales and Marketing

The following table shows Tenaris’s steel pipe sales by product and geographic region in terms of volume for the periods indicated.

	For the year
	ended December 31,
Thousands of tons
(unaudited)	2002	2001	2000

Seamless Steel Pipe Sales
South America	324	490	435
North America	401	438	350
Europe	644	715	664
Middle East and Africa	522	582	451
Far East and Oceania	392	448	262

Total Seamless Steel Pipe Sales	2,283	2,673	2,162
Welded Steel Pipe Sales	585	432	253

Total Steel Pipe Sales	2,868	3,105	2,415

The following table shows Tenaris’s total net sales by geographical region in terms of U.S. dollars for the periods indicated.

	For the year ended December 31,

Millions of U.S. dollars	2002	2001	2000

South America	956	971	668
North America	577	612	422
Europe	830	681	591
Middle East and Africa	511	521	429
Far East and Oceania	345	390	252

Total Sales	3,219	3,174	2,361

Seamless Steel Pipes

The following table indicates the percentage market distribution of Tenaris’s seamless steel pipe sales volume by region for the periods shown.

	For the year ended December 31,
Percentage of total seamless steel pipe sales volume
(unaudited)	2002	2001	2000

South America	14	18	20
North America	18	16	16
Europe	28	27	31
Middle East and Africa	23	22	21
Far East and Oceania	17	17	12

	100	100	100

South America

Sales to Tenaris’s customers in South America accounted for 14% of Tenaris’s total consolidated sales volume of seamless steel pipe products in 2002, 18% in 2001 and 20% in 2000.

Tenaris’s largest markets in South America are Argentina and Venezuela, countries in which Tenaris has manufacturing subsidiaries. Tenaris’s sales in the Argentine and Venezuelan markets are sensitive to the international price of oil and gas and its impact on the drilling activity of participants in the domestic oil and gas sectors, as well as to general economic conditions in these countries. In addition, sales in Argentina, as well as export sales from Tenaris’s manufacturing facilities in Argentina, are affected by government actions and policies, including measures adopted in 2002 in response to the crisis in Argentina, such as the taxation of oil exports, restrictions on certain transfers of currency abroad, mandatory repatriation of certain export revenues and other matters affecting the investment climate. See “Part Two—Risk Factors—Risks Relating to Argentina and Mexico.” Sales in Venezuela are also affected by government actions and policies and their consequences, including recent politically motivated strike action at the state-owned oil company, agreements to vary domestic production pursuant to quotas established by OPEC, measures relating to the taxation of oil and gas production activities and other matters affecting the investment climate.

A principal component of Tenaris’s marketing strategy in the Argentine and Venezuelan markets is the establishment of long-term supply agreements with significant local and international oil and gas companies operating in those markets. In recent years, Tenaris has sought to retain and expand its sales to those customers by offering value-added services.

In Argentina, Tenaris has enjoyed a sustained, close business relationship with Repsol YPF S.A., an integrated oil and gas company engaged in all aspects of the oil and gas business. Repsol YPF, one of the world’s ten largest oil and gas companies, was created as a result of the acquisition in 1999 of YPF S.A., the leading oil and gas producer in Argentina, by Repsol S.A., a Spanish oil and gas producer. Tenaris has strengthened its relationships with Repsol YPF and other participants in the Argentine oil sector through JIT agreements, which allow Tenaris to provide these customers with comprehensive pipe management services on a continuous basis. These agreements provide for delivery of pipe to our customers on short notice, usually within 72 hours. Under JIT and stocking supply arrangements, Tenaris is kept informed of its customers’ drilling program and pipe requirements. In addition, Tenaris is permitted to bring its engineers to the customers’ drilling locations in order to maintain adequately supplied warehouse inventories. In June 2001, Tenaris renewed and extended the scope of its JIT agreement with Repsol YPF for a period of five years.

Tenaris also serves the demand for seamless steel pipes for other applications in the Argentine market.

In 2002, demand from oil and gas customers in Argentina was adversely affected by the political and economic crisis and government actions, including the application of export taxes on oil exports and the non-adjustment of gas tariffs following the devaluation of the local currency. This led to a significant decline in sales particularly during the first half of the year compared to the levels in 2001. In the second half of the year, there was a pick-up in demand from the oil, but not the gas, sector and, albeit from very low levels, from the non-oil sector.

In Venezuela, Tenaris has a significant share of the market for OCTG products. Tenaris enjoys ongoing business relationships with Petróleos de Venezuela S.A., or PDVSA, the state-owned oil company, and many private-sector operators in the oil and gas sector. In 2001 and 2002, OPEC production quota cutbacks and adverse political and economic developments led to a substantial decline in exploration and production activity in the oil and gas sector. Additionally, PDVSA decided to implement a significant reduction in its inventories of seamless pipes. These factors led to a substantial decline in Tenaris’s sales of seamless pipes in 2002 compared to the previous year and in January 2003 Tenaris’s sales of seamless pipes to PDVSA effectively came to a halt following politically motivated strike action involving the state-owned company. Sales have, however, subsequently resumed and are slowly increasing.

North America

Sales to customers in North America accounted for 18% of Tenaris’s total consolidated sales volume of seamless steel pipe products in 2002, 16% in 2001 and 16% in 2000.

Tenaris’s largest markets in North America are Mexico and Canada, countries in which Tenaris has manufacturing subsidiaries.

Tenaris, through its operating subsidiary in Mexico, has enjoyed a long and mutually beneficial relationship with Pemex, one of the world’s largest crude oil and condensates producers. In 1994, Tenaris began supplying Pemex under JIT arrangements, similar to its JIT arrangements with Repsol YPF. In March 2001, Tenaris renewed its relationship with Pemex under a new three year JIT agreement. Combined sales to Pemex (including drilling companies contracted by Pemex) represented 4.4% of Tenaris’s total seamless steel pipe sales volume in 2002, compared to 3.1% in 2001 and 3.5% in 2000.

Sales to non-oil related customers in Mexico are made directly to those customers or through authorized distributors. The principal Mexican end users other than Pemex (including drilling companies contracted by Pemex) rely on Tenaris’s products primarily for automotive, thermal, mechanical, conduction and hydraulic uses. In 2001 and continuing in 2002, Tenaris’s sales to domestic non-oil related customers declined reflecting the direct relationship this market maintains with the Mexican and U.S. economies, which experienced a slowdown during 2001 and 2002.

Tenaris’s sales in Canada are mainly directed to the oil and gas drilling and transportation sectors and are primarily made through distributors. During 2001, Tenaris’s sales in Canada increased following a recovery in oil and gas drilling activity and the start-up of our Canadian subsidiary. In 2002, demand from the oil and gas sector declined due to low levels of oil and particularly gas prices immediately prior to and during the winter drilling season that led to a sharp slowdown in the annual level of drilling activity. Sales to Canadian oil and gas drilling customers are also affected by seasonal factors relating to the difficulty of conducting oil and gas drilling activities during the spring thaw.

Tenaris’s sales to the United States are mainly directed to the industrial sector and are affected by trends in industrial activity since anti-dumping duties apply in respect of the import of OCTGs produced by Tenaris’s main manufacturing subsidiaries.

Europe

Sales to Tenaris’s customers in Europe accounted for 28% of Tenaris’s total consolidated sales volume of seamless steel pipe products in 2002, 27% in 2001 and 31% in 2000.

Tenaris’s largest single country market in Europe is Italy. The market for seamless pipes in Italy (as in most of the EU) is affected by general industrial production trends, including investment in power generation, petrochemical and oil refining facilities. The European market also includes the North Sea area, which is affected by oil and gas prices in the international markets and their consequent impact on oil and gas drilling activities in that area.

In response to competitive pressures, particularly the increase in low-priced imports from producers in Russia, Ukraine and other Eastern European countries, and consequent decline in market share in the period 1999-2001, Tenaris has recently completed a restructuring of its sales activities in the Italian market. This restructuring involved the substitution of sales to large distributors with direct sales to end users and sales to small regional distributors and implementing an electronic sales platform on its website. These efforts to restructure its sales were supported by increased provision of services, such as JIT delivery and cutting-to-length, and the implementation of customer relationship management systems to help Tenaris manage the increased number of direct customers. These efforts initially resulted in a loss of market share which in 2002 was more than recouped. Tenaris plans to extend this restructuring of its sales activities to the rest of the European industrial market.

After showing small increases in the previous two years, we estimate that apparent consumption of seamless pipes in the EU market fell by approximately 10% during 2002 compared to the levels of 2001 in response to declining levels of investment in industrial activity.

Middle East and Africa

Sales to customers in the Middle East and Africa accounted for 23% of Tenaris’s total consolidated sales volume of seamless steel pipe products in 2002, 22% in 2001 and 21% in 2000.

Tenaris’s sales in the Middle East and Africa are sensitive to the international price of oil and its impact on drilling activities as well as to the production policies pursued by OPEC, many of whose members are located in this region. After a downturn in 1998 and 1999 as a result of the decline in oil prices, drilling activity in the Middle East and Africa began to recover in 2000 and sales of seamless steel pipes have increased. In 2001, an increase in oil and gas exploration and production activity in 2001 (particularly in West Africa) resulted in higher sales of seamless pipes, a trend which was reversed at the end of 2002.

In addition, Tenaris’s sales in the Middle East and Africa could be adversely affected by political events, military action and other events in the region, such as the war in Iraq and social unrest in Nigeria, that materially impact the operations of companies active in the region’s oil and gas industry.

Far East and Oceania

Sales to customers in the Far East and Oceania accounted for 17% of Tenaris’s total consolidated sales volume of seamless steel pipe products in 2002, 17% in 2001 and 12% in 2000.

Tenaris’s largest markets in the Far East and Oceania are China and Japan. Tenaris’s seamless steel pipe sales in China are predominantly OCTGs for use in the Chinese oil and gas drilling industry. Sales have grown in this market in the past years as China increased investment in oil and gas exploration and production activities. In 2002, there was a slight decline in sales due to temporary import restrictions, now removed, associated with the consideration of whether to apply safeguards similar to the Section 201 safeguards imposed by the United States on certain steel products.

In Japan, NKKTubes competes against other domestic producers. The market for seamless steel pipe products in Japan is mostly industrial and depends on general factors affecting domestic investment, including production activity. In recent years, demand has weakened in line with the general downturn in the Japanese economy.

Sales to other markets in the Far East and Oceania are affected by the level of oil and gas drilling activity in countries such as Indonesia and engineering activity particularly related to investment in petrochemical plants and oil refineries.

Welded Steel Pipes

We believe that Tenaris is the leading supplier of welded pipes in Brazil and Argentina for gas pipeline construction and industrial applications and the leading supplier of welded steel pipe products for gas pipeline construction in South America. Tenaris also supplies welded steel pipes to selected gas pipeline construction projects worldwide. Demand for Tenaris’s welded steel pipes is principally affected by investment in gas pipeline projects, especially in South America. In 2002 and in 2001, sales of welded steel pipes were strong, reflecting a period of high demand for such products in connection with the construction of large pipeline projects in South America, such as those in Ecuador and Peru, as well as ongoing pipeline network integration projects in the region. Deliveries of welded steel pipes to those projects in Ecuador and Peru have now been substantially completed but demand from oil and gas pipeline projects in Tenaris’s local market of Brazil has increased beginning in 2003. In 2000, demand for welded steel pipe products was substantially below levels of previous years due to the postponement of several regional gas pipeline projects.

Trends in Oil and Gas Prices

As discussed above, sales to oil and gas companies worldwide represent a high percentage of Tenaris’s total sales and demand for seamless steel pipes from the global oil and gas industry is a significant factor affecting the general level of prices for our products. Downward pressures on oil and gas prices in the international markets usually result in lower demand for our seamless steel pipe products from Tenaris’s oil and gas customers and, in some circumstances, upward pressures can result in higher demand from these customers.

Major oil and gas producing nations and companies frequently collaborate to control the supply (and thus the price) of oil in the international markets. A major vehicle for this collaboration is OPEC. Many of Tenaris’s larger customers are state-owned companies in member countries of OPEC, or otherwise cooperate with OPEC in controlling the supply and price of oil.

In response to depressed oil prices in 1998, major oil producing countries began to cooperate closely and intensely to raise prices. In March 1998, Mexico, Venezuela and Saudi Arabia, encouraged by proposals of other oil producers to strengthen world oil markets, announced that they would reduce the oil supply. A second reduction was agreed upon in June 1998. In March 1999, OPEC and several non-OPEC oil producers ratified an agreement to cut crude oil production by 2,104,000 barrels per day in the aggregate. Oil prices increased significantly as a result of these production cuts. Subsequently, oil consuming nations began to pressure OPEC to raise production to ease the upward pressure on oil prices. In April 2000, OPEC announced an increase in production by 1,452,000 barrels per day. This was followed by additional increases of 708,000 barrels per day in June 2000, 800,000 barrels per day in September 2000 and 500,000 barrels per day in October 2000. In 2001, in response to weakening price pressures, OPEC (excluding Iran) announced a reduction in production of 1,500,000 barrels per day, effective February 1, 2001; of 1,000,000 barrels per day, effective April 1, 2001; of 1,000,000 barrels a day, effective September 1, 2001; and of 1,500,000 barrels a day, effective January 1, 2002. More recently, in response to supply tightness resulting from the threat of military action against Iraq and strike action in Venezuela, OPEC announced an increase of 1,300,000 barrels per day, effective January 1, 2003, an increase of 1,500,000 barrels per day, effective February 1, 2003 and a further increase of 900,000 barrels per day, effective June 1, 2003. We are unable to forecast the direction of international oil and gas prices in the future, and the consequent impact on investment programs and purchases, including pipe purchases, by Tenaris’s oil and gas customers.

Energy

Tenaris, through an indirect subsidiary formed in 1999, Dalmine Energie, has developed a small energy business in Italy, following the partial deregulation of the energy sector by the Italian government. Initially formed to supply electricity to Dalmine and to other users in the Bergamo area, Dalmine Energie has rapidly expanded and currently supplies electricity to many industrial companies in northern and central Italy. Dalmine Energie purchases electricity principally from GRTN Gestore della Rete di Trasmissione Nazionale S.p.A., or GRTN, formerly known as Enel Distribuzione S.p.A., at wholesale market prices under volume and delivery conditions that closely match those at which it sells to its customers. Dalmine Energie enjoyed a high operating margin in its first year of business due to its position as a first mover, but in 2001 its operating margins declined as the business matured and competition increased. In December 2001, Dalmine Energie began operating in the natural gas business. Dalmine Energie purchases its natural gas requirements from Snam S.p.A. under a long-term contract that expires on October 1, 2011, which contains annual, quarterly and daily “take-or-pay” provisions and had an outstanding value, as of December 31, 2002, of approximately €680 million. At December 31, 2002, Dalmine Energie had approximately 450 customers and traded 2.7 Twh (billions of kilowatt/hour) of electricity and 579 million standard cubic meters, or scm, of natural gas.

Dalmine Energie recognizes revenue only upon delivery of electricity and gas and other services to its customers. Revenues are calculated based on actual consumption, which is measured by meter readings carried out at set intervals. Of its €275 million in revenues in 2002 (compared to €165 million in 2001), 19% were derived from sales to Dalmine (24.7% in 2001) and the remainder represented sales to third parties (of which 64% represented sales of electricity and the remainder represented sales of natural gas).

Other products

Prior to the reorganization of Tenaris Global Services as a subsidiary of Tenaris in October 2002, some of the subsidiary companies’ representative offices and other assets of Tenaris Global Services were involved in the sale and marketing of other steel products (principally sales in North America and Europe of steel products produced by Sidor and Siderar, a Techint group company producing flat steel in Argentina). Sales of these products are recorded in Tenaris’s consolidated combined financial statements. Since October 2002, Tenaris has been in the process of discontinuing such sales.

Competition

Global Market

The global market for seamless steel pipe products is highly competitive, with the primary competitive factors being price, quality and service. Seamless steel pipe products are produced in specialized mills using round steel billets and ingots, which are produced almost exclusively for seamless steel pipe applications. Steel companies that manufacture steel sheet and wire rods and bars and other steel products but do not operate specialized seamless steel mills are generally not competitors in the market for seamless steel pipe products, although they often produce welded steel pipes or sell steel sheets and plates used to produce welded steel pipe.

The production of seamless steel pipe products that meet the stringent requirements of major oil and gas companies requires the development of specialized skills and significant investments in manufacturing facilities. By contrast, the seamless pipe products for standard applications can be produced in most seamless pipe mills worldwide and sometimes compete with welded pipe products for such applications. Welded pipe, however, is not generally considered a satisfactory substitute for seamless steel pipe in high-pressure or high-stress applications, which constitute a significant source of our business.

Tenaris’s principal competitors in the international seamless steel pipe markets can be grouped by origin as described below.

•	Japan. Sumitomo Metal Industries Ltd. and Kawasaki Steel in the aggregate enjoy a significant share of the international market, having established strong positions in markets in the Far East and the Middle East. They are internationally recognized for the high quality of their products and for their supply of high-alloy grade pipe products. In April 2001, Nippon Steel Corporation, in connection with ongoing rationalization measures, withdrew from the export market for seamless steel pipe products and shut down its seamless steel pipe facility in Yawata, Japan. On September 27, 2002, Kawasaki Steel and NKK, Tenaris’s partner in NKKTubes, consummated a business combination through which they became subsidiaries of JFE. JFE continues to operate the former Kawasaki Steel’s seamless steel pipe business in competition with NKKTubes.

•	Western Europe. Vallourec & Mannesman Tubes, or V&M Tubes, a Franco-German venture, has mills in Brazil, France, Germany and the United States. V&M Tubes has a strong presence in the European market for seamless pipes for industrial use and a significant market share in the international market with customers primarily in Europe, the United States and the Middle East. V&M Tubes is an important competitor in the international OCTG market, particularly for high-value premium joint products. In May 2002, V&M Tubes purchased the seamless tubes division of North Star Steel, a leading U.S. producer of OCTGs for the domestic market. Tubos Reunidos S.A. of Spain and Voest Alpine AG of Austria each has a significant presence in the European market for seamless steel pipes for industrial applications while the latter also has a presence in the international OCTG market with sales mostly directed to the United States and the Commonwealth of Independent States, or CIS.

•	United States. U.S. steel producers, including US Steel Corporation and North Star Steel, are largely focused on supplying the U.S. market. Some of them, however, periodically enter the international market in response to decreased domestic demand or perceived opportunities in the export markets. As mentioned above, V&M Tubes purchased in May 2002 the seamless tubes division of North Star Steel.

•	Eastern Europe, CIS and China. Producers from these regions compete in the “commodity” sector of the market and have been increasing their participation in the international market for standard products where quality and service are not the prime consideration.

Domestic Markets

Tenaris competes against importers of seamless steel pipe products and, to a lesser extent, against welded steel pipe products in the domestic markets of its manufacturing subsidiaries in Argentina, Venezuela, Mexico and Canada (countries in which it is the sole domestic producer) and against domestic, regional and other competitors in Italy and Japan.

Producers of seamless steel pipe products can maintain a strong competitive position in their domestic markets due to logistical and other advantages which permit them to offer value-added services and maintain strong relationships with domestic customers, particularly in the oil and gas sector. Tenaris’s subsidiaries have established strong ties with major consumers of steel pipe products in their home markets, reinforced by JIT arrangements as discussed above.

Argentina

Siderca is the sole producer of seamless steel pipe in Argentina. Accordingly, Tenaris’s competition in the Argentine seamless steel pipe products market is limited to imported products manufactured by foreign companies.

In recent years, Tenaris has faced increased competitive challenges from outside Argentina as a result of the Argentine government’s trade liberalization policies. In early 1991, the Argentine government reduced import tariffs and eliminated most non-tariff restrictions on trade as part of an effort to open the Argentine economy to foreign competition. Argentina, Brazil, Uruguay and Paraguay entered into the Treaty of Asunción in March 1991, formally establishing Mercosur, a common market organization composed of the four signatory nations. The Mercosur treaty and other subsequent related agreements provide for the gradual economic integration of the member countries, the creation of a free trade zone, the elimination or significant reduction, in some cases over a period of years, of import duties, tariffs and other barriers to trade among the four nations and the creation of a common external tariff. Tariffs on seamless steel pipe products were eliminated progressively by January 1, 1999, between Brazil and Argentina and by January 1, 2000, among all four member nations. The tariff applicable to seamless steel pipe products imported from outside Mercosur was 16% as of January 1, 2002. In addition, a supplemental tariff of 1.5% currently applies to these imports.

Venezuela

Tenaris competes in the Venezuelan market as a domestic producer and as a foreign supplier with imported products manufactured by non-Venezuelan companies.

Venezuela applies tariffs ranging from 5% to 15% on steel imports, including seamless steel pipe products, from countries with which it does not have free trade agreements. In April 2002, the Venezuelan government increased its standard tariff from 20% to 30% for a temporary period of four months. This tariff was subsequently extended on two occasions and is now scheduled to expire in October 2003. No tariff applies to steel imports from member countries of the Andean pact or from Chile, and imports from Mexico are subject to a reduced tariff. As a result of an antidumping investigation, Venezuela imposed antidumping duties of 87.0% on steel pipe imports from Japan in 1996. The preliminary determination was confirmed in June 2000 and continues to apply.

Mexico

Tamsa is the only producer of seamless steel pipe in Mexico. Accordingly, Tenaris’s competition in the Mexican market is limited to imported products manufactured by foreign companies.

Competition in the Mexican market has been increasing in recent years, as the Mexican government has entered into free trade agreements that reduce trade barriers and gradually eliminate tariffs on steel imports from these countries, including seamless steel pipes. In December 1992, Mexico became party to NAFTA, which became effective in

January 1994. Under NAFTA, duties on OCTG products have been reduced from 15% in 1993 to their current level of 0%, since the beginning of 2003. In 2000, Mexico signed a trade agreement with the EU, as a result of which EU seamless steel pipe imports have been subject to a 7% duty since 2002. This duty will be gradually eliminated by 2007.

In addition to the NAFTA and EU agreements, the Mexican government has signed trade agreements with various countries such as Chile, Bolivia, Nicaragua, Costa Rica and Uruguay. Mexico also participates with Colombia and Venezuela in the Group of Three, or the G-3. Under the G-3 agreements, duties on seamless steel pipes are being eliminated by means of a reduction of 1.08% and 0.72% (depending on the product) per year over a ten-year period beginning in 1995. Furthermore, under the agreement, there is an acceleration clause allowing acceleration of the tariff reduction as deemed convenient upon acceptance by two of the parties. Beginning July 1, 2002, the import tariff for the G-3 was set at 2.1% and 1.4% depending on the product. Presently, Mexican products exported to Chile are not subject to any import tariff.

On January 1, 1999, a new tariff of 18% became applicable to seamless steel pipe from other countries with which Mexico does not have trade agreements; this represents an increase of 3 percentage points from the previous tariff of 15%, which had been effective since 1989. The tariff was temporarily increased for some steel products (including seamless pipes) to 25% in September 2001 and again to 35% in March 2002, and remained at 35% until September 2002, at which point it was reduced to 25%. The tariff is scheduled to be reduced to 18% in September 2003.

On October 5, 1993, Tamsa formally requested that the Mexican Secretaría de Economía, or SECON (formerly SECOFI), initiate an antidumping investigation into the importation of seamless steel commercial pipes from the United States. On October 11, 1995, SECON published a final determination, which continues to apply, imposing a tariff of 82.4% on specified seamless steel cold-drawn pipes from the United States. On May 22, 2001, SECON published in the Official Gazette a resolution revoking the antidumping duties against cold-drawn carbon steel pipes produced in the United States.

On March 11, 1999, Tamsa formally requested that SECON initiate an antidumping investigation into the import of seamless steel line pipes from Japan. This investigation led to the imposition of preliminary dumping duties of 99.9% in November 1999, and to definitive duties in the same amount in November 2000, that continue to apply to these products.

Canada

Tenaris makes domestic sales in Canada through AlgomaTubes, the sole producer of seamless steel pipe in Canada, as well as export sales to Canada by Tenaris’s other manufacturing companies. In both cases, Tenaris competes in the Canadian market against other Canadian welded pipe producers and against other importers of seamless and welded pipe. Canada does not impose significant tariffs on seamless steel pipe imports, creating a competitive market that resembles the international markets for those products.

Italy

In Italy and elsewhere in the EU, Tenaris competes against European and non-European producers of seamless steel pipe products, most notably V&M Tubes. In Italy, Dalmine faces additional competition in the commercial, gas and standard pipe sector from Pietra S.p.A, a privately-owned Italian tube producer.

As import barriers have fallen, the Italian and other EU markets for seamless steel pipe products have become increasingly competitive. During 2002, imports of seamless pipes into the EU from countries outside of the EU, which maintained their share of the market in products of medium-to-low quality, were again strong. Tenaris’s sales in Italy were adversely affected by these imports because they were often offered at prices significantly lower than Tenaris’s prices. In February 2000, the European Commission granted the requests of the European seamless pipe industry and acknowledged that competing exports from Ukraine and Croatia were being dumped into the EU and were causing serious injury to EU manufacturers. As a result, substantial antidumping duties and restrictions were imposed on both these countries. This action followed a successful similar proceeding brought by the European seamless steel pipe industry against producers in Russia, Poland, the Czech Republic, Slovakia, Romania and Hungary, which resulted in antidumping penalties and other equitable remedies in November 1997. These measures, which are still being enforced in spite of having expired in 2002, are currently under review by the European Commission.

Japan

NKKTubes is a leading producer of seamless steel pipes in Japan. In the domestic market, it competes against Sumitomo Metal, Kawasaki Steel and Nippon Steel. On September 27, 2002, Kawasaki Steel and NKK, Siderca’s partner in NKKTubes, consummated a business combination through which they became subsidiaries of JFE. JFE continues to operate the former Kawasaki Steel’s seamless steel pipe business in competition with NKKTubes.

Capital Expenditure Program

In recent years, Tenaris has undertaken a major round of capital investment projects at its three integrated facilities in Argentina, Mexico and Italy. The focus of these major capital investment projects has been to upgrade these facilities to state-of-the-art status in terms of automation and quality control, and to expand Tenaris’s capacity to produce premium quality and other high-grade products.

At Tenaris’s Campana facility in Argentina, as a result of a three year program completed in 2000 at a cost of approximately USD160 million, Tenaris added new heat treatment facilities, completed the modernization of the steel shop, expanded rolling mill capacity that allowed production of products with restricted tolerances, expanded the finishing line for premium joints and added processes in the mid-range cold rolling mill to simplify production flows and optimize manufacturing times. Subsequently, Tenaris added a new threading line for premium joints, installed a phosphorus coating plant, expanded coupling producing facilities and installed electromagnetic stirring capabilities.

At Tenaris’s Veracruz facility in Mexico, approximately USD144 million was invested in the capital expenditure program over the last three years with a focus on automation, production, benchmarking, mill compliance and increased capacity for value-added products. Tenaris completed improvements in the melt shop and in the continuous casting process, which involved the installation of a new vacuum degassing system, a new vibramold oscillator and touch-panel control systems that monitor each phase of the production process throughout the entire Veracruz facility. In addition, in the finishing areas, Tenaris completed improvements for wall thickness assurance and threading and finishing lines, and added a new hydraulic testing system and a new straightening machine. Tenaris also expanded and modernized the heat treatment facilities, raising capacity for heat-treated pipes by 20% from 375,000 tons per year to 450,000 tons per year, by expanding the existing furnaces and adding a quenching head, a straightening machine, a finishing line and additional floor space to the heat treatment area. In addition, Tenaris completed the construction of a 12,000 square meter office complex and made investments in its auto components facility, which has an annual production capacity of five million parts. Tenaris continued to make investments in its environmental compliance program, including investments in a waste-monitoring system, as well as in an Enterprise Resource Program and the SAP/R3 in the administration, financing and purchasing departments.

At Tenaris’s Dalmine facility in Italy, approximately €158 million was invested over the past four years as part of a major overhaul capital expenditure program. Tenaris gave particular attention to automation, mill compliance, production cost reduction, quality enhancement and new product development. In the melt shop and in the continuous casting machines, Tenaris nearly finished implementation of a new automation system and enhanced process control. In addition, to satisfy higher quality demand, Tenaris invested in vacuum degassing and new electromagnetic stirring and refurbished various equipment. Tenaris completely redesigned the small diameter pipe mill to attain higher productivity and achieve better quality. Tenaris also substituted all the control and finishing lines with a new automated production line up to the pipe packing stage. This enhanced line can process pipes up to 24 meters long. In the medium size pipe mill, Tenaris invested in new automation and process control, redesigning the control pulpits with touch-panel control systems. Tenaris also heavily renovated the mill to enable it to produce heavier and longer pipes with higher productivity and better yield. In addition, Tenaris refurbished all the finishing lines and the heat treatment to reduce production costs, achieve better quality and comply with new products’ requirements. Tenaris made similar investments in its other facilities located in Italy.

As part of Tenaris’s capital expenditure program, Tenaris makes regular expenditures at all of its facilities to respond to changes in market environment, maintain flexible operations and improve environmental and safety conditions. The total amount spent by Tenaris for capital expenditure programs in 2002 was USD124.6 million.

Capital expenditure projects planned for 2003 include further enhancements to the premium joint finishing lines at the Campana facility, enhancement of the cold-rolling mill and coupling production facilities at the Veracruz facility, improving the medium sized rolling mill’s productivity and finishing line dimensional tolerances at Dalmine, updating automation and process control at NKKTubes, increasing finishing line capacity at AlgomaTubes, and new heat treatment facilities at Confab.

Information Technology

In addition to Tenaris’s capital expenditures at its plants, Tenaris has invested in the integration of its production, commercial and managerial activities. These investments are intended to promote the further integration of Tenaris’s operating facilities and enhance Tenaris’s ability to provide value-added services to its customers worldwide. These investments include:

•	the installation of new globally integrated commercial systems to improve customer service capabilities, including an order tracking system available to major customers via Internet;

•	the establishment of a specialized procurement company with an internet portal to reduce purchasing costs and enhance logistics;

•	the establishment of a new centralized data center to improve the quality, speed and reliability of the information and IT services; and

•	the implementation of various IT improvements.

During 2002 these investments totaled USD14.6 million. The specialized procurement company, known as Exiros, is owned by Lomond Holdings, in which Tenaris holds 75% of the shares, and Siderar, which holds 25%. Through this company and the Exiros portal, Tenaris has centralized its procurement activities and provides procurement agency services to Siderar and other industrial companies principally in Latin America. Tenaris is currently in the process of acquiring from Siderar the remaining 25% in Lomond Holdings for a total of USD304,000.

Subsidiaries

Tenaris operates primarily through subsidiary companies. For a complete list of Tenaris’s subsidiaries and a description of Tenaris’s investments in other companies, see notes B and 10 to Tenaris’s audited consolidated combined financial statements included in this prospectus.

Seamless Steel Pipe Manufacturers

Siderca

Tenaris or its predecessors have held a large majority position in Siderca since that company’s inception in 1948. Pursuant to the exchange offer concluded in December 2002, we acquired an additional 27.94% of Siderca’s outstanding capital stock, reaching a 99.11% direct and indirect holding in Siderca. On April 24, 2003, we completed a unilateral acquisition under Argentine law of the remaining minority shareholders’ stock and, as a result, Siderca became a wholly-owned subsidiary of the Company. Siderca is the sole producer of seamless steel pipe products in Argentina.

Tamsa

In June 1993, through a subsidiary of Siderca that held a 5.65% interest in Tamsa, Tenaris invested USD67.1 million to acquire an additional 17.51% interest in Tamsa. Since this investment, Tenaris, directly or indirectly, has made additional purchases of Tamsa’s ordinary stock. Pursuant to the exchange offer concluded in December 2002, we acquired 43.73% of Tamsa’s ordinary stock. On April 30, 2003, Tamsa cancelled 3,650,000 shares of Tamsa held by its subsidiary Tamsider and, as a result, our ownership of Tamsa’s total outstanding capital stock was reduced to 94.44%. As of June 30, 2003, Tenaris beneficially owned directly or indirectly 94.44% of Tamsa’s ordinary stock. Tamsa is the sole producer of seamless steel pipe products in Mexico.

Dalmine

In February 1996, through a subsidiary of Siderca, Tenaris’s predecessor acquired a 37.15% interest in Dalmine. Since this initial investment, Tenaris or its predecessors, directly or indirectly, have made additional purchases of Dalmine’s ordinary stock. Pursuant to the exchange offer concluded in December 2002, we acquired 41.19% of Dalmine’s ordinary stock. We have, since that date, engaged in various open-market transactions in accordance with applicable law through which we acquired an additional 1.6% of Dalmine’s ordinary stock, reaching a 90.0% direct and indirect holding in Dalmine. On March 11, 2003, we announced that since we held in excess of 90.0% of Dalmine’s outstanding stock, we plan to launch, in accordance with Italian regulations, a public tender offer for the remaining shares of Dalmine. On May 27, 2003, the Italian securities regulator determined the price that we are required to offer in the tender offer for the remaining Dalmine shares. On June 23, 2003, we launched the tender offer in Italy, which is scheduled to expire on July 11, 2003. Dalmine is the leading producer of seamless steel products in Italy and a leading producer of seamless steel products in the EU.

Tavsa

On October 9, 1998, Tamsa and the Venezuelan government entered into a joint venture agreement, pursuant to which Tamsa acquired 70% of Tavsa, a company formed to run the seamless pipe business formerly part of Sidor, for an initial equity contribution of USD11.7 million. The Venezuelan government holds the remaining 30% of Tavsa. In June 2000, Tamsa made an additional cash contribution of USD4.4 million.

AlgomaTubes

On June 14, 2000, Siderca and Algoma Steel entered into an agreement pursuant to which Siderca, through its newly incorporated Canadian subsidiary, AlgomaTubes, leases and operates Algoma Steel’s seamless steel pipe manufacturing facilities in Sault Ste. Marie, Ontario, Canada. The lease agreement, which came into effect on October 1, 2000, has a term of 20 years, and contemplates a purchase option by Siderca. Siderca also has the right to terminate the lease at any time upon 24 months’ notice or, in specified circumstances, upon shorter notice. AlgomaTubes is the sole seamless steel pipe producer in Canada. On May 23, 2003, Tenaris announced that it had signed a letter of intent to purchase for a price of 12.5 million Canadian dollars land and manufacturing facilities in Canada currently leased by AlgomaTubes. The purchase is scheduled to be completed by the end of the year but remains subject to an agreement with the United Steelworkers of America and various approvals by the Canadian government.

NKKTubes

On May 24, 2000, Siderca and NKK agreed to form a new company, NKKTubes, to take over NKK’s seamless steel pipe business. Siderca and NKK own 51% and 49% respectively of NKKTubes, which began operations on August 1, 2000. In connection with the NKKTubes joint venture, NKK agreed to license to Tenaris its manufacturing technology, patents and trademarks for manufacturing steel (for use in the manufacturing of seamless steel pipe) and seamless steel pipe. NKK also agreed to license its manufacturing technology, patents and trademarks for making premium connections to Tenaris. Amounts accrued under these agreements were Japanese yen 174.6 million in 2002, Japanese yen 112.2 million and USD0.8 million in 2001 and Japanese yen 548.6 million and USD0.1 million in 2000. In February 2002, Tenaris acquired NKK’s manufacturing, technology, patents and trademarks for making premium connections for USD1.9 million. In connection with NKK and Kawasaki Steel’s business combination, effective on September 27, 2002, NKK’s 49% interest in NKKTubes was transferred to a subsidiary of JFE. In addition, Siderca and NKK signed on September 25, 2002 an agreement that amends certain provisions of the various agreements relating to the creation and governance of NKKTubes. On April 1, 2003, the licensing agreements relating to NKK’s technology were terminated. Under the terms of the termination agreement, Tenaris will not have access to NKK’s technology and know-how in the future but will continue to use the technology and know-how already licensed to it. In addition, the termination of the licensing agreements would not affect Tenaris’s rights to the NKK range of premium connections, which Tenaris acquired in 2002. For a discussion of NKK and Kawasaki Steel’s business combination, see
“—Business—Competition—Global Market—Japan.”

Welded Steel Pipe Manufacturers

Siat

In 1986, Tenaris acquired through Siderca 100% of Siat. Since this initial investment, Siderca has exercised control of Siat. In December 1992, Siderca transferred a 30% interest in Siat to Confab in exchange for a 30% interest in Confab’s then subsidiary, Confab Tubos S.A.

Confab

In August 1999, Tenaris acquired through Siderca a 38.99% interest (99.22% of voting capital) in Confab for USD43.5 million. Since this initial investment, Siderca has exercised control of Confab. In addition to its main welded tubes business, Confab also manufactures and sells industrial equipment of various specifications and for diverse applications, including liquid and gas storage equipment, standard and high-pressure vessels, pulping equipment and direct fire heaters.

Tenaris Global Services

Over a number of years, San Faustín or its predecessor established various companies, representative offices and other assets around the world that provide sales and marketing services primarily to the Tenaris companies. On October 18, 2002, these companies, representative offices and other assets were separated from the “Techint commercial network,” an extensive commercial network with operations worldwide providing sales and marketing services to the Techint group, and reorganized as subsidiaries, representative offices and other assets of Tenaris Global Services, a wholly-owned subsidiary of Tenaris. Furthermore, effective as of December 17, 2002, all the export agency agreements that the Tenaris companies were parties to with companies in the Techint commercial network not subject to the reorganization described above were assigned to Tenaris Global Services or its subsidiaries.

Dalmine Energie

Dalmine Energie was established in 1999 as a wholly-owned subsidiary of Dalmine. Initially formed to supply electricity to Dalmine and to other industrial users, it has rapidly expanded and currently supplies electricity to many industrial companies in northern and central Italy.

Metalmecánica

Tenaris also has a 100% interest in Metalmecánica, an Argentine manufacturer of oil well sucker rods, couplings and accessories. Metalmecánica has production facilities in the Argentine province of San Luis and is the leading producer of sucker rods for the oil and gas industry in Latin America. Metalmecánica has an annual production capacity of 800,000 sucker rods and also produces couplings, accessories, weighted and polished bars all to the high specifications demanded by the oil and gas industry.

Other Investments

Amazonia

In January 1998, Amazonia purchased a 70.0% equity interest in Sidor from the Venezuelan government, which retained the remaining 30.0%. Tamsider held an initial 12.5% equity interest in Amazonia, which increased to 14.1% in March 2000 as a result of additional investments described below. As of December 31, 2002, Tamsider’s equity interest in Amazonia remained at 14.1%.

In connection with the 2003 restructuring of Sidor and Amazonia’s debt discussed below, Tamsider is in the process of purchasing a 24.4% equity interest in Ylopa. After the consummation of the restructuring on June 20, 2003, Tamsider capitalized in Amazonia a convertible subordinated loan made to Amazonia in connection with the 2000 restructuring described below and, as a result, increased its participation in Amazonia to a 14.5% equity interest, and Ylopa held new debt instruments of Amazonia convertible, at Ylopa’s option at any time after June 20, 2005, into a 67.4% equity interest of Amazonia. In addition, the Venezuelan government’s ownership in Sidor increased to 40.3%, while Amazonia’s beneficial ownership in Sidor decreased to 59.7%. As part of the June 2003 restructuring, all the Amazonia shares, as well as all the shares of Sidor held by Amazonia, were placed in trust with Banesco Banco Universal, as trustee.

Sidor, located in the city of Guayana in southeast Venezuela, is the largest integrated steel producer in Venezuela and the sixth largest integrated steel producer in Latin America, with an installed capacity of more than 3.5 million tons of liquid steel per year. Sidor shipped 2.9 million tons of steel in 2001, and 3.2 million tons in 2002.

Sidor has experienced significant financial losses and other problems since the acquisition by Amazonia in January 1998, despite a significant reduction in Sidor’s workforce and management’s efforts to improve the production process and reduce operating costs. In 1999, due to negative conditions in the international steel market, a sustained and intensifying domestic recession in Venezuela, deteriorating conditions in the credit markets, an increase in the value of the Venezuelan currency relative to the U.S. dollar and other adverse factors, Sidor and Amazonia incurred substantial losses and were unable to make payments due under loan agreements with their respective creditors. In 2000, these loan agreements were restructured. Despite continued efforts by Sidor’s management to improve technology and optimize production levels, in late 2001 Sidor and Amazonia were again unable to make payments due under the restructured loan agreements, following a continuation and aggravation of the same negative factors described above accompanied by increased competition from steel imports in Venezuela. As of December 31, 2002, Sidor had approximately USD1.58 billion of indebtedness (secured in part by fixed assets valued at USD827 million as determined at the time Sidor’s loans were restructured in March 2000) and Amazonia had approximately USD313 million of indebtedness.

2000 Restructuring. As a result of the adverse trends discussed above, in connection with the restructuring concluded in 2000 Tamsider made additional capital contributions to Amazonia, while recording significant losses in the value of its investment. In addition to its initial capital contribution of USD87.8 million, Tamsider was required to make capital contributions to Amazonia in the amount of USD36.1 million (of which USD18.1 million was an additional capital contribution and USD18.0 million took the form of a convertible subordinated loan to Amazonia). The value of Tamsider’s investments (as recorded in our audited consolidated financial statements) has decreased significantly since 1998, from USD94.2 million as of December 31, 1998, to USD13.2 million as of December 31, 2002. Due to Sidor’s financial situation, as described above, at December 31, 2001, Tamsider recorded a valuation allowance in the amount of MXP154,688 thousand in order to reduce the value of its investment in Amazonia and the subordinated convertible debentures.

Expiration of Performance Bond. The Sidor purchase agreement between Amazonia and the Venezuelan government required the shareholders of Amazonia, including Tamsider, to indemnify the government for breaches by Amazonia of the Sidor purchase agreement up to a maximum amount of USD150 million, for five years from the acquisition. In connection with this indemnity, the shareholders of Amazonia were required to maintain a performance bond (which Tamsa guaranteed directly in proportion to its interest in Amazonia) for five years, beginning in 1998, in the amount of USD150 million during the first three years, USD125 million in the fourth year and USD75 million in the fifth year. The guarantee expired in January 2003.

2003 Restructuring. On June 20, 2003, Sidor, Amazonia and their creditors (including the Venezuelan government) consummated a restructuring of the Sidor and Amazonia debt. Under the terms of the restructuring:

•	Ylopa purchased all of Amazonia’s bank debt and a portion of Sidor’s bank debt for a total amount of USD133.5 million;

•	Sidor purchased a portion of its own bank debt for a total amount of USD37.9 million;

•	the remainder of Sidor’s bank debt was refinanced and the lenders agreed to the payment by Sidor of lower interest rates and a longer tenor;

•	Ylopa assigned to Amazonia all of the debt it purchased in exchange for debt instruments of Amazonia convertible into a 67.4% equity interest in Amazonia at Ylopa’s option;

•	the Venezuelan government capitalized half of the debt owed to it by Sidor and consequently increased its equity ownership interest in Sidor to 40.3%;

•	the remainder of the debt owed to the Venezuelan government was refinanced;

•	certain agreements entered to in connection with the 2000 restructuring were terminated and the Amazonia shareholders, including Tamsider, were released from:

•	the guarantees they had provided with respect to the principal and a portion of the interest payable under the loan made to Sidor by the Venezuelan government;

•	their obligations under a certain put agreement that previously required them to purchase up to USD25 million in loans payable by Amazonia to its private lenders; and

•	their obligations under a letter to these lenders contemplating the possibility of additional capital contributions of up to USD20 million in the event of extreme financial distress of Sidor; and

•	beginning in 2004, but in no event before the first USD11 million of Sidor’s excess cash (determined in accordance with the restructuring documents) has been applied to repay Sidor’s bank debt, 30.0% of Sidor’s distributable excess cash for each year (determined in accordance with the restructuring documents) will be applied to repay Sidor’s restructured debt, and any remaining distributable excess cash for such year will be paid as follows:

•	59.7% to Ylopa (until 2012 or such earlier year in which Ylopa has received an aggregate amount of USD324 million) or Amazonia (after expiration of Ylopa’s right to receive Sidor’s remaining distributable excess cash), as the case may be, and

•	40.3% to the Venezuelan government.

Tenaris, through Tamsider, participated in the 2003 restructuring by making an aggregate cash contribution (mainly in the form of subordinated convertible debt) of USD32.9 million to Ylopa and by capitalizing in Amazonia convertible debt previously held by Tamsa in the amount of USD18.0 million plus accrued interest. Tenaris’s indirect participation in Amazonia increased from 14.1% to 14.5% and may further increase up to 21.2% if and when all of its subordinated convertible debt is converted into equity.

Following completion of the restructuring between Sidor, Amazonia and their creditors (including the Venezuelan government), Sidor had approximately USD791.0 million of indebtedness outstanding and Amazonia had no financial indebtedness outstanding. Sidor’s financial indebtedness was made up of three tranches, one of USD350.5 million to be repaid over 8 years with one year of grace, one of USD26.3 million to be repaid over 12 years with one year of grace and the remaining tranche of USD368.6 million, to be repaid over 15 years with one year of grace. In addition, Sidor’s commercial indebtedness with certain Venezuelan government-owned suppliers amounted to USD45.4 million, to be repaid over the next five years.

After consummation of the 2003 restructuring, Tamsider continues to bear the risk of further losses in the equity value of its investment in Amazonia as well as losses in the equity value of its investment in Ylopa, but none of Tamsa, Tamsider or Ylopa guarantees the restructured indebtedness of Sidor. The restructuring agreements contemplate, however, certain continuing obligations and restrictions, including:

•	pledges to the Sidor financial lenders of Sidor and Amazonia shares, which will remain in effect for two years from the date of the restructuring so long as no event of default has occurred and is continuing under Sidor’s refinanced loan agreements;

•	pledges to the Sidor financial lenders of any future debt of Amazonia, which will remain in effect until such time as the pledges of the Amazonia and Sidor shares referred to above are released;

•	negative pledges not to create, incur or suffer to exist a lien (other than certain permitted liens) over any of the equity or debt of Amazonia held by, or owed to, the Amazonia shareholders; and

•	restrictions on the ability to institute or join a proceeding seeking the liquidation, bankruptcy or reorganization of Amazonia or Sidor.

Siderar

Tenaris no longer owns any interest in Siderar. On December 4, 2001, Siderca disposed of its interest in Siderar through a dividend to Siderca shareholders. Immediately prior to the dividend, Siderca owned 10.71% of Siderar. As of December 4, 2001, when Siderca disposed of its interest in Siderar, other companies within the Techint group owned directly or indirectly additional interests in Siderar. With a total annual production capacity of two million tons of hot- and cold-rolled coils and sheets, Siderar is the principal integrated manufacturer of flat steel products in Argentina.

Raw Materials and Energy

At Tenaris’s integrated seamless steel pipe facilities in Argentina, Mexico and Italy, Tenaris’s principal raw materials are iron ore, ferrous scrap, pig iron, pre-reduced iron, DRI, including DRI in hot briquetted form, or HBI, and ferroalloys. These are processed in electric furnace steel shops into steel bars and ingots which are then further processed in our rolling mills and finishing lines into seamless steel products. In Argentina, Tenaris produces its own DRI using iron ore imported from neighboring Brazil and sources its ferrous scrap domestically through Scrapservice S.A., its Argentine scrap collecting and processing subsidiary. In Mexico, Tenaris imports most of its pig iron and DRI requirements and purchases ferrous scrap from domestic and international markets. In Italy, Tenaris purchases pig iron and ferrous scrap from European and international markets as well as special metals for certain products. Tenaris coordinates its purchases of ferroalloys worldwide. Below we have provided a more complete description of the raw material and energy situation at Tenaris’s integrated facilities in these three countries.

At Tenaris’s other seamless steel facilities, Tenaris uses round steel bars and ingots as its principal raw materials. In Japan, NKKTubes purchases these materials from JFE, and in Venezuela, Tavsa purchases these materials from Sidor. In each case, those purchases are made under supply arrangements pursuant to which the purchase price varies in relation to changes in the costs of production. As a result of their location within a larger production complex operated by the supplier, both NKKTubes and Tavsa are substantially dependent on these contracts for the supply of raw materials and energy. JFE uses imported iron ore, coal and ferroalloys as principal raw materials for producing steel bars at Keihin and Sidor uses domestic iron ore and domestic and imported ferroalloys as its principal raw materials. In Canada, AlgomaTubes uses steel billets currently supplied by Tenaris’s integrated facilities in Argentina and Mexico.

In its welded facilities, Tenaris purchases steel sheets and steel plates principally from domestic producers for processing into welded steel pipes.

Integrated Production Facility in Argentina

At its Campana facility in Argentina, operated by Siderca, Tenaris varies within limits the proportion of ferrous scrap iron to DRI that it uses to manufacture its products based on the relative price of these inputs. Tenaris consumed 583,000 tons of DRI and 438,000 tons of scrap in 2002 (compared to 529,000 tons of DRI and 624,000 tons of scrap in 2001).

Tenaris operates a Midrex DRI production plant in Argentina to generate DRI. Tenaris purchases its raw material requirements for manufacturing DRI in the form of pellets and lump ore under long-term contracts from suppliers in neighboring Brazil. Prices under these contracts are fixed on an annual basis in accordance with market conditions and follow the prices agreed between the major iron ore exporters and their main steel industry clients. Tenaris’s annual consumption of iron ore in Argentina ranges between 900,000 and 1,200,000 tons and is supplied primarily by Companhia Vale do Rio Doce, Minerações Brasileiras Reunidas and Samarco Mineração S.A. Tenaris transports the iron ore itself, taking advantage of dry bulk cargo vessels on their return from Europe and utilizing its own port facilities. Tenaris has the capacity to store approximately 350,000 tons of iron ore, or enough to supply its manufacturing activity in Argentina for four months. Tenaris’s average cost of iron ore decreased by 6% in 2002 compared to 2001.

Tenaris obtains a small portion of its ferrous scrap requirements from its internal operations. To meet the remainder of its requirements for ferrous scrap at competitive prices, Tenaris created Scrapservice, which is engaged in the processing of ferrous scrap from automobiles. Scrapservice processes approximately 300,000 tons of ferrous scrap per year. Tenaris’s average cost of ferrous scrap at Campana decreased by 47% in 2002 compared to 2001, due to the Argentine peso devaluation that has led to a substantial drop in terms of the U.S. dollar price of these inputs.

Tenaris consumes large quantities of electricity (approximately 1,000,000 megawatts per year) for its manufacturing activities at the Campana facility, particularly in the operation of the electric furnaces used to melt DRI and ferrous scrap. Argentina has a number of large hydroelectric, nuclear and other electricity-generating facilities that Tenaris believes will continue to ensure a reliable source of electric power. Moreover, the electricity-generation market was deregulated in 1989, which has stimulated investments in expanding capacity, greater competition and competitive prices. Tenaris obtains its requirements of electric power in Argentina through self-generation at its thermoelectric plant (28% of total in 2002) and supply contracts with local generators (72% of total in 2002). Tenaris’s average cost of electricity in Argentina decreased by 64% in 2002 compared to 2001, due to the Argentine peso devaluation that has led to a substantial drop in terms of the U.S. dollar price of these inputs.

On February 19, 2003, Siderca acquired from CenterPoint Energy Light, Inc., a subsidiary of CenterPoint Energy, Inc., a 100% interest in Reliant Energy Cayman Holdings, Ltd, a company whose principal asset is an electric power generating facility located in San Nicolás, 300 kilometers to the west of Buenos Aires, Argentina. The price paid was USD23.1 million. The power plant is a fully modern gas turbine facility which came on stream in 1998 and has a power generation capacity of 160 megawatts and steam production capacity of 250 tons per hour. As a result of the purchase, Tenaris’s operations at Siderca, which consume around 160 megawatts at peak production and an average of 90 megawatts, have become self-sufficient in electric power requirements. Power generated at the plant that is in excess of Siderca’s requirements will be sold on the open market and steam will continue to be sold to Tenaris’s affiliate, Siderar, which operates a steel production facility in San Nicolás.

Tenaris also consumes substantial volumes of natural gas in Argentina, particularly in the generation of DRI and to operate the thermoelectric plant. The natural gas market in Argentina was deregulated in 1992 and divided into three sectors: production, transportation and distribution. Tenaris entered into long-term supply arrangements with Repsol YPF and Tecpetrol S.A., a Techint group company, for the purchase of natural gas produced by these companies. These contracts expired in 2002 with the option for renewal. The Repsol YPF contract has been renegotiated and will expire in 2006. Tecpetrol supplies Siderca with such of Siderca’s natural gas requirements that are not supplied by Repsol YPF on terms and conditions that are equivalent to those governing the supply of natural gas by Repsol YPF to Siderca. On April 4, 2003, Tecpetrol and Siderca entered into an agreement under which Siderca paid USD15.3 million for the advance purchase of 760 million cubic meters of natural gas to be delivered to Siderca’s seamless steel pipe facilities and its newly acquired power generation facility over a period of five years on pricing terms that will enable Siderca to share through discounts the impact of any increase in natural gas prices over that period with Tecpetrol. Under the terms of this agreement, Siderca will have a minimum guaranteed return on this advance payment equal to LIBOR plus 3.5%. Tecpetrol’s sales to Siderca in 2002 amounted to USD3.4 million, USD4.5 million in 2001, and USD6.8 million in 2000. Tenaris has also entered into transportation and distribution agreements with Transportadora de Gas del Norte S.A., or TGN, and Gas Natural Ban S.A., or Gasban; these contracts will expire in 2004 and may be renewed at that time. The Techint group has a significant investment in TGN. Finally, for the distribution phase, Tenaris has entered into a supply contract with Gasban that expires in 2004. At times when the cost of natural gas is high, Tenaris can reduce its production of DRI by using more ferrous scrap and replace natural gas with fuel oil to operate the thermoelectric plant. Tenaris’s average cost of natural gas (including transportation and distribution) decreased by 62% in 2002 compared to 2001, due to the Argentine peso devaluation which has led to a substantial drop in terms of the U.S. dollar price of these inputs.

Integrated Production Facility in Mexico

At Tenaris’s Veracruz facility in Mexico, operated by Tamsa, Tenaris obtains its supply of DRI and pig iron mainly from foreign suppliers. During 2000, 2001 and 2002, the percentage of DRI, including HBI, and pig iron used in the steel shop represented approximately 37%, 38% and 40%, respectively, by weight, of the total metal requirements. Tenaris obtained the rest of its metal requirements for 2000, 2001 and 2002 from the domestic market, the United States and other scrap-exporting countries. Tenaris has its own scrap collection yard in Coatzacoalcos, Veracruz, which started operations in June 1998.

Reflecting the effects of worldwide steel crisis in 2001, the average cost of Tamsa’s metallic raw materials experienced a 14% decrease in 2001 followed by a gradual recovery that generated a 9% increase in raw material costs for 2002.

Tenaris’s purchases of raw materials through Tamsa are made pursuant to primarily short-term supply arrangements. However, to secure a long-term supply of HBI, Tenaris entered into an off-take contract with Complejo Siderúrgico de Guayana C.A., or Comsigua, to purchase on a take-and-pay basis 75,000 tons of HBI annually for twenty years beginning in April 1998 with an option to terminate the contract at any time after the tenth year upon one year’s notice. Pursuant to this off-take contract, Tenaris would be required to purchase the HBI at a formula price reflecting Comsigua’s production costs during the first eight contract years; thereafter, it would purchase the HBI at a slight discount to market price. The agreements among the joint venture parties provide that, if during the eight-year period the average market price is lower than the formula price paid during such period, Tamsa would be entitled to a reimbursement of the difference plus interest, payable after the project financing and other specific credits are repaid. In addition, under the arrangements entered into with Comsigua’s other shareholders, Tenaris has the option to purchase on an annual basis up to a further 80,000 tons of HBI produced by Comsigua at market prices. Under its off-take contract with Comsigua, as a result of weak market prices for HBI, Tenaris has paid higher-than-market prices for its HBI and has accumulated a credit that, at December 31, 2002, amounted to approximately USD12.6 million. This credit, however, is offset by a provision for an equal amount recorded as a result of Comsigua’s weak financial condition.

In connection with Tenaris’s original 6.9% equity interest in the joint venture company, Tenaris paid USD8.0 million and agreed to cover its proportional share (7.5%) of Comsigua’s cash operating and debt service shortfalls. In addition, Tenaris pledged its shares in Comsigua and provided a proportional guarantee in support of the USD156 million (USD88.5 million outstanding as of December 31, 2002) project financing loan made by the International Finance Corporation, or IFC, to Comsigua. In February and May 2002 and in January 2003, Tenaris was required to pay and accordingly paid an aggregate of USD1.5 million, representing its share of a shortfall of USD14.7 million payable by Comsigua under the IFC loan and additional operating shortfalls of USD5.3 million. Comsigua’s financial condition has been adversely affected by the consistently weak international market conditions for HBI since its start-up in 1998 and, unless market conditions improve substantially, Tenaris may be required to make additional proportional payments in respect of its participation in the Comsigua joint venture and continue to pay higher-than-market prices for its HBI pursuant to its off-take contract.

Tenaris’s Veracruz facility consumes large quantities of electric power, particularly in operating the electric furnaces used to produce steel. This electric power is furnished by the Mexican government-owned Comisión Federal de Electricidad, or the Federal Electric Power Commission. Tenaris’s cost of electric power in Mexico increased by approximately 4% in 2001 and 1.4% in 2002. This increase is primarily due to higher electric power rates resulting from higher fuel prices and the appreciation of the Mexican peso.

Tenaris purchases from Pemex, at prevailing international prices, natural gas used for the furnaces that reheat steel ingots in the pipemaking process. Natural gas costs in Mexico increased approximately 21% in 2001, and due to the hedging strategy described below, natural gas costs decreased 19% in 2002. On February 22, 2001, Tenaris entered into a three-year agreement with Pemex to receive approximately 296,600 million British Thermal Units, or BTUs, of natural gas on a monthly basis from January 1, 2001, to December 31, 2003, at a fixed price of USD4.00 per million of BTUs. In order to cover a decrease in natural gas prices, on March 2, 2001, Tenaris entered into a forward contract with Enron North America Corp., or Enron, with the option to sell up to 200,000 million BTUs per month of natural gas at a minimum base price of USD4.05 per million BTUs from March 2002, through December 2003. As a result of Enron’s bankruptcy in late 2001, no reasonable prospect exists of exercising Tenaris’s option under this contract and, consequently, the premium paid to Enron of USD2.3 million for this put option was fully written off during the fourth quarter of 2001. In order to reduce its exposure to above-market prices under the natural gas supply agreement with Pemex, Tenaris entered into agreements with Citibank, N.A., New York, or Citibank, and JPMorgan Chase in March 2002 and April 2002. The economic effect of the agreements with Citibank and JPMorgan Chase is to permit Tenaris to purchase 320,000 million BTUs per month at market prices instead of at the USD4.00 per million BTU rate charged by Pemex, resulting in a more favorable price to Tenaris for natural gas so long as the market price remains below USD4.00. Under the agreements with Citibank and JPMorgan Chase, Tenaris must continue to make its purchases of natural gas at market prices even if the market price rises above USD4.00 per million BTUs, thereby exposing Tenaris to the risk in the future of rising market prices. Also, under the agreements, Tenaris must continue to make purchases at the USD4.00 per million BTU rate if the market price of natural gas falls to USD2.00 per million BTUs or lower (as it did during the period from May 1, 2002, to February 28, 2003) or to USD2.25 per million BTUs or lower (as it must do during the period from March 1, 2003 to December 31, 2003). In addition, under each of the agreements with Citibank and JPMorgan Chase, Tenaris is required to purchase 160,000 million BTUs of natural gas per month from January 1, 2004 to December 31, 2005 at a price of USD2.765 per million BTUs.

Integrated Production Facility in Italy

At its facilities in Italy, operated by Dalmine, Tenaris purchases approximately 65% of its ferrous scrap requirements from the Italian market, 30% from the EU (excluding Italy) and the remainder from other parts of the world. Tenaris purchases its pig iron requirements primarily from Russia, Algeria, Turkey and the Ukraine; unlike ferrous scrap purchases, which are primarily denominated in euros, Tenaris’s pig iron purchases are usually denominated in U.S. dollars. High-alloy and other special quality steels are supplied under annual contracts, with prices closely linked to prevailing ferrous scrap prices. Ferrous scrap, pig iron, ferroalloys and special quality steel represented approximately 37% of our total production costs in 2002 and 39% in 2001 and 2000.

Tenaris’s main facility in Italy consumes large quantities of electric power, particularly in operating the electric furnace to produce steel. Until recently, Tenaris purchased its electric power requirements from GRTN at prices established for industrial users. In the first half of 1999, the Italian government instituted deregulation measures; in July 1999, Dalmine created a wholly-owned subsidiary, Dalmine Energie, to acquire electrical and other forms of energy at lower rates for Dalmine and for other companies in the Bergamo area belonging to the Consorzio Orobie Energia. Dalmine Energie began to operate in January 2000, after having identified sources for the purchase of electrical energy and entered into supply contracts with companies in the consortium. Today, all of Tenaris’s electric and gas power requirements are supplied by Dalmine Energie. Until recently, Tenaris purchased natural gas used to power the furnaces that reheat steel billets in the pipe manufacturing process from Snam. In October 2001, Tenaris began to purchase natural gas from Dalmine Energie, which has begun to provide natural gas in addition to the other forms of energy it supplies.

In 2002, Tenaris’s energy costs in Italy were approximately 16% of total production costs, compared to 15% in 2001 and 12% in 2000.

Employees

The following table shows the number of persons employed by Tenaris and its consolidated subsidiaries worldwide at the dates indicated.

	At December 31,

	2002	2001	2000

Siderca	3,585	3,561	3,624
Tamsa	2,664	2,982	2,939
Dalmine	3,171	3,272	3,640
Others	4,421	4,312	2,937

Total employees	13,841	14,127	13,140

Argentina

At December 31, 2002, Siderca had 3,585 employees of whom about 70% are represented by the Unión Obrera Metalúrgica de la República Argentina, or UOMRA, the most important labor union in the steel manufacturing industry in Argentina, and 6% are represented by the Asociación de Supervisores de la Industria Metalmecánica de la República Argentina, or ASIMRA. Employees represented by UOMRA are included in a collective labor contract first entered into in 1975 that encompasses all workers in the steel and metallurgical industry. These employees are also included in supplemental agreements entered into between Siderca and them. These agreements regulate company-specific labor organization issues and compensation structures linked to performance, productivity, attendance, production levels, quality and company results. These supplemental agreements are subject to amendment if changing circumstances make it necessary, and have been continuously updated to address competitiveness, quality, security and efficiency goals. Employees represented by ASIMRA are subject only to Siderca’s collective labor agreement entered into with ASIMRA. This collective labor agreement specifically establishes regulations relating to compensation, work organization, authorized absences, holidays, benefits and labor relations. Basic salary levels in the steel industry remained stable during the period in which the Convertibility Law was effective. The recent Argentine peso devaluation has led to a substantial drop in terms of the U.S. dollar values of these agreements.

The regulatory framework for employee termination allows an employer to discharge employees without cause if severance is paid based on the length of employment and determined pursuant to a specified formula. Additionally, Argentine Law No. 24,557, referred to as the Work Risk Law, establishes a compulsory insurance scheme to cover work-related injuries and illnesses. The Work Risk Law, which became effective on July 1, 1996, excludes employers from civil liability for work-related injuries and illnesses except in cases of employer fraud or, depending on judicial interpretation, gross negligence. The constitutionality of the Work Risk Law is currently being challenged.

In response to lower production levels brought about by the sharp and severe decline in oil prices late in 1998, Siderca instituted a voluntary retirement plan for its employees to address the elimination of its fourth production shift and productivity enhancement measures. This program offered some employees the option to leave Siderca on more favorable terms than those offered to employees terminated without cause under Argentine law and was carried out without union resistance or labor conflicts. Subsequently, Siderca reinstated its fourth production shift without a significant increase in the total number of employees.

Tenaris believes that it enjoys good relations with its employees and their unions in Argentina. The last strike by our Argentine employees took place from July to September 1992 and was organized by shop-floor workers. ASIMRA, which represents most of Siderca’s job supervisors, has not called a strike in the last 15 years.

Mexico

At December 31, 2002, Tamsa and its consolidated subsidiaries had 2,664 employees, including temporary workers, of whom 1,650 were production, quality assurance and maintenance personnel. Approximately 1,280 employees are represented by a local affiliate of the Mexican Confederation of Workers, or MCW, the principal labor union in Mexico, with which Tamsa has had collective bargaining agreements since 1953.

Wages and benefits for unionized employees are fixed by contracts covering a one-year period beginning May 1 of each year. Negotiations with the MCW in 2001, 2002 and 2003 resulted in wage increases of 10%, 6% and 4.8%, respectively. On December 31, 2002, Tamsa determined a statutory profit sharing liability of MXP138,583 thousand for fiscal year 2002 that was paid in May 2003.

Tenaris believes that it enjoys satisfactory relations with its employees and the MCW in Mexico. Our ability to adapt to changing market conditions in 1998 and 1999 was made possible by the implementation of temporary shutdowns, which allowed for the adjustment of production levels to market demand while maintaining efficiency and operating margins. The technical suspensions, which are contemplated by Mexican labor law, were endorsed by the MCW.

Italy

At December 31, 2002, Dalmine had 3,171 employees, including temporary employees. Most of Dalmine’s employees belong to labor unions, the three largest of which are:

•	the Federazione Italiana Metalmeccanici, or the Italian Federation of Metalworks, a member of the Confederazione Italiana Sindacato Lavoratori, or the Italian Federation of Labor Unions;

•	the Federazione Impiegati e Operai Metalmeccanici, or the Italian Federation of Workers and Employees in Metalworks, a member of the Confederazione Generale Italiana del Lavoro, or the General Italian Federation of Labor; and

•	the Unione Italiana dei Lavoratori Metalmeccanici, or the Italian Union of Metal Workers, a member of the Unione Italiana del Lavoro, or the Italian Labor Union.

Dalmine has specific agreements with these labor unions for all employee categories governed by the Contratto Collettivo Nazionale di Lavoro, or the master national labor contract; these specific agreements address matters including salary levels, working hours and benefits. Dalmine also has supplementary agreements with these unions dealing with specific issues, such as incentive programs and workshift restructurings.

In April 1999, Dalmine and the trade unions signed an agreement to implement a two-year reorganization plan to manage lay-offs and personnel reduction plans. The agreement involves the payment of extraordinary unemployment benefits until April 2001, for lay-offs over the two-year period and the use of various tools (mobility, retirement, incentives, outplacements, professional re-training, new work arrangements) to reduce excess personnel by approximately 580 employees. The reorganization plan resulted in an accrual of €15 million, recorded under extraordinary expenses in 1999.

This reorganization plan was completed during the first half of 2001, achieving 80% success in reducing the workforce. However, in March 2001, the Ministry of Labor and Social Security issued guidelines on the application of Laws 257/92 and 271/93 concerning the payment of social security benefits to workers exposed to asbestos while working in its factories. Because of these early retirements, Dalmine decided not to request an extension of the agreement in order to fully implement its personnel reduction agreement.

In January 2003, Dalmine and the trade unions entered into a new agreement for the four-year period 2002-2005. This agreement sets forth a framework for industrial relations and provides for an incentive system that enhances the utilization of resources, gives additional operational flexibility in the facility and increases the proportion of performance-based components in total compensation.

Tenaris believes that it enjoys satisfactory relations with its employees and their labor unions in Italy. Other than work stoppages for an aggregate period of 32 hours, 26 of which were organized by labor unions nationally at the industry level (and not specifically targeted at Dalmine), Dalmine has not experienced any work stoppages or other organized disruptions involving its employees in Italy in the last three years.

Product Quality Standards

Tenaris’s seamless steel pipes are manufactured in accordance with the specifications of the American Petroleum Institute, or API, and the American Society for Testing and Materials, or ASTM. The products must also satisfy Tenaris’s proprietary standards as well as its customers’ requirements. Tenaris maintains an extensive quality control program to ensure that its products continue to satisfy proprietary and industry standards and are competitive from a product quality standpoint with products offered by its competitors. Currently Tenaris maintains ISO 9001 certification from Det Norske Veritas, a requirement for selling to the major oil and gas companies which have rigorous quality standards. The ISO 9001 quality management system assures that the product complies with customer requirements from the acquisition of raw material to the delivery of the final product. ISO 9001 is designed to ensure the reliability of both the product and the processes associated with the manufacturing operation.

In October 2001, Tenaris obtained a global ISO 9001 certification issued by Lloyds Register Quality Assurance and applicable to all of Tenaris’s business. This ISO 9001 certification expires on December 14, 2003, at which time Tenaris intends to renew the certification.

Research and Development

Research and development, or R&D, of new products and processes to meet the increasingly stringent requirements of its customers is an important aspect of Tenaris’s business.

R&D activities are carried out primarily at specialized research facilities located at the Campana plant, operated by the Fundación para el Desarrollo Tecnológico, or Fudetec, and at the research facilities of the Centro Sviluppo Materiali S.p.A., or CSM, in Rome. Fudetec was founded in 1989 by members of the Techint group to promote industrial and technological development in Argentina. In May 1997, Dalmine invested Italian lire 1.4 billion (€0.7 million) for an 8.3% interest in CSM.

Product development and research currently being undertaken include:

•	proprietary premium joint products;

•	high collapse deep water line pipe;

•	high strength mechanical tubing; and

•	internal metallic coating of tubing by plasma powder welding.

In addition to R&D aimed at new or improved products, Tenaris continuously studies opportunities to optimize its manufacturing processes. Recent projects in this area include ongoing studies for the addition of electromagnetic stirring to continuous casting with the goal of improving product quality and range.

Tenaris spent USD14.0 million for R&D in 2002, compared to USD9.7 million in 2001 and USD9.3 million in 2000.

Environmental Regulation

Tenaris is subject to a wide range of local, provincial and national laws, regulations, permits and decrees in the countries where it has manufacturing operations concerning, among other things, human health, discharges to the air and water and the handling and disposal of solid and hazardous wastes. Compliance with these environmental laws and regulations is a significant factor in Tenaris’s business.

Tenaris has not been fined for any material environmental violation in the last five years, and is not aware of any current material legal or administrative proceedings pending against it with respect to environmental matters which could have an adverse material impact on its financial condition or results of operations. Tenaris has not been required or requested, nor is it aware of any obligation, to conduct remedial activities at any of its sites or facilities.

In 1991, Tamsa initiated a series of studies regarding the effects of its industrial operations on the environment. In early 1992, Tamsa began projects to implement the recommendations of these studies and to maintain compliance with the latest laws and regulations of the Secretaría de Medio Ambiente y Recursos Naturales, the Mexican environmental regulatory agency more commonly known as the SEMARNAT (formerly Secretaría del Medio Ambiente, Recursos Naturales y Pesca, or SEMARNAP), regarding air, water and soil pollution control. In 1994, Tamsa requested a voluntary review of its facilities by the SEMARNAT. In 1995, Tamsa entered into an agreement with the SEMARNAT pursuant to which it agreed to conduct periodic internal audits and undertake a number of environmental improvements. The review concluded that Tamsa was in compliance with all but two defined environmental targets. Tamsa, in cooperation with the SEMARNAT, is working towards meeting the two outstanding targets, which relate to levels of dust generated by Tamsa’s manufacturing activities in Veracruz and soil conditions at Tamsa’s waste management site in Villa Rica. In an effort to meet environmental targets regarding dust levels, under a proposal approved by the SEMARNAT, Tamsa completed construction of a dust storage facility in December 2001. The facility is currently operational. Tamsa is currently working with the SEMARNAT in order to define the activities permissible at the site in Villa Rica.

Insurance

Tenaris carries property, accident, fire, third party liability and other insurance (such as vehicle insurance) in amounts which are customary in the steel products industry. In some cases, insurers have the option to replace damaged or destroyed plant and equipment rather than to pay Tenaris the insured amount. Tenaris does not carry loss-of-profit or business interruption insurance.

Litigation

BHP Proceedings

In June 1998, British Steel and Dalmine were sued by a consortium led by BHP before the Commercial Court of the High Court of Justice Queen’s Bench Division of London. The action concerns the failure of an underwater pipeline built in 1994 in the Bay of Liverpool. Dalmine, at that time a subsidiary of Ilva S.p.A., supplied pipe products to British Steel, which, in turn, resold them to BHP for use in constructing the Bay of Liverpool pipeline. BHP claimed that British Steel breached the contract of sale relating to the pipe and that the pipe was defectively manufactured by Dalmine.

The products sold were valued at 1.9 million British pounds and consisted of pipe for use in maritime applications. Dalmine received court notice of the action more than two years after the contractual warranty covering the pipe had expired and four years after the pipe was delivered and placed into operation. British Steel and Dalmine denied the claim on the basis that the warranty period had expired and, in the alternative, that the amount claimed exceeded the contractual limitation of liability (equal to 300,000 British pounds, or approximately 15% of the value of the products supplied).

The Commercial Court dismissed the contract claim against British Steel. The decision was subsequently confirmed by the Court of Appeals in a ruling issued on April 7, 2000, as a result of which the claim against British Steel was definitively dismissed. BHP’s product liability claim against Dalmine remained outstanding.

On November 24, 2000, the Commercial Court granted BHP permission to amend its pleading against Dalmine to include a deceit tort claim under English law based on inconsistencies between the results of internal chemical tests performed by Dalmine on the pipe and the results shown in the quality certificates issued to BHP by Dalmine. In May 2002, the trial court issued a judgment in favor of BHP, holding that the products supplied by Dalmine were the cause for the failure of the gas pipeline and that Dalmine was liable for damages to BHP. The court’s judgment was limited to the issue of liability, and the amount of damages to be awarded to BHP is being determined in a separate proceeding. Dalmine’s petition to the trial court for leave to appeal its judgment was denied, but subsequently granted by the Court of Appeals. However, on February 5, 2003, the Court of Appeals dismissed Dalmine’s appeal, closing the dispute on the issue of liability.

BHP has indicated in court proceedings that it will seek damages of approximately 35 million British pounds to cover the cost of replacing the pipeline, 70 million British pounds to compensate for consequential damages, 73 million British pounds to cover loss or deferred revenues, 31 million British pounds to compensate for increased income tax resulting from a change in law and interest and costs for unspecified amounts. Subsequent to the court’s recent judgment in favor of BHP on the issue of liability, BHP petitioned the court for an interim judgment of damages in the amount of approximately 37 million British pounds to cover the cost of replacing the pipeline. On July 31, 2002, Dalmine agreed to pay BHP 15 million British pounds in interim damages. The court is expected to hear arguments regarding, and issue its final judgment on total damages during the first half of 2004.

Based on the information provided so far by BHP, Dalmine considers that the compensation requested to cover the cost of replacing the pipeline exceeds the cost actually incurred for such purpose. Taking into consideration such information and the preliminary views of independent experts, Dalmine believes that certain of the other claims fail to show an appropriate connection with the events for which Dalmine was found responsible, while others appear to exceed the damage actually incurred.

Dalmine created a provision in the amount of €45 million in its results for 2001 to account for probable losses as a result of BHP’s lawsuit, which had a substantial adverse effect on its earnings for that year. During 2002, in light of the complexity and diversity of the elements introduced into the proceedings by BHP and the consequent inability to estimate with precision Dalmine’s liability, Dalmine increased the amount of the provision by €20 million, inclusive of interest accrued and legal expenses incurred in connection with such proceedings. Dalmine has stated that the provision was created and increased as a prudent way of complying with applicable accounting principles, and should therefore not be regarded as an admission of indemnification payable to the plaintiffs.

The pipe that is the subject of this lawsuit was manufactured and sold, and the tort alleged by BHP took place, prior to the privatization of Dalmine, and Techint Investments (the Siderca subsidiary party to the contract pursuant to which Dalmine was privatized) believes that, under the Dalmine privatization contract, Techint Investments should be entitled to recover from Fintecna on behalf of Dalmine (as a third party beneficiary under the Dalmine privatization contract), 84.08% of any damages it may be required to pay BHP. Techint Investments has commenced arbitration proceedings against Fintecna to compel it to indemnify Dalmine for any amounts Dalmine may be required to pay BHP. Fintecna has denied that it has any contractual obligation to indemnify Dalmine, asserting that the indemnification claim is time-barred under the terms of the privatization contract and, in any event, subject to a cap of €13 million. Techint Investments disputes this assertion. The arbitration proceedings were suspended at a preliminary stage pending a decision by the British trial court in BHP’s lawsuit against Dalmine. Upon request by Techint Investments and Dalmine, the arbitration panel decided to resume the proceedings in light of the court of appeal’s recent decision to dismiss Dalmine’s appeal against the judgment of liability in favor of BHP.

If Dalmine were required to pay damages to BHP substantially in excess of its provision of €65 million (including consequential damages or deferred revenues), and those damages were not reimbursed to Dalmine by Fintecna, Dalmine’s (and, consequently, Tenaris’s) results of operations, financial condition and net worth would be further materially and adversely affected.

U.S. Seamless Steel Pipe Antidumping and Countervailing Duty Proceedings

OCTG and some of Tenaris’s other products have been the subject of administrative proceedings in the United States based on allegations that Tenaris sold those products in the United States at less than fair value (“antidumping proceedings”) or that Tenaris received unfair government subsidies (“countervailing duty proceedings”). As a result, OCTG and some of Tenaris’s other products are subject to substantial additional duties in the United States, essentially closing the U.S. market to many of Tenaris’s principal products and limiting Tenaris’s growth opportunities in an important market for seamless steel pipe products. Tenaris has repeatedly challenged the imposition of those tariffs and intends to continue to challenge them, but we cannot assure you that they will be reduced or eliminated in the future. We have provided an overview of these proceedings and their current status below.

•	Siderca (Argentina). Since August 1995, an antidumping duty of 1.36% has been applicable to any OCTG exports by Tenaris to the United States from Argentina. Although this tariff is relatively low, the U.S. Department of Commerce could, if annual administrative reviews are conducted, later apply additional antidumping duties retroactively, making any sales of Argentine-manufactured OCTG products to the United States excessively risky. Also since August 1995, an antidumping duty of 108.13% has been applicable to any seamless standard, line and pressure, or SL&P, pipe exports by Tenaris to the United States from Argentina. After a “sunset” review, in July 2001, the U.S. government determined to renew the antidumping penalties applicable to Tenaris’s OCTG and seamless SL&P pipe exports from Argentina for an additional five years, except that the OCTG order was revoked with respect to drill pipe effective August 11, 2000. All of the countervailing duty proceedings have been resolved in favor of Siderca, and Siderca’s exports to the United States are not currently subject to countervailing duties.

•	Tamsa (Mexico). Since August 1995, an antidumping duty of 23.8% (which was later adjusted to 21.7%) has been applicable to any OCTG exports by Tamsa to the United States from Mexico. This duty was lowered to 0% as of March 1999, and this rate continues to date. After a “sunset” review, which began in July 2000, the U.S. government renewed the antidumping penalties on Tenaris’s exports of OCTG casing and tubing, but revoked the antidumping measure applicable to Tamsa’s OCTG drill pipe, effective August 11, 2000.

Since August 2000, an antidumping duty of 19.6% (which was later adjusted to 15.1%) was applicable to any large diameter SL&P exports by Tamsa to the United States from Mexico, except for certain grades of line pipe used in deep water applications (water depth of 1,500 feet or more).

•	Dalmine (Italy). Since August 1995, an antidumping duty of 49.78% and a countervailing duty of 1.47% have been applicable to any OCTG exports by Dalmine to the United States from Italy. After a “sunset” review initiated in July 2000, the U.S. government determined to renew the antidumping and countervailing duty measures applicable to Tenaris’s OCTG exports from Italy for an additional five years. From August 1995 until July 2000, an antidumping duty of 1.84% (which was later adjusted to 1.27%) and a countervailing duty of 1.47% was applicable to any seamless SL&P pipe exports by Tenaris to the United States from Italy. The antidumping penalties applicable to Tenaris’s seamless SL&P pipe exports to the United States from Italy were rescinded as a result of a “sunset” review. The antidumping duty order was revoked effective August 3, 2000. The countervailing duty order was revoked effective August 8, 2000.

•	NKKTubes (Japan). OCTG exported to the United States by NKK Tubes is subject to an antidumping duty rate of 44.20% as a result of the measure imposed in August 1995. In 2001 this order was continued for another five years as a result of a “sunset” review. In June 2000, the United States imposed antidumping duty orders on large and small diameter seamless SL&P from Japan, except for large diameter line pipe used in deep water applications. The applicable rate for large diameter line pipe from NKK Tubes is 68.88%, and for small diameter it is 70.43%.

Tenaris has several pending appeals challenging the U.S. government’s decision to continue the antidumping measures on Tenaris’s OCTG. Nonetheless, the effect of the proceeding described above is essentially to close the U.S. market for Tenaris in these products.

In June 2001, the United States initiated a proceeding known as a 201 Investigation to impose measures that would safeguard the U.S. steel industry from increasing imports of several different steel products. Seamless tubular products of the type produced by Tenaris were determined not to be causing or threatening serious injury to the U.S. industry, and therefore were excluded from the relief ultimately granted to the U.S. industry. All steel products from Canada and Mexico were excluded for the additional reason that the special requirements of the NAFTA Agreement had not been satisfied in the case.

In April 2002, the Canadian Government initiated a similar safeguard investigation against certain steel products, including certain seamless pipe. The Canadian Government decided in May 2003 to conclude the investigation for all products.

On May 20, 2002, the Government of the People’s Republic of China initiated a similar safeguard investigation against certain steel products imports including OCTG and line pipe used for oil and gas pipelines. Provisional measures were imposed for six months. On November 20, 2002, this investigation was concluded and seamless pipes were excluded from the safeguard measures.

Argentine Tax Dispute

On December 18, 2000, Siderca was notified by the Argentine tax authorities that, in its view, Siderca’s taxable income in each of fiscal year 1995 and fiscal year 1997 was understated by ARP78.9 million. As of December 31, 2002, Siderca’s exposure in connection with this tax dispute was ARP41.7 million, including ARP27.7 million in principal and ARP14.1 million in interest accrued on the amount in controversy through such date. The allegedly unpaid principal will continue to accrue interest at the rate of 4% per month. Siderca believes that the amount of the alleged understatement, which related to the conversion of tax write-offs into debt consolidation bonds, was not taxable and, accordingly, has not recorded any provision in its financial statements. Siderca has appealed the Argentina tax authority’s decision to the federal tax court.

Other Proceedings

Three of Dalmine’s former managers have been named as defendants in a criminal proceeding, arising from the death of, or, in some cases, injuries to certain employees, before the Court of Bergamo, Italy, based on alleged negligence in having omitted to inform the employees working in a specific area of the mill of the risks connected with the use of asbestos and for having omitted to take any measures to prevent the risks connected with the use of asbestos in certain areas of Dalmine’s manufacturing facilities from 1960 to the early 1980s. If its former managers are held responsible, Dalmine will be liable for damages to the 21 affected employees or their respective estates, as applicable. Dalmine is also a defendant in two civil proceedings for work-related injuries arising from its use of asbestos. The first of these proceedings was instituted on February 14, 2001, before the Court of Bergamo, Italy, by the estate of Luigi Pedruzzi, for damages in an aggregate amount of approximately €640,000. The other proceeding was instituted on June 5, 2001, before the Commissione Provinciale di Conciliazione of Bergamo, Italy, the mediation commission for the province of Bergamo, by the estate of Elio Biffi for an aggregate amount of approximately €770,000. In addition, some other asbestos-related out-of-court claims have been forwarded to Dalmine. The aggregate relief currently sought in out-of-court claims is approximately €3.8 million, although damages have not yet been specified in some cases. Of the 46 claims (inclusive of the 21 claims of the affected employees relating to the criminal proceeding and the out-of-court claims), 19 incidents have already been settled, either by Dalmine or by Dalmine’s insurer. Dalmine estimates that its potential liability in connection with the remaining cases not yet settled or covered by insurance is approximately €7.0 million. This amount was recognized as a provision for liabilities and expenses as of December 31, 2002. While Dalmine may be subject to additional asbestos-related claims in the future, Tenaris, based on recent trends at Dalmine, does not believe that asbestos-related liabilities arising from claims already filed against Dalmine or from future asbestos-related claims are reasonably likely to be, individually or in the aggregate, material to its results of operations, liquidity and financial condition.

Tenaris and its subsidiaries are also involved in legal proceedings incidental to the normal conduct of their business, for which we have made provisions in accordance with our corporate policy and any applicable rules. Tenaris believes its provisions are adequate. Tenaris does not believe that liabilities relating to these proceedings are likely to be, individually or in the aggregate, material to its consolidated financial position.

Selected Historical Consolidated Combined Financial Data of Tenaris

The following selected historical consolidated combined financial and other data for Tenaris should be read in conjunction with “—Information about Tenaris—Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “—Business” and the consolidated combined financial statements and the notes thereto included elsewhere in this prospectus, and are qualified in their entirety by reference to the information therein.

The selected consolidated financial data of Tenaris have been derived from its consolidated combined financial statements, which are prepared in accordance with IAS (unless otherwise indicated) for each of the periods and at the dates indicated. The consolidated combined financial statements as of December 31, 2002 and 2001, and for the years ended December 31, 2002, 2001 and 2000, included in this prospectus have been audited by PricewaterhouseCoopers S.à.r.l., independent accountants in Luxembourg and member firm of PricewaterhouseCoopers. IAS differ in certain significant respects from U.S. GAAP. See notes U and 31 to Tenaris’s audited consolidated combined financial statements included in this prospectus, which provide a description of the principal differences between IAS and U.S. GAAP as they relate to Tenaris’s audited consolidated combined financial statements and a reconciliation to U.S. GAAP of net income (loss) and shareholders’ equity for the periods and at the dates indicated therein. The consolidated combined financial statements of Tenaris at December 31, 2002 and for the year ended December 31, 2002 included in this prospectus consolidate at December 31, 2002, and for the period that began on October 18, 2002 and ended December 31, 2002, the consolidated financial statements of each of Siderca, Tamsa, Dalmine, Invertub and Tenaris Global Services, as well as the consolidated financial statements of five smaller companies (Metalcentro S.A., Tenaris Connections A.G., Lomond Holdings B.V., Information Systems and Technologies B.V. and Siderestiba S.A.) and combine, for the period that began on January 1, 2002 and ended October 17, 2002, the consolidated financial statements of all these companies on the basis that such companies were under the common control of San Faustín for such period. October 18, 2002 is the date on which these companies, which include the Tenaris companies and Tenaris Global Services, were reorganized as subsidiaries of the Company. The effect of this presentation is to show the combined historical results, financial condition and other data of the various steel pipe manufacturing and distributing companies under the common control of San Faustín as though these companies had been our subsidiaries at the dates and during the periods presented. For comparative purposes, the audited consolidated combined financial statements of Tenaris for the years ended December 31, 2001 and 2000, combine, at each of the dates and for each of the periods presented therein, the consolidated financial statements of all these companies on the basis that such companies were under the common control of San Faustín at each such date and for each such period. See notes A and B to Tenaris’s audited consolidated combined financial statements included in this prospectus. For a discussion of the currencies used in this prospectus, exchange rates and accounting principles affecting the financial information contained in this prospectus, see “Part Seven––Additional Information for Shareholders—Exchange Rates” and “Presentation of Certain Financial and Other Information.”

	For the year ended December 31,
Thousands of U.S. dollars (except number of
shares and per share amounts)	2002	2001	2000	1999	1998

Selected consolidated combined income statement data
IAS
Net sales	3,219,384	3,174,299	2,361,319	1,835,211	2,839,382
Cost of sales	(2,168,594)	(2,165,568)	(1,692,412)	(1,481,552)	(2,095,260)

Gross profit	1,050,790	1,008,731	668,907	353,659	744,122
Selling, general and administrative expenses	(568,149)	(502,747)	(433,617)	(306,471)	(348,712)
Other operating income (expenses), net	(10,764)	(64,352)	5,877	(55,084)	123,889

Operating profit (loss)	471,877	441,632	241,167	(7,896)	519,299
Financial income (expenses), net	(20,597)	(25,595)	(47,923)	(37,118)	(68,182)

Income (loss) before income tax, effect of currency translation on tax bases, equity in earnings (losses) of associated companies and minority interest	451,280	416,037	193,244	(45,014)	451,117
Equity in earnings (losses) of associated companies	(6,802)	(41,296)	(3,827)	(39,296)	(17,436)

Income (loss) before income tax, effect of currency translation on tax bases and minority interest	444,478	374,741	189,417	(84,310)	433,681
Income tax	(182,505)	(108,956)	(63,299)	(6,065)	(65,663)
Effect of currency translation on tax bases	(25,266)	(109,882)	(2,011)	(2,961)	(3,198)

Net income (loss) before minority interest	236,707	155,903	124,107	(93,336)	364,820
Minority interest	(142,403)	(74,557)	(47,401)	38,521	(211,245)

Net income (loss)	94,304	81,346	76,706	(54,815)	153,575

Depreciation and amortization	(176,315)	(161,710)	(156,643)	(165,847)	(167,348)
Weighted average number of shares outstanding(1)	732,936,680	710,747,187	710,747,187	710,747,187	710,747,187
Combined earnings (loss) per share(2)	0.13	0.11	0.11	(0.08)	0.22
Dividends per share(3)	0.06	0.15	0.16	0.13	0.05
U.S. GAAP
Net sales(4)	3,219,384	2,313,162	1,166,293
Operating income (loss)(4)	476,107	422,014	102,740
Income before cumulative effect of accounting changes	110,049	163,921	77,333
Cumulative effect of accounting changes	(17,417)	(1,007)	—
Net income (loss)	92,632	162,914	77,333
Weighted average number of shares outstanding(1)	732,936,680	710,747,187	710,747,187
Combined earnings per share before effect of accounting changes(2)	0.15	0.23	0.11
Cumulative effect of accounting changes per share(2)	(0.02)	(0.00)	—
Combined earnings (loss) per share(2)	0.13	0.23	0.11

(1)	Prior to October 18, 2002, the Company had 30,107 shares issued and outstanding. On October 18, 2002, Sidertubes S.A., a wholly-owned subsidiary of San Faustín, contributed all of its assets (including 30,010 shares of Tenaris) and liabilities to the Company, in exchange for 710,747,090 shares of Tenaris. The 30,010 shares contributed by Sidertubes to the Company were cancelled and, accordingly, upon consummation of this contribution the Company had a total of 710,747,187 shares issued and outstanding. For a detailed description of Sidertubes’ contribution to the Company, see “Part Four—Information about Tenaris—Related Party Transactions—Corporation Reorganization Transactions.” On December 17, 2002, Tenaris consummated an offer to exchange its shares and ADS for shares and ADS of Siderca and Tamsa and shares of Dalmine. Upon consummation of the exchange offer, the Company had a total of 1,160,700,794 shares issued and outstanding.

(2)	Tenaris’s combined earnings (loss) per share before effect of accounting changes, cumulative effect of accounting changes per share and combined earnings per share for the periods presented have been calculated based on the assumption that 710,747,187 shares were issued and outstanding in each of the periods presented prior to October 18, 2002.

(3)	Tenaris’s dividends per share for the periods presented have been calculated based on the assumption that 710,747,187 shares were issued and outstanding in each of the periods presented.

(4)	For U.S. GAAP purposes, Dalmine’s results were not consolidated for the years ended December 31, 2001 and 2000, and Tamsa’s results were not consolidated for the year ended December 31, 2000.

	At December 31,
Thousands of U.S. dollars (except number
of shares and per share amounts)	2002	2001	2000	1999	1998

Selected consolidated combined balance sheet data
IAS
Current assets	1,810,581	1,619,136	1,419,747	1,270,109	1,650,643
Property, plant and equipment, net	1,934,237	1,971,318	1,941,814	1,909,924	1,955,426
Other non-current assets	272,628	247,500	282,976	246,317	395,800

Total assets	4,017,446	3,837,954	3,644,537	3,426,350	4,001,869

Current liabilities	1,203,278	1,084,913	951,444	792,716	883,728
Non-current borrowings	322,205	393,051	355,628	212,012	449,169
Deferred tax liabilities	320,753	262,963	292,849	290,727	354,611
Other non-current liabilities	290,373	302,645	199,548	196,964	176,532

Total liabilities	2,136,609	2,043,572	1,799,469	1,492,419	1,864,040

Minority interest	186,783	918,981	919,710	979,067	1,023,165
Shareholders’ equity(1)	1,694,054	875,401	925,358	954,864	1,114,664

Total liabilities and shareholders’ equity	4,017,446	3,837,954	3,644,537	3,426,350	4,001,869

Number of shares outstanding(2)	1,160,700,794	710,747,187	710,747,187	710,747,187	710,747,187
Shareholders’ equity per share(3)	1.46	1.23	1.30	1.34	1.57
U.S. GAAP
Total assets	3,988,765	3,075,455	1,905,732
Net assets	1,935,698	1,781,814	1,341,854
Total shareholders’ equity	1,745,883	941,926	908,872
Number of shares outstanding(2)	1,160,700,794	710,747,187	710,747,187
Combined shareholders’ equity per share(3)	1.50	1.33	1.28

(1)	The Company’s common stock as of December 31, 2002, was represented by 1,160,700,794 shares, par value USD1.00 per share, for a total amount of USD1,160.7 million.

(2)	Prior to October 18, 2002, the Company had 30,107 shares issued and outstanding. On October 18, 2002, Sidertubes contributed all of its assets (including 30,010 shares of Tenaris) and liabilities to the Company, in exchange for 710,747,090 shares of Tenaris. The 30,010 shares contributed by Sidertubes to the Company were cancelled and, accordingly, upon consummation of this contribution the Company had a total of 710,747,187 shares issued and outstanding. For a detailed description of Sidertubes’ contribution to the Company, see “Part Four—Information about Tenaris—Related Party Transactions—Corporation Reorganization Transactions.” On December 17, 2002, Tenaris consummated an offer to exchange its shares and ADSs for shares and ADS of Siderca and Tamsa and shares of Dalmine. Upon consummation of the exchange offer, the Company had a total of 1,160,700,794 shares issued and outstanding.

(3)	Tenaris’s combined shareholders’ equity per share at the dates presented has been calculated based on the assumption that 710,747,187 shares were issued and outstanding at each of the dates presented prior to October 18, 2002.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations

General

Tenaris is a leading global manufacturer and supplier of seamless steel pipe products and associated services to the oil and gas, energy and other industries, with production, distribution and service capabilities in key markets worldwide. Tenaris’s principal products include casing, tubing, line pipe, and mechanical and structural pipes.

In the last decade, Tenaris has successfully expanded its business through a series of strategic investments. Tenaris now operates a worldwide network of seamless steel pipe operations with manufacturing facilities in South America, North America, Europe and Asia and an annual production capacity of over three million tons of seamless steel pipe products, compared to 800,000 tons in the early 1990s. In addition to its investments in seamless steel pipe operations worldwide, Tenaris also owns controlling interests in the leading producers of welded steel pipes in Argentina and Brazil, with a combined annual production capacity of 850,000 tons. Furthermore, Tenaris has developed competitive and far reaching global distribution capabilities, with a direct presence in most major oil and gas markets.

The global market for seamless steel pipe products is highly competitive, with the primary competitive prices being price, quality and service. Tenaris competes worldwide against primarily four foreign producers of seamless steel pipe products. Tenaris’s largest markets for seamless steel products are in the countries in which it has manufacturing subsidiaries (Argentina and Venezuela in South America, Mexico and Canada in North America, Italy in Europe and Japan in the Far East). Tenaris’s sales in these and other markets are sensitive to the international price of oil and gas and its impact on the drilling activity of participants in the oil and gas sectors, as well as to general economic conditions in these markets. Tenaris’s European market is also affected by general industrial production trends, including investment in power generation, petrochemical and oil refining facilities. Tenaris’s sales to the United States are mainly directed to the industrial sector and are affected by trends in industrial activity since anti-dumping duties apply in respect of the import of OCTGs produced by Tenaris’s main subsidiaries.

The market for Tenaris’s welded steel pipes is principally affected by investment in gas pipeline projects, especially in South America. In 2002, sales of welded steel pipes were strong, reflecting a period of high demand for such products in connection with the construction of large pipeline projects in South America, such as those in Ecuador and Peru, as well as ongoing pipeline network integration projects in the region. Deliveries of welded steel pipes to those projects in Ecuador and Peru have now been substantially completed but demand from oil and gas pipeline projects in Tenaris’s local market of Brazil has increased beginning in 2003.

For a more complete description of Tenaris’s business and market position, and the competitive and other factors that could affect Tenaris’s financial condition and results of operations, see “—Information about Tenaris—Business.”

Operating Results

The following discussion and analysis of Tenaris’s financial condition and results of operations are based on the audited consolidated combined financial statements of Tenaris included elsewhere in this prospectus. Accordingly, this discussion and analysis present Tenaris’s financial condition and results of operations on a consolidated and combined basis. See “Presentation of Certain Financial and Other Information—Accounting Principles—Tenaris” and notes A and B to the consolidated combined financial statements of Tenaris included in this prospectus.

The following discussion should be read in conjunction with Tenaris’s audited consolidated combined financial statements and the related notes included in this prospectus. Tenaris prepares its consolidated combined financial statements in conformity with IAS, which differ in certain significant respects from U.S. GAAP. See notes U and 31 to Tenaris’s consolidated combined financial statements included in this prospectus, which include a description of the principal differences between IAS and U.S. GAAP as they relate to Tenaris’s consolidated combined financial statements and a reconciliation of net income and shareholders’ equity for the periods and at the dates indicated.

The following table sets forth Tenaris’s operating and other costs and expenses as a percentage of net sales for the periods indicated.

	For the year ended December 31,

Percentage of net sales	2002	2001	2000

Net sales	100.0	100.0	100.0
Cost of sales	(67.4)	(68.2)	(71.7)

Gross profit	32.6	31.8	28.3
Selling, general and administrative expenses	(17.6)	(15.8)	(18.4)
Other operating income (expenses), net	(0.3)	(2.0)	0.2

Operating profit (loss)	14.7	13.9	10.2
Financial income (expenses), net	(0.6)	(0.8)	(2.0)

Income (loss) before income tax, effect of currency translation on tax bases, equity in earnings (losses) of associated companies and minority interest	14.0	13.1	8.2
Equity in earnings (losses) of associated companies	(0.2)	(1.3)	(0.2)

Income (loss) before income tax, effect of currency translation on tax bases and minority interest	13.8	11.8	8.0
Income tax	(5.7)	(3.4)	(2.7)
Effect of currency translation on tax bases	(0.8)	(3.5)	(0.1)

Net income (loss) before minority interest	7.4	4.9	5.3
Minority interest	(4.4)	(2.3)	(2.0)

Net income (loss)	2.9	2.6	3.2

Fiscal Year Ended December 31, 2002, Compared to Fiscal Year Ended December 31, 2001

Sales volume

The following table shows Tenaris’s sales volume of seamless and welded steel pipe products by geographical region for the periods indicated.

	For the year ended December 31,
			Increase /
Thousands of tons	2002	2001	(Decrease)

South America	324	490	(34%)
North America	401	438	(8%)
Europe	644	715	(10%)
Middle East and Africa	522	582	(10%)
Far East and Oceania	392	448	(13%)

Total seamless steel pipes	2,283	2,673	(15%)

Welded steel pipes	585	432	35%
Total steel pipes	2,868	3,105	(8%)

Tenaris’s sales volume of seamless steel pipe products decreased by 15% to 2,283,000 tons in 2002 from 2,673,000 tons in 2001. This significant decrease in sales volume primarily reflected the effects of lower levels of oil and gas drilling activity worldwide, as well as persistently lower levels of industrial production in the principal industrial regions of North America, Europe and Japan. Although oil prices remained at levels which, under typical circumstances, would have been expected to result in sustained levels of investment in oil and gas drilling, oil and gas exploration and production activity was affected by increased uncertainty over the future level of oil prices as a result of the prospects of military action against Iraq and production cutbacks established by OPEC.

Sales volume of seamless steel pipe products decreased in all of Tenaris’s markets as a result of the contraction affecting the oil and gas and industrial sectors worldwide. Sales of seamless steel pipe products were further affected in South America than in the other markets as a result of the political and economic developments that affected Argentina and Venezuela, Tenaris’s main South American markets.

Sales volumes of welded steel pipe products increased by 35% to 585,000 tons in 2002 from 432,000 tons in 2001, reflecting a period of high demand for welded steel pipes in connection with South American gas pipeline projects in Ecuador, Peru and Bolivia, which more than offset reduced sales in the Argentine market.

Sales of electric energy (all in Italy to unaffiliated parties) increased by 12% to 2,066 GWh in 2002 from 1,846 GWh in 2001. This 12% increase reflected an increase in volumes of electricity sold mainly as a result of the expansion of the customer base. Sales of natural gas (all in Italy) increased to 463 million scm in 2002 from 21 million scm in 2001. This 2,105% increase was attributable to the inclusion of sales of natural gas for an entire year following the commencement of these sales in December 2001.

Sales of other products and services (mainly sales of Sidor’s flat products by Tenaris Global Services in Europe and North America) increased by 133% to 401,000 tons in 2002 from 172,000 tons in 2001. Sales of other products and services have been discontinued following the reorganization of Tenaris Global Services as a subsidiary of Tenaris.

Net sales

Net sales in 2002 totaled USD3,219.4 million, compared to USD3,174.3 million in 2001. This 1.4% increase resulted from increased sales volumes for welded pipes, increased sales of electricity and natural gas, increased sales of other steel products and increased average net sales prices for seamless steel pipes, which offset the effect of an overall reduction in seamless steel pipes sales volumes.

Net sales (by business segment)

The following table shows Tenaris’s net sales by business segment in terms of U.S. dollars for the periods indicated.

	For the year ended December 31,
			Increase /
Millions of U.S. dollars	2002	2001	(Decrease)

Seamless steel pipes	2,241.4	2,496.5	(10%)
Welded steel pipes	580.0	432.6	34%
Energy	210.4	113.1	86%
Other products and services	187.6	132.0	42%

Total	3,219.4	3,174.3	1%

The following table indicates the distribution of Tenaris’s net sales by business segment for the periods indicated.

	For the year ended December 31,

Millions of U.S. dollars	2002	2001

Seamless steel pipes	70%	79%
Welded steel pipes	18%	14%
Energy	7%	4%
Other products and services	6%	4%

Total	100%	100%

Net sales of seamless steel pipe products in 2002 amounted to USD2,241.4 million, compared to USD2,496.5 million in 2001. This 10% decrease was due to a 15% overall reduction is sales volumes, partially offset by increased average net sales prices. Despite declining global market prices for seamless steel pipe products and lower prices in the Argentine market, average net sales prices for Tenaris’s seamless pipe products increased as a result of higher U.S. dollar market prices in Europe; in addition, Tenaris sold a higher proportion of seamless steel pipes with significant value added in terms of heat treatment, finishing and services.

Net sales of welded steel pipe products in 2002 amounted to USD580.0 million, compared to USD432.6 million in 2001. This 34% increase was primarily attributable to higher sales volumes. Sales of welded pipes included sales of metal structures made by Tenaris’s Brazilian welded pipe subsidiary in the amount of USD83.5 million in 2002, compared to USD70.5 million in 2001.

Net sales of energy (sales of electricity and natural gas in Italy to unaffiliated parties) totaled USD210.4 million in 2002, compared to USD113.1 million in 2001. This 86% increase reflected an increase in volumes of electricity sold, a contemporaneous increase in energy prices and the inclusion of revenues generated by sales of natural gas for an entire year following the commencement of these sales in December 2001.

Net sales of other products and services amounted to USD187.6 million in 2002, compared to USD132.0 million in 2001. This 42% increase was mainly due to increased sales of other steel products by Tenaris Global Services, which amounted to USD129.3 million in 2002, compared to USD56.9 million in 2001. Sales of these other steel products have been discontinued following the reorganization of Tenaris Global Services as a subsidiary of Tenaris.

Net sales (by geographical segment)

The following table shows Tenaris’s net sales by region in terms of U.S. dollars for the periods indicated.

	For the year ended December 31,
			Increase/
Millions of U.S. dollars	2002	2001	(Decrease)

South America	956.4	971.1	(2%)
North America	577.3	611.7	(6%)
Europe	829.7	680.5	22%
Middle East and Africa	511.1	520.9	(2%)
Far East and Oceania	344.9	390.1	(12%)

Total	3,219.4	3,174.3	1%

The following table indicates the percentage market distribution of Tenaris’s net sales by region for the periods indicated.

	For the year ended December 31,

Percentage of total net sales	2002	2001

South America	30%	31%
North America	18%	19%
Europe	26%	21%
Middle East and Africa	16%	16%
Far East and Oceania	11%	12%

Total	100%	100%

Net sales in South America amounted to USD956.4 million in 2002, compared to USD971.1 million in 2001. This 2% decrease primarily resulted from a significant reduction in sales volumes of seamless steel pipe products largely offset by a significant increase in sales volumes of welded pipe products.

Net sales in North America amounted to USD577.3 million in 2002, compared to USD611.7 million in 2001. This 6% decrease was primarily attributable to a reduction in sales volumes of seamless steel pipes, partially offset by an increase in sales of other steel products.

Net sales in Europe totaled USD829.7 million in 2002, compared to USD680.5 million in 2001. This 22% increase was primarily attributable to increased sales of electricity and natural gas by Dalmine Energie, increased sales of other steel products and higher U.S. dollar sales prices for Tenaris’s seamless pipe products in Europe, which more than offset a reduced sales volumes of seamless steel pipe products.

Net sales in the Middle East and Africa totaled USD511.1 million in 2002, compared to USD520.9 million in 2001. This 2% decrease was primarily the result of reduced sales volumes of seamless steel pipes, partially offset by higher average selling prices.

Net sales in the Far East and Oceania totaled USD344.9 million in 2002, compared to USD390.1 million in 2001. This 12% decrease was primarily due to a reduction in sales volume.

Cost of sales

Cost of sales, expressed as a percentage of net sales, decreased to 67.4% for the fiscal year ended December 31, 2002, from 68.2% for the previous fiscal year. This decrease resulted from lower cost of sales for seamless and welded steel pipe products, partially offset by higher sales of energy products and other low-margin steel products.

Cost of sales for seamless steel pipe products, expressed as a percentage of net sales, decreased to 63.4% in 2002 from 66.6% in 2001. This improvement was caused principally by sharply-reduced cost of sales at Tenaris’s operations in Argentina, partially offset by higher cost of sales at Tenaris’s operations in Mexico and Italy. The reduced costs in Argentina reflected the effects of the substantial devaluation of the Argentine peso on those costs denominated in Argentine pesos, the effects of which were offset only in part by concurrent inflation over the period. The increased costs in Mexico were the result of higher energy and raw material costs, while the increased costs in Italy were attributable to the appreciation of the Euro against the U.S. dollar.

Cost of sales for welded steel pipe products, expressed as a percentage of net sales, decreased to 65.4% in 2002 from 67.9% in 2001. This improvement was caused principally by higher volumes leading to lower fixed and semi-fixed costs on a per ton basis.

Cost of sales for energy products, expressed as a percentage of net sales, decreased marginally to 94.4% in 2002 from 95.1% in 2001.

Cost of sales for other products and services, expressed as a percentage of net sales, increased to 90.5% in 2002 from 76.3% in 2001. This increase was due to sharply increased sales volumes of low-margin and other steel products.

Selling, general and administrative expenses

Selling, general and administrative expenses, or SG&A, increased significantly to USD568.1 million, or 17.6% of net sales, compared to USD502.7 million, or 15.8% of net sales, during 2001. This increase resulted primarily from increased selling expenses at Tenaris’s welded pipe operations in Brazil, newly-introduced export, financial transaction and other non-income related taxes in Argentina and higher selling expenses associated with an increased supply of value-added services to customers, which more than offset a reduction in general and administration expenses at Tenaris’s operations in Argentina following the substantial devaluation of the Argentine peso. Tenaris’s increased selling expenses in Brazil were attributable to higher export sales, changes in selling conditions and costs incurred in settling a contractual claim.

Other operating income (expenses), net

Other operating expenses were USD10.8 million in 2002, compared to USD64.4 million in 2001. The improvement was mainly attributable to higher other operating income and the effect of provisions recorded in respect of the BHP litigation.

Other operating income of USD15.6 million in 2002, compared to USD0.6 million in 2001, resulted from insurance reimbursements, gains on government securities and proceeds from the sale of warehouses.

Other operating expenses amounted to USD26.4 million in 2002, compared to USD64.9 million in 2002. Other operating expenses in 2001 included USD41.1 million corresponding to a provision established at Dalmine in respect of the BHP proceedings, while other operating expenses in 2002 primarily reflected a USD18.9 million increase in such provision.

Financial income (expenses), net

Financial results showed a net loss of USD20.6 million in 2002, compared to a net loss of USD25.6 million in 2001. This improvement was mainly attributable to reduced net interest expenses of USD20.3 million in 2002, compared to USD41.1 million in 2001, as a result of lower net debt, partially offset by a loss of USD8.8 million due to an increase in financial discounts on U.S. dollar-denominated sales credits to customers in Argentina following the devaluation of the Argentine peso and a loss of USD5.3 million due to lower exchange related gains.

Equity in earnings (losses) of associated companies

Tenaris’s share in the results of associated companies generated a loss of USD6.8 million in 2002, compared to a loss of USD41.3 million in 2001. This decreased loss was primarily attributable to lower losses associated with Tenaris’s investment in Amazonia (USD7.7 million in 2002, compared to USD31.3 million in 2001). In addition, in 2001 Tenaris disposed of its interests in Siderar and DMV Stainless, which had generated losses of USD9.8 million in 2001.

Income tax

Tenaris recorded an income tax provision of USD219.3 million in 2002, compared to an income tax provision of USD109.0 million in 2001. In 2002, Tenaris also recovered USD36.8 million in income taxes following a favorable tax judgment in a claim brought by Tenaris’s main subsidiary in Mexico. The 101% increase in Tenaris’s income tax provision mainly reflected the higher operating income of Tenaris’s subsidiaries in Argentina as a result of the sharp reduction in their costs of sales following the devaluation of the Argentine peso and the other income arising as a result of the effect of the devaluation of the Argentine peso on the monetary position in foreign currency (including assets held in trust funds) of Tenaris’s subsidiaries in Argentina.

Effect of currency translation on tax bases

In 2001, Tenaris’s net income was negatively affected by a deferred tax charge of USD109.9 million due to the effect of the devaluation of the Argentine peso on the tax bases of the non-monetary assets of its subsidiaries in Argentina. In 2002, Tenaris’s net income was negatively affected by a further deferred tax charge of USD25.3 million for the same concept. See note 7(iii) to Tenaris’s audited consolidated combined financial statements at, and for the fiscal year ended December 31, 2002.

Minority interest

Minority interest showed a loss of USD142.4 million in 2002, compared to a loss of USD74.6 million in 2001. This increased loss is primarily due to the improvement in the results of most of the Tenaris companies and the consequent increases in the amounts attributable to minority interests in those companies, especially in:

•	Tamsa, where minority shareholders shared USD63.6 million of Tamsa’s income in 2002, compared to USD34.7 million in 2001;

•	Siderca, where minority shareholders shared USD39.7 million of Siderca’s income in 2002, compared to USD25.6 million in 2001;

•	Confab, where minority shareholders shared USD31.0 million of Confab’s income in 2002, compared to USD12.6 million of Confab’s losses in 2001; and

•	Dalmine, where minority shareholders shared USD6.4 million of Dalmine’s income in 2002, compared to USD1.4 million of Dalmine’s losses in 2001.

Minority interest attributable to participations in Siderca, Tamsa and Dalmine acquired in the exchange offer consummated in December 2002 showed a loss of USD99.5 million in 2002, compared to a loss of USD54.5 million in 2001.

Net income (loss)

Tenaris recorded net income of USD94.3 million in 2002, compared to USD81.3 million in 2001. Net income before deduction of minority interest attributable to participations in consolidated subsidiaries acquired in the exchange offer completed in December 2002 increased to USD193.8 million in 2002, compared to USD135.8 million in 2001. This improvement was attributable to a variety of factors, including improved operating and financial results, reduced losses in associated companies and an income tax recovery at Tenaris’s principal subsidiary in Mexico, partially offset by an increase in income tax provision.

Fiscal Year Ended December 31, 2001, Compared to Fiscal Year Ended December 31, 2000

Sales volume

The following table shows Tenaris’s sales volume of seamless and welded steel pipe products by geographical region for the periods indicated.

	For the year ended December 31,
			Increase /
Thousands of tons	2001	2000	(Decrease)

South America	490	435	13%
North America	438	350	25%
Europe	715	664	8%
Middle East and Africa	582	451	29%
Far East and Oceania	448	262	71%

Total seamless steel pipe	2,673	2,162	24%

Welded steel pipes	432	253	71%
Total steel pipes	3,105	2,415	29%

Tenaris’s sales volume of seamless steel pipe products in 2001 increased by 23.6% to 2,673,000 tons from 2,162,000 tons in 2000. This significant increase in sales volume reflects the inclusion of sales from Tenaris’s operations in Japan and Canada for an entire period following the commencement of such operations in 2002, as well as the strong demand for Tenaris’s seamless steel products in the export markets as a result of increased drilling activity in the international oil and gas sector motivated by favorable oil prices. Demand for Tenaris’s seamless steel pipe products began to decline in the last quarter of 2001 as a result of lower and more volatile oil prices and the slowdown in global industrial production exacerbated by the events of September 11, 2001.

Sales volume of seamless steel pipe products increased in all of Tenaris’s markets as a result of sustained demand from export oil and gas customers reflecting strong investment in exploration and production activities. The increase was much higher in the Far East and Oceania as a result of the inclusion of sales from Tenaris’s operations in Japan for an entire year.

Welded steel pipe sales volume in 2001 rose 70.8% to 432,000 tons from 253,000 tons in 2000, reflecting high demand for Tenaris’s products from pipeline projects in the Americas and the Middle East.

Sales of electric energy (all in Italy to unaffiliated parties) increased to 1,846 GWh in 2001 from 1,506 GWh in 2000. This 23.0% increase reflected an increase in volumes of electricity sold mainly as a result of the expansion of the customer base. Sales of natural gas (all in Italy), which commenced in December 2001, amounted to 21 million scm.

Sales of other steel products (mainly sales of Sidor’s flat products by Tenaris Global Services in Europe and North America) increased by 142.3% to 172,000 tons in 2001 from 71,000 tons in 2000.

Net sales

Net sales in 2001 totaled USD3,174.3 million, an increase of 34.4% compared to USD2,361.3 million in 2000, primarily due to higher sales volumes and higher average selling prices for both seamless and welded steel pipe products. In addition, there were increased sales of electricity and natural gas and of other steel products.

Net sales (by business segment)

The following table shows Tenaris’s net sales by business segment in terms of U.S. dollars for the periods indicated.

	For the year ended December 31,
			Increase /
Millions of U.S. dollars	2001	2000	(Decrease)

Seamless steel pipes	2,496.5	1,991.9	25%
Welded steel pipes	432.6	209.0	107%
Energy	113.1	58.7	93%
Other products and services	132.0	101.7	30%

Total	3,174.3	2,361.3	34%

The following table indicates the distribution of Tenaris’s net sales by business segment for the periods indicated.

	For the year ended December 31,

Percentage of total net sales	2001	2000

Seamless steel pipes	79%	84%
Welded steel pipes	14%	9%
Energy	4%	2%
Other products and services	4%	4%

Total	100%	100%

Net sales of seamless steel pipe products in 2001 amounted to USD2,496.5 million, compared to USD1,991.9 million in 2000. This 25% increase was primarily due to higher sales volumes and higher average selling prices.

Net sales of welded steel pipe products in 2001 amounted to USD432.6 million, compared to USD209.0 million in 2000. This 107% increase was primarily attributable to higher sales volumes and higher average selling prices.

Net sales of energy (sales of electricity and natural gas in Italy to unaffiliated parties) totaled USD113.1 million in 2001, compared to USD58.7 million in 2000. This 93% increase reflected an increase in volumes of electricity sold.

Net sales of other products and services amounted to USD132.0 million in 2001, compared to USD101.7 million in 2000. This 30% increase was mainly due to increased sales of other steel products by Tenaris Global Services.

Net sales (by geographical segment)

The following table shows Tenaris’s net sales by region in terms of U.S. dollars for the periods indicated.

	For the year ended December 31,
			Increase/
Millions of U.S. dollars	2001	2000	(Decrease)

South America	971.1	668.1	45%
North America	611.7	421.6	45%
Europe	680.5	590.9	15%
Middle East and Africa	520.9	429.0	21%
Far East and Oceania	390.1	251.7	55%

Total	3,174.3	2,361.3	34%

The following table indicates the percentage market distribution of Tenaris’s net sales by region for the periods indicated.

	For the year ended December 31,

Percentage of total net sales	2002	2001

South America	31%	28%
North America	19%	18%
Europe	21%	25%
Middle East and Africa	16%	18%
Far East and Oceania	12%	11%

Total	100%	100%

Net sales in South America amounted to USD971.1 million in 2001, compared to USD668.1 million in 2000. This 45% increase was primarily due to sharply increased sales of welded pipe products and higher sales of seamless steel pipe products in Argentina and Venezuela.

Net sales in North America amounted to USD611.7 million in 2001, compared to USD421.6 million in 2000. This 45% increase was primarily attributable to higher sales of seamless steel pipe products as a result of the inclusion of sales from Tenaris’s operations in Canada for an entire year, higher average selling price and higher sales of other steel products. This increase was partially offset by a decrease in sales to non-oil related customers in Mexico.

Net sales in Europe totaled USD680.5 million in 2001, compared to USD590.9 million in 2000. This 15% increase was primarily attributable to increased sales of electricity by Dalmine Energie and higher sales volumes of seamless steel pipe products.

Net sales in the Middle East and Africa totaled USD520.9 million in 2001, compared to USD429.0 million in 2000. This 21% increase was primarily the result of sustained demand from export oil and gas customers, reflecting strong investment in exploration and production activities.

Net sales in the Far East and Oceania totaled USD390.1 million in 2001, compared to USD251.7 million in 2000. This 55% increase was primarily due to the inclusion of sales from Tenaris’s operations in Japan for an entire year and sustained demand from export oil and gas customers, reflecting strong investment in exploration and production activities.

Cost of sales

Cost of sales, expressed as a percentage of net sales, decreased to 68.2% for the fiscal year ended December 31, 2001, from 71.7% for the previous fiscal year. This decrease primarily resulted from lower cost of sales for seamless and welded pipe products, partially offset by higher sales of low-margin energy products.

Cost of sales for seamless steel pipe products, expressed as a percentage of net sales, decreased to 66.6% in 2001 from 70.0% in 2000. This decrease in cost was primarily the result of higher average selling prices and higher absorption of fixed and semi-fixed costs due to increased sales volume.

Cost of sales for welded steel pipe products, expressed as a percentage of net sales, decreased to 67.9% in 2001 from 81.2% in 2000. This decrease in costs was due primarily to higher average selling prices and higher absorption of fixed and semi-fixed costs as a result of higher sales volume.

Cost of sales for energy products, expressed as a percentage of net sales, increased to 95.1% in 2001 from 85.4% in 2000. This increase in costs was primarily due to a decrease in operating margins in 2001 as the energy trade business in Italy matured and competition increased.

Cost of sales for other products and services, expressed as a percentage of net sales, slightly decreased to 76.3% in 2001 from 77.2% in 2000.

Selling, general and administrative expenses

SG&A during 2001 were USD502.7 million, or 15.8% of net sales, compared to USD433.6 million, or 18.4% of net sales, for 2000. This improvement reflects a reduction in general and administrative expenses as a percentage of net sales resulting from higher absorption of these expenses. Selling expenses, which relate primarily to export sales and are inherently variable, increased in U.S. dollar terms due mainly to higher export volumes resulting in higher selling costs (including sales commissions), but remained stable as a percentage of net sales.

Other operating income (expenses), net

Other net operating expenses were USD64.4 million for the fiscal year ended December 31, 2001, compared to a net gain of USD5.9 million in the previous fiscal year. This significant deterioration was mainly attributable to the creation of a provision at Dalmine in respect of the BHP litigation (USD41.1 million), an additional provision by Siderca related to the impairment of certain credits with the Argentine government (USD9.0 million) and a non-recurring provision by Confab (USD7.7 million) representing the entirety of an amount in controversy in connection with a tax dispute.

Financial income (expenses), net

Financial results for the fiscal year ended December 31, 2001, showed a net financial loss of USD25.6 million, compared to USD47.9 million in the previous fiscal year. This variation was mainly attributable to the effect of the Argentine peso devaluation on Argentine peso-denominated net liabilities, which, in spite of having occurred in January 2002, was required to be recorded in the fiscal year ended December 31, 2001. This effect was partially offset by higher net interest payments principally due to higher net financial debt.

Equity in earnings (losses) of associated companies

Tenaris’s share in the results of associated companies generated a loss of USD41.3 million for the fiscal year ended December 31, 2001, compared to a loss of USD3.8 million for the previous fiscal year. This increased loss was primarily due to the performance of Tenaris’s investments in:

•	Amazonia, which generated a loss of USD31.3 million in 2001, compared to a loss of USD5.0 million in 2000;

•	Siderar, which generated a loss of USD4.9 million in 2001, compared to a gain of USD2.0 million in 2000; and

•	DMV Stainless B.V., which generated a loss of USD4.9 million in 2001, compared to a loss of USD1.7 million in 2000.

Tenaris no longer owns any interest in either Siderar or DMV Stainless.

Income tax

During the fiscal year ended December 31, 2001, Tenaris recorded an income tax provision of USD109.0 million, compared to an income tax provision of USD63.3 million for the fiscal year ended December 31, 2000. This 72.2% increase was mainly due to improved operating results.

Effect of currency translation on tax bases

This charge of USD109.9 million reflects an increased deferred income tax charge in the fiscal year ended December 31, 2001, due to the effect of the devaluation of the Argentine peso on the tax bases of the non-monetary assets of its subsidiaries in Argentina. See note 7(ii) to Tenaris’s audited consolidated combined financial statements at, and for the fiscal year ended December 31, 2001.

Minority interest

Minority interest for the fiscal year ended December 31, 2001, showed a loss of USD74.6 million compared to a loss of USD47.4 million in the previous fiscal year. This increased loss is primarily due to the improvement in the results of most of the Tenaris companies and the consequent increases in the amounts attributable to minority interests in those companies, especially in:

•	Tamsa, where minority shareholders shared USD34.7 million of Tamsa’s income in 2001, compared to USD21.5 million in 2000;

•	Siderca, where minority shareholders shared USD25.6 million of Siderca’s income in 2001, compared to USD26.1 million in 2000;

•	Confab, where minority shareholders shared USD12.6 million of Confab’s income in 2001, compared to USD2.7 million of Confab’s losses in 2000; and

•	Dalmine, where minority shareholders shared USD1.4 million of Dalmine’s losses in 2001, compared to USD3.5 million of Dalmine’s income in 2000.

Net income (loss)

Tenaris recorded net income of USD81.3 million for the fiscal year ended December 31, 2001, compared to net income of USD76.7 million for the fiscal year ended December 31, 2000. This 6.0% increase was due to improved operating results, partially offset by the effect of the devaluation of the Argentine peso on the tax bases of the non-monetary assets of its subsidiaries in Argentina, an increase in income tax provision and losses from Tenaris’s investment in Amazonia.

Liquidity and Capital Resources

	For the year ended December 31,

Thousands of U.S. dollars	2002	2001	2000

Net cash provided by operations	461,436	544,228	274,195
Net cash (used in) provided by investment activities	(180,606)	(284,340)	(263,762)
Net cash (used in) provided by financing activities	(184,376)	(138,021)	6,018

Increase (decrease) in cash and cash equivalents	96,454	121,867	16,451
Effect of exchange rates on cash and cash equivalents	(5,732)	(4,943)	(10,360)
Cash and cash equivalents at the beginning of period	213,814	96,890	90,799

Cash and cash equivalents at the end of period	304,536	213,814	96,890

Fiscal Year Ended December 31, 2002, Compared to Fiscal Year Ended December 31, 2001

Tenaris’s cash and cash equivalents increased by USD90.7 million to USD304.5 million from USD213.8 million at December 31, 2001. In addition, Tenaris had investments of USD135.8 million in trust funds established to support the operations of its subsidiaries in Argentina and Brazil.

Net cash provided by operations was USD461.4 million in 2002.

Net cash used in investing activities was USD180.6 million during the fiscal year ended December 31, 2002. The principal uses of funds in investing activities during the period included USD124.6 million in investments in property, plant and equipment, USD23.0 million in investments in intangible assets, USD32.3 million in investments in trust funds established to support Tenaris’s operations in Argentina and Brazil and USD14.8 million in costs relating to the exchange offer completed in December 2002, partially offset by USD14.4 million provided by sales of sales of property, plant and equipment. Net capital expenditure (inclusive of investment in intangible assets) was USD133.2 million, compared to a net capital expenditure of USD183.0 million in 2001.

Net cash used in financing activities was USD184.4 million, consisting of net repayment of bank and financial loans of USD103.6 million and dividend payments of USD80.8 million.

Net working capital, calculated as the excess of current assets over current liabilities, increased by USD73.1 million reflecting an increase in trade and other receivables (USD156.2 million) and decreases in inventories (USD46.1 million), advances from customers (USD32.3 million) and trade payables (USD28.9 million). We believe that the net working capital is sufficient to meet Tenaris’s liquidity needs for the present and the foreseeable future.

Tenaris’s debt to total assets ratio remained stable at 0.53 to 1 at December 31, 2002, compared to 0.53 to 1 at December 31, 2001.

Fiscal Year Ended December 31, 2001, Compared to Fiscal Year Ended December 31, 2000

Tenaris’s cash and cash equivalents at December 31, 2001, increased to USD213.8 million from USD96.9 million at December 31, 2000.

Net cash provided by operations was USD544.2 million during the fiscal year ended December 31, 2001.

Net cash used in investment activities was USD284.3 million during the fiscal year ended December 31, 2001. The principal uses of funds in investment activities during this period included USD200.0 million in investments in property, plant and equipment, USD103.4 million in the creation of a trust fund outside Argentina and USD22.8 million in intangible asset acquisitions. Investment activities provided USD39.9 million from sales of property, plant and equipment.

Net cash used in financing activities was USD138.0 million, consisting principally of payments of cash dividends primarily by Siderca and Tamsa (USD66.1 million), a net decrease in minority interest (USD46.6 million), a net change in ownership in Siderca, Tamsa and Dalmine (USD10.6 million) and net repayments of bank and financial loans (USD14.8 million).

Net working capital was USD534.2 million at December 31, 2001, compared to USD468.3 million at December 31, 2000. The principal reasons for this variation were an increase in cash and cash equivalents, inventories and trade receivables and a decrease in borrowings, partially offset by an increase in other liabilities, trade payables and provisions.

Tenaris’s debt to total assets ratio was 0.53 to 1 at December 31, 2001, compared to 0.49 to 1 at December 31, 2000.

Financings

Tenaris’s consolidated financial debt at December 31, 2002, net of cost of issuance of debt, was USD715.9 million, compared to USD765.5 million at December 31, 2001. Of this amount, USD288.9 million was denominated in U.S. dollars and USD427.0 million was non-USD denominated.

Of Tenaris’s debt at December 31, 2002, USD393.7 million was short-term and USD322.2 million long-term.

Of Tenaris’s total consolidated financial debt, USD641.0 million were bank borrowings with an average interest rate of 3.61%, USD9.6 million were bank overdrafts with an average interest rate of 4.30%, USD54.2 million were debentures and other loans with an average interest rate of 3.99% and USD11.6 million were finance lease liabilities with an average interest rate of 3.56%. The cost of issuance of debt amounted to 0.5 million.

Neither Tenaris nor any of its subsidiaries has any limitation on investments in property, plant and equipment or in other companies. Dividend payments and repurchase of shares are not prohibited by any event of default or covenants under any present loan agreement. At December 31, 2002, Tenaris and all of its subsidiaries were in compliance with all applicable financial and other covenants.

Contractual Obligations and Commercial Commitments

The following table summarizes Tenaris’s contractual obligations at December 31, 2002, and the effect such obligations are expected to have on its liquidity and cash flow in future periods:

	Payments Due by Period
	as of December 31, 2002
Millions of U.S. dollars
		Less than 1	1-3	4-5	After 5
Contractual Obligations	Total	year	years	years	years

Finance Lease Obligations	11.6	4.2	5.1	1.0	1.3
Other Borrowings	704.3	389.5	237.4	51.6	25.8

Total Contractual Cash Obligations	715.9	393.7	242.5	52.5	27.2

		Amount of Commitment
		Expiration Per Period
		as of December 31, 2002

Millions of U.S. dollars	Total
	Amounts	Less than 1	1-3	4-5	After 5
Commercial Commitments	Committed	year	years	years	years

Guarantees	179,924	120,010	32,329	3,204	24,381
Other Commercial Commitments	773,682	113,802	181,714	173,396	305,769

Total Commercial Commitments	953,606	233,812	214,043	176,600	330,150

Off-balance sheet commitments are discussed in note 24(vii) to Tenaris’s consolidated combined financial statements of Tenaris included in this prospectus.

Critical Accounting Policies and Estimates

Tenaris’s operating and financial review and prospects are based on Tenaris’s audited consolidated combined financial statements, which have been prepared in accordance with IAS. The use of IAS as opposed to U.S. GAAP has an impact on Tenaris’s critical accounting policies and estimates. The application of U.S. GAAP would have affected the determination of consolidated combined net income (loss) for the periods ended December 31, 2002, 2001 and 2000, and the determination of consolidated combined shareholders’ equity and consolidated combined financial position as of December 31, 2002 and 2001. See notes U and 31 to Tenaris’s audited consolidated combined financial statements included in this prospectus, which provide a reconciliation to U.S. GAAP of Tenaris’s results of operations and shareholders’ equity.

The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosure of contingent assets and liabilities. On an ongoing basis, management evaluates its estimates, including those related to doubtful accounts, impairment of long-term investments and contingencies. Management bases its estimates on historical experience of the Tenaris companies and on various other assumptions that it believes to be reasonable under the circumstances. These estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe the following critical accounting policies and estimates affect Tenaris’s more significant judgments and estimates used in the preparation of its consolidated combined financial statements.

Allowances for Doubtful Accounts and Customer Claims

Tenaris makes estimates of the uncollectibility of its accounts receivable, including receivables from government entities. Tenaris calculates its estimate as a percentage of sales based on historical statistics and on the probability, based on current information and events, that Tenaris will be unable to collect all amounts due. Tenaris recorded a provision for doubtful accounts receivable of USD9.8 million during 2002. At December 31, 2002, the allowance for doubtful accounts represented 3.2% of outstanding accounts receivable, compared to 4.3% at December 31, 2001.

In addition, Tenaris makes a provision for customer claims when a customer makes a claim in connection with an order and management estimates that, despite its efforts, Tenaris is unlikely to collect in full the amount of the invoice in question or that Tenaris will be required to reimburse the customer for damages. Tenaris’s provisions for customer claims can be either netted from the related assets or included in its liabilities, depending on the nature of the claim. At December 31, 2002, Tenaris’s provision for customer claims amounted to USD11.4 million, of which USD6.9 million were attributable to transactions with related parties.

While, based on Tenaris’s experience, losses due to credit failures or customer claims have been within expectations and the provisions established, if circumstances change (i.e., higher than expected defaults or an unexpected material adverse change in a major customer’s ability to meet its financial obligation to Tenaris), management’s estimates of the recoverability of amounts due to it could be reduced by a material amount. In this case, Tenaris’s results of operations, financial condition and net worth would be materially and adversely affected.

Allowance for Obsolescence or Slow-Moving Inventory

Tenaris makes estimates of the recoverability of its inventories of supplies and spare parts. Tenaris evaluation is made based on the following criteria:

•	analysis of the aging of the supplies and spare parts; and

•	analysis of the capacity of materials to be used based on their level of preservation and maintenance and of the potential obsolescence due to technological changes in the mills.

Based on these evaluations, at December 31, 2002, Tenaris recorded an allowance of USD51.6 million, compared to USD52.2 million at December 31, 2001. At December 31, 2002, the allowance for obsolescence and slow-moving inventory represented 40.1% of the stocks held of supplies and spare parts, compared to 50.7% at December 31, 2001.

While, based on Tenaris’s experience, losses due to obsolescence and scrap of inventory have been within expectations and the provisions established, if circumstances change (i.e., significant changes in the technology used in the mills), management’s estimates of the recoverability of these inventories could be reduced by a material amount. In this case, Tenaris’s results of operations, financial condition and net worth would be further materially and adversely affected.

Loss Contingencies

The ultimate liability of Tenaris with respect to the various claims, lawsuits and other legal proceedings to which it is a party cannot be estimated with certainty. Tenaris’s accounting policy is to determine whether a liability should be recorded, and to estimate the amount of such liability based on the information available and assumptions and method it has concluded are appropriate, in accordance with the provisions of IAS.

At December 31, 2002, Tenaris had recorded liabilities totaling USD102.6 million, compared to USD105.8 million at December 31, 2001, for potential loss contingencies, including related legal fees expected to be incurred. Generally, loss contingencies are accrued when it is reasonably certain that the loss will be incurred, but uncertainty exists relating to the amount or the date on which they will arise. Accruals for such contingencies reflect a reasonable estimate of the losses to be incurred based on information available and the combination of litigation and settlement strategy, as of the date of preparation of the financial statement. As additional information becomes available, Tenaris will reassess its evaluation of the pending claims, lawsuits and other proceedings.

Tenaris recorded a provision amounting to €65 million as of December 31, 2002 in relation to the BHP claim against Dalmine. For further discussion of the BHP proceedings, see “—Business—Litigation—BHP Proceedings.”

Tenaris has concluded that in respect of the BHP contingency as well as any of the other loss contingencies described in its financial statements, it is not reasonably possible that it would incur a loss exceeding the amount currently accrued for at December 31, 2002, with respect to loss contingencies that would be material relative to the consolidated financial position, results of operation or liquidity of Tenaris as of December 31, 2002. However, with respect to certain of the proceedings, if reserves prove to be inadequate and Tenaris incurs a charge to earnings, such charges could have a material adverse effect on Tenaris’s earnings and liquidity for the applicable period.

Impairments of goodwill

The determination as to whether goodwill is impaired requires a great deal of judgment. Prior to January 1, 2002, Tenaris evaluated goodwill for impairment whenever events or changes in circumstances indicated that the carrying value might not be recoverable.

On January 1, 2002, Tenaris adopted Statement of Financial Accounting Standards, or SFAS, No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 142 requires that goodwill not be amortized. In accordance with such adoption, the Company identified all reporting units in conjunction with the provisions of SFAS No. 142 and allocated all goodwill accordingly. Beginning in 2002, goodwill is evaluated for impairment annually, or whenever events or changes in circumstances indicate that the carrying amount of goodwill may not be recoverable. Tenaris tested goodwill for impairment using the two-step process prescribed in SFAS No. 142. The first step is a comparison of the fair value of the reporting unit with its carrying amount, including goodwill. If this step reflects impairment, then the loss would be measured as the excess of recorded goodwill over its implied fair value. Implied fair value is the excess of the fair value of the reporting unit over the fair value of all recognized and unrecognized assets and liabilities. Tenaris performed the first step of the impairment test, and determined that there was potential impairment of seamless tubes segment in Mexico. Tenaris performed the second step as of January 1, 2002 and determined that its goodwill balance of USD24.5 million was impaired. The impairment loss was recorded as a cumulative effect of a change in accounting principle in the accompanying consolidated combined statement of operations for the year ended December 31, 2002.

Net Income (Loss) and Shareholders’ Equity Information on a U.S. GAAP Basis

Tenaris’s consolidated combined financial statements have been prepared in accordance with IAS, which, as applied to Tenaris, differ in significant respects from U.S. GAAP.

Under U.S. GAAP, Tenaris recorded net income of USD92.6 million for 2002 (compared to net income of USD94.3 million under IAS), USD162.9 million for the fiscal year ended December 31, 2001 (compared to net income of USD81.3 million under IAS), and net income of USD77.3 million for the fiscal year ended December 31, 2000 (compared to net income of USD76.7 million under IAS). The principal differences between IAS and U.S. GAAP that affected Tenaris’s results of operations were:

•	differences in the basis of the calculation of the deferred income tax related to assets and liabilities that are remeasured from local currency into the functional currency;

•	differences in the recognition of prior service costs related to pension benefits;

•	differences in equity in investments in associated companies, mostly relating to restructuring costs;

•	differences in purchase accounting, which had an effect on the accounting for the acquisitions of Tavsa and Amazonia;

•	differences in accounting for changes in the fair value of available-for-sale financial assets;

•	differences in recognition of goodwill and, as of January 1, 2002, the no amortization of goodwill; and

•	the effects on deferred taxes and minority interest of the above reconciling items.

In addition, IAS and U.S. GAAP differ in the criteria used to define subsidiary companies to be consolidated that does not impact the operating result but rather its different components.

Shareholders’ equity determined in accordance with U.S. GAAP was USD1,745.9 million as of December 31, 2002, compared to USD1,694.1 million under IAS and USD941.9 million as of December 31, 2001, compared to USD875.4 million under IAS. The principal differences affecting the determination of shareholders’ equity are those described above, as well as the accounting of direct costs relating to the exchange offer consummated in December 2002.

For a discussion of the principal differences between IAS and U.S. GAAP as they relate to Tenaris’s consolidated combined net income and shareholders’ equity, see note U to Tenaris’s audited consolidated combined financial statements included in this prospectus. For a quantitative reconciliation of these differences, see note 31 to Tenaris’s audited consolidated combined financial statements included in this prospectus.

Recent Developments

Summary Financial Information for the Quarter ended March 31, 2003

On May 7, 2003, Tenaris announced its summary financial information for the quarter ended March 31, 2003.

Sales volume of seamless steel pipes decreased to 570,000 tons for the quarter ended March 31, 2003, from 593,000 in the same period of 2002. This decrease in sales volume primarily reflected the effects of the military action in Iraq, the national strike in Venezuela centered on the state-owned oil company and the consequent impact on sales to the Middle East and to Venezuela.

Sales volumes of welded steel pipes decreased to 108,000 tons in the first quarter of 2003 from 140,000 tons in the same period of 2002. This decrease in sales volume was primarily the result of substantially completing deliveries to major gas pipeline projects in Ecuador and Peru, partially offset by an increase in sales to the local Brazilian market.

Net sales for the quarter ended March 31, 2003, decreased to USD789.6 million from USD810.2 million during the same period of 2002. Net sales of seamless steel pipes remained stable, in spite of a decline in sales volumes, primarily due to higher average selling prices, resulting from higher prices in Europe following the appreciation of the euro against the U.S. dollar and an increased proportion of high value sales in Mexico and Argentina. Net sales of welded steel pipes decreased primarily as a result of lower sales volumes and lower average selling prices. Net sales of electricity and natural gas by Dalmine Energie increased by 51% due to the continued expansion of the business and the effect of the appreciation of the euro against the U.S. dollar. Net sales of other goods and services includes sales of other steel products by Tenaris Global Services, amounting to USD36.6 million in the first quarter of 2003 as compared to USD41.1 million in the first quarter of 2002. Such sales were due to commitments entered into prior to the transfer of Tenaris Global Services to Tenaris at the end of 2002.

Tenaris recorded a net income of USD45.5 million for the quarter ended March 31, 2003, compared to net loss of USD35.5 million in the same period of 2002.

As of March 31, 2003, Tenaris’s net financial debt totaled USD324.6 million.

For more information, see our press release entitled “Tenaris Announces 2003 First Quarter Results” and our Consolidated Condensed Interim Financial Statements for the three-month period ended March 31, 2003, attached as Annex A and B, respectively, to this prospectus.

Risk Management

The Company was organized in December 2001. For the periods covered in this prospectus, Tenaris’s risk management activities have been determined and carried out by Tenaris at the subsidiary level. Tenaris has recently begun to centralize its risk management activities. The discussion set forth below provides information, on a consolidated basis, with respect to Tenaris’s sensitivity to changes in interest rates, foreign exchange rates and market prices. In addition, in the ordinary course of business, Tenaris also faces risks with respect to financial instruments that are either non-financial or non-quantifiable; such risks principally include country risk and credit risk and are not presented in the following analysis.

The analysis shown below presents the hypothetical loss/earnings on the fair value of the financial instruments and derivative instruments which were held by Tenaris at December 31, 2002 and are sensitive to changes. None of these instruments are held for trading purposes. Actual results could differ due to the nature of these financial transactions. The risk analysis sets forth the sensitivity of Tenaris’s financial instruments to selected changes in interest rates, foreign exchange rates or quoted market prices.

Interest Rate Sensitivity

The following table provides information about Tenaris’s short- and long-term debt obligations at December 31, 2002, which included fixed and variable interest rate.

			Favorable
			(unfavorable)
			effect in fair value	Average
Millions of U.S. dollars	Carrying value	Fair value(1)	U.S. dollars(2)	interest rate

Financial instrument
Short-term debt obligations
Fixed-rate obligations	237.9	237.9	0.9/(0.9)	3.93%
Current portion of long-term obligations	155.8	155.8

Total short-term debt obligations	393.7	393.7
Long-term debt obligations
Fixed-rate obligations	317.9	317.9	0.1/(0.1)	2.10%
Floating-rate obligations	160.1	160.1		4.46%
Current portion of medium and long-term obligations	(155.8)	(155.8)

Total long-term debt obligations	322.2	322.2

Total	715.9	715.9

(1)	As most borrowings include variable rates or fixed rates that approximate to market rates and the contractual repricing occurs between every 3 and 6 months, the fair value of the borrowings approximates to its carrying amount and it is not disclosed separately.

(2)	The favorable (unfavorable) effect in fair value has been calculated assuming a change of 10% in the applicable interest rates.

The variable portion of some of Tenaris’s debt obligations was under LIBOR (USD130.0 million) with fixed spreads. A change in LIBOR of 10% would represent a change in interest charges of approximately USD0.3 million per year.

At December 31, 2002, Tenaris’s temporary investment portfolio consisted primarily of fixed short-term deposits. Given the short-term nature of these instruments, an increase in interest rates would not significantly decrease their market value.

The following table provides information as to the net fair values of derivative financial instruments at December 31, 2002, compared to December 31, 2001.

	For the year ended December 31,

	2002	2001

Contracts with positive fair values:
Interest rate swaps	556	566
Forward foreign exchange contracts	2,867	614
Commodities contracts	639	585
Contracts with negative fair values:
Interest rate swap contracts	(3,274)	(1,729)
Forward foreign exchange contracts	(777)	(8,114)
Commodities contracts	(3,511)	(2,832)

The following table provides information as to variable interest rate swaps for the year ended December 31, 2002.

	Notional amount	Rate of
Currency	(in thousands)	Swap	Maturity Date	Fair Value

Euro	11,620	5.68%	2007	(528)
Euro	2,083	5.72%	2009	(101)
Euro	9,485	5.72%	2010	(457)
Euro	50,000	3.40%/4.20%/4.67%	2005	(1,492)
Euro	25,823	3.74%	2007	(376)
Euro	51,646	Euribor3M+0.70%	2005	556
Euro	30,987	3.44%	2005	(320)

				(2,718)

Foreign Exchange Rate Sensitivity

As of December 31, 2002, Tenaris’s total financial debt denominated in currencies other than the U.S. dollar amounted to USD427.1 million, or 60% of USD715.9 million of total financial debt. Tenaris’s financial debt denominated in currencies other than the U.S. dollar was USD320.9 million denominated in euros, USD56.4 million denominated in Japanese yen, USD30.1 million denominated in Brazilian real, USD13.0 denominated in Canadian dollars and USD6.7 in other currencies.

Tenaris’s cash and cash equivalents as of December 31, 2002 amounted to USD304.5 million, more than 80% of which was denominated in U.S. dollars, while the remaining cash and cash equivalents were mainly denominated in euros and Japanese yen.

At December 31, 2002, Tenaris’s net monetary position (total liabilities less cash and cash equivalents, less trade and accounts receivables, less other monetary assets) in currencies other than the U.S. dollar and subject to exchange rate fluctuations amounted to USD1,013.2 million. The following table provides information at December 31, 2002, about Tenaris’s exposure under each currency and the pre-tax effect on Tenaris’s shareholders’ equity of a 10% appreciation or depreciation in each currency.

		Effect of a	Effect of an
		depreciation of	appreciation of
		10% in each	10% in each
Millions of U.S. dollars	Exposure Amount	currency	currency

Argentine peso (ARP)	(291.4)	29.1	(29.1)
Brazilian real (BRL)	31.4	(3.1)	3.1
Canadian dollar (CAD)	(10.5)	1.1	(1.1)
Euro	(414.3)	41.4	(41.4)
British pound (GBP)	21.8	(2.2)	2.2
Japanese yen (JPY)	(94.2)	9.4	(9.4)
Mexican peso (MXP)	(250.7)	25.1	(25.1)
Other currencies	(5.4)	0.5	(0.5)

The total fair value of Tenaris’s foreign exchange rate contracts is a gain of USD2.1 million.

The following table summarizes the foreign exchange forward purchases (sales) for the year ended December 31, 2002.

	Notional Amount		Fair Value
Currencies	(in thousands)	Settlement Date	(in thousands)

Euro/USD	(10,824)	2003	(605)
Euro/USD	30,558	2003	2,283
JPY/USD	1,965,459	2003	452
CAD/USD	(36,000)	2003	46
GBP/Euro	(2,000)	2003	86
BRL/USD	(35,077)	2003	(172)

			2,090

Commodity Derivative Instruments

Tenaris enters into forward contracts to hedge the change in the market price related to raw materials commodities and combustible commodities at the subsidiary level. The discussion set forth below provides information on the contracts entered into at the subsidiary level and commodity derivative instruments.

The following table summarizes commodity price derivatives for the year ended December 31, 2002.

	Notional Amount		Fair Value
Derivatives	(in million BTUs)	Maturity Date	(in thousands)

Gas call option	3,840,000	2003	(2,749)
Gas put option	3,840,000	2003	611
Gas put option	7,680,000	2005	(762)
Gas cap option	480,000	2003	28

			(2,872)

Principal Shareholders

The following table shows the beneficial ownership of our ordinary shares (in the form of shares or ADSs), as of May 30, 2003, by (1) our principal shareholders (persons or entities that own beneficially 5% or more of Tenaris’s shares), (2) our directors and executive officers as a group, and (3) non-affiliated public shareholders.

Identity of Person or Group	Number	Percent

San Faustín(1)	710,747,187	61.2
Directors and executive officers as a group(2)	2,296,147	0.2
Public	447,657,460	38.6

Total	1,160,700,794	100.00

(1)	Includes 97 shares held directly by San Faustín and 710,747,090 shares held by Sidertubes S.A.; Sidertubes is a wholly-owned subsidiary of San Faustín. Until June 10, 2003, San Faustín was ultimately controlled by Roberto Rocca, either directly or through Rocca & Partners. Following Mr. Rocca’s death on June 10, 2003, San Faustín is controlled by Rocca & Partners. None of the shares beneficially owned by San Faustín possesses extraordinary voting rights.

(2)	Includes 176,070 shares beneficially owned by Roberto Rocca, who served as chairman of the board of directors of Tenaris until he passed away on June 10, 2003.

As of June 30, 2003, 19,785,648 ADSs were registered in the name of 252 holders resident in the United States.

The following table shows the beneficial ownership of our ordinary shares (in the form of shares or ADSs) that will result upon completion of this exchange offer, assuming that we acquire all of the outstanding shares of Tamsa that we do not already own.

Identity of Person or Group	Number	Percent

San Faustín(1)	710,747,187	60.2
Directors and executive officers as a group	2,296,147	0.2
Public	467,621,380	39.6

Total	1,180,664,714	100.00

(1)	Includes 97 shares held directly by San Faustín and 710,747,090 shares held by Sidertubes S.A.; Sidertubes is a wholly-owned subsidiary of San Faustín. Until June 10, 2003, San Faustín was ultimately controlled by Roberto Rocca, either directly or through Rocca & Partners. Following Mr. Rocca’s death on June 10, 2003, San Faustín is controlled by Rocca & Partners.

Related Party Transactions

Corporate Reorganization Transactions

The Company and certain of its affiliates entered into the transactions summarized below as part of the implementation of Tenaris’s corporate reorganization and in preparation for its previous exchange offer completed on December 17, 2002.

On November 22, 2001, Sidertubes acquired from a wholly-owned subsidiary of San Faustín a 57.00% interest in Santa María S.A.I.F. (an Argentine corporation that held, among other assets, 19.21% of Siderca, 27.00% of Metalmecánica and 52.00% of Metalcentro) for USD152.3 million, which was the historical book value of those assets as determined under Luxembourg law and regulations.

On December 17, 2001, the Company was organized as a Luxembourg corporation, with Sidertubes holding a 99.68% interest and San Faustín holding a 0.32% interest.

On December 21, 2001, Sidertubes transferred its entire interest in Santa María to the Company. Pursuant to an agreement between Sidertubes and the Company, dated May 23, 2002, the transfer was treated as a credit on account of future capital contributions in the amount of USD152.3 million. The parties also agreed that the amount of the credit would be adjusted as necessary in the future based on the value of Santa María’s assets related to the steel pipe business.

On December 31, 2001, Santa María approved a spin-off of its assets related to the steel pipe business (including its interests in Siderca, Metalmecánica and Metalcentro) to Invertub, a newly-formed Argentine corporation. The spin-off was completed on July 10, 2002. In connection with the spin-off, the Company received a 99.9% interest in Invertub concurrently with the cancellation of the Tenaris shares in Santa María, while the other shareholders of Santa María retained a 100% interest in Santa María.

As of December 31, 2001, Sidertubes held directly or indirectly all of the companies, representative offices and other assets comprising the Techint commercial network. On April 24, 2002, Sidertubes acquired from Santa María for USD32,774 a 100% interest in Tenaris Global Services S.A. On June 18, 2002, Sidertubes approved the separation of Tenaris Global Services from the rest of the assets comprising the Techint commercial network. Accordingly, Sidertubes caused its direct or indirect subsidiaries in the Techint commercial network to:

•	transfer to Tenaris Global Services all those companies and other assets that provide sales and marketing services for the aggregate amount of USD19.4 million; and

•	enter into contracts that, effective as of December 17, 2002, assigned to Tenaris Global Services or its subsidiaries, those export agency agreements entered into between the Tenaris companies and those Techint group companies that were not reorganized as subsidiaries of Tenaris Global Services.

On June 18, 2002, after the consummation of the transactions described above, Sidertubes sold all of its assets not relating to the steel pipe business, as well as all of its liabilities, to an affiliate of Sidertubes for USD320.8 million.

On September 13, 2002, the Company entered into a corporate reorganization agreement with Sidertubes pursuant to which Sidertubes agreed:

•	to contribute all of its assets and liabilities (consisting primarily of Sidertubes’ remaining 52% interest in Siderca, a 6.9% interest in Tamsa, a 0.2% interest in Dalmine, a 100% interest in Tenaris Global Services, its interest in the Company and the credit against the Company associated with the transfer of Invertub to the Company) to the Company in exchange for 710,747,090 newly issued Tenaris shares;

•	upon settlement of the exchange offer concluded in December 2002, to satisfy the Company’s obligation to deliver Tenaris shares pursuant to the exchange offer concluded in December 2002 by delivering to the tendering shareholders of Siderca, Tamsa and Dalmine whose shares in those companies were accepted for exchange, shares of Tenaris received by Sidertubes in connection with the contribution made by it to the Company; and

•	following Sidertubes’ delivery of Tenaris shares to the tendering shareholders, to make a second capital contribution to the Company of all of Sidertubes’ assets and liabilities (consisting of any remaining shares in the Company and a credit arising from Sidertubes’ delivery of Tenaris shares to tendering shareholders upon settlement of the exchange offer concluded in December 2002) in exchange for 710,747,090 newly issued Tenaris shares.

The transactions contemplated under the corporate reorganization agreement were consummated as described below.

On October 18, 2002, Sidertubes made the first contribution as described above. Under the corporate reorganization agreement, the per-share value of the assets and liabilities contributed to the Company as described above was to be allocated USD1.00 to share capital and USD0.10 to legal reserve, with the balance being allocated to issuance premium. Accordingly, the value of this contribution (USD1,275 million) determined under Luxembourg law and regulations was allocated as follows:

•	USD710.7 million to share capital;

•	USD71.1 million to the legal reserve;

•	USD127.5 million to the freely-distributable issuance premium account; and

•	the balance (USD365.7 million) to the issuance premium account distributable only in accordance with Luxembourg laws and regulations applicable to capital reductions.

On December 17, 2002, upon settlement of our previous exchange offer, Sidertubes delivered to the tendering shareholders of Siderca, Tamsa and Dalmine 449,953,607 Tenaris shares (in the form of shares or ADSs) in exchange for 279,397,133 Siderca shares (in the form of shares or ADSs), 146,300,208 Tamsa shares (in the form of shares or ADSs) and 476,466,244 Dalmine shares. Following delivery of these Tenaris shares to the tendering shareholders, Sidertubes held a credit against the Company of USD796.4 million and 260,793,483 Tenaris shares.

On December 19, 2002, Sidertubes contributed to the Company its credit against the Company and its remaining Tenaris shares. The Company issued 710,747,090 Tenaris shares to Sidertubes and cancelled the 260,793,483 Tenaris shares it had received from Sidertubes. The net value of this second contribution (USD796.4 million) determined under Luxembourg law and regulations was allocated as follows:

•	USD450.0 million to share capital;

•	USD45.0 million to the legal reserve;

•	USD79.6 million to the freely-distributable issuance premium account; and

•	the balance (USD221.8 million) to the issuance premium account distributable only in accordance with Luxembourg laws and regulations applicable to capital reductions.

Export Agency Agreements

The Tenaris companies and the Techint commercial network entered into certain export agreements that were assigned by the Techint commercial network to Tenaris Global Services on December 17, 2002, and are described below.

•	Siderca, Tamsa and Dalmine export agency agreements. Pursuant to these agreements, restated as of September 27, 2000, September 29, 2000 and October 4, 2000, respectively, each of Siderca, Tamsa and Dalmine appointed a Techint group company as its non-exclusive agent for the sale of all of its products in all countries except Argentina, Mexico and Italy and, in the case of Dalmine, excluding also the other member countries of the EU and certain other countries. The respective Techint group companies are entitled to a commission equal to 3% of the FOB value of their sales of Siderca’s, Tamsa’s and Dalmine’s products, and to be reimbursed by Siderca, Tamsa and Dalmine, as the case may be, for a portion of the total general expenses incurred by such companies and for special sales costs. Siderca’s and Tamsa’s agreements expire on September 30, 2003, and Dalmine’s on October 1, 2003, and all of them are automatically renewable for successive three-year terms unless, in each case, one party notifies the other in advance of its intention not to renew the agreement. Amounts accrued under these agreements (and their predecessor agreements) totaled, in the case of Siderca, USD20.5 million in 2002, USD16.6 million in 2001 and USD24.4 million in 2000; in the case of Tamsa, USD17.6 million in 2002, USD12.7 million in 2001 and USD10.1 million in 2000; and in the case of Dalmine, USD6.3 million in 2002, USD4.7 million in 2001 and USD2.3 million in 2000.

•	Confab and Siat export agency agreements. Each of Confab and Siat appointed a Techint group company as its non-exclusive agent for the sale of all of their products in all countries except Brazil, in the case of Confab, and Argentina, Brazil, Italy and Mexico, in the case of Siat. The respective Techint group company is entitled to a commission equal to 5% of the FOB value of its sales of Confab’s and Siat’s products. The agreements expire on January 1, 2004 and September 30, 2004, and are automatically renewable for successive one-year and three-year terms, respectively. Amounts accrued under these agreements totaled approximately USD11.0 million in 2002, USD4.4 million in 2001 and USD0.7 million in 2000, in the case of Confab, and USD3.6 million in 2002, USD2.7 million in 2001 and USD0.6 million in 2000, in the case of Siat.

•	NKKTubes export agency agreement. Pursuant to this agreement, NKKTubes appointed a Techint group company as its non-exclusive agent for the sale of its products in all countries outside Japan. The respective

Techint group company purchases NKKTubes’ products for resale to third parties at prices agreed upon on a case-by-case basis. The agreement has a term of fifteen years.

•	Other export agency agreements. Other Tenaris subsidiaries and the Techint commercial network have entered into various export agency agreements. Amounts accrued under these agreements totaled USD1.6 million in 2002, USD0.4 million in 2001, and USD0.4 million in 2000.

Payments made by the Tenaris companies under these export agency agreements were treated as selling expenses associated with the sales of Tenaris’s products. Effective as of December 17, 2002, all these contracts were assigned to Tenaris Global Services or its subsidiaries.

Siderca, Tamsa and Dalmine have entered into numerous agreements with member companies of the Techint commercial network in various countries around the world pursuant to which one or more of them agrees to sell, and one or more of the Techint commercial network companies agrees to buy, seamless steel pipe products for resale under stocking programs (and other similar programs) to oil and gas companies or other buyers or end users which operate in their territories (as defined in each agreement). The selling party under these agreements generally agrees to assume any and all risks of the operation. To this end, under specified circumstances (e.g., failure to consummate resale, product rejection, customer delay), the selling party would be required to repurchase the pipes sold to the reseller. Effective as of December 17, 2002, all these contracts were assigned to Tenaris Global Services or its subsidiaries.

Purchases and Trading of Steel Products

In the ordinary course of business, Tenaris purchases flat steel products from Siderar and Sidor to use as a raw material for welded pipe production. These purchases are made on similar terms and conditions to sales made by Siderar and Sidor to unrelated third parties. Tenaris also purchases steel bars from Sidor to use as raw material for its seamless steel pipe operations in Venezuela. Purchases of flat steel products and steel bars amounted to USD32.0 million in 2002, USD20.3 million in 2001 and USD14.9 million in 2000.

Included within the consolidated net sales of Tenaris are also the purchase for subsequent resale of other steel products from Sidor and Siderar made by companies formerly belonging to the Techint commercial network that were transferred to Tenaris Global Services in October 2002. Since October 2002, this activity has been in the process of being discontinued through transfer to companies remaining within the Techint commercial network. These purchases amounted to USD127.7 million in 2002, USD61.8 million in 2001 and USD30.7 million in 2000.

Supply of Natural Gas

Tenaris, through Siderca, is party to contracts with Tecpetrol and TGN relating to the supply of natural gas to Siderca’s operations.

Tecpetrol is a Techint group company engaged in oil and gas exploration and production and has rights to various oil and gas fields in Argentina and elsewhere in Latin America. Tecpetrol supplies Siderca with such of Siderca’s natural gas requirements that are not supplied by its principal gas supplier, Repsol YPF, on terms and conditions that are equivalent to those governing the supply of natural gas by Repsol YPF to Siderca. On April 4, 2003, Tecpetrol and Siderca entered into an agreement under which Siderca paid USD15.3 million for the advance purchase of 760 million cubic meters of natural gas to be delivered to Siderca’s seamless steel pipe facilities and its newly acquired power generation facility over a period of five years on pricing terms that will enable Siderca to share through discounts the impact of any increase in natural gas prices over that period with Tecpetrol. Under the terms of this agreement, Siderca will have a minimum guaranteed return on this advance payment equal to LIBOR plus 3.5%. Tecpetrol’s sales to Siderca in 2002 amounted to USD3.4 million, USD4.5 million in 2001, and USD6.8 million in 2000.

TGN holds a gas transportation license in Argentina and operates two major pipelines which connect two major gas basins, Neuquén and Noroeste-Bolivia, to the largest consumption centers in Argentina. TGN charges Siderca a price that is equivalent on a comparable basis to prices paid by other industrial users, and the Argentine government regulates the general framework under which TGN operates. The Techint group holds a significant but non-

controlling interest in TGN. TGN’s sales to Siderca amounted to USD1.7 million in 2002, USD4.7 million in 2001 and USD5.7 million in 2000.

Sales of Seamless Steel Pipes

In the ordinary course of business, Tenaris sells seamless steel pipes and related services to other Techint group companies. These sales, which are made principally to Techint group companies involved in the construction of gas pipelines and to Tecpetrol and its subsidiaries for its oil and gas drilling operations, are made on similar terms and conditions to sales made to unrelated third parties. Tenaris’s sales of seamless steel pipes and related services to other companies in the Techint group amounted to USD38.5 million in 2002, USD38.2 million in 2001 and USD42.1 million in 2000. In addition, until the end of 2001, Tenaris made sales to a Techint commercial network company that has not been reorganized as a subsidiary of Tenaris. These sales amounted to USD5.4 million in 2002, USD18.7 million in 2001 and USD21.8 million in 2000.

Sales of Welded Steel Pipes

From time to time, Tenaris sells welded steel pipes in the ordinary course of business to other Techint group companies. These sales are made principally for specific gas pipeline projects to Techint International Construction Corp. (TENCO), a Techint group company specialized in the design and construction of pipelines worldwide, and TGN. These sales are made on similar terms and conditions to sales made to unrelated third parties. Tenaris’s sales of welded steel pipes to other Techint group companies amounted in the aggregate to USD217.1 million in 2002 (principally destined to large gas pipeline projects in Ecuador and Peru), USD35.9 million in 2001 and USD24.7 million in 2000.

Provision of Engineering and Labor Services

Tenaris contracts Techint group companies to provide engineering and non-specialist manual labor services, such as cleaning, general maintenance, handling of by-products and light construction services. These services can usually be provided by other Techint group companies at more competitive prices than if they were performed by Tenaris itself, and are contracted out at market rates. Fees accrued for these services amounted to an aggregate amount of USD21.8 million in 2002, USD21.5 million in 2001, and USD21.0 million in 2000.

Financial and Administrative Services

Santa María, a financial services company and member of the Techint group, provides various financial and treasury services to Tenaris, mainly in Argentina, including share registration services provided for Siderca prior to its delisting. Fees accrued under this agreement amounted to approximately USD0.7 million in 2002, USD2.3 million in 2001 and USD3.4 million in 2000. In addition, Tenaris maintains funds in accounts with Santa María. At December 31, 2002, time deposits held with Santa María and other related companies amounted to USD24.7 million.

In addition, Tenaris established trust funds outside Argentina to support its operations in Argentina. The trustee for these trust funds is a Techint group company. The funds held by the trustee amounted to USD115.8 million at December 31, 2002 and USD103.4 million at December 31, 2001. Interest earned on these funds amounted to USD2.4 million in 2002 and USD0.1 million in 2001.

Finma S.A., a company owned by various Techint group executives, provides administrative and legal support services to Techint group companies in Argentina, including Tenaris. Fees accrued under this agreement amounted to approximately USD2.0 million in 2002, USD6.6 million in 2001 and USD7.8 million in 2000.

In the ordinary course of business, Tenaris has also obtained loans from Techint group companies. Interest paid on these loans amounted to USD2.4 million in 2002 and USD2.4 million in 2001.

Procurement Services

Tenaris, through Siderca, was party to a contract with a Techint commercial network company relating to the procurement of goods and materials, excluding iron oxides, from outside of Argentina. Siderca paid a 3.0% commission on the value of its purchases made through the Techint commercial network. Payments made by Siderca under this agreement amounted to USD1.2 million in 2002, USD1.5 million in 2001 and USD1.1 million during 2000. Effective December 17, 2002, this contract was assigned to Tenaris Global Services or its subsidiaries.

Purchase Agent Services

Tenaris (through its subsidiary Exiros) entered into an agreement with Siderar to act as its purchase agent. For this service, Tenaris received a fee amounting to USD2.1 million in 2002 and USD2.0 million in 2001.

Other Transactions

In the ordinary course of business, from time to time, Tenaris carries out other transactions and enters into other arrangements with Techint group companies, including cooperation regarding the design, procurement of permits and authorizations and construction of power plants and other projects, purchases of other products, sharing of communications and data processing services, provision of personal and other services and sales of energy and scrap, none of which are believed to be material.

Management

Board of Directors

Management of the Company is vested in a board of directors. Our articles of association provide for a board of directors consisting of at least three and at most fifteen directors; however if Tenaris’s shares are listed on a stock exchange, the minimum number of directors must be five. The board of directors is required to meet as often as required by the interests of Tenaris and at least four times per year. A majority of the members of the board constitutes a quorum, and resolutions may be adopted by the vote of a majority of the directors present. In the case of a tie, the chairman is entitled to cast the deciding vote.

Directors are elected at the annual ordinary shareholders’ meeting to serve one-year renewable terms, as decided by the shareholders. Our articles of association provide that in case the shares of Tenaris are listed on at least one stock exchange, the Company must have an audit committee composed of three members, two of whom, at least, must qualify as independent directors.

Under our articles of association, an independent director is a director who:

•	is not and has not been employed by us or our subsidiaries in an executive capacity for the preceding five years;

•	is not a person that controls us, directly or indirectly, and is not a member of the board of directors of a company controlling us, directly or indirectly;

•	does not have (and is not affiliated with a company or a firm that has) a significant business relationship with us, our subsidiaries or our controlling shareholder;

•	is not and has not been affiliated with or employed by a present or former auditor of us, our subsidiaries or our controlling shareholder for the preceding five years; and

•	is not a spouse, parent, sibling or relative up to the third degree of any of the above persons.

As our securities have been listed on at least one stock exchange since consummation of our exchange offer for Siderca, Tamsa and Dalmine, our shareholders’ meeting on December 14, 2002, appointed new directors, including independent directors, to comply with the requirements that the Company must have, under these circumstances, a minimum of five directors and an audit committee with at least two independent members.

Our current board of directors, that took office on January 31, 2003 and was reelected in its entirety by our general shareholders’ meeting held on May 28, 2003, is currently comprised of nine directors.

Until June 10, 2003, Roberto Rocca served as Chairman and a member of our board of directors. Our board of directors will determine, in due course, Mr. Rocca’s successor as chairman of the board.

The following table sets forth our current directors, their respective positions on the board, their principal occupation, their years of service as board members and their year of birth.

			Years as	Year of
Name	Position	Principal Occupation	Director	Birth

Roberto Bonatti(1)	Director	President of San Faustín	—	1949

Carlos Franck	Director	President of Santa María	—	1950

Pedro Pablo Kuczynski	Director	President and Chief Executive Officer of Latin America Enterprise Fund, USA	—	1938

Bruno Marchettini	Director	Chief Technological Officer of the Techint group	—	1941

Gianfelice Mario Rocca(1)	Director	Chairman of the board of directors of San Faustín	—	1948

			Years as	Year of
Name	Position	Principal Occupation	Director	Birth

Paolo Rocca(1)	Director	President and Chief Executive Officer of Tenaris and Chief Executive Officer of the Techint group	1	1952

Jaime Serra Puche	Director	Partner in S.A.I. Consultores S.C., Mexico	—	1951

Amadeo Vázquez y Vázquez	Director	President of Telecom Argentina, director of BBVA Banco Francés S.A. and board member of Buenos Aires Stock Exchange	—	1942

Guillermo F. Vogel	Director	Vice Chairman of Tamsa and Vice-President Finance of Tenaris	—	1950

(1)	Roberto Rocca was the father of Paolo Rocca and Gianfelice Rocca, and an uncle of Roberto Bonatti. Paolo Rocca and Gianfelice Rocca are brothers, and Roberto Bonatti is Paolo and Gianfelice Rocca’s first cousin.

At its first meeting on January 31, 2003, our new board of directors appointed, from among its members, Jaime Serra Puche, Amadeo Vázquez y Vázquez and Guillermo Vogel to be the members of Tenaris’s audit committee. On May 28, 2003, our board of directors reappointed these directors as members of our audit committee.

Under our articles of association, the audit committee will report to the board of directors on its activities and the adequacy of the internal control systems at least every six months, when the annual and six-month financial statements are approved. In addition, the charter of the audit committee, which became effective on March 6, 2003, states that our audit committee shall meet four times annually, or more frequently if circumstances dictate. Our audit committee will assist the board of directors in its oversight responsibilities with respect to our financial statements, our system of internal controls and the independence and performance of our internal and independent auditors. The audit committee will also perform other duties entrusted to it by our board of directors, particularly with respect to our relations with our independent auditors. Furthermore, the audit committee will review material transactions between related parties and us and our subsidiaries to determine whether their terms are consistent with market conditions or are otherwise fair to us and our subsidiaries, as the case may be.

Under the charter of the audit committee, our audit committee will review the material transactions, as defined by the charter, to be entered into by us or our subsidiaries with related parties. In the case of material transactions entered into by our subsidiaries with related parties, our audit committee will only review those transactions entered into by those subsidiaries whose board of directors do not have independent members. Our audit committee has the power (to the maximum extent permitted by applicable laws) to request that we, and our subsidiaries, provide all of the information that is necessary to review any material transaction in question. The proposed transaction shall not be entered into unless (1) the circumstances underlying the proposed transaction justify that it be entered into before it can be reviewed by our audit committee or approved by our board of directors and (2) the related party agrees to unwind the transaction if our board of directors does not approve the transaction.

Under Luxembourg law, a director may be liable to us for any damage caused by management errors, such as wrongful acts committed during the execution of his or her mandate, and to us, our shareholders and third parties in the event that we, our shareholders, or third parties suffer a loss due to an infringement of either the Luxembourg Company Law or our articles of association. Under Luxembourg law, related party transactions involving directors may be subject to approval procedures established by Luxembourg law and are to be reported at the next following shareholders’ meeting. Any director may be removed from or reappointed to office at any time by a shareholders’ resolution passed by majority vote, irrespective of the number of shares present or represented at the meeting.

A director will not be liable if, notwithstanding his presence at the meeting at which a resolution was adopted or his opposition to that resolution, he advised the board of directors of his knowledge thereto and caused a record of his statement to be included in the minutes of the meeting. The directors must report his opposition at the next shareholders’ meeting before any other resolution is voted on.

Causes of action against directors for damages may be initiated by us upon a resolution of the shareholders’ meeting with a 50% vote and without the presence of a quorum. Causes of action against directors who misappropriate corporate assets or commit a breach of trust may be brought by any shareholder.

Auditors

Our articles of association require the appointment of at least one independent auditor chosen from among the members of the Luxembourg Institute of Independent Auditors. The primary responsibility of the independent auditor is to audit our annual accounts and to submit a report on the accounts to the annual shareholders’ meeting. Auditors are appointed by the shareholders through a resolution to be passed by a majority vote, irrespective of the number of shares present or represented. Shareholders can determine the number and the term of office of the auditors at the general meeting. Luxembourg law does not allow directors to serve concurrently as independent auditors. An auditor’s term shall not exceed one year and they may be reappointed and dismissed at any time.

PricewaterhouseCoopers S.à.r.l. was appointed as our independent auditor at our shareholders’ meeting held on September 11, 2002 and reappointed at our shareholders’ meeting held on May 28, 2003. As a result of the appointment of an independent auditor, we are not required under Luxembourg law or our articles of association to have a statutory auditor.

Senior Management

Our current senior management consists of:

Name	Position	Year of Birth

Paolo Rocca	Chief Executive Officer	1952
Carlos Condorelli	Chief Financial Officer	1951
Germán Curá	Commercial Director	1962
Alejandro Lammertyn	Supply Chain Director	1965
Marco Radnic	Human Resources Director	1949
Carlos San Martín	Technology Director	1943
Alberto Valsecchi	European Area Manager	1944
Guillermo Noriega	Argentine Area Manager	1950
Vincenzo Crapanzano	Mexican Area Manager	1952
Marcelo Ramos	Managing Director, Japanese Operations	1963
Ricardo Soler	Managing Director, Welded Pipe Operations	1951

Paolo Rocca. Mr. Rocca currently serves as our Chief Executive Officer, a position that he assumed on October 22, 2002. He is also a member of our board of directors, chief executive officer of Siderca, chairman of the board of directors of Tamsa, executive vice president of the board of directors of Dalmine, vice president of the board of directors of Confab. He is also chief executive officer of the Techint group, president of Siderar and a member of the board of directors of Amazonia. He was first employed with the Techint group in 1985 as assistant to the chairman of the board of directors of Techint Financing Corporation. In 1986, he became a member of the board of directors of Siderca and, in 1990, he became executive vice president of Siderca. Mr. Rocca was born in 1952.

Carlos Condorelli. Mr. Condorelli currently serves as our Chief Financial Officer, a position that he assumed on October 22, 2002. He began his career within the Techint group in 1975 as an analyst in the accounting and administration department of Siderar. He has held several positions within Tenaris and other Techint group companies, including Finance and Administration Director of Tamsa and president of the board of directors of Empresa Distribuidora La Plata S.A., or Edelap, an Argentine utilities company formerly controlled by the Techint group. Mr. Condorelli was born in 1951.

Germán Curá. Mr. Curá currently serves as our Commercial Director. He is naval engineer and was first employed with Siderca in 1988. Previously, he has served as Siderca’s Exports Director and Director of the Tenaris Oilfield Services business unit. Mr. Curá was born in 1962.

Alejandro Lammertyn. Mr. Lammertyn currently serves as our Supply Chain Director with responsibility for the execution of all contractual deliveries to customers. He began his career with Tenaris in 1990 as special projects analyst in Siderca. Mr. Lammertyn was born in 1965.

Marco Radnic. Mr. Radnic currently serves as Human Resources Director of Tenaris. He began his career in the Industrial Engineering Department of Siderar in 1975. Later he held several positions in the technical department of Siderca and Techint. After holding several positions in the marketing and procurement areas in Europe, in 1996 he became Commercial Director of Dalmine. In 1998, he took over the Process and Power Services business unit of Tenaris. In 2001, he was appointed chief of staff for Paolo Rocca in Buenos Aires. Mr. Radnic was born in 1949.

Carlos San Martín. Mr. San Martín currently serves as our Technology Director with responsibility for quality assurance and R&D activities, as well as acting as Honorary Chairman of NKKTubes. He joined the Techint group in 1968 and has held various positions within the Techint group and Tenaris, including Marketing Director of Siderca and Managing Director of NKKTubes. Mr. San Martín was born in 1943.

Alberto Valsecchi. Mr. Valsecchi currently serves as our European area manager. He joined the Techint group in 1968 and has held various positions within Tenaris and the Techint group, including Managing Director of Siderca. He assumed his current position with Dalmine in 1996. Mr. Valsecchi was born in 1944.

Guillermo Noriega. Mr. Noriega currently serves as our Argentine area manager. He began his career at Siderca as an industrial engineer in 1981. Previously, he served as Siderca’s commercial director for the Argentine market. He assumed his current position with Siderca in 2000. Mr. Noriega was born in 1950.

Vincenzo Crapanzano. Mr. Crapanzano currently serves as our Mexican area manager and also serves as a director and Executive Vice-President of Tamsa. Prior to joining Tenaris, he held various positions at Grupo Falck from 1979 to 1989. When Dalmine acquired the tubular assets of Grupo Falck in 1990, he was appointed managing director of the cold drawn tubes division. He assumed his current position with Tamsa in 2000. Mr. Crapanzano was born in 1952.

Marcelo Ramos. Mr. Ramos currently serves as Managing Director of our Japanese operations. He joined the Techint group in 1987 and has held various positions within Tenaris including Quality Control Director at Siderca. He assumed his current position with NKKTubes in 2002. Mr. Ramos was born in 1963.

Ricardo Soler. Mr. Soler currently serves as Managing Director of our welded pipe operations and Executive Vice-President of Confab and Siat. He started his career in the Techint group in 1974 as a planning analyst at Siderar. He assumed his current position in 1999 with Confab. Mr. Soler was born in 1951.

Compensation

The compensation of the directors is determined at the annual ordinary shareholders’ meeting. A total of USD739,000 was paid to our Chief Executive Officer, Chief Financial Officer and members of our board of directors who were in office in 2002. We currently expect to pay our President, Chief Executive Officer and members of our board of directors aggregate compensation of approximately USD1.25 million in 2003.

Share Ownership

The total number of shares (in the form of shares or ADSs) owned by our directors and executive officers as of May 30, 2003, was 2,296,147, which represents 0.2% of our outstanding shares. The following table provides information regarding share ownership by any of these persons.

Director or Officer	Number of Shares Held	Percentage of Shares Outstanding

Roberto Rocca(1)	176,070	0.0%
Guillermo Vogel	2,015,446	0.2%
Carlos Condorelli	37,811	0.0%
Germán Curá	8,460	0.0%
Ricardo Soler	58,360	0.0%

(1)	Mr. Rocca, who served as chairman of the board of directors of Tenaris, passed away on June 10, 2003.

PART FIVE

INFORMATION ABOUT TAMSA

This prospectus incorporates by reference Tamsa’s annual report on Form 20-F for the fiscal year ended December 31, 2002, which was filed with the SEC on June 30, 2003. Additional information regarding Tamsa is available in this and Tamsa’s other filings with the SEC, some of which are incorporated into this prospectus by reference to the extent designated therein. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document. You may inspect these filings and obtain copies as described in “Part Seven—Additional Information for Shareholders—Where You Can Find More Information” beginning on page VII-1.

Overview

Tamsa is the sole Mexican producer and a leading global producer of seamless steel pipe products, including casing, tubing, line pipe and various other mechanical and structural seamless pipes for different uses. As of December 31, 2002, Tamsa had an annual production capacity of 780,000 tons of seamless steel pipe products. In 2002, Tamsa had net sales of MXP6,728.3 million, operating income of MXP1,391.2 million and net income of MXP1,136.0 million.

Recent Developments

On April 30, 2003, Tamsa announced its summary financial information for the quarter ended March 31, 2003.

Sales volume decreased to 166,149 tons for the quarter ended March 31, 2003, from 179,205 tons in the same period of 2002. This decrease was mainly due to a reduction in export sales volume, a drop in Tavsa’s sales volume and a decrease in the sales volume from Riga, partially offset by an increase in the domestic sales volume to oil and non-oil related customers, and an increase in the sales volume of steel bars.

Net sales for the quarter ended March 31, 2003, increased to MXP1,719.63 million from MXP1,544.69 million during the same period of 2002. This increase was mainly due to higher sales in the oil and non-oil domestic markets and higher average selling prices due to sales of certain specialized pipes with higher added value, partially offset by lower sales in the export market and at Tavsa.

Tamsa recorded a net income of MXP104.73 million for the quarter ended March 31, 2003, compared to net income of MXP89.72 million in the same period of 2002.

As of March 31, 2003, Tamsa’s financial debt totaled MXP1,799.18 million, compared to MXP1,588.30 million as of March 31, 2002.

For more information, see Tamsa’s report of foreign issuer on Form 6-K/A, filed with the SEC on June 30, 2003, which attaches the press release entitled “Tamsa Announces 2003 First Quarter Unaudited Results” and is incorporated into this prospectus by reference.

V-1

PART SIX

LEGAL INFORMATION

Comparison of Shareholder’s Rights

We are organized under and are governed by the laws of Luxembourg. Tamsa was organized under and is governed by the laws of Mexico. Your rights as holders of Tenaris shares or ADSs will differ materially from your rights as holders of Tamsa shares or ADSs as a result of differences among:

•	the corporate laws of Luxembourg and Mexico;

•	our articles of association and the by-laws of Tamsa; and

•	the terms of our ADS deposit agreement and the Tamsa deposit agreement.

Copies of our articles of association and ADS deposit agreement are attached as exhibits to the registration statements filed by us on Form F-4 (of which this prospectus forms a part) and on Form F-6, respectively. For information on how to obtain copies of these documents, see “Part Seven—Additional Information for Shareholders—Where You Can Find More Information.”

The chart below summarizes material differences between the rights of holders of our shares (including shares underlying our ADSs) and Tamsa shares (including Tamsa shares underlying Tamsa ADSs). This summary is based upon applicable corporate law and certain provisions of our articles of association and the by-laws of Siderca, Tamsa and Dalmine. Because this is a summary, it does not contain all the information that may be important to you. You should read this summary in conjunction with our articles of association and the by-laws of Tamsa, our ADS deposit agreement and the ADS deposit agreement of Tamsa and applicable Luxembourg and Mexican legal provisions. You should also note that your ability to exercise your rights as a holder of our shares may be affected if you hold them in the form of ADSs. See “—Description of Tenaris’s American Depositary Receipts.”

	Tenaris	Tamsa
	Shareholder’s Rights	Shareholder’s Rights

Corporate Governance	Currently. Luxembourg law and our articles of association govern the rights of holders of Tenaris shares and, indirectly, ADSs.	Currently. Mexican law and Tamsa’s by-laws govern the rights of holders of Tamsa shares and, indirectly, ADSs.

	Upon completion of this exchange offer. Luxembourg law and our articles of association will govern the rights of holders of Tenaris shares and, indirectly, ADSs.	Upon completion of this exchange offer. If you tender your Tamsa shares or ADSs, you will become a holder of Tenaris shares or ADSs and Luxembourg law and our articles of association will govern your rights.

Capital Stock	As of June 30, 2003, our capital stock consisted of a total of 1,160,700,794 issued ordinary shares, par value USD1.00.	As of June 30, 2003, the capital stock of Tamsa consisted of a total of 339,284,120 outstanding Tamsa common shares, no par value, represented by a single series of shares.

Number and Election of Directors	Our board of directors may consist of a number of directors between 5 and 15 (the minimum required number of directors is 3 if we are no longer listed on a stock exchange). Our board of directors currently consists of 10 directors.	Tamsa’s board of directors may consist of a number of directors between 5 and 20 and an equivalent number of alternate directors as determined by the shareholders’ meeting. At least 25% of the board of directors must be independent. Tamsa’s board of directors currently consists of 11 directors and 11 alternate directors.

	Tenaris	Tamsa
	Shareholder's Rights	Shareholder's Rights

Number and Election of Directors (Cont.)	Directors are appointed at an ordinary shareholders’ meeting by a majority vote, irrespective of the number of shares present or represented at the meeting. Each share carries one vote. Cumulative voting is not permitted.	Directors may be appointed at any shareholders’ meeting by a majority vote. Each share carries one vote, but shareholders representing not less than 10% of the outstanding Tamsa shares may appoint one director and one alternate director.

Right to Attend and Vote at Shareholders’ Meetings	Holders of Tenaris shares are entitled to attend all shareholders’ meetings if they:

• hold one or more Tenaris shares on the fifth calendar day preceding the general meeting (the record date); and
	• in the case of shares held through fungible securities accounts, deposit with us before or on the record date a certificate issued by the financial institution or professional depositary holding their shares.	Holders of Tamsa shares are entitled to attend all shareholders’ meetings if they deposit the shares at Tamsa, a credit institution designated by the board of directors or if they are in possession of a certificate issued by Indeval, Mexico’s only authorized clearing house, evidencing the deposit of their shares.
	Holders of our ADSs will have the attendance and voting rights set forth in our ADS deposit agreement	Holders of Tamsa ADSs have the attendance and voting rights set forth in Tamsa’s ADS deposit agreement.

Shareholders’ Meetings	Ordinary Shareholders’ Meetings. There is no minimum quorum requirement to hold an ordinary shareholders’ meeting. Resolutions may be adopted by the vote of a simple majority, irrespective of the number of shares present or represented at the meeting.	Ordinary Shareholders’ Meetings. Attendance of at least 50% of the outstanding Tamsa shares is required to hold an ordinary shareholders’ meeting on a first call. There is no attendance quorum required in the event of a second call. Resolutions may be adopted by the vote of the majority of the shares represented at the meeting.

	Extraordinary Shareholders’ Meetings. Attendance of at least 50% of our outstanding shares is required to hold an extraordinary shareholders’ meeting to vote on a resolution as referred to below. If a quorum is not reached, the meeting may be reconvened at a later date with no attendance quorum required.	Extraordinary Shareholders’ Meetings. Attendance of at least 75% (50% in the event of a second call) of the outstanding Tamsa shares is required to hold an extraordinary shareholders’ meeting. Resolutions may only be adopted by the vote of at least 50% of the outstanding Tamsa shares.

	The principal resolutions that require approval at our extraordinary shareholders’ meeting are as follows:	The principal resolutions that require approval at Tamsa’s extraordinary shareholders’ meeting are as follows:

• amendments to the articles of association (including an increase or reduction of our subscribed and authorized capital, dissolution, change of corporate purposes), which require the vote of at least 2/3 of the shares present or represented at the meeting; and
• a change of our corporate domicile or an increase of the shareholders’ commitments, which require the unanimous consent of all existing shareholders
• extension of corporate term;
 • anticipated dissolution;
 • capital increases or reductions;
 • change of corporate purpose;
 • change in corporate domicile;
 • change of corporate form;
 • mergers;
 • spin-offs;
 • issuance of preferred shares;
 • redemption of shares and issuance of non-participating shares;
 • issuance of bonds; and
• any amendment to the by-laws.

Voting Rights	Voting of the Shares. Each share is entitled to one vote.	Voting of the Shares. Each Tamsa share is entitled to one vote.

	Voting of the ADSs. Each ADS represents 10 shares and is thus entitled to 10 votes.	Voting of the ADSs. Each Tamsa ADS is entitled to 5 votes.

Preemptive Rights	In the event of a capital increase, our articles of association generally require us to reserve existing holders of our shares a preferential right to subscribe for such shares. We may, however, issue shares without preferential rights in limited circumstances provided in our articles of association, if the newly-issued shares are issued for consideration other than money, are issued as compensation to directors, officers, agents or employees	Holders of Tamsa shares and ADSs, except in the case of issuance of treasury shares to be held in exchange for convertible securities and Tamsa shares issued for public placement in accordance with Mexican securities laws, have a preemptive right to subscribe shares issued by Tamsa representing a capital increase in proportion to their then-current capital participation.

	Tenaris	Tamsa
	Shareholder’s Rights	Shareholder’s Rights

Preemptive Rights (Cont.)	of the Company, its subsidiaries or its affiliates, or are issued to satisfy conversion or option rights created to provide compensation to directors, officers, agents or employees of the Company, its subsidiaries or its affiliates.

Dividends	All of the holders of Tenaris’s shares share equally in any dividend payment.	All of the holders of Tamsa shares share equally in any dividend payment.
	Dividend distributions are subject to shareholder approval. The board of directors may initiate dividend installments.	Dividend distributions are subject to shareholder approval. A proposal from the board of directors is not necessary.

After approving the annual financial statements, Tenaris’s shareholders must allocate at least 5% of the net profits to the creation or increase of the legal reserve until such reserve equals 10% of the capital stock.
After approving the financial statements, Tamsa’s shareholders must allocate at least 5% of the net earnings (1) to the creation or increase of the legal reserve until such reserve equals 20% of the subscribed capital stock and (2) to create or increase the reserve for acquiring its own shares.
	Dividends can only be paid out of our profits and distributable reserves.	Dividends can only be paid out of Tamsa’s earned surplus and distributable reserves.

Appraisal Rights	Any dissenting or absent shareholders will be entitled to have their shares reimbursed at the average market value of the 90 days preceding any shareholders’ meeting approving:	Any dissenting shareholders will be entitled to have their shares reimbursed at the book value thereof if they exercise such right within 15 days of any shareholders’ meeting approving any of the following actions:

• the delisting of Tenaris’s shares from all stock exchanges where Tenaris’s shares are listed at that time;

• a merger in which the Company is not the surviving entity (unless the shares or other equity securities of such entity are listed on the New York or London stock exchanges);

• a sale, lease, exchange or other disposition of all or substantially all of the assets of the Company;
• a change in Tamsa’s corporate purpose;
• a change in Tamsa’s corporate domicile; or
• change of Tamsa’s corporate form.

In addition, shareholders who vote against the issuance of shares for purposes of public placement may have Tamsa publicly sell their shares at the same price Tamsa will sell the newly issued shares.

• an amendment of our articles of association that has the effect of materially changing the Company’s corporate purpose;

• the relocation of the Company’s domicile outside of Luxembourg; or

• amendments to our articles of association that restrict the rights of Tenaris’s shareholders.

If a shareholders’ meeting approves delisting from one or more, but not all, of the stock exchanges where Tenaris’s shares are listed, only dissenting or absent shareholders with shares previously traded on such exchange or exchanges, as applicable, may exercise their appraisal rights.

If Tenaris’s shares are not traded on any stock exchange, dissenting or absent shareholders exercising their appraisal right will receive an amount resulting from applying the proportion of Tenaris’s equity that the shares being sold represent over the Company’s net worth as of the date of the applicable shareholders’ meeting.
Dissenting or absent shareholders must exercise this right within one month from the date of the meeting.

Description of Tenaris’s Shares

The following is a summary of the rights of the holders of Tenaris shares. These rights are set out in our articles of association or are provided by the applicable Luxembourg law, and may differ from those typically provided to shareholders of U.S. companies under the corporation laws of some states of the United States. This summary does not contain all information that may be important to you. For more complete information, you should read our articles of association, which are attached as an exhibit to the registration statement filed by us on Form F-4 (of which this prospectus forms a part). For information on how to obtain a copy of our articles of association, see “Part Seven—Additional Information for Shareholders—Where You Can Find More Information.”

General

We have an authorized share capital of a single class of 2,500,000,000 shares having a par value of USD1.00 per share upon issue. There were 1,160,700,794 shares issued as of June 30, 2003. All shares are fully paid.

Our articles of association authorize our board of directors for a period of five years following publication of the authorization in the Luxembourg official gazette to increase from time to time our issued share capital in whole or in part within the limits of the authorized capital. Accordingly, until July 22, 2007, our board of directors may issue, on its own, up to 1,339,299,206 additional shares. Under our articles of association, any issuance of new shares of Tenaris pursuant to the authorization granted to our board of directors must grant our existing shareholders a preferential right to subscribe for such newly-issued shares, except:

•	in circumstances in which the shares are issued for consideration other than money;

•	with respect to shares issued as compensation to directors, officers, agents or employees of the Company, its subsidiaries or affiliates; and

•	with respect to shares issued to satisfy conversion or option rights created to provide compensation to directors, officers, agents or employees of the Company, its subsidiaries or affiliates.

Any shares to be issued as compensation or to satisfy conversion or option rights may not exceed 1.5% of the issued and outstanding capital stock of Tenaris.

Our authorized share capital is fixed by the articles of association as amended from time to time with the approval of shareholders at the extraordinary shareholders’ meeting. Only the extraordinary shareholders’ meeting has the right to alter the rights of shares.

There are no limitations currently imposed by Luxembourg law on the rights of our non-resident shareholders to hold or vote Tenaris shares.

Dividends

Subject to applicable law, all shares (including shares underlying ADSs) are entitled to participate equally in dividends when, as and if declared by the annual ordinary shareholders’ meeting out of funds legally available for such purposes. Under Luxembourg law, claims for dividends will lapse five years after the date such dividends are declared. The annual ordinary shareholders’ meeting, which every shareholder has the right to attend in person or by proxy, may declare a dividend under Article 14 of the articles of association. Article 21 provides that the surplus after deduction of charges and amortizations shall constitute the net profit of the Company.

Under Article 21 of the articles of association, our board of directors has the power to initiate dividend installments in accordance with the conditions set forth in Section 72-2 of the amended Luxembourg Law of 10th August, 1915 on commercial companies.

Voting Rights; Shareholders’ Meetings; Election of Directors

Each share (including shares underlying ADSs) entitles the holder to one vote at the Company’s shareholders’ meetings. Shareholder action by written consent is not permitted, but proxy voting is permitted. Notices of shareholders’ meetings are governed by the provisions of Luxembourg law and our articles of association. Notices of meetings must be published twice, at least at ten-day intervals and ten days before the meeting, in the Luxembourg Mémorial and in a leading newspaper having general circulation in Luxembourg. The second publication must be ten days prior to the meeting. If a meeting is adjourned for lack of quorum, notices must be published twice, in the Luxembourg Mémorial and two other Luxembourg newspapers, at 20-day intervals, the second notice appearing 20 days prior to the meeting. In case the shares of Tenaris are listed on a stock exchange outside of Luxembourg, the notice shall in addition be published once in a leading newspaper having general circulation in the country of such listing at the same time as the first publication in Luxembourg. At an ordinary meeting, the purpose of which is not to amend the articles of association, there is no quorum requirement, and resolutions are adopted by a simple majority, irrespective of the class of shares represented. An extraordinary meeting convened for the purpose of amending the articles of association must have a quorum of at least 50% of all the shares which are issued and outstanding. If a quorum is not reached, the meeting may be reconvened at a later date with no quorum according to the appropriate notification procedures. In both cases, the amendment requires that the resolution be adopted by a two-thirds majority of the attending shareholders. If the proposed amendments consist of changing the Company’s nationality or of increasing the obligations of the shareholders, the unanimous consent of all shareholders is required. Directors may be elected at an ordinary meeting, where each share entitles the holder to one vote per director to be elected. Cumulative voting is not permitted. As our articles of association do not provide for staggered terms, directors are elected for a maximum of one year and may be removed with or without cause by majority shareholder vote.

Our annual ordinary shareholders’ meeting is held at 11:00 a.m. on the fourth Wednesday of May of each year at our registered office in the city of Luxembourg. If that day is a legal or banking holiday, the meeting shall be held on the following business day.

Access to Corporate Records

Luxembourg law gives shareholders limited rights to inspect certain corporate records 15 days prior to the date of the annual general shareholders’ meeting, including our balance sheet and profit and loss statement, a list of shareholders whose shares are not fully paid and our statutory auditor’s report.

Appraisal Rights

In the event a shareholders’ meeting approves:

•	the delisting of Tenaris’s shares from all stock exchanges where Tenaris’s shares are listed at that time;

•	a merger in which the Company is not the surviving entity (unless the shares or other equity securities of such entity are listed on the New York or London stock exchanges);

•	a sale, lease, exchange or other disposition of all or substantially all of the assets of the Company;

•	an amendment of our articles of association that has the effect of materially changing the Company’s corporate purpose;

•	the relocation of the Company’s domicile outside of Luxembourg; or

•	amendments to our articles of association that restrict the rights of Tenaris’s shareholders;

dissenting or absent shareholders have the right to have their shares repurchased by the Company at (i) the average market value of the shares over the 90 calendar days preceding the shareholders’ meeting or (ii) in the event that Tenaris’s shares are not traded on any stock exchange, the amount that results from applying the proportion of the Company’s equity that the shares being sold represent over the Company’s net worth as of the date of the applicable shareholders’ meeting.

Dissenting or absent shareholders must present their claim within one month following the date of the shareholders’ meeting and supply the Company with evidence of their shareholding at the time of the meeting. The Company must repurchase its shares within six months following the date of the shareholders’ meeting. If delisting from one or more, but not all, of the stock exchanges where Tenaris’s shares are listed is approved, only dissenting or absent shareholders with shares held through participants in the local clearing system for that market or markets can exercise this appraisal right if:

•	they held the shares as of the date of the Company’s announcement of its intention to delist or as of the date of publication of the call for the shareholders’ meeting that approved the delisting; and

•	they present their claim within one month following the date of the shareholders’ meeting and supply evidence of their shareholding as of the date of the Company’s announcement or the publication of the call to the meeting.

Distribution of Assets on Winding-up

In the event of our liquidation, dissolution or winding-up, the assets remaining after allowing for the payment of all debts and expenses will be paid out to the holders of the shares in proportion to their respective holdings.

Transferability and Form

There are no restrictions on the transfer of shares in the articles of association. The shares are issued in registered form.

Under Luxembourg law, the ownership of registered shares is evidenced by the inscription of the name of the shareholder, the number of shares held by him and the amount paid on each share in the shareholders’ register of the Company. In addition, our articles of association provide that Tenaris’s shares may be held through fungible securities accounts with financial institutions or other professional depositaries. Shares held through fungible securities accounts have the same rights and obligations as shares recorded in the Company’s shareholders’ register.

Shares held through fungible securities accounts may be transferred in accordance with customary procedures for the transfer of securities in book-entry form. Shares that are not held through fungible securities accounts may be transferred by a written statement of transfer signed by both the transferor and the transferee or their respective duly appointed attorney-in-fact and recorded in the Tenaris shareholders’ register. The transfer of shares may also be made in accordance with the provisions of Article 1690 of the Luxembourg Code Civil. As evidence of the transfer of registered shares, we may also accept any correspondence or other documents evidencing the agreement between transferor and transferee as to the transfer of registered shares.

Banque Generale du Luxembourg is in charge of maintaining the Tenaris shareholders’ register.

Change in Control

Our articles of association do not contain any provision that would have the effect of delaying, deferring or preventing a change in control of the Company and could thereby prevent a takeover attempt.

Description of Tenaris’s American Depositary Receipts

JPMorgan Chase is the depositary for our ADSs. Each of our ADSs represents an ownership interest in 10 Tenaris shares deposited with the custodian, as agent of the depositary, under the deposit agreement among ourselves, the depositary and yourself as an ADR holder. In the future, each ADS will also represent any securities, cash or other property deposited with the depositary but which they have not distributed directly to you. Our ADSs are evidenced by what are known as American Depositary Receipts, or ADRs.

The depositary’s office is located at One Chase Manhattan Plaza, New York, New York 10081.

You may hold our ADSs either directly or indirectly through your broker or other financial institution. If you hold our ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold our ADSs through your broker or financial institution nominee, you must rely on the procedures of your broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Because the depositary’s nominee will actually be the registered owner of the shares, you must rely on it to exercise the rights of a shareholder on your behalf. The obligations of the depositary and its agents are set out in the deposit agreement. The deposit agreement and our ADSs are governed by New York law.

The following is a summary of the material terms of the deposit agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire deposit agreement and the form of ADR which contains the terms of your ADSs. You can read a copy of the deposit agreement which is filed as an exhibit to the registration statement of which this prospectus forms a part. You may also obtain a copy of the deposit agreement at the SEC’s Public Reference Room. See “Part Seven—Additional Information for Shareholders—Where You Can Find More Information.”

Share Dividends and Other Distributions

How will I receive dividends and other distributions on the shares underlying my ADSs?

We may make various types of distributions with respect to our shares. The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its expenses. You will receive these distributions in proportion to the number of underlying shares that your ADSs represent.

Except as stated below, to the extent the depositary is legally permitted it will deliver the distributions to ADR holders in proportion to their interests in the following manner:

•	Cash. The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to:

•	appropriate adjustments for taxes withheld;

•	the distribution being impermissible or impracticable with respect to specific registered holders; and

•	deduction of the depositary’s expenses in (1) converting any foreign currency to U.S. dollars to the extent that it determines that the conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that the transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for the conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner.

•	Shares. In the case of a distribution in shares, the depositary will issue additional ADRs to evidence the number of ADSs representing those shares. Only whole ADSs will be issued. Any shares which would result in fractional ADSs will be sold and the net proceeds will be distributed to the ADR holders entitled thereto.

•	Rights to receive additional shares. In the case of a distribution of rights to subscribe for additional shares or other rights, if we provide satisfactory evidence that the depositary may lawfully distribute the rights, the depositary may arrange for ADR holders to instruct the depositary as to the exercise of the rights. However, if we do not furnish that evidence or if the depositary determines it is not practical to distribute the rights, the depositary may:

•	sell the rights if practicable and distribute the net proceeds as cash; or

•	allow the rights to lapse, in which case ADR holders will receive nothing.

•	Other Distributions: In the case of a distribution of securities or property other than those described above, the depositary may either:

•	distribute the securities or property in any manner it deems equitable and practicable;

•	to the extent the depositary deems distribution of the securities or property not to be equitable and practicable, sell the securities or property and distribute any net proceeds in the same way it distributes cash; or

•	hold the distributed property in which case the ADSs will also represent the distributed property.

We have no obligation to file a registration statement under the Securities Act in order to make any rights available to ADR holders.

Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents (fractional cents will be withheld without liability for interest and added to future cash distributions).

The depositary may choose any practical method of distribution for any specific ADR holder, including the distribution of foreign currency, securities or property, or it may retain the items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders.

The depositary may not be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, and these transactions may not be completed within a specified time period.

Deposit, Withdrawal and Cancellation

How does the depositary issue ADSs?

The depositary will issue ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian.

Shares deposited in the future with the custodian must be accompanied by certain documents, including instruments showing that the shares have been properly transferred or endorsed to the person on whose behalf the deposit is being made. Shares may be so deposited through:

•	entry in the share register maintained by us;

•	the electronic transfer of shares to the account maintained by the custodian for that purpose; or

•	evidence satisfactory to the custodian of irrevocable instructions to cause the shares to be transferred to the account.

The custodian will hold all deposited shares for the account of the depositary. ADR holders thus have no direct ownership interest in the shares and only have such rights as are contained in the deposit agreement.

The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited shares. The deposited shares and any additional items are referred to as “deposited securities.”

Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name of the person entitled thereto evidencing the number of ADSs to which the person is entitled. Certificated ADRs will be delivered at the depositary’s principal New York office or any other location that it may designate as its transfer office. ADRs issued in book-entry form will be reflected on a statement which will be mailed to the address set forth on the books of the depositary. Unless specifically requested otherwise, all ADRs will be issued in book-entry form.

How do ADR holders cancel an ADS and obtain deposited securities?

When you turn in your ADS at the depositary’s office, the depositary will, upon payment of applicable fees, charges and taxes, and upon receipt of proper instructions, deliver the underlying shares by electronic delivery through DTC or institutions that maintain accounts at DTC.

The depositary may only restrict the withdrawal of deposited securities in connection with:

•	temporary delays caused by closing our transfer books or those of the depositary or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends;

•	the payment of fees, taxes and similar charges; or

•	compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Voting Rights

How do I vote?

To the extent there are matters in a shareholders’ meeting that require a shareholder vote, when the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights for the shares which underlie your ADSs. Each of your ADSs is entitled to vote ten shares. After receiving voting materials from us, the depositary will notify the ADR holders of any shareholders’ meeting or solicitation of consents or proxies. This notice will describe how you may instruct the depositary to exercise the voting rights for the shares which underlie your ADSs. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, as far as is practical, subject to the provisions of and governing the underlying shares or other deposited securities, to vote or to have its agents vote the shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct. The depositary will not itself exercise any voting discretion. To the extent the depositary does not timely receive your instructions, you will be deemed to have instructed the depositary to vote or cause to be voted the deposited securities represented by your ADSs in favor of any of our proposals or recommendations. To accomplish this, the depositary, on your deemed instruction, will issue a discretionary proxy to a person appointed by us to vote the deposited securities in favor of any of our proposals or recommendations (including any recommendation by us to vote the deposited securities on any given issue in accordance with the majority shareholder vote on such issue), provided, however, that no such instruction will be deemed given and no discretionary proxy will be given with respect to any matter as to which we inform the depositary that we do not wish such proxy to be given or if the proposal, if approved, has a materially adverse effect on the rights of holders of our shares. Notwithstanding the foregoing, the depositary will not provide any instruction unless and until our counsel has provided it with certain opinions acceptable to the depositary.

Neither the depositary nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast or for the effect of any vote.

There is no guarantee that you will receive voting materials in time to instruct the depositary to vote and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

Record Dates

The depositary may fix record dates for the determination of the ADR holders who will be entitled:

•	to receive a dividend, distribution or rights; or

•	to give instructions for the exercise of voting rights at a meeting of holders of shares or other deposited securities,

all subject to the provisions of the deposit agreement.

Reports and Other Communications

Will I be able to view your reports?

The depositary will make available for inspection by ADR holders any written communications from us which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities. We will furnish these communications in English when so required by any SEC rules or regulations.

Additionally, if we make any written communications generally available to holders of Tenaris shares, we will provide copies to the depositary or the custodian. When the depositary or the custodian actually receives those written communications, the depositary will mail copies of them, or, at its option, summaries of them to ADR holders.

Fees and Expenses

What fees and expenses will I be responsible for paying?

ADR holders will be charged a fee for each issuance of ADSs, including issuances resulting from distributions of shares, rights and other property, and for each surrender of ADSs in exchange for deposited securities. The fee in each case is USD5.00 for each 100 ADSs (or any portion thereof) issued or surrendered. ADR holders or persons depositing shares may also be charged the following expenses:

•	stock transfer or other taxes and other governmental charges;

•	cable, telex and facsimile transmission and delivery charges incurred at your request;

•	transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities;

•	expenses of the depositary in connection with the conversion of foreign currency into U.S. dollars; and

•	such fees and expenses as are incurred by the depositary in delivery of deposited securities or otherwise in connection with the depositary’s or its custodian’s compliance with applicable law, rule or regulation.

We will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between us and the depositary. The fees described above may be amended from time to time.

Payment of Taxes

ADR holders must pay any tax or other governmental charge payable by the custodian or the depositary on any ADS or ADR, deposited security or distribution. If an ADR holder owes any tax or other governmental charge, the depositary may (1) deduct the amount thereof from any cash distributions, or (2) sell deposited securities and deduct the amount owing from the net proceeds of the sale. In either case the ADR holder remains liable for any shortfall. Additionally, if any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or withdrawal of deposited securities (except under limited circumstances mandated by securities regulations). If any tax or governmental charge is required to be withheld on any non-cash distribution, the depositary may sell the distributed property or securities to pay the taxes and distribute any remaining net proceeds to the ADR holders entitled thereto.

Reclassifications, Recapitalizations and Mergers

If we take certain actions that affect the deposited securities, including (1) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities or (2) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to:

•	amend the form of ADR;

•	distribute additional or amended ADRs;

•	distribute cash, securities or other property it has received in connection with these actions;

•	sell any securities or property received and distribute the proceeds as cash; or

•	none of the above.

If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in the property.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. ADR holders must be given at least 30 days notice of any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or affects any substantial existing right of ADR holders. If an ADR holder continues to hold an ADR or ADRs after being so notified, the ADR holder is deemed to agree to the amendment. Notwithstanding the foregoing, an amendment can become effective before notice is given if this is necessary to ensure compliance with a new law, rule or regulation.

No amendment will impair your right to surrender your ADSs and receive the underlying securities. If a governmental body adopts new laws or rules which require the deposit agreement or the ADS to be amended, we and the depositary may make the necessary amendments, which could take effect before you receive notice thereof.

How may the deposit agreement be terminated?

The depositary may terminate the deposit agreement by giving the ADR holders at least 30 days prior notice, and it must do so at our request. After termination, the depositary’s only responsibility will be (1) to deliver deposited securities to ADR holders who surrender their ADRs, and (2) to hold or sell distributions received on deposited securities. As soon as practicable after the expiration of six months from the termination date, the depositary will sell the deposited securities which remain and hold the net proceeds of the sales, without liability for interest, in trust for the ADR holders who have not yet surrendered their ADRs. After making the sale, the depositary shall have no obligations except to account for the proceeds and other cash. The depositary will not be required to invest the proceeds or pay interest on them.

Limitations on Obligations and Liability to ADR holders

The deposit agreement expressly limits the obligations and liability of the depositary, the Company and its respective agents. Neither the Company nor the depositary nor any agent will be liable if:

•	law, regulation, the provisions of or governing any deposited securities, act of God, war or other circumstance beyond its control shall prevent, delay or subject to any civil or criminal penalty any act which the deposit agreement or the ADRs provide shall be done or performed by it;

•	it exercises or fails to exercise discretion under the deposit agreement or the ADR;

•	it performs its obligations without gross negligence or bad faith;

•	it takes any action or inaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give the advice or information; or

•	it relies upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.

No disclaimer of liability under the Securities Act is intended by any provision of the deposit agreement.

Neither the depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs. We and our agents shall only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs, which in our opinion may involve us in expense or liability, if indemnity satisfactory to us against all expense (including fees and disbursements of counsel) and liability is furnished as often as we require.

The depositary will not be responsible for failing to carry out instructions to vote the deposited securities or for the manner in which the deposited securities are voted or the effect of the vote.

The depositary may own and deal in deposited securities and in ADSs.

Disclosure of Interest in ADSs

From time to time we may request you and other holders and beneficial owners of ADSs to provide information as to:

•	the capacity in which you and other holders and beneficial owners own or owned ADSs;

•	the identity of any other persons then or previously interested in the ADSs; and

•	the nature of your interest and various other matters.

You agree to provide any information requested by us or the depositary pursuant to the deposit agreement. The depositary has agreed to use reasonable efforts to comply with written instructions received from us requesting that it forward any requests to you and other holders and beneficial owners and to forward to us any responses to these requests to the extent permitted by applicable law.

Requirements for Depositary Actions

We, the depositary or the custodian may refuse to:

•	issue, register or transfer an ADR or ADRs;

•	effect a split-up or combination of ADRs;

•	deliver distributions on any ADRs; or

•	permit the withdrawal of deposited securities (unless the deposit agreement provides otherwise),

until the following conditions have been met:

•	the holder has paid all taxes, governmental charges, and fees and expenses as required in the deposit agreement;

•	the holder has provided the depositary with any information it may deem necessary or proper, including, without limitation, proof of identity and the genuineness of any signature; and

•	the holder has complied with such regulations as the depositary may establish under the deposit agreement.

The depositary may also suspend the issuance of ADSs, the deposit of shares, the registration, transfer, split-up or combination of ADRs, or the withdrawal of deposited securities (unless the deposit agreement provides otherwise), if the register for ADRs or any deposited securities is closed or if we or the depositary decide it is advisable to do so.

Books of Depositary

The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs. You may inspect these records during regular business hours, but solely for the purpose of communicating with other holders in the interest of business matters relating to the deposit agreement.

The depositary will maintain facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADRs. These facilities may be closed from time to time, to the extent not prohibited by law, for example, in observance of holidays, when setting a record date or determining entitlements to rights or other benefits and as a result of events of force majeure.

Pre-release of ADSs

The depositary may issue ADSs prior to the deposit with the custodian of shares (or rights to receive shares). This is called a pre-release of the ADS. A pre-release is closed out as soon as the underlying shares (or other ADSs) are delivered to the depositary. The depositary may pre-release ADSs only if:

•	the depositary has received collateral for the full market value of the pre-released ADSs; and

•	each recipient of pre-released ADSs agrees in writing that he or she:

•	owns the underlying shares;

•	assigns all rights in the shares to the depositary;

•	holds the shares for the account of the depositary; and

•	will deliver the shares to the custodian as soon as practicable, and promptly if the depositary so demands.

In general, the number of pre-released ADSs will not evidence more than 30% of all ADSs outstanding at any given time (excluding those evidenced by pre-released ADSs). However, the depositary may change or disregard this limit from time to time as it deems appropriate. The depositary may retain for its own account any earnings on collateral for pre-released ADSs and its charges for issuance thereof.

Validity of the Securities

Elvinger, Hoss & Prussen, our Luxembourg counsel, will pass upon the validity of Tenaris shares represented by Tenaris ADSs.

Tax Matters

We have received opinions from Sullivan & Cromwell LLP with respect to matters of U.S. federal income tax law, Elvinger, Hoss & Prussen with respect to matters of Luxembourg tax law and Chevez, Ruiz, Zamarripa y Cía. S.C. with respect to matters of Mexican tax law.

Experts

The audited consolidated combined financial statements of Tenaris as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002, included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers S.à.r.l., Luxembourg, independent accountants, given on the authority of that firm as experts in auditing and accounting.

The audited consolidated financial statements of Tamsa as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002, incorporated in this prospectus by reference to the Annual Report on Form 20-F of Tamsa for the year ended December 31, 2002, have been so incorporated in reliance on the report of PricewaterhouseCoopers, Puebla, Mexico, given on the authority of that firm as experts in auditing and accounting.

PART SEVEN

ADDITIONAL INFORMATION FOR SHAREHOLDERS

Where You Can Find More Information

The Company

We have filed with the SEC a registration statement on Form F-4 (of which this prospectus is a part) under the Securities Act relating to our ordinary shares and a separate registration statement on Form F-6 under the Securities Act relating to our ADSs. This prospectus does not contain all of the information in the registration statements and their exhibits. Some items are omitted, as permitted by the SEC. For further information concerning us and our ordinary shares and ADSs, you should review the registration statements and their exhibits. Some of these exhibits consist of documents or contracts that are described in this prospectus in summary form. You should read the entire document or contract for the complete terms. You may read and copy the registration statements and their exhibits at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website at http://www.sec.gov which contains reports and other information regarding registrants that file electronically with the SEC.

As a result of this transaction and the listing of our ADSs on the NYSE, we will be subject to the reporting requirements of the Exchange Act, as applied to foreign private issuers. Because we are a foreign private issuer, the SEC’s rules do not require us to deliver proxy statements or to file quarterly reports. In addition, our “insiders” are not subject to the SEC’s rules that prohibit short-swing trading. We intend to prepare quarterly and annual reports containing consolidated financial statements. Our annual consolidated financial statements will be certified by an independent accounting firm. We intend to file quarterly financial information with the SEC on Form 6-K simultaneous with or promptly following the publication of that information in Luxembourg or any other jurisdiction on which our securities are listed, and we will file annual reports on Form 20-F within the time period required by the SEC, which is currently six months from the close of our fiscal year on December 31. Like the registration statement containing this prospectus, these quarterly and annual reports may be reviewed at the SEC’s Public Reference Room. Reports and other information filed electronically with the SEC are also available a the SEC’s website.

We have appointed JPMorgan Chase to act as depositary for our ADSs. During the time there continue to be our ADSs deposited with the depositary, we will furnish the depositary with:

•	our annual reports; and

•	summaries of all notices of shareholders’ meetings and other reports and communications that are made generally available to Tenaris’s shareholders.

The depositary will, as provided in the deposit agreement, arrange for the mailing of summaries in English of the reports and communications to all record holders of our ADSs. Any record holder of ADSs may read the reports, notices or summaries thereof, and communications at the depositary’s office located at One Chase Manhattan Plaza, New York, New York 10081.

We have also filed with the SEC a tender offer statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act furnishing certain information with respect to this exchange offer. The Schedule TO tender offer statement and any amendments to it are available for inspection and copying as stated above.

Whenever a reference is made in this prospectus to a contract or other document of us, please be aware that such reference is not necessarily complete and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document.

VII-1

Tamsa

Tamsa is subject to the reporting requirements of the Exchange Act, as applied to foreign private issuers. Tamsa files quarterly financial information with the SEC on Form 6-K simultaneously with or promptly following the publication of that information in Mexico, and also file annual reports on Form 20-F within the time period required by the SEC, which is currently six months from the close of their respective fiscal years. These quarterly and annual reports may be reviewed at the SEC’s Public Reference Room referenced above. Reports and other information filed electronically with the SEC are also available at the SEC’s website referenced above.

Tamsa is subject to the informational requirements of the Mexican Banking and Securities Commission, and the Mexican Stock Exchange and files reports and other information relating to its business, financial condition and other matters with the Mexican Banking and Securities Commission and the Mexican Stock Exchange. You may read such reports, statements and other information, including Tamsa’s publicly-filed consolidated financial statements, at the public reference facilities of the Mexican Banking and Securities Commission and Mexican Stock Exchange maintained in Mexico City.

The Tamsa ADSs are listed on the AMEX. You may inspect any periodic reports and other information filed with the AMEX by Tamsa at the offices of the AMEX, 86 Trinity Place, New York, New York 10006.

No one has been authorized to provide you with information that is different from what is contained in this prospectus. This prospectus is dated •, 2003. While we may be required to update the information contained in this prospectus to the extent it is materially inaccurate and this exchange offer has not yet expired or been terminated, you should not assume that the information contained in this prospectus is accurate as of any date other than that date, and neither the mailing of this prospectus to shareholders nor the issuance of Tenaris’s shares in this exchange offer shall create any implication to the contrary.

Incorporation of Certain Documents by Reference

The SEC allows us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. This prospectus incorporates by reference the following documents listed below that have been previously filed with the SEC:

Tamsa SEC Filings (File No. 1-4870)	Period/Filing Date

Annual Report on Form 20-F	Fiscal year ended December 31, 2002, filed with the SEC on June 30, 2003.

Report of Foreign Issuer on Form 6-K/A	As of May 2, 2002, filed with the SEC on June 30, 2003

The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document.

We incorporate by reference all reports and all documents filed by us or Tamsa with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act since December 31, 2002, and prior to the termination of this exchange offer, except for any reports filed by Tamsa on Form 6-K, which we will incorporate by reference only to the extent designated herein and therein. Any statement contained in this prospectus, or in a document incorporated by reference or attached hereto, shall be deemed to be modified or superseded for purposes of this prospectus to the extent it is modified or superseded by a statement contained in any subsequently filed document incorporated by reference or included as an attachment to this prospectus. When that happens, the modified or superseded part of the original statement is not a part of this prospectus.

You may obtain documents incorporated by reference into this prospectus through us or the SEC, by requesting them in writing or by telephone from the information agent identified below. These documents are available from us without charge, excluding all exhibits unless specifically incorporated by reference.

VII-2

Georgeson Shareholder
17 State Street – 10th Floor
New York, NY 10004

Banks and brokers call: (212) 440-9800
All others call toll free: (866) 423-4876

To obtain timely delivery of any of these documents, you must request them no later than •, 2003.

VII-3

Exchange Rates

The following tables show, for the periods indicated, information concerning the exchange rate between (1) the U.S. dollar and the Argentine peso, (2) the U.S. dollar and the Mexican peso and (3) the U.S. dollar and the euro. The average rates presented in these tables were calculated by using the average of the exchange rates on the last day of each month during the relevant period. We do not represent that Argentine pesos, Mexican pesos or euros could be converted into U.S. dollars at these rates or at any other rate. For more information regarding the currencies used in this prospectus, see “Presentation of Certain Financial and Other Information—Currencies.”

Argentine peso

The data provided in the following table is expressed in nominal pesos per dollar and is based on information reported by the Argentine Central Bank. The Federal Reserve Bank of New York does not publish a noon buying rate for the Argentine peso. On June 30, 2003, the exchange rate between the Argentine peso and the U.S. dollar expressed in nominal Argentine pesos per dollar was ARP2.80 = USD1.00.

Year ended December 31,	High	Low	Average	Period end

1998	1.00	1.00	1.00	1.00
1999	1.00	1.00	1.00	1.00
2000	1.00	1.00	1.00	1.00
2001(1)	1.00	1.00	1.00	1.00
2002	3.90	1.40	3.27	3.37

(1)	As described in the paragraph below, the Argentine Central Bank imposed a banking holiday from December 21, 2001, to January 11, 2002, during which time there was no official exchange rate for the Argentine peso.

Last Six Months	High	Low

January 2003	3.35	3.10
February 2003	3.21	3.11
March 2003	3.21	2.88
April 2003	2.96	2.82
May 2003	2.94	2.76
June 2003	2.85	2.77

Beginning on April 1, 1991, under the Convertibility Law, the Argentine Central Bank was required to buy or sell dollars to any person at a rate of one Argentine peso per U.S. dollar. The Convertibility Law was repealed on January 6, 2002. On January 11, 2002, after the Argentine Central Bank ended a banking holiday that it had imposed on December 21, 2001, the exchange rate began to float for the first time since April 1991. Heightened demand for scarce U.S. dollars caused the Argentine peso to trade well above the one-to-one parity under the Convertibility Law. As a result, the Argentine Central Bank intervened on several occasions by selling U.S. dollars in order to lower the exchange rate. The Argentine Central Bank’s ability to support the Argentine peso by selling U.S. dollars depends, however, on its limited U.S. dollar reserves and the value of the Argentine peso has continued to fluctuate significantly. In response to high demand for U.S. dollars in Argentina and the scarcity of U.S. dollars to meet that demand, the Argentine government has imposed several temporary freezes, or holidays, on exchange transactions since the abrogation of the Convertibility Law. For additional information regarding factors affecting the value of the Argentine peso, see “Part Two—Risk Factors—Risks Relating to Argentina and Mexico.”

Mexican peso

The data provided in the following table is expressed in nominal Mexican pesos per dollar and is based on noon buying rates published by the Federal Reserve Bank of New York for the Mexican peso. On June 30, 2003, the exchange rate between the Mexican peso and the U.S. dollar expressed in nominal Mexican pesos per dollar was MXP10.46 = USD1.00.

VII-4

Year ended December 31,	High	Low	Average	Period end

1998	10.63	8.04	9.25	9.90
1999	10.60	9.24	9.56	9.48
2000	10.09	9.18	9.47	9.62
2001	9.97	8.95	9.33	9.16
2002	10.43	9.00	9.67	10.43

Last Six Months	High	Low

January 2003	10.98	10.32
February 2003	11.06	10.77
March 2003	11.24	10.66
April 2003	10.77	10.31
May 2003	10.42	10.11
June 2003	10.74	10.24

Between November 1991 and December 1994, the Mexican Central Bank maintained the exchange rate between the U.S. dollar and the Mexican peso within a prescribed range through intervention in the foreign exchange market. The Mexican Central Bank intervened in the foreign exchange market as the exchange rate reached either the minimum or the maximum of the prescribed range in order to reduce day-to-day fluctuations in the exchange rate. On December 20, 1994, the Mexican government modified the prescribed range within which the Mexican peso was permitted to float by increasing the maximum Mexican peso price of the U.S. dollar by MXP0.53, equivalent to an effective devaluation of 15.3%. On December 22, 1994, the Mexican government suspended intervention by the Mexican Central Bank and allowed the Mexican peso to float freely against the U.S. dollar. Factors that contributed to this decision included the size of Mexico’s current account deficit, a decline in the Mexican Central Bank’s foreign exchange reserves, rising interest rates for other currencies (especially the U.S. dollar) and reduced confidence in the Mexican economy on the part of investors due to political uncertainty associated with events in the state of Chiapas and presidential and congressional elections that year. The value of the Mexican peso against the U.S. dollar rapidly declined by 42.9% from December 19, 1994, to December 31, 1994. The Mexican government has since allowed the Mexican peso to float freely against the U.S. dollar.

Historically, the Mexican economy has suffered balance of payment deficits and shortages in foreign exchange reserves. While the Mexican government does not currently restrict the ability of Mexican or foreign persons or entities to convert Mexican pesos to U.S. dollars and the terms of NAFTA, to which Mexico is a signatory, generally prohibit exchange controls, the Mexican government could attempt to institute a restrictive exchange control policy in the future.

Euro

The data provided in the following table is expressed in nominal euros per dollar and is based on noon buying rates published by the Federal Reserve Bank of New York for the euro. On June 30, 2003, the exchange rate between the euro and the U.S. dollar expressed in euros per dollar was €0.8694 = USD1.00. The data provided in the following table for the period prior to January 1999 is based on noon buying rates for the lira converted into the euro at the fixed rate established by the European Council of Ministers of ITL1,936.27 = €1.00.

Year ended December 31,	High	Low	Average	Period end

1998	1.1946	1.0764	1.1148	1.1707
1999	0.9984	0.8466	0.9445	0.9930
2000	1.2092	0.9676	1.0861	1.0652
2001	1.1723	1.0666	1.1225	1.1235
2002	1.1636	0.9537	1.0531	0.9537

Last Six Months	High	Low

January 2003	0.9652	0.9207
February 2003	0.9339	0.9195
March 2003	0.9483	0.8606
April 2003	0.9415	0.8945
May 2003	0.8929	0.8437
June 2003	0.8754	0.8425

VII-5

Additional Information Required by Tender Offer Rules

The name, business address, present principal occupation or employment, five-year employment history and share ownership in Tamsa of the directors and executive officers of the Company are set forth below.

Our current board of directors is currently comprised of nine directors. Until June 10, 2003, Roberto Rocca, who ultimately controlled, either directly or through Rocca & Partners, San Faustín, our controlling shareholder, served as Chairman and a member of our board of directors. Our board of directors will determine, in due course, Mr. Rocca’s successor as chairman of the board.

Ownership
of Tamsa
	Current Position with the		Shares and
Name	Company	Business Address	ADSs

Paolo Rocca(1)	Director and Chief Executive Officer	Av. Leandro N. Alem. 1067, C1001AAF Buenos Aires, Argentina	—
Carlos Condorelli(2)	Chief Financial Officer	Av. Leandro N. Alem. 1067, C1001AAF Buenos Aires, Argentina	—
Roberto Bonatti(3)	Director	Av. Leandro N. Alem. 1067, C1001AAF Buenos Aires, Argentina	—
Carlos Franck(4)	Director	Av. Leandro N. Alem. 1067, C1001AAF Buenos Aires, Argentina	—
Pedro Pablo Kuczynski(5)	Director	2665 South Bay Shore Drive, Suite 1101 Coconut Grove, Miami, Florida 33133	—
Bruno Marchettini(6)	Director	Av. Leandro N. Alem. 1067, C1001AAF Buenos Aires, Argentina	—
Gianfelice Mario Rocca(7)	Director	Av. Leandro N. Alem. 1067, C1001AAF Buenos Aires, Argentina	—
Jaime Serra Puche(8)	Director	Prol. Paseo de la Reforma 600, Desp. 103 01210 Mexico D.F. Mexico	—
Amadeo Vázquez y Vázquez(9)	Director	Austria 2670-3(0) piso (1425) Buenos Aires, Argentina	—
Guillermo F. Vogel(10)	Director and Vice President Finance	Edificio Parque Reforma, Campos Eliseos 400, 11560 Mexico, D.F., Mexico	—

(1)	In addition to serving as our chief executive officer, Paolo Rocca is also a member of our board of directors, chief executive officer of Siderca, chairman of the board of directors of Tamsa, executive vice president of the board of directors of Dalmine, president of the board of directors of Siat and vice president of the board of directors of Confab. He is also chief executive officer of the Techint group, president of the board of directors of Siderar and a member of the board of directors of Amazonia. He was first employed with the Techint group in 1985 as assistant to the chairman of the board of directors of Techint Financing Corporation. In 1986, he became a member of the board of directors and, in 1990, he became executive vice president of Siderca. Mr. Rocca is a citizen of Italy.

(2)	In addition to serving as our chief financial officer, Carlos Condorelli has held several positions within Tenaris and other Techint group companies, including Finance and Administration Director of Tamsa, president of the board of directors of Edelap from 1997 through 1998. In 2000, he joined the boards of directors of AlgomaTubes, Lomond Holdings, Siderca International ApS, Metalcentro and Metalmecánica, and in 2002 he became a director of Invertub. Mr. Condorelli is a citizen of Argentina.

(3)	In addition to serving as a member of our board of directors, Roberto Bonatti is president of San Faustín, president of Tecpetrol and a director of Sidertubes, Siderca and Siderar. Mr. Bonatti is a citizen of Italy.

(4)	In addition to serving as a member of our board of directors, Carlos Franck is president of Santa María and a director of Siderca and Siderar. Mr. Franck is a citizen of Argentina.

(5)	In addition to serving as a member of our board of directors, Pedro Pablo Kuczynski is the president and chief executive officer of Latin America Enterprise Fund and the president and chief executive officer of Westfield Capital Ltd. He is also a board member of R.O.C. Taiwan Fund. From 2000 to 2002, Mr. Kuczynski served as Minister of Economy and Finance of the Republic of Peru. Prior to serving as Minister of Economy and Finance, Mr. Kuczynski was a director of Siderúrgica Argentina, Cosapi S.A., Edelnor, S.A. and CAP, S.A. Mr. Kuczynski is a citizen of Peru.

(6)	In addition to serving as a member of our board of directors, Bruno Marchettini is chief technological officer of the Techint group. Mr. Marchettini is a citizen of Italy.

(7)	In addition to serving as a member of our board of directors, Gianfelice Rocca is chairman of the board of directors of San Faustín, president of the Humanitas Group and president of the board of directors of Techint-Compagnie Tecnica Internazionole S.p.A., Techint S.A. de C.V. and Techint Cimimontubi S.p.A. In addition, he sits on the board of directors or executive committees of several companies, including Sirti S.p.A., Riunione Adriatica di Sicurtà, Zucchi Vincenzo S.p.A., and Cam Finanziara S.p.A. Mr. Rocca is a citizen of Italy.

(8)	In addition to serving as a member of our board of directors and of our audit committee, Jaime Serra Puche is a director of Fondo México, Grupo Ferroviario Mexicano, Bardahl, Tamsa, Vitro, RMM Global Sourcing Solutions and Chiquita Brands. Mr. Serra Puche served as Mexico’s Undersecretary of Revenue, Secretary of Trade, and Secretary of Finance. He led the negotiation and implementation of NAFTA. Mr. Serra Puche is a citizen of Mexico.

VII-6

(9)	In addition to serving as a member of our board of directors and of our audit committee, Amadeo Vázquez y Vázquez is president of Telecom Argentina, a director of BBVA Banco Francés, a board member of the Buenos Aires Stock Exchange and vice president of the Fundación Mediterranea. Mr. Vázquez y Vázquez is a citizen of Argentina.

(10)	In addition to serving as our vice president finance and a member of our board of directors and of our audit committee, Guillermo F. Vogel is vice chairman of Tamsa, vice chairman of the American Iron & Steel Institute and chairman of the North American Steel Council. In addition, Mr. Vogel is a director of Amazonia, Instituto Latinoamericano del Fierro y el Acero, Citibank-Banamex, Grupo Collado, Colegio Aleman Alexander von Humbolt and Eximpro. Mr. Vogel is a citizen of Mexico.

The name, principal business, country of organization, business address and shareholdings in Tamsa of the entities controlling us and their subsidiaries are set forth below.

		Country of		Ownership of
Name	Principal Business	Organization	Business Address	Tamsa Shares

San Faustín(1)	Holding company	Netherlands	Berg Arrarat 1, Curaçao,	324,064,223
		Antillles	Netherlands Antilles	(94.44%)
Sidertubes	Holding company	Luxembourg	23 Avenue Monterey	324,064,223
			L-2086, Luxembourg	(94.44%)
Tenaris	Holding company	Luxembourg	13, rue Beaumont	324,064,223
			L-1219, Luxembourg	(94.44%)
Invertub	Holding company	Argentina	Av. Leandro N. Alem. 1067,	150,300,900
			C1001AAF Buenos Aires, Argentina	(43.83%)
Siderca	Manufacturing of	Argentina	Av. Leandro N. Alem. 1067,	150,300,900
	seamless steel pipes		C1001AAF Buenos Aires, Argentina	(43.83%)
Siderca International ApS	Holding company	Denmark	Ostergade 24A,	140,600,900
			DK, 1100, Denmark	(41.00%)
Sidtam Limited	Holding company	British Virgin	Vanterpool Plaza, 2nd Floor,Wickhams	9,700,000
		Islands	Cay I, Road Town, British Virgin Islands	(2.83%)

(1)	Until June 10, 2003, San Faustín was ultimately controlled by Roberto Rocca, either directly or through Rocca & Partners. Following Mr. Rocca’s death on June 10, 2003, San Faustín is controlled by Rocca & Partners.

San Faustín owns 61.2% of the Company through its wholly-owned subsidiary, Sidertubes. San Faustín beneficially owns shares of Siderca through the Company, which owns Siderca shares directly and through its wholly-owned subsidiary, Invertub. San Faustín beneficially owns shares of Tamsa in the names of Tenaris, Siderca International ApS and Sidtam Limited.

Siderca International ApS is a wholly-owned subsidiary of Siderca. Siderca International directly owns shares of Tamsa and directly owns a majority voting interest in Sidtam. Sidtam directly owns shares of Tamsa.

During the past five years, neither the Company nor, to the best of its knowledge, any of the persons listed in the above two tables has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters which were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

VII-7

Service of Process and
Enforceability of Civil Liabilities under U.S. Securities Laws

We are a corporation organized under the laws of Luxembourg. All or most of our assets are located outside the United States. Furthermore, all or most of our directors and officers and some experts named in this prospectus reside outside the United States and a substantial portion of their assets are located outside the United States. As a result, investors may not be able to effect service of process within the United States upon us or our directors or officers or some experts or to enforce against us or them in United States courts judgments predicated upon the civil liability provisions of U.S. federal securities law. There is doubt as to the enforceability in original actions in Luxembourg courts of civil liabilities predicated solely upon U.S. federal securities laws, and the enforceability in Luxembourg courts of judgments entered by U.S. courts predicated upon the civil liability provisions of U.S. federal securities law will be subject to compliance with procedural requirements under Luxembourg law, including the condition that the judgment does not violate Luxembourg public policy.

Tamsa is a corporation organized under the laws of Mexico, and most of its assets are located in Mexico. Furthermore, some of Tamsa’s directors and officers and some experts named in this prospectus reside in Mexico and a substantial portion of their assets are located in Mexico. As a result, investors may not be able to effect service of process within the United States upon Tamsa or its directors or officers or certain experts or to enforce against Tamsa or them in U.S. courts judgments predicated upon the civil liability provisions of U.S. federal securities law. There is doubt as to the enforceability in original actions in Mexican courts of civil liabilities predicated solely upon U.S. federal securities laws, and the enforceability in Mexican courts of judgments entered by U.S. courts predicated upon the civil liability provisions of the U.S. federal securities law will be subject to compliance with procedural requirements under Mexican law, including the condition that such judgments do not violate Mexican public policy. In general, any final judgment obtained in a U.S court will be recognized and enforced by the courts of Mexico without further re-examination, provided that, among other requirements:

•	the judgment is obtained in compliance with the legal requirements of the jurisdiction of the U.S. court rendering the judgment;

•	the judgment is exclusively for the payment of a certain sum of money and has been rendered in an action determining the rights of the involved parties as opposed to an action determining the rights and title to property;

•	service of process was made personally or on the appropriate process agent;

•	the judgment does not contravene Mexican law, public policy of Mexico, international treaties or agreements binding upon Mexico or generally accepted principles of international law;

•	the judgment is final in the jurisdiction in which it was obtained;

•	the action for which the judgment is rendered is not the subject of a lawsuit among the same parties pending before a Mexican court; and

•	any such foreign courts will enforce final judgments issued by the federal or state courts of Mexico as a matter of reciprocity.

VII-8

PART EIGHT

REGULATORY MATTERS

General

We have obtained all required approvals for this exchange offer.

Based on our examination of publicly available information filed by Tamsa with the SEC and other publicly available information concerning Tamsa, we are not aware of any of the following:

•	any governmental license or regulatory permit that appears to be material to the business of Tamsa that might be adversely affected by our acquisition of Tamsa securities as contemplated in this prospectus;

•	any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of shares or ADSs by us as contemplated in this prospectus; or

•	any approval or other action by any government or governmental administrative regulatory authority or agency, domestic or foreign, or any consent, waiver or other approval that would be required as a result of or in connection with this exchange offer, including but not limited to, any consents or other approvals under any licenses, concessions, permits and agreements to which Tamsa or we or any of our respective subsidiaries or affiliates are a party.

Should any such approval or other action be required, we currently contemplate seeking such approval or other action.

We are unable to predict whether it may be necessary to delay the exchange of any shares or ADSs tendered pursuant to this exchange offer pending the outcome of any approval or other action. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions. In addition, there can be no assurance that if the approvals were not obtained or other actions were not taken,

•	adverse consequences might not result to the business of Tamsa; or

•	certain parts of the business of Tamsa might not have to be disposed of;

any of which could cause us to elect to terminate this exchange offer.

Mexican Securities Laws

A non-Mexican company wishing to offer its securities in Mexico must be authorized to do so by the Mexican Banking and Securities Commission. The securities must be:

•	registered with the Registro Nacional de Valores, or Mexican Securities Registry, managed by the Mexican Banking and Securities Commission; and

•	listed on the Mexican Stock Exchange or in a stock exchange in Mexico.

Under the Rules applicable to the acquisition of securities that must be disclosed and tender offers of securities, or the Rules, if after consummation of a tender or exchange offer, the offeror gains control of more than 88% of the capital stock of the target company, the offeror is required to cause the delisting of the target company, in which case the offeror is required to establish a fiduciary account with a term of not fewer than six months and allocate to such fiduciary account sufficient assets to purchase the remaining stock for the same consideration offered in the original tender or exchange offer.

VIII-1

Effective on •, 2003, we filed an application with the Mexican Banking and Securities Commission to request the delisting of Tamsa’s shares from the Mexican Stock Exchange and to request authorization to establish the requisite fiduciary account. On •, 2003, the Mexican Banking and Securities Commission granted approval of our applications.

Antitrust and Other Laws

United States

We currently believe that this exchange offer is exempt from the filing requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 pursuant to, in pertinent part, exemptions granted under either 16 CFR §802.51(b) or 16 CFR §802.30.

If additional information is made available to us prior to the closing of these transactions that changes our key assumptions under either of the foregoing exemptions such that we believe these transactions are no longer exempt, we plan to file a premerger notification and report form pursuant to Hart-Scott-Rodino with the Antitrust Division and the U.S. Federal Trade Commission as soon as is practicable after the date of this prospectus.

Mexico

We are required to comply with competition law requirements in Mexico. Local authorities may have the power to object or condition acquisitions which breach the substantive test set out in the local jurisdiction.

Mexican competition law requires the disclosure of financial and transaction information, which is then reviewed by the Mexican antitrust authority. In most reviews the competition authority contacts other industry participants, such as customers, suppliers and competitors of the parties, to confirm that the information provided is correct and to canvass their opinions on the transaction. In reaching a decision, the competition authority will determine if the transaction may result in a market concentration that could breach the test for acceptable acquisitions in Mexico. The test relates either to the creation of a dominant position or market power sufficient to operate against the proper functioning of the market. On October 18, 2002, we received the necessary authorizations from the Mexican competition authority.

Other

Tamsa and its subsidiaries own property and may conduct business in a number of foreign countries in addition to those described above. In connection with the acquisition of Tamsa securities pursuant to this exchange offer, the laws of certain of these foreign countries may require the filing of information with, or the obtaining of the approval of, governmental authorities therein. After commencement of this exchange offer, we will seek further information regarding the applicability of any such laws and currently intend to take whatever action they may require, but no assurance can be given that such approvals will be obtained. If any action is taken prior to completion of this exchange offer by any such government or governmental authority that, in our reasonable judgment, makes it inadvisable to proceed with this exchange offer, we may not be obligated to exchange our securities for any tendered Tamsa securities.

VIII-2

FINANCIAL STATEMENTS

Index

Tenaris

PricewaterhouseCoopers
Société à responsabilité limitée
Report of independent auditors	Réviseur d’entreprises
400, route d’Esch
To the Board of Directors and Shareholders of	B.P. 1443
Tenaris S.A.	L-1014 Luxembourg
Telephone +352 494848-1
Facsimile +352 494848-2900

In our opinion, the accompanying consolidated combined balance sheets and the related consolidated combined statements of income, of cash flows and of changes in shareholders’ equity present fairly, in all material respects, the financial position of Tenaris S.A. and its subsidiaries at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with International Accounting Standards. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

International Accounting Standards vary in certain important respects from accounting principles generally accepted in the United States of America and as allowed by Item 18 to Form 20-F. The application of the latter would have affected the determination of the consolidated combined net income for each of the three years in the period ended December 31, 2002, and the determination of consolidated combined shareholders’ equity at December 31, 2002 and 2001 to the extent summarized in Note 31 to the consolidated combined financial statements.

PricewaterhouseCoopers S.à r.l	Luxembourg, March 6, 2003
Réviseur d’entreprises
Represented by

Ian Whitecourt

Consolidated combined income statement

		Year ended December 31,

(all amounts in USD thousands)	Notes	2002	2001	2000

Net sales	1	3,219,384	3,174,299	2,361,319
Cost of sales	2	(2,168,594)	(2,165,568)	(1,692,412)

Gross profit		1,050,790	1,008,731	668,907
Selling, general and administrative expenses	3	(568,149)	(502,747)	(433,617)
Other operating income	5 (i)	15,589	585	11,690
Other operating expenses	5 (ii)	(26,353)	(64,937)	(5,813)

Operating profit		471,877	441,632	241,167
Financial income (expenses), net	6 (i)	(11,145)	(18,417)	(39,550)
Other exchange rate differences	6 (ii)	(9,452)	(7,178)	(8,373)

Income before income tax and equity in earnings (losses) of associated companies		451,280	416,037	193,244
Equity in (losses) of associated companies	11	(6,802)	(41,296)	(3,827)

Income before income tax and minority interest		444,478	374,741	189,417
Recovery of income tax	7 (i)	36,783	—	—
Income tax	7 (ii)	(219,288)	(108,956)	(63,299)
Effect of currency translation on tax base	7 (iii)	(25,266)	(109,882)	(2,011)

Net income before minority interest		236,707	155,903	124,107
Minority interest (1)	26	(42,881)	(20,107)	(681)

Net income before other minority interest		193,826	135,796	123,426
Other minority interest (2)	26	(99,522)	(54,450)	(46,720)

Net income		94,304	81,346	76,706

Number of shares and earnings per share: see Note 8.

(1)	Minority interest represents the participation of minority shareholders of those consolidated subsidiaries not included in the exchange transaction (including Confab Industrial, NKK Tubes and Tubos de Acero de Venezuela), as well as the participation at December 31, 2002, of minority shareholders of Siderca, Dalmine and Tamsa that did not exchanged their participation.

(2)	Other minority interest represents the participation of minority shareholders attributable to the exchanged shares, since January 1, 2002 until the Exchange date.

The accompanying notes are an integral part of these consolidated combined financial statements.

Consolidated combined balance sheet

(all amounts in USD thousands)	Notes	December 31, 2002		December 31, 2001

ASSETS
Non-current assets
Property, plant and equipment, net	9	1,934,237		1,971,318
Intangible assets, net	10	32,684		47,631
Investments in associated companies	11	14,327		27,983
Other investments	12	159,303		127,202
Deferred tax assets	19	49,412		24,187
Receivables	13	16,902	2,206,865	20,497	2,218,818

Current assets
Inventories	14	680,113		735,574
Receivables and prepayments	15	155,706		124,221
Trade receivables	16	670,226		545,527
Cash and cash equivalents	17	304,536	1,810,581	213,814	1,619,136

Total assets			4,017,446		3,837,954

EQUITY AND LIABILITIES
Shareholders’ Equity			1,694,054		875,401
Minority interest	26		186,783		918,981
Non-current liabilities
Borrowings	18	322,205		393,051
Deferred tax liabilities	19	320,753		262,963
Deferred tax — Effect of currency translation on tax base	19	114,826		89,560
Employee liabilities	20 (i)	123,023		153,458
Provisions	21 (ii)	33,874		38,080
Trade payables		18,650	933,331	21,547	958,659

Current liabilities
Borrowings	18	393,690		372,416
Current tax liabilities		161,704		60,150
Other liabilities	20 (ii)	53,428		80,596
Provisions	22 (ii)	73,953		78,297
Customers advances		37,085		69,440
Trade payables		483,418	1,203,278	424,014	1,084,913

Total liabilities			2,136,609		2,043,572

Total equity and liabilities			4,017,446		3,837,954

Contingencies, commitments and restrictions on the distribution of profits (Note 24).

The accompanying notes are an integral part of these consolidated combined financial statements.

Consolidated combined statement of changes in shareholders’ equity

(all amounts in USD thousands)

Year ended December 31, 2000
Balance at January 1, 2000	954,864
Currency translation differences	(7,061)
Change in ownership in Exchange Companies	11,617
Dividends paid in cash	(110,768)
Net income	76,706

Balance at December 31, 2000	925,358

Year ended December 31, 2001
Balance at January 1, 2001	925,358
Effect of adopting IAS 39 (Note 23)	(1,007)
Currency translation differences	(10,453)
Change in ownership in Exchange Companies	(10,558)
Dividends paid in cash and in kind	(109,285)
Net income	81,346

Balance at December 31, 2001	875,401

Year ended December 31, 2002
Balance at January 1, 2002	875,401
Currency translation differences	(34,503)
Change in ownership in Exchange Companies	1,724
Dividends paid in cash	(39,290)
Effect of the Exchange transaction	796,418
Net income	94,304

Balance at December 31, 2002	1,694,054

Shareholders’ equity under International Accounting Standards at December 31, 2002 comprises the following captions:

Share capital	1,160,701
Legal reserve	116,070
Share premium	587,493
Other distributable reserves	206,744
Adjustments from Luxembourg GAAP to International Accounting Standards	(376,954)

Total shareholders’ equity	1,694,054

The shareholders equity in accordance with Luxembourg regulations is disclose in Note 24 (viii).

Dividends may be paid by Tenaris to the extent distributable retained earnings calculated in accordance with Luxembourg GAAP exist. Therefore, retained earnings included in the consolidated combined financial statements may not be wholly distributable. See Note 24 (viii).

The accompanying notes are an integral part of these consolidated combined financial statements.

Consolidated combined cash flow statement

		Year ended December 31,

(all amounts in USD thousands)	Notes	2002	2001	2000

Cash flows from operating activities
Net income		94,304	81,346	76,706
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, plant and equipment	9	160,958	148,939	148,640
Amortization of intangible assets	10	15,357	12,771	8,003
Provision from BHP Proceedings	5 (ii)	18,923	41,061	—
Equity in losses of associated companies	11	6,802	41,296	3,827
Minority interest in net loss of subsidiaries	26	142,403	74,557	47,401
Allowance for doubtful accounts	22 (i)	2,287	5,372	4,905
Allowance for receivables	22 (i)	1,334	13,617	4,564
Provision for legal claims and contingencies and restructuring—non current	21 (ii)	4,307	12,113	5,119
Provision for obsolescence	22 (i)	19,042	6,985	3,963
Provision—current	22 (ii)	8,122	7,666	—
Income tax	7 (ii)	219,288	108,956	63,299
Effect of currency translation on tax base	7 (ii)	25,266	109,882	2,011
Interest expenses	6	34,480	43,676	36,148
Decrease (increase) in assets (a)
Trade receivables		(126,986)	(40,045)	(34,063)
Inventories		46,074	(61,049)	(129,330)
Receivables		(29,224)	17,622	10,583
Dividends received from associated companies		—	—	1,489
Increase (decrease) in liabilities and others (a)
Trade payables and others		(28,934)	11,282	159,013
Customer advances		(32,355)	53,587	(9,309)
Provisions		(22,228)	(5,187)	(15,079)
Payment to BHP related to interim damages		(22,485)	—	—
Currency translations adjustments		24,477	(36,311)	(13,041)

Cash provided by operations		561,212	648,136	374,849

Carried forward		561,212	648,136	374,849

(a)	Includes the effect the fair value of net assets and liabilities acquired on the exchange transaction.

Consolidated combined cash flow statement (Cont’d)

		Year ended December 31,

(all amounts in USD thousands)	Notes	2002	2001	2000

Brought forward		561,212	648,136	374,849

Income tax paid		(70,076)	(69,648)	(61,093)
Interest paid		(29,700)	(34,260)	(39,561)

Net cash provided by operations		461,436	544,228	274,195

Cash flows from investment activities
Additions of property, plant and equipment	9	(124,605)	(200,011)	(225,851)
Proceeds from disposition of property, plant and equipment	9	14,427	39,893	26,385
Additions of intangible assets	10	(22,972)	(22,838)	(39,458)
Cost of exchange offer		(14,787)	—	—
Acquisitions of investments in associated companies	11	(320)	—	(28,592)
Proceeds from sales of investments in associated companies	11	—	2,054	—
Proceeds from sales of investments under cost method		—	—	3,754
Changes in trust fund		(32,349)	(103,438)	—

Net cash used in investment activities		(180,606)	(284,340)	(263,762)

Cash flows from financing activities
Dividend paid to Minority interest	26	(41,484)	(46,622)	(103,347)
Dividends paid in cash		(39,290)	(66,090)	(110,768)
Change in ownership in Exchange Companies		—	(10,558)	11,617
Proceeds from borrowings		425,268	253,071	450,664
Repayments of borrowings		(528,870)	(267,822)	(242,148)

Net cash (used in) provided by financing activities		(184,376)	(138,021)	6,018

Increase in cash and cash equivalents		96,454	121,867	16,451

Consolidated combined cash flow statement (Cont’d)

		Year ended December 31,

(all amounts in USD thousands)	Notes	2002	2001	2000

Movement in cash and cash equivalents
At beginning of year	17	213,814	96,890	90,799
Effect of exchange rate changes on cash and cash equivalents		(5,732)	(4,943)	(10,360)
Increase		96,454	121,867	16,451

At December 31,	17	304,536	213,814	96,890

Non-cash financing activity:
Common stock issued in acquisition of minority interest		796,418	—	—
Dividends paid in kind to majority shareholders (shares of Siderar)		—	43,195	—
Dividends paid in kind to minority interest (shares of Siderar)		—	17,497	—

The accompanying notes are an integral part of these consolidated combined financial statements.

Accounting policies

Index to accounting policies
A	Business of the Company and basis of presentation
B	Group accounting
C	Foreign currency translation
D	Property, plant and equipment
E	Impairment
F	Intangible assets
G	Other investments
H	Inventories
I	Trade receivables
J	Cash and cash equivalents
K	Shareholders' equity
L	Borrowings
M	Deferred income taxes
N	Employee liabilities
O	Provisions
P	Revenue recognition
Q	Cost of sales and expenses
R	Earnings per share
S	Financial instruments
T	Segment information
U	Summary of significant differences between International Accounting Standards and Generally Accepted Accounting Principles in the United States of America

Accounting policies

The following is a summary of the principal accounting policies followed in the preparation of these consolidated combined financial statements:

A	Business of the Company and basis of presentation

(1)	Business of the Company

Tenaris S.A. (the “Company”), a Luxembourg corporation, was incorporated on December 17, 2001, to hold investments in steel pipe manufacturing and distributing companies.

Upon Tenaris incorporation in December 2001, the Company issued 30,107 shares, all of them held by Sidertubes S.A. (“Sidertubes”). On October 18, 2002, the parent company Sidertubes S.A. (“Sidertubes”) contributed all of its assets to the Company in exchange for shares of Tenaris. The assets of Sidertubes contributed to the Company included the shares that Sidertubes held directly or indirectly in Siderca S.A.I.C. (“Siderca”) (71.17%), Tubos de Acero de Mexico S.A. (“Tamsa”) (6.94%), Dalmine S.p.A. (“Dalmine”) (0.22%) and Abeluz S.A., a company to be renamed as Tenaris Global Services S.A. (“Tenaris Global Services”) (100%). Siderca held an additional 43.83% of Tamsa, an additional 47.00% of Dalmine, an additional 73.00% of Metalmecánica and an additional 48.00% of Metalcentro. Tenaris issued 710,747,090 shares in exchange for the contribution and 30,010 shares were cancelled.

On November 11, 2002 Tenaris announced the commencement of its offer to exchange its ordinary shares and ADSs for all outstanding Class A ordinary shares and ADSs of Siderca, all outstanding common shares and ADSs of Tamsa and all outstanding ordinary shares of Dalmine. The exchange offer was concluded successfully on December 13, 2002. As a result of the transaction, the Company acquired 27.94% of Siderca shares and ADSs, 43.73% of Tamsa shares and ADSs and 41.19% of Dalmine shares. Therefore, after the conclusion of the exchange offer, Tenaris holds directly or indirectly 99.11%, 94.50% and 88.41% of the share capital of Siderca, Tamsa and Dalmine, respectively.

As a consideration of the exchange transaction, Tenaris issued 449,953,607 common shares, accordingly, Tenaris has a total of 1,160,700,794 shares issued and outstanding, with 61.23% held by Sidertubes, and 38.77% held by the public. Since December 16, 2002, Tenaris ordinary shares started trading in the Buenos Aires, Mexican and Italian stock exchanges and its ADSs in the New York Stock Exchange under the symbol TS.

As a result of Tenaris’s new ownership level in Siderca and Tamsa, in accordance with Argentine and Mexican laws, Tenaris is entitled, and may also be required, to make further offers to the investors that did not exchange their shares. Additionally, Tenaris has committed with Borsa Italiana to take steps aimed at causing the delisting of Dalmine within the next 12 months.

On February 21, 2003, Tenaris announced a plan for the acquisition of remaining minority interests (0.89%) in Siderca for six Argentine pesos (ARP6.00) per Siderca share or sixty Argentine pesos (ARP60.00) per Siderca ADS. Tenaris will not consummate the compulsory acquisition of Siderca shares and ADSs until it obtains the approval of the Argentine securities regulators.

(2)	Basis of presentation of the consolidated combined financial statements

The consolidated combined financial statements have been prepared in accordance with International Accounting Standards (“IAS”) adopted by the International Accounting Standards Board (“IASB”) and interpretations issued by the Standing Interpretations Committee (“SIC”) of the IASB. The consolidated combined financial statements are presented in thousands of U.S. dollars (“USD”).

A	Business of the Company and basis of presentation (Cont’d)

(2)	Basis of presentation of the consolidated combined financial statements (Cont’d)

At December 31, 2002 the financial statements of Tenaris and its subsidiaries have been consolidated. For comparative purposes, and as Siderca, Dalmine, Tamsa and Tenaris Global Services were under the common control of Sidertubes until October 18, 2002 their consolidated financial statements have been retroactively combined with those of the Company and presented as one company (“Tenaris”) in these consolidated combined financial statements for the period ended October 18, 2002 and for the years ended December 31, 2001 and 2000. The percentages of ownership and voting rights considered in the preparation of these consolidated combined financial statements correspond to those of the parent company at those period/years end. The percentage of ownership and voting rights considered in the preparation of the consolidated financial statements correspond to those of Tenaris as from October 18, 2002 and as at December 31, 2002.

The assets and liabilities of Siderca, Dalmine, Tamsa and Tenaris Global Services at December 31, 2001 have been accounted for at the relevant predecessor’s cost, reflecting the carrying amount of such assets and liabilities contributed to the Company. Accordingly, the consolidated combined financial statements include the financial statements of Siderca, Dalmine, Tamsa and Tenaris Global Services at historical book values on a carryover basis as though the contribution had taken place on January 1, 2000, and no adjustment has been made to reflect fair values at the time of the contribution. As explained in Note B (1), at December 31, 2002 assets and liabilities have been adjusted for the effect of the purchase method of accounting applied to the exchange transaction.

Dalmine and Tamsa were consolidated due to the control exercised by Sidertubes through the appointment of the majority of the directors and key management even in those years when Sidertubes did not own more than 50% of the voting rights.

Certain reclassifications of balances and elimination of all material intercompany transactions and balances between the Company and the other companies and their respective subsidiaries have been made.

Where necessary, comparative figures have been adjusted to conform with changes in presentation in the current year.

The preparation of financial statements requires management to make estimates and assumptions regarding the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the balance sheet dates, and the reported amounts of revenues and expenses during the reporting years. Actual results may differ from these estimates.

B	Group accounting

(1)	Subsidiary companies

These consolidated combined financial statements include the financial statements of Tenaris’s subsidiary companies. Subsidiary companies are those entities in which Tenaris has an interest of more than 50% of the voting rights or otherwise has the power to exercise control over the operations.

Subsidiaries are consolidated from the date on which control is transferred to the Company and are no longer consolidated from the date that control ceases. The purchase method of accounting is used to account for the acquisition of subsidiaries. The cost of an acquisition is measured as the fair value of the assets given up, shares issued or liabilities undertaken at the date of acquisition plus costs directly attributable to the acquisition. The excess of the cost of acquisition over the fair value of the net assets of the subsidiary acquired is recorded as goodwill.

B	Group accounting (Cont’d)

(1)	Subsidiary companies (Cont’d)

As explained in Note A (1), on December 13, 2002 the Company acquired additional interests in Siderca, Tamsa and Dalmine. This acquisition was accounted for under the purchase method mentioned above. The acquisition cost was determined on the basis of the opening price of Tenaris shares on its first day on the trading market, December 16, 2002, and the exchange relationship of each of Siderca, Tamsa and Dalmine proposed in the exchange offer. The acquisition costs amounted to USD457.3 million for Siderca, USD278.9 million for Tamsa and USD75.1 million for Dalmine and include the cost of the issuance of Tenaris shares. As a result of the purchase method of accounting, a goodwill of USD100.1 million was determined for the acquisition of the additional interest in Siderca and negative goodwill amounting to USD67.1 million and USD38.2 million was determined for the acquisition of the additional interest of Tamsa and Dalmine, respectively.

All intercompany transactions, balances and unrealised results on transactions between Tenaris’s subsidiaries are eliminated, to the extent of Tenaris’s interest in those subsidiary companies. Where necessary, accounting policies for subsidiaries have been changed to ensure consistency with the policies adopted by Tenaris.

See Note 29 for the list of the consolidated subsidiaries.

(2)	Associated companies

Investments in associated companies are accounted for by the equity method of accounting. Associated companies are companies in which Tenaris owns between 20% and 50% of the voting rights or over which Tenaris has significant influence, but does not have control (see Note B (1)). Unrealised results on transactions between Tenaris and its associated companies are eliminated to the extent of Tenaris’s interest in the associated companies.

Tenaris’s investments in shares of Consorcio Siderurgia Amazonia Ltd. (“Amazonia”) (14.11% during the years ended December 31, 2002, 2001 and 2000) and Siderar S.A.I.C. (10.71% until November 27, 2001) were also accounted for under the equity method as Tenaris has significant influence in them.

Management periodically evaluates the carrying value of its investments in associated companies for impairment. The carrying value of these investments is considered impaired when a permanent decrease in the value of the investments has occurred.

See Note 11 for the list of principal associated companies.

C	Foreign currency translation

(1)	Translation of financial statements in currencies other than the U.S. Dollar; measurement currencies

SIC-19 states that the measurement currency should provide information about the enterprise that is useful and reflects the economic substance of the underlying events and circumstances relevant to the enterprise.

The measurement currency of Tenaris is the U.S. dollar. Although the Company is located in Luxembourg, Tenaris operates in several countries with different currencies. The U.S. dollar is the currency that better reflects the economic substance of the underlying events and circumstances relevant to Tenaris as a whole. Generally, the measurement currencies of the main companies in these financial statements are the respective local currencies. In the case of Siderca, however, the measurement currency is the U.S. dollar, because:

C	Foreign currency translation (Cont’d)

(1)	Translation of financial statements in currencies other than the U.S. Dollar; measurement currencies (Cont’d)

–	Siderca is located in Argentina and its local currency is affected by recurring severe economic crisis

–	sales are denominated and settled in U.S. dollars or, if in a currency other than the U.S. dollar, the price is sensitive to movements in the exchange rate with the U.S. dollar;

–	purchases of critical raw materials are financed in U.S. dollars generated by financing or operating activities;

–	most of the net financial assets and liabilities are mainly obtained and retained in U.S. dollars.

Income statements of subsidiary companies stated in currencies other than the U.S. dollar are translated into U.S. dollars at the weighted average exchange rates for the year, while balance sheets are translated at the exchange rates at December 31. Translation differences are recognized in shareholders’ equity. Upon sale or other disposition of any such subsidiary, any accumulated translation differences are recognized in the income statement as part of the gain or loss on sale.

In the case of Tamsa, which reported in the currency of a hyperinflationary economy until December 31, 1998, the financial statements up to that date were restated in constant local currency in accordance with IAS 29.

(2)	Transactions in currencies other than the measurement currency

Transactions in currencies other than the measurement currency are accounted for at the exchange rates prevailing at the date of the transactions. Gains and losses resulting from the settlement of such transactions and from the translation of monetary assets and liabilities denominated in foreign currencies are recognized in the income statement. Net foreign exchange transaction gains/losses of subsidiaries with a measurement currency different from the USD have been disclosed in the Consolidated Combined Income Statement under the caption “Other exchange rate differences”.

D	Property, plant and equipment

Property, plant and equipment are recognized at historical acquisition or construction cost. Land and buildings comprise mainly factories and offices and are shown at historical cost less depreciation. In the case of business acquisitions proper consideration to the fair value of the assets has been given as explained in Note B(1).

Major overhaul and rebuilding expenditure that improve the condition of an asset beyond its original condition is capitalized as property, plant and equipment and depreciated over the useful life of the related assets.

Ordinary maintenance expenses on manufacturing properties are recorded as cost of products sold in the period in which they are incurred.

Special maintenance expenses incurred to maintain the production capacity of the industrial facilities are recorded as deferred expenses when incurred and amortized over a period of 12 to 24 months, which corresponds to the period in which the benefits of the maintenance are expected to be realized.

Interest relating to the financing of relevant construction in progress is capitalized based upon long-term debt related interest expense incurred in connection with such construction in progress during the period of time that is required to complete and prepare the asset for its intended use.

Depreciation is calculated using the straight-line method to amortize the cost of each asset to its residual values over its estimated useful life as follows:

D	Property, plant and equipment (Cont’d)

Land	No Depreciation
Buildings and improvements	30-50 years
Plant and production equipment	10-20 years
Vehicles, furniture and fixtures and other equipment	4-10 years

Restricted tangible assets in Dalmine with a net book value at December 31, 2002 of USD 4.5 million are assets that will be returned to the Italian government authorities upon expiration of the underlying contract. These assets are depreciated over the shorter of their estimated useful economic lives and the period of contract.

In all cases where the carrying amount of an asset is greater than its estimated recoverable amount, it is written down immediately to its recoverable amount. However, management considers that there has been no impairment in the carrying value of property, plant and equipment.

E	Impairment

Circumstances affecting the recoverability of tangible and intangible assets may change. If this happens, the recoverable amount of the relevant assets is estimated. The recoverable amount is determined as the higher of the asset’s net selling price and the present value of the estimated future cash flows. If the recoverable amount of the asset has dropped below its carrying amount the asset is written down immediately to its recoverable amount.

No impairment provision were recorded, other than the investment in Amazonia (see Note 11).

F	Intangible assets

(1)	Goodwill

Goodwill represents the excess of the acquisition cost over the fair value of Tenaris’s participation in the acquired company’s net assets at the acquisition date. Goodwill is amortized using the straight-line method over its estimated useful life, not exceeding 20 years. Amortization is included in cost of sales.

Goodwill and fair value adjustments arising in connection with acquisitions of a foreign entity are treated as measurement currency assets and liabilities of the acquiring entity.

(2)	Negative goodwill

Negative goodwill represents the excess of the fair values of Tenaris’s participation in the acquired company’s net assets at the acquisition date over the acquisition cost. Negative goodwill is recognized as income on a systematic basis over the remaining weighted average useful life of the identifiable acquired depreciable assets. This income is included in cost of sales.

(3)	Information system projects

Generally, costs associated with developing or maintaining computer software programs are recognized as an expense as incurred. However, costs directly related to development, acquisition and implementation of information systems are recognized as intangible assets if they have a probable economic benefit exceeding the cost beyond one year.

Information system projects recognized as assets is amortized using the straight-line method over their useful lives, not exceeding a period of 3 years.

F	Intangible assets (Cont’d)

(4)	Research and development

Research expenditures are recognized as expenses as incurred. In accordance with IAS 38, development costs during the years ended on December 31, 2002, 2001 and 2000, were charged to income as incurred because they did not fulfil the criteria for capitalization.

(5)	Licences and patents

Expenditures on acquired patents, trademarks, technology transfer and licenses are capitalized and amortized using the straight-line method over their useful lives, but not exceeding 20 years.

G	Other investments

On January 1, 2001 Tenaris adopted IAS 39-Financial Instruments: Recognition and Measurement. The total impact on shareholders’ equity on that date amounted to a loss of USD1,007 thousand.

Under IAS 39, investments have to be classified into the following categories: held-to-maturity, trading, or available-for-sale, depending on the purpose for acquiring the investments. Investment that do not fulfil the specific requirements of IAS 39 for trading or held-to-maturity categories have to be included as “available-for-sale”. All the investments of Tenaris, as explained in Financial risk management section, are currently classified as available-for-sale in non-current assets, because they do not meet the criteria established by IAS 39 for classification as held for trading or held to maturity.

Siderca, Siat and Confab have placed financial resources within trusts whose objective is exclusively to ensure that the financial needs for normal development of their operations are met. The funds mainly comprise time deposits and commercial papers. The trust agreements expire on December, 2004.

Investments in companies for which fair values cannot be measured reliably are reported at cost less impairment.

All purchases and sales of investments are recognized on the trade date, not significantly different from the settlement date, which is the date that Tenaris commits to purchase or sell the investment. Costs include transaction costs.

Subsequent to their acquisition, available-for-sale investments are carried at fair value. Realized and unrealised gains and losses arising from changes in the fair value in those investments are included in the income statement for the period in which they arise.

H	Inventories

Inventories are stated at the lower of cost and net realizable value (calculated principally using the average cost method). The cost of finished goods and work in progress comprises raw materials, direct labor, other direct costs and related production overheads including amortization. Net realizable value is the estimated selling price in the ordinary course of business, less the costs of completion and selling expenses. In the case of business acquisitions proper consideration to the fair value of the assets has been given as explained in Note B(1).

An allowance for obsolescence or slow-moving inventory is made based on the management’s analysis of inventory levels and future sales forecasts.

Goods in transit at year-end are valued at supplier invoice cost.

I	Trade receivables

Trade receivables are carried at original invoice amount less an estimate made for doubtful receivables.

The allowance for doubtful accounts is recognized when, based on current information and events, it is probable that the company will be unable to collect all amounts due according to the terms of the agreement.

Tenaris specifically analyses accounts receivable and historical bad debts, customer concentrations, customer creditworthiness, current economic trends and changes in customer payment terms when evaluating the adequacy of the allowance for doubtful accounts.

J	Cash and cash equivalents

Cash and cash equivalents are carried in the balance sheet at cost. Highly liquid short-term securities are carried at fair market value.

For the purposes of the cash flow statement, cash and cash equivalents comprise cash, bank current accounts and short-term highly liquid investments (original maturity of less than 90 days).

In the balance sheet, bank overdrafts are included in borrowings in current liabilities.

K	Shareholders’ equity

(1)	Basis of combination

The consolidated combined statement of changes in shareholders ´ equity was prepared based on the following:

•	Currency translation differences due to the translation of the financial statements in currencies of the combined consolidated companies are shown in a separate line;

•	Changes in ownership in Exchange Companies comprises the net increase or decrease in the percentage of ownership that Sidertubes owned in these companies;

•	Dividends paid include the dividends paid by Siderca, Tamsa, Dalmine or Tenaris Global Services to Sidertubes prior to the contribution of Sidertubes’ assets to the Company, as if they had been paid by Tenaris to Sidertubes, as well as the dividends effectively paid by Tenaris to its shareholders.

(2)	Dividends

Dividends are recorded in Tenaris financial statements in the period in which they are approved by Tenaris shareholders, or when decided interim dividends by the Board of Directors in accordance to the authority given to them by the by-laws of the Company.

On August 27, 2002 the Board of Directors approved the payment of an interim dividend of USD 9,270 thousand.

Dividends may be paid by Tenaris to the extent distributable retained earnings calculated in accordance with Luxembourg GAAP exist. Therefore, retained earnings included in the consolidated combined financial statements may not be wholly distributable. See Note 24 (viii).

L	Borrowings

Borrowings are recognized initially for an amount equal to the proceeds received net of transaction costs. In subsequent periods, borrowings are stated at amortized cost; any difference between proceeds and the redemption value is recognized in the income statement over the period of the borrowings.

M	Deferred income taxes

Under present Luxembourg law, so long as the Company maintains its status as a holding company, no income tax, withholding tax (including with respect to dividends), or capital gain tax is payable in Luxembourg by the Company.

The current income tax charge is calculated on the basis of the tax laws existing in the countries in which Tenaris “subsidiaries” operate.

Deferred income tax is provided in full, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the financial statements. The principal temporary differences arise from the effect of currency translation on tax base, depreciation on property, plant and equipment, inventories valuation and provisions for pensions; and, in relation to acquisitions, on the difference between the fair values of the net assets acquired and their tax base. Deferred income tax provisions are determined based on tax rates in effect at the balance sheet date.

Deferred tax assets are recognized to the extent it is probable that future taxable income will be available to utilize those temporary differences recognized as deferred tax assets against such income.

N	Employee liabilities

(1)	Employees’ statutory profit sharing

Under Mexican law, Tenaris’s Mexican subsidiary companies are required to pay an annual benefit to their employees, which is calculated on the basis of the performance of each company. Employees’ statutory profit sharing is provided under the liability method. Temporary differences arise between the “statutory” bases of assets and liabilities used in the determination of the profit sharing and their carrying amounts in the financial statements.

(2)	Employees’ severance indemnity

This provision comprises the liability accrued on behalf of Dalmine and Tamsa employees at the balance sheet date in accordance with current legislation and the labor contracts in effect in the respective countries.

Employees’ severance indemnity costs are assessed using the projected unit credit method: the cost of providing this obligation is charged to the income statement over the service lives of employees in accordance with the advice of the actuaries. This provision is measured at the present value of the estimated future cash outflows using applicable interest rates.

(3)	Pension obligations

Siderca implemented a defined benefit employee retirement plan for Siderca’s and certain other officers throughout the world on August 1, 1995. The plan is designed to provide retirement, termination, and other benefits to those officers. Under certain circumstances the plan can be modified or discontinued by the company. In such cases, beneficiaries would still have rights under the plan, but only according to the benefits accrued up to the date when the modification or interruption has occurred. Siderca is accumulating assets for the ultimate payment on those benefits in the form of investments that carry time limitation for their redemption. These investments amounted to USD9,397 thousand and USD9,095 thousand at December 31, 2002 and December 31, 2001 respectively. Siderca may use the investments for other purposes. If Siderca redeems or makes use of such investments prior to defined dates and for purposes other than the payment of the above mentioned benefit, amounts invested will be subject to penalties. The investments are not part of a particular plan nor segregated from Siderca’s other assets. Due to these conditions, the plan is classified as “unfunded” under International Accounting Standards definition.

N	Employee liabilities (Cont’d)

(3)	Pension obligations (Cont’d)

Retirement cost are assessed using the project unit credit method: the cost of providing retirement benefits is charged to the income statements over the services lives of employees, based on actuarial calculations. This provision is measured at the present value of the estimated future cash outflows using applicable interest rate. Actuarial gains and losses are recognized over the average remaining services lives of employees.

The prior service cost at the inception of the plan has been amortized based on the projected years to retirement for each of the initial employees, as from August 1, 1995. Siderca amortizes the prior service cost each of new participant over the remaining vesting period, as from the date they are included in the plan.

Periodically, Siderca revises its assumptions regarding discount rate and rate of compensation increase. As of December 31, 2002, this revision generated an actuarial gain. When the accumulated amount of actuarial gains and losses exceeds 10% of the Benefit Obligation, only the excess over the 10% is recognized as profit or loss over the services lives of employees. During the year ended on December 31, 2002 Tenaris recognized a gain of USD511 thousand.

Benefits provided by the plan are in U.S. Dollars, but depend on a three-year or seven years salary average (the better option for the beneficiary) if the event of retirement happened between January 1, 2002 and December 31, 2003 and, after this date, the benefits of the plan depend on a seven-year salary average, in the currency of the country where the relevant company is established.

(4)	Other compensation obligations

Employee entitlements to annual leave and long-service leave is accrued as earned.

Other length of service based compensation to employees in the event of dismissal or death is charged to income in the year in which it becomes payable.

O	Provisions

Provisions are accrued when there is reasonably certainty that the expenses will be incurred but uncertainty relating to the amount or the date on which they will arise. Accruals for such liabilities reflect a reasonable estimate of the expenses to be incurred based on information available as of the date of preparation of the financial statements. If Tenaris expects a provision to be reimbursed (for example under an insurance contract), and the reimbursement is virtually certain, the reimbursement is recognized as an asset.

Tenaris has certain contingent liabilities with respect to existing or potential claims, lawsuits and other proceedings, including those involving labor and other matters. Unless otherwise specified, Tenaris accrues liabilities when it is probable that future cost could be incurred and that cost can be reasonably estimated. Generally, accruals are based on developments to date, Tenaris’s estimates of the outcomes of these matters and Tenaris’s legal advisers in contesting, litigating and settling other matters. As the scope of the liabilities becomes better defined, there will be changes in the estimates of future costs, which could have a material effect on Tenaris’s future results of operations and financial conditions or liquidity.

(1)	Legal claims and contingencies

From time to time, Tenaris is involved in litigation arising in the ordinary course of business (exception made of the litigation with the consortium led by BHP — see Note 24 (i) —. This provision covers reasonably the risk of legal claims and other contingencies.

O	Provisions (Cont’d)

(2)	Restructuring

Restructuring provisions mainly comprise employee termination benefits which are recognized only when Tenaris has a constructive obligation to effect a restructuring plan, generally occurs when an agreement has been reached with employee representatives on the terms of redundancy and the number of employees affected or after individual employees have been advised of the specific terms.

P	Revenue recognition

Revenues are recognized as sales when revenue is earned and is realized or realizable. This includes satisfying the following criteria: the arrangement with the customer is evident, usually through the receipt of a purchase order; the sales price is fixed or determinable; delivery has occurred, which may include delivery to the customer storage warehouse location at one of the Company’s subsidiaries; and collectibility is reasonably assured.

Other revenues earned by Tenaris are recognized on the following bases:

–	Interest income: on an effective yield basis.

–	Dividend income from investments in companies under cost method: when Tenaris’ right to receive collection is established.

Q	Cost of sales and expenses

Under the accrual basis of accounting, cost of sales and expenses are recognized in the income statement on the basis of a direct association to the earning of specific item of income.

Tax reimbursements on exports are treated as a reduction of tax expenses, included in Cost of Sales.

R	Earnings per share

Earnings per share are calculated by dividing the net income attributable to shareholders by the daily weighted average number of ordinary shares issued during the year. See Note 8.

S	Financial instruments

Tenaris adopted IAS 39 — Financial Instruments: Recognition and Measurement, on January 1, 2001. The financial effects of adopting IAS 39 are explained in Note 23.

Information about accounting for derivative financial instruments and hedging activities is included within the section “Financial risk management” below.

T	Segment information

Business segments provide products or services that are subject to risks and returns that are different from those of other business segments. Geographical segments provide products or services within a particular economic environment that is subject to risks and returns that are different from those of components operating in other economic environments.

U	Summary of significant differences between International Accounting Standards (“IAS”) and Generally Accepted Accounting Principles in the United States of America (“US GAAP”)

The accompanying consolidated combined financial statements have been prepared in accordance with IAS, which differ in certain important respects from US GAAP. The significant differences at December 31, 2002 and 2001 and for the years ended December 31, 2002, 2001 and 2000 are reflected in the reconciliation provided in Note 31 and principally relate to the items discussed in the following paragraphs:

(a)	Purchase accounting difference affecting the acquisition of Tavsa and Amazonia — Net of accumulated amortization

Tamsa directly or indirectly acquired interests in Tavsa and Amazonia. As part of this investment, Tamsa and its partners developed a business plan which contemplated workforce reductions. As a result of Tamsa’s plans to reduce the workforce, the liabilities associated with the reductions were accrued by Tavsa and Amazonia as of the date of the acquisition, which resulted in additional goodwill under IAS.

Under US GAAP, accrual of workforce reductions costs is required when certain conditions are met.

A restructuring plan must be (i) approved by an appropriate level of management; (ii) the benefit arrangement must be sufficiently communicated to employees so that they can determine their benefits; (iii) the plan must specifically identify the number of employees, their classification and location; and (iv) it is unlikely that significant changes to the plan will occur. In general, the plan must be finalized within one year.

(b)	Deferred income tax

Under IAS, deferred tax is recognized as the excess of the carrying amount of assets and liabilities determined using the historical rate of exchange over the tax base determined using the balance sheet date exchange rate.

Under US GAAP, no deferred tax is recognized for differences related to assets and liabilities that are remeasured from local currency into the functional currency resulting from changes in exchange rates or indexing for tax purposes.

(c)	Equity in investments in associated companies

The significant differences that give rise to US GAAP adjustments on equity in associated companies are related to the provision for restructuring costs net of its tax effect.

(d)	Unrecognized prior service costs

Under IAS past service costs related to pension benefits are recognized over the remaining vesting period. Where benefits have already vested, past service costs are recognized immediately.

Under US GAAP, past service costs are recognized over the remaining service lives of active employees.

(e)	Accounting changes

As discussed in Note 23, at the beginning of the fiscal year ended December 31, 2001, the Company adopted IAS 39. The impact of the adoption corresponds to the remeasurement to fair value of derivatives related to non-qualifying hedges and it was accounted for in a separate line in the consolidated combined statement of changes in shareholders’ equity.

U	Summary of significant differences between International Accounting Standards (IAS) and Generally Accepted Accounting Principles in the United States of America (US GAAP) (Cont’d)

Under US GAAP the Company adopted SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”) and its corresponding amendments under SFAS No. 137 “Accounting for Derivative Instruments and Hedging Activities — Deferral on the Effective Date of FASB Statement No. 133” (“SFAS No. 137”) and SFAS No. 138 “Accounting for Derivative Instruments and Certain Hedging Activities” (“SFAS No. 138”) on January 1, 2001. The cumulative effect adjustment was recognized in net income.

(f)	Consolidation of non-majority-owned subsidiaries

Under IAS, companies in which the ultimate parent company did not own more than 50% of the voting rights but had the necessary power as to exercise control by other means (such as appointing the majority in the board of directors and key management) are consolidated.

Under US GAAP, only majority-owned subsidiaries (companies in which a parent has a controlling financial interest through direct or indirect ownership of a majority voting interest) are consolidated. Accordingly, condensed balance sheet, income statement and cash flow are presented in Note 32, without consolidating Dalmine as of December 31, 2001 and for the years ended December 31, 2001 and 2000 and Tamsa for the year ended December 31, 2000.

(g)	Available-for-sale financial assets’ changes in fair value

As of December 31, 2002, the Company has certain investments in trust funds. Under IAS, the Company is carrying these investments at market value with unrealised gains and losses, if any, included in the statement of income.

Under US GAAP, the Company has classified these investments as available-for-sale and is carrying these investments at market value with material unrealised gains or losses, if any, included in shareholder’s equity in accordance with SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Securities” (“SFAS No. 115”). SFAS No. 115 also states that for individual securities classified as available-for-sale an enterprise shall determine whether a decline in fair value below the amortised cost basis is other than temporary. In such event, accumulated unrealised losses included in Other Comprehensive Income shall be reclassified into the Statement of Income.

Specific identification was used to determine cost in computing realised gain or loss. The Company’s investments are considered available for sale as these securities could potentially be sold in response to needs for liquidity, changes in the availability of and the yield on alternative instruments or changes in funding securities at the time of purchase and reevaluates such designation as of each balance sheet date.

(h)	Goodwill

Under IAS, purchased goodwill is capitalised as an intangibles asset, with a rebuttable presumption that its useful life does not exceed 20 years.

An impairment review of goodwill is required wherever events or changes in circumstances indicate that the carrying amount may not be recoverable and annually if estimated useful life exceeds 20 years.

Under US GAAP, an investment recorded under the purchase method of accounting requires an estimation of the fair values of the underlying, separately identifiable assets and liabilities. Any excess of the cost of the investment over the fair value of acquired net assets is treated as goodwill. The Company adopted SFAS No. 142 “Goodwill and Other Intangible Assets” (“SFAS No. 142”) in the year ended December 31, 2002. SFAS No. 142 states that goodwill is not amortized but rather is tested at least annually for possible impairment.

U	Summary of significant differences between International Accounting Standards (IAS) and Generally Accepted Accounting Principles in the United States of America (US GAAP) (Cont’d)

As a result of the adoption of SFAS No. 142, the Company tested the goodwill for impairment. The steps taken are fully explained on Note 32 (e), the impairment losses are presented as a cumulative effect of a change in an accounting principle in the quantitative reconciliation in Note 31.

(i)	Cost of the exchange offer

Under IAS, direct cost relating to an acquisition, including cost of registering and issuing equity securities, are considered in determining the cost of acquisition.

Under US GAAP, in accordance with SFAS No. 141 “Business combinations” (“SFAS No. 141”), costs of registering and issuing equity securities shall be recognized as a reduction of the fair value of the securities.

Financial risk management

(1)	Financial risk factors

Tenaris’s activities expose it to a variety of financial risks, including the effects of changes in debt and equity market prices, foreign currency exchange rates and interest rates. The overall risk management program of the Tenaris’s subsidiaries focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on Tenaris’s financial performance, using derivative financial instruments, such as foreign exchange contracts and interest rate swaps, to hedge certain exposures.

Risk management is carried out by treasury departments in Tenaris’s subsidiaries and associated companies. The treasury departments identify, evaluate and hedge financial risks in close cooperation with the operating units.

(i)	Foreign exchange rate risk

Tenaris operates internationally and is exposed to foreign exchange rate risk arising from various currency exposures. Certain Tenaris’s subsidiaries use forward contracts in certain occasions to hedge their exposure to exchange rate risk.

Management at the Tenaris’s subsidiaries decides, case by case and based on actual sales and purchases orders, the mechanism to be used in order to hedge primarily to U.S. Dollars.

Tenaris has a number of investments in subsidiaries whose financial statements are stated in currencies other than the U.S. dollar. The net assets of those subsidiaries are exposed to foreign exchange rate risk. Generally, management sets a policy to hedge to U.S. dollars the net current receivables and liabilities of those subsidiaries.

(ii)	Interest rate risk

Tenaris’s income and operating cash flows are substantially independent from changes in market interest rates. The Tenaris’s subsidiaries generally borrow at variable rates and, in some cases (such as in the case of Dalmine) use interest rate swaps for long term debts as a hedge of future interest payments, converting borrowings from floating rates to fixed rates.

(iii)	Concentration of credit risk

Tenaris has no significant concentrations of credit risk. No single customer accounts for more than ten percent of Tenaris’s sales.

The Tenaris’s subsidiaries have policies in place to ensure that sales of products and services are made to customers with an appropriate credit history, or using credit insurance, letters of credit and other instruments to reduce credit risk whenever deemed necessary, and maintain allowances for potential credit losses.

Derivative counter parties and cash transactions are limited to high credit quality financial institutions.

Financial risk management (Cont’d)

(1)	Financial risk factors (Cont’d)

(iv)	Liquidity risk

Prudent liquidity risk management recommends maintaining sufficient cash and marketable securities, the availability of funding through an adequate amount of committed credit facilities and the ability to close out market positions. Due to the dynamic nature of the underlying businesses, Tenaris aims at maintaining flexibility in funding by keeping committed credit lines available and a trust fund as explained in Note G.

(2)	Accounting for derivative financial instruments and hedging activities

Derivative financial instruments are initially recognized in the balance sheet at cost and subsequently marked to market unless they qualify for hedge accounting. Tenaris does not hedge its net investments in foreign entities.

Derivative transactions and other financial instruments, while providing economic hedges under risk management policies, do not qualify for hedge accounting under the specific rules in IAS 39. Changes in the fair value of any derivative instruments that do not qualify for hedge accounting under IAS 39 are recognized immediately in the income statement.

The fair values of derivative instruments are disclosed in Note 23.

(3)	Fair value estimation

The estimated fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value:

The face values less any estimated credit adjustments for financial assets and liabilities with a maturity of less than one year is estimated to approximate their fair values.

The fair value of investments classified as non-current available for sale investments (such as the trust fund) is based on quoted market price.

In assessing the fair value of non-traded derivatives and other financial instruments, Tenaris uses a variety of method, such as option pricing models and estimated discounted value of future cash flows, and makes assumptions that are based on market conditions existing at each balance sheet date.

The fair value of the forward contracts is estimated based on forwards exchange market rates at year-end.

The fair value of interest rate swaps is calculated as the present value of the estimated future cash flows.

The fair value of option contracts are estimated based on appropriate valuation models, such as Black-Scholes and other methods.

Notes to the consolidated combined financial statements

Index to the notes to the consolidated combined financial statements

1	Segment information
2	Cost of sales
3	Selling, general and administrative expenses
4	Labor costs
5	Other operating items
6	Financial income (expenses), net
7	Tax charge
8	Earnings per share
9	Property, plant and equipment, net
10	Intangible assets, net
11	Investments in associated companies
12	Other investments
13	Receivables
14	Inventories
15	Receivables and prepayments
16	Trade receivables
17	Cash and cash equivalents
18	Borrowings
19	Deferred income taxes
20	Employee liabilities and other liabilities
21	Non-current provisions
22	Current provisions
23	Financial instruments
24	Contingencies, commitments and restrictions on the distribution of profits
25	Ordinary shares and share premium
26	Minority interest
27	Acquisitions
28	Related party transactions
29	Principal subsidiaries
30	Post balance sheet events
31	Reconciliation of net income and shareholders’ equity to US GAAP
32	Other significant US GAAP disclosure requirements
33	Impact of new U.S. GAAP accounting standards not yet adopted

Notes to the consolidated combined financial statements
(All amounts are shown in USD thousands, unless otherwise stated)

1	Segment information

Primary reporting format — business segments

		Welded
		and other
		metallic
	Seamless	products	Energy	Others	Unallocated	Total

Year ended December 31, 2002
Net sales	2,241,362	580,001	210,415	187,606	—	3,219,384
Cost of sales	(1,420,629)	(379,384)	(198,727)	(169,854)	—	(2,168,594)

Gross profit	820,733	200,617	11,688	17,752	—	1,050,790
Segment assets	3,273,969	354,069	41,155	135,212	213,041	4,017,446
Segment liabilities	1,368,716	212,689	49,909	69,716	435,579	2,136,609
Capital expenditure	108,547	27,053	5,623	6,354	—	147,577
Depreciation and amortization	162,120	7,668	2,768	3,759	—	176,315
Year ended December 31, 2001
Net sales	2,496,479	432,647	113,140	132,033	—	3,174,299
Cost of sales	(1,663,385)	(293,938)	(107,552)	(100,693)	—	(2,165,568)

Gross profit	833,094	138,709	5,588	31,340	—	1,008,731
Segment assets	3,057,316	445,401	45,007	97,715	192,515	3,837,954
Segment liabilities	1,356,849	214,173	39,119	80,908	352,523	2,043,572
Capital expenditure	201,452	16,749	3,391	1,257	—	222,849
Depreciation and amortization	155,145	3,717	1,539	1,309	—	161,710
Year ended December 31, 2000
Net sales	1,991,897	208,982	58,720	101,720	—	2,361,319
Cost of sales	(1,394,049)	(169,721)	(50,126)	(78,516)	—	(1,692,412)

Gross profit	597,848	39,261	8,594	23,204	—	668,907
Segment assets	3,095,737	318,428	27,402	92,036	110,934	3,644,537
Segment liabilities	1,305,058	115,428	21,107	65,027	292,849	1,799,469
Capital expenditure	245,213	11,586	4,306	4,204	—	265,309
Depreciation and amortization	147,533	6,502	1,443	1,165	—	156,643

Tenaris’s main business segment is the manufacture of seamless pipes.

Intersegment net sales from “Energy” to “Seamless” amounted to USD50,021, USD37,067 and USD7,552 in 2002, 2001 and 2000, respectively.

Intersegment net sales from “Welded” to “Seamless” amounted to USD 4,577 in 2002.

Intersegment net sales from “Other” to “Seamless” amounted to USD 22,269, USD 34,934 and USD 40,542 in 2002, 2001 and 2000, respectively.

Intersegment net sales from “Other” to “Welded” amounted to USD 141 in 2002.

1	Segment information (Cont’d)

Secondary reporting format — geographical segments

	Year ended December 31, 2002

				Middle	Far East
	South		North	East and	and
	America	Europe	America	Africa	Oceania	Unallocated	Total

Net sales	956,382	829,744	577,279	511,119	344,860	—	3,219,384
Total assets	1,362,304	874,185	1,238,179	129,143	200,594	213,041	4,017,446
Trade receivables	249,308	145,864	123,572	121,663	29,819	—	670,226
Property, plant and equipment	624,159	471,580	784,104	2,512	51,882	—	1,934,237
Capital expenditure	73,157	39,985	25,629	2,515	6,291	—	147,577
Depreciation and amortization	83,347	48,078	39,914	19	4,957	—	176,315

	Year ended December 31, 2001

				Middle	Far East
	South		North	East and	and
	America	Europe	America	Africa	Oceania	Unallocated	Total

Net sales	971,101	680,524	611,655	520,916	390,103	—	3,174,299
Total assets	1,230,766	742,982	1,365,007	97,630	209,054	192,515	3,837,954
Trade receivables	169,006	118,772	104,370	86,965	66,414	—	545,527
Property, plant and equipment	607,458	397,665	911,310	13	54,872	—	1,971,318
Capital expenditure	85,160	44,076	92,336	—	1,277	—	222,849
Depreciation and amortization	76,277	41,046	41,568	1	2,818	—	161,710

	Year ended December 31, 2000

				Middle	Far East
	South		North	East and	and
	America	Europe	America	Africa	Oceania	Unallocated	Total

Net sales	668,152	590,935	421,550	428,980	251,702	—	2,361,319
Total assets	1,105,082	783,272	1,254,118	202,114	189,017	110,934	3,644,537
Trade receivables	144,507	131,096	89,423	91,493	54,335	—	510,854
Property, plant and equipment	629,588	423,427	826,362	17	62,420	—	1,941,814
Capital expenditure	100,452	54,398	44,658	8	65,793	—	265,309
Depreciation and amortization	80,390	38,003	36,753	1	1,496	—	156,643

Allocation of net sales is based on the customers’ location. Allocation of assets and capital expenditure are based on the assets’ location.

Although Tenaris’s business is managed on a worldwide basis, the Tenaris’s subsidiaries operate in five main geographical areas.

2	Cost of sales

	Year ended December 31,

	2002	2001	2000

Raw materials and consumables used and change in inventories	1,407,694	1,459,967	980,056
Services and fees	219,392	177,513	182,762
Labor cost	244,471	285,203	286,464
Depreciation of property, plant and equipment	150,536	146,306	144,979
Amortization of intangible assets	5,230	2,266	1,003
Maintenance expenses	50,234	43,625	44,388
Provisions for contingencies	4,307	2,021	3,489
Allowance for obsolescence	19,042	6,985	3,963
Taxes	3,160	2,185	1,598
Others	64,528	39,497	43,710

	2,168,594	2,165,568	1,692,412

3	Selling, general and administrative expenses

	Year ended December 31,

	2002	2001	2000

Services and fees	93,744	94,392	74,663
Labor cost	118,886	126,849	124,662
Depreciation of property, plant and equipment	10,422	2,633	3,661
Amortization of intangible assets	10,127	10,505	7,000
Commissions, freights and other selling expenses	270,810	187,370	170,358
Provisions for contingencies	8,122	10,092	1,630
Allowances for doubtful accounts	2,287	5,372	4,905
Taxes	33,335	8,278	6,572
Others	20,416	57,256	40,166

	568,149	502,747	433,617

4	Labor costs (included in Cost of sales and Selling, general and administrative expenses)

	Year ended December 31,

	2002	2001	2000

Wages, salaries and social security costs	356,576	403,438	402,233
Employees’ severance indemnity (Note 20. (a))	6,453	6,913	7,072
Pension benefits — defined benefit plans (Note 20. (b))	328	1,701	1,821

	363,357	412,052	411,126

At year-end, the number of employees was 13,841 in 2002, 14,127 in 2001 and 13,140 in 2000.

5	Other operating items

		Year ended December 31,

		2002	2001	2000

(i)	Other operating income
	Reimbursement from insurance companies and other third parties	6,814	—	6,750
	Income from disposition of warehouses	3,132	—	3,838
	Gain from government securities	5,643	—	—
	Net rents from investment properties	—	585	1,102

		15,589	585	11,690

(ii)	Other operating expenses
	Provision for BHP proceedings	18,923	41,061	—
	Allowance for receivables	1,334	13,617	4,564
	Contributions to welfare projects and non-profits organizations	2,241	1,100	1,100
	Allowance for legal claims and contingencies	—	7,666	—
	Miscellaneous	3,855	1,493	149

		26,353	64,937	5,813

6	Financial income (expenses), net

		Year ended December 31,

		2002	2001	2000

(i)	Financial income (expenses)
	Interest expense	(34,480)	(43,676)	(36,148)
	Interest income	14,201	2,586	17,017
	Net foreign exchange transaction gains/(losses)	21,019	24,078	(16,908)
	Financial discount on trade receivables	(8,810)	—	—
	Others	(3,075)	(1,405)	(3,511)

		(11,145)	(18,417)	(39,550)

(ii)	Other exchange rate differences
	Net foreign exchange transaction gains/losses of subsidiaries with a measurement currency different from the USD	(9,452)	(7,178)	(8,373)

7	Tax charge

(i)	Recovery of income tax

In 2002 Tamsa succeeded in its income tax claim to the Mexican tax authorities, resulting in a recovery of income tax of previous years of MXN 355.6 million (USD36.8 million).

(ii)	Income tax

	Year ended December 31,

	2002	2001	2000

Current tax	192,862	148,823	46,614
Deferred tax (Note 19)	26,426	(39,867)	16,685

	219,288	108,956	63,299
Effect of currency translation on tax base	25,266	109,882	2,011

	244,554	218,838	65,310

The tax on Tenaris’s income before tax differs from the theoretical amount that would arise using the tax rate in each country as follows:

	Year ended December 31,

	2002	2001	2000

Income before tax	444,478	374,741	189,417

Tax calculated at the tax rate in each country	184,201	143,408	88,157
Non taxable income	(54,780)	(45,415)	(35,286)
Non deductible expenses	17,310	12,418	12,169
Effect of currency translation on tax base	25,266	109,882	2,011
Effect of taxable exchange differences	79,362	—	—
Utilization of previously unrecognized tax losses	(6,805)	(1,455)	(1,741)

Tax charge	244,554	218,838	65,310

		Year ended December 31,

		2002	2001	2000

(iii)	Effect of currency translation on tax base	25,266	109,882	2,011

As shown in Note 7(ii) of these consolidated combined financial statements, Tenaris, using the liability method, recognizes a deferred income tax charge on temporary differences between the tax bases of its assets and their carrying amounts in the financial statements. By application of this method, Tenaris recognized an increased deferred income tax charge due to the effect of the devaluation of the Argentine peso on the tax bases of the fixed assets of its Argentine subsidiaries. These charges were mandated by IAS even though the reduced tax bases of the relevant assets will only result in reduced amortization deductions for tax purposes in future periods throughout the useful life of those assets and, consequently, the resulting deferred income tax charge does not represent a separate obligation of Tenaris that was due and payable in any of the relevant periods.

8	Earnings per share

(i)	Under IAS, Earnings per share are calculated by dividing the net income attributable to shareholders by the daily weighted average number of ordinary shares issued during the year. The weighted average number of ordinary shares was determined considering that the 710,747,090 shares issued for Sidertubes contribution (see Note A (1)) were issued and outstanding as of January 1, 2000.

	Year ended December 31,

	2002	2001	2000

Net income attributable to shareholders	94,304	81,346	76,706
Weighted average number of ordinary shares in issue (thousands)	732,936	710,747	710,747
Basic and diluted earnings per share	0.13	0.11	0.11

(ii)	As explained in Note A (1) the Sidertubes contribution and the exchange transaction took place in 2002. For a better understanding of the reader and future comparisons the Company has calculated the pro-forma Earnings per share as if these transactions had taken place on January 1, 2000, as follows:

	Year ended December 31,

	2002	2001	2000

Net income attributable to shareholders	193,826	135,796	123,426
Weighted average number of ordinary shares in issue (thousands)	1,160,701	1,160,701	1,160,701
Basic and diluted earnings per share	0.17	0.12	0.11

9	Property, plant and equipment, net

	Land,	Plant and	Vehicles,		Spare parts
	building and	production	furniture	Work in	and	Total
	improvements	equipment	and fixtures	progress	equipment	(a)

Year ended December 31, 2002
Cost
Values at the beginning of the year	264,914	4,759,427	90,308	156,378	8,937	5,279,964
Translation differences	(29,973)	(67,439)	(2,404)	(16,374)	647	(115,543)
Additions (b)	1,820	108,309	2,918	71,009	6,268	190,324
Disposals/Consumptions	(5,479)	(13,258)	(1,036)	(507)	(6,015)	(26,295)
Transfers	16,212	37,084	7,831	(62,664)	250	(1,287)

Values at the end of the year	247,494	4,824,123	97,617	147,842	10,087	5,327,163

Depreciation
Accumulated at the beginning of the year	27,857	3,196,743	77,240	—	6,806	3,308,646
Translation differences	(2,689)	(61,180)	(1,371)	—	430	(64,810)
Depreciation charge	5,444	149,430	5,518	—	566	160,958
Disposals / Consumptions	(1,359)	(7,915)	(482)	—	(2,112)	(11,868)
Transfers	66	—	(66)	—	—	—

Accumulated at the end of the year	29,319	3,277,078	80,839	—	5,690	3,392,926

At December 31, 2002	218,175	1,547,045	16,778	147,842	4,397	1,934,237

(a)	Includes a net amount of USD16.9 million of finance leases of Dalmine.

(b)	Includes USD 65.7 million attributable to the fair value of Property, plant and equipment of Dalmine, Siderca and Tamsa acquired on the exchange transaction (see note 27).

	Land,	Plant and	Vehicles,		Spare parts
	building and	production	furniture	Work in	and	Total
	improvements	equipment	and fixtures	progress	equipment	(a)

Year ended December 31, 2001
Cost
Values at the beginning of the year	240,607	4,634,108	91,158	112,675	12,602	5,091,150
Translation differences	18,639	35,191	6,284	(20,211)	(261)	39,642
Additions	1,007	12,943	2,712	174,977	8,372	200,011
Disposals/Consumptions	(593)	(25,345)	(11,500)	(1,219)	(12,182)	(50,839)
Transfers	5,254	102,530	1,654	(109,844)	406	—

Values at the end of the year	264,914	4,759,427	90,308	156,378	8,937	5,279,964

Depreciation
Accumulated at the beginning of the year	19,354	3,048,118	74,459	—	7,405	3,149,336
Translation differences	3,314	19,354	(1,182)	—	(169)	21,317
Depreciation charge	5,189	138,654	4,262	—	834	148,939
Disposals / Consumptions	—	(9,383)	(299)	—	(1,264)	(10,946)

Accumulated at the end of the year	27,857	3,196,743	77,240	—	6,806	3,308,646

At December 31, 2001	237,057	1,562,684	13,068	156,378	2,131	1,971,318

Property, plant and equipment include interest capitalized for USD17,372 and USD12,039 for the years ended December 31, 2002 and 2001, respectively.

10	Intangible assets, net

		Information
	Information	system	Licenses
	system	projects in	and		Negative
	projects	progress	patents	Goodwill	goodwill	Total

Year ended December 31, 2002
Cost
Values at the beginning of the year	13,165	7,482	46,673	27,863	(21,414)	73,769
Translation differences	(411)	(823)	1,864	(1,046)	—	(416)
Additions (a)	8,466	6,182	3,026	105,407	(105,321)	17,760
Disposals	—	—	(21,182)	—	—	(21,182)
Transfers	6,559	(5,272)	—	—	—	1,287

Values at the end of the year	27,779	7,569	30,381	132,224	(126,735)	71,218

Depreciation
Accumulated at the beginning of the year	10,707	—	11,221	7,598	(3,388)	26,138
Translation differences	(602)	—	2,036	(2,276)	—	(842)
Amortization charge	5,468	—	5,014	6,675	(1,800)	15,357
Disposals	—	—	(2,119)	—	—	(2,119)

Accumulated at the end of the year	15,573	—	16,152	11,997	(5,188)	38,534

At December 31, 2002	12,206	7,569	14,229	120,227	(121,547)	32,684

(a)	Includes USD 5.2 million attributable to the fair value of Intangible assets of Dalmine, Siderca and Tamsa acquired on the exchange transaction (see note 27).

		Information
	Information	system	Licenses
	system	projects in	and		Negative
	projects	progress	patents	Goodwill	goodwill	Total

Year ended December 31, 2001
Cost
Values at the beginning of the year	13,165	3,735	25,996	27,367	(21,414)	48,849
Translation differences	—	—	1,821	261	—	2,082
Additions	—	3,747	18,856	235	—	22,838

Values at the end of the year	13,165	7,482	46,673	27,863	(21,414)	73,769

Depreciation
Accumulated at the beginning of the year	6,931	—	4,462	3,562	(1,588)	13,367
Amortization charge	3,776	—	6,759	4,036	(1,800)	12,771

Accumulated at the end of the year	10,707	—	11,221	7,598	(3,388)	26,138

At December 31, 2001	2,458	7,482	35,452	20,265	(18,026)	47,631

11	Investments in associated companies

	Year ended December 31,

	2002	2001

At the beginning of year	27,983	140,726
Translation differences	(7,174)	(8,701)
Equity in losses of associated companies	(6,802)	(41,296)
Acquisitions	320	—
Sales	—	(2,054)
Other movements (a)	—	(60,692)

At the end of year	14,327	27,983

(a)	Corresponds to the dividend in kind with Siderar shares distributed by Siderca.

The principal associated companies are:

		Percentage of ownership
		and voting rights
		at December 31,		Value at December 31,
	Country of
Company	organization	2002	2001	2002	2001

Consorcio Siderurgia Amazonia Ltd. (a)	Cayman Islands	14.11%	14.11%	13,229	19,402
Condusid C.A	Venezuela	20.00%	20.00%	553	3,909
Others				545	4,672

				14,327	27,983

(a)	The value at December 31, 2002 and 2001 are net of an impairment provision of USD 13,260 and 15,098, respectively.

12	Other investments

	Year ended December 31,

Available-for-sale	2002	2001

Trust funds with specific objective (Note G)	135,787	103,438
Deposits with insurance companies	9,791	9,095
Investments in companies under cost method	13,515	13,241
Others	210	1,428

	159,303	127,202

13	Receivables

	Year ended December 31,

	2002	2001

Government entities	4,820	13,816
Employee advances and loans	3,050	12,040
Tax credits	8,624	9,663
Trade receivables	8,113	4,439
Miscellaneous	1,123	1,778

	25,730	41,736
Allowances for doubtful accounts — Note 21(i)	(8,828)	(21,239)

	16,902	20,497

14	Inventories

	Year ended December 31,

	2002	2001

Finished goods	327,328	425,315
Goods in process	111,125	95,595
Raw materials	127,647	145,927
Supplies	128,709	102,801
Goods in transit	36,925	18,096

	731,734	787,734
Allowance for obsolescence — Note 22 (i)	(51,621)	(52,160)

	680,113	735,574

15	Receivables and prepayments

	Year ended December 31,

	2002	2001

V.A.T. credits	43,298	22,432
Prepaid taxes	20,560	18,815
Reimbursements and other services receivable	19,787	19,583
Government entities	11,381	5,751
Employee advances and loans	5,595	4,836
Advances to suppliers	29,876	18,092
Other advances	12,308	20,858
Miscellaneous	18,898	19,812

	161,703	130,179
Allowance for other doubtful accounts — Note 22 (i)	(5,997)	(5,958)

	155,706	124,221

16	Trade receivables

	Year ended December 31,

	2002	2001

Current accounts	632,146	528,720
Notes receivables	42,336	32,116
Government tax refunds on exports	16,977	8,572

	691,459	569,408
Allowance for doubtful accounts — Note 22 (i)	(21,233)	(23,881)

	670,226	545,527

17	Cash and cash equivalents

	Year ended December 31,

	2002	2001

Cash and short-term highly liquid investments	279,878	145,839
Time deposits with related parties	24,658	67,975

	304,536	213,814

18	Borrowings

	Year ended December 31,

	2002	2001

Non-current
Bank borrowings	260,596	338,928
Debentures	54,187	46,228
Finance lease liabilities	7,422	7,895

	322,205	393,051

Current
Bank borrowings	380,380	322,464
Bank overdrafts	9,649	53,225
Finance lease liabilities	4,176	272
Costs for issue of debt	(515)	(3,545)

	393,690	372,416

Total Borrowings	715,895	765,467

The maturity of borrowings is as follows:

		1 - 5 years

	1 year	1 - 2	2 - 3	3 - 4	4 - 5	Over 5
	or less	years	years	years	years	years	Total

At December 31, 2002
Financial lease	4,176	3,820	1,288	622	376	1,316	11,598
Other borrowings	389,514	195,662	41,725	29,152	22,398	25,846	704,297

Total borrowings	393,690	199,482	43,013	29,774	22,774	27,162	715,895

The weighted average interest rates at the balance sheet date were as follows:

	2002	2001

Bank overdrafts	4.30%	4.00%
Bank borrowings	3.61%	4.75%
Debentures and other loans	3.99%	5.15%
Finance lease liabilities	3.56%	4.25%

On December 14, 2001, Tamsa entered into a loan agreement in the amount of USD130 million with a term of two and a half years. The most significant financial covenants under this loan syndicated agreement are as follows:

•	Maintenance of minimum levels of working capital ratio;

•	Maintenance of maximum levels of total indebtedness; and

•	Compliance with debt service ratios.

On August 3, 2001, Dalmine entered into a loan agreement in the amount of EUR39.5 million (USD41.4 million) with a term of seven years. The most significant financial covenant under this loan agreement is the maintenance of maximum levels of total indebtedness.

At December 31, 2002, both companies were in compliance with all of their financial covenants.

18	Borrowings (Cont’d)

Breakdown of long-term borrowings by currency and rate is as follows:

Bank borrowings

		December 31,

Currency	Interest rates	2002	2001

USD	Variable	130,000	130,000
USD	Fixed	57,782	51,486
EURO	Fixed	156,419	199,826
JPY	Fixed	37,882	23,283
BRS	Variable	30,093	23,365
		412,176	427,960
Less: Current portion of medium and long-term loans		(151,580)	(89,032)

Total Bank borrowings		260,596	338,928

Debentures

		December 31,

Currency	Interest rates	2002	2001

EURO	Variable	54,187	46,228

Total Debentures		54,187	46,228

Debentures issued on January 1998, at a face value of ITL100,000, million with interest linked to the 3-month Libor.

Finance lease liabilities

		December 31,

Currency	Interest rates	2002	2001

EURO	Fixed	6,042	8,167
JPY	Fixed	5,556	—

Less: Current portion of medium and long-term loans		(4,176)	(272)

Total finance leases		7,422	7,895

Total long-term borrowings		322,205	393,051

As most borrowings include variable rates or fixed rates that approximate to market rates and the contractual reprising occurs between every 3 and 6 months, the fair value of the borrowings approximates to its carrying amount and it is not disclosed separately.

The carrying amounts of Tenaris’s assets pledged as collateral of liabilities are as follows:

	Year ended December 31,

	2002	2001

Property, plant and equipment mortgages	344,122	305,844

19	Deferred income taxes

Deferred income taxes are calculated in full on temporary differences under the liability method using the tax rate of each country.

The movement on the deferred income tax account is as follows:

	Year ended December 31,

	2002	2001

At beginning of year	328,336	255,144
Translation differences	(21,395)	3,963
Acquisition of minority interest in subsidiaries charged to equity (Note A(1))	27,534	—
Effect of adopting IAS 39	—	(786)
Income statement charge /(credit)	26,426	(39,867)
Effect of currency translation on tax base	25,266	109,882

At end of year	386,167	328,336

The movement in deferred tax assets and liabilities (prior to offsetting the balances within the same tax jurisdiction) during the year is as follows:

Deferred tax liabilities

				Total at
	Fixed			December 31,
	assets	Inventories	Other	2002

At beginning of year	296,195	51,429	6,298	353,922
Translation differences	(18,927)	(5,985)	189	(24,723)
Acquisition of minority interest in subsidiaries (Note A(1))	25,298	3,716	—	29,014
Income statement (credit)/charge	(19,551)	19,630	26,913	26,992

At end of year	283,015	68,790	33,400	385,205

Effect of currency translation on tax base

At December 31,
2002

At beginning of year	89,560
Income statement charge	25,266

At end of year	114,826

Deferred tax assets

	Provisions
	and		Tax
	allowances	Inventories	losses	Other	Total

At beginning of year	(77,072)	(23,574)	(4,340)	(10,160)	(115,146)
Translation differences	(234)	1,573	1,867	122	3,328
Acquisition of minority interest in subsidiaries (Note A(1))	—	(197)	—	(1,283)	(1,480)
Income statement charge/(credit)	2,480	165	(3,600)	389	(566)

At end of year	(74,826)	(22,033)	(6,073)	(10,932)	(113,864)

19	Deferred income taxes (Cont’d)

Deferred tax assets (Cont’d)

Deferred income tax assets and liabilities are offset when (1) there is a legally enforceable right to setoff current tax assets against current tax liabilities and (2) the deferred income taxes relate to the same fiscal authority. The following amounts, determined after appropriate setoff, are shown in the consolidated combined balance sheet:

	Year ended December 31,

	2002	2001

Deferred tax assets	(49,412)	(24,187)
Deferred tax liabilities	320,753	262,963
Deferred tax — Effect of currency translation on tax base (See Note 7 (iii))	114,826	89,560

	386,167	328,336

The amounts shown in the balance sheet include the following:

	Year ended December 31,

	2002	2001

Deferred tax assets to be recovered after more than 12 months	(23,461)	(11,039)
Deferred tax liabilities to be settled after more than 12 months	372,730	351,608

20	Employee liabilities and other liabilities

	Year ended December 31,

	2002	2001

(i) Employee liabilities — non-current
Employees’ statutory profit sharing	60,962	87,217
Employees’ severance indemnity (a)	50,728	42,479
Pension benefits (b)	11,069	13,098

	122,759	142,794
Miscellaneous	264	10,664

	123,023	153,458

(a)	Employees’ severance indemnity

The amounts recognized in the balance sheet are as follows:

	Year ended December 31,

	2002	2001

Total included in Other liabilities non-current	50,728	42,479

The amounts recognized in the income statement are as follows:

	Year ended December 31,

	2002	2001	2000

Current service cost	4,518	5,142	4,898
Interest cost	1,935	1,771	2,174

Total included in Labor costs	6,453	6,913	7,072

20	Employee liabilities and other liabilities (Cont’d)

(a) Employees’ severance indemnity (Cont’d)

The principal actuarial assumptions used were as follows:

	Year ended December 31,

	2002	2001	2000

Discount rate	4.8%	5.0%	5.0%
Rate of compensation increase	3.5%	2.0%	2.0%

(b) Pension benefits

The amounts recognized in the balance sheet are determined as follows:

	Year ended December 31,

	2002	2001

Present value of unfunded obligations	9,522	5,779
Unrecognised actuarial gains (losses)	1,547	7,319

Liability in the balance sheet	11,069	13,098

The amounts recognized in the income statement are as follows:

	Year ended December 31,

	2002	2001	2000

Current service cost	255	611	723
Interest cost	584	1,105	1,031
Net actuarial (gains) losses recognized in the year	(511)	(15)	67

Total included in Labor costs	328	1,701	1,821

Movement in the liability recognized in the balance sheet:

	Year ended December 31,

	2002	2001

At the beginning of the year	13,098	12,755
Transfers and new participants of the plan	215	(316)
Total expense	328	1,701
Contributions paid	(2,572)	(1,042)

At the end of year	11,069	13,098

The principal actuarial assumptions used were as follows:

	Year ended December 31,

	2002	2001	2000

Discount rate	7%	10%	7%
Rate of compensation increase	2%	3%	5%

		Year ended December 31,

		2002	2001

(ii)	Other liabilities — current
	Payroll and social security payable	51,737	62,351
	Voluntary redundancy plan	751	4,169
	Miscellaneous	940	14,076

		53,428	80,596

21	Non-current provisions

(i)	Deducted from assets

Allowance for
doubtful
accounts-
Trade
receivables

Year ended December 31, 2002
Values at the beginning of the year	(21,239)
Translation differences	2,796
Used	9,615

At December 31, 2002	(8,828)

Year ended December 31, 2001
Values at the beginning of the year	(13,151)
Translation differences	1,497
Additional provisions	(12,847)
Used	3,262

At December 31, 2001	(21,239)

(ii)	Liabilities

Legal claims and
contingencies

Year ended December 31, 2002
Values at the beginning of the year	38,080
Translation differences	(5,959)
Reversals	(4,008)
Additional provisions	8,315
Used	(2,554)

At December 31, 2002	33,874

Year ended December 31, 2001
Values at the beginning of the year	36,475
Translation differences	(5,321)
Additional provisions	12,113
Used	(5,187)

At December 31, 2001	38,080

22	Current provisions

(i)	Deducted from assets

	Allowance for	Allowance for other	Allowance for
	doubtful accounts-	doubtful accounts-	inventory
	Trade receivables	Other receivables	obsolescence

Year ended December 31, 2002
Values at the beginning of the year	(23,881)	(5,958)	(52,160)
Translation differences	898	1,148	158
Reversals	3,628	2,600	148
Additional provisions	(5,915)	(3,934)	(19,190)
Used	4,037	147	19,423

At December 31, 2002	(21,233)	(5,997)	(51,621)

Year ended December 31, 2001
Values at the beginning of the year	(21,194)	(7,669)	(44,474)
Translation differences	93	774	(870)
Additional provisions	(5,372)	(770)	(6,985)
Used	2,592	1,707	169

At December 31, 2001	(23,881)	(5,958)	(52,160)

(ii)	Liabilities

		Cost
		related to			Legal claims
	BHP	factory	Sales		and
	Provision	damages	risks	Restructuring	contingencies	Total

Year ended December 31, 2002
Values at the beginning of the year	40,279	4,513	3,476	2,550	27,479	78,297
Translation differences	7,349	257	617	84	2,463	10,770
Reversals	—	—	—	—	(1,064)	(1,064)
Additional provisions	18,923	—	1,896	146	7,144	28,109
Used	(22,485)	(4,770)	(1,730)	(1,845)	(11,329)	(42,159)

At December 31, 2002	44,066	—	4,259	935	24,693	73,953

Year ended December 31, 2001
Values at the beginning of the year	—	—	3,336	10,020	31,312	44,668
Translation differences	(782)	(97)	(125)	(244)	49	(1,199)
Reversals	—	—	—	—	(7,165)	(7,165)
Additional provisions	41,061	4,610	2,555	2,292	5,374	55,892
Used	—	—	(2,290)	(9,518)	(2,091)	(13,899)

At December 31, 2001	40,279	4,513	3,476	2,550	27,479	78,297

23	Financial instruments

Tenaris adopted IAS 39 at the beginning of the fiscal year ended December 31, 2001. The total impact on shareholders’ equity on that date amounts to a loss of USD1,007 thousand. That impact arises from the remeasurement to fair value of derivatives related to non-qualifying hedges. In accordance with IAS 39, the comparative financial statement for the year ended December 31, 2000 is not restated.

Net fair values of derivative financial instruments

The net fair values of derivative financial instruments at the balance sheet date were:

	Year ended December 31,

	2002	2001

Contracts with positive fair values:
Interest rate swaps	556	566
Forward foreign exchange contracts	2,867	614
Commodities contracts	639	585
Contracts with negative fair values:
Interest rate swap contracts	(3,274)	(1,729)
Forward foreign exchange contracts	(777)	(8,114)
Commodities contracts	(3,511)	(2,832)

Derivative financial instruments breakdown are as follows:

Variable interest rate swaps

Year ended December 31, 2002

Notional amount
(in thousands)		Swap	Term	Fair value

EURO	11,620	5.68%	2007	(528)
EURO	2,083	5.72%	2009	(101)
EURO	9,485	5.72%	2010	(457)
EURO	50,000	3.40%/4.20%/4.67%	2005	(1,492)
EURO	25,823	3.74%	2007	(376)
EURO	51,646	Euribor 3M + 0.70%	2005	556
EURO	30,987	3.44%	2005	(320)

				(2,718)

Year ended December 31, 2001

Notional amount
(in thousands)		Swap	Term	Fair value

EURO	258,228	From 3.81% to 5.44%	2002	(409)
EURO	12,911	5.68%	2007	(516)
EURO	2,380	5.72%	2009	(99)
EURO	10,117	5.72%	2010	(444)
EURO	51,646	4.62%	2005	(261)
USD	11,359	From 6.85% to 11.85%	2002	566

				(1,163)

23	Financial instruments (Cont’d)

Exchange rate derivatives

Year ended December 31, 2002

Notional amount
(in thousands)		Derivatives	Term	Fair value

EURO/USD	(10,824)	Forward sales	2003	(605)
EURO/USD	30,558	Forward purchases	2003	2,283
JPY/USD	1,965,459	Forward purchases	2003	452
CAD/USD	(36,000)	Forward sales	2003	46
GBP/EURO	(2,000)	Forward sales	2003	86
BRL/USD	(35,077)	Forward sales	2003	(172)

				2,090

Year ended December 31, 2001

Notional amount
(in thousands)		Derivatives	Term	Fair value

CAD/USD	(21,850)	Forward sales	2002	259
EURO/USD	(13,800)	Forward sales	2002	15
GBP/EURO	(12,000)	Forward sales	2002	(175)
JPY/CAD	1,235,856	Forward purchases	2002	(1,004)
JPY/USD	4,779,936	Forward purchases	2002	(2,728)
USD/EURO	(100,000)	Forward sales	2002	(3,106)
USD/EURO	10,000	Knock-in forward option	2002	(100)
USD/JPY	6,900	Forward purchases	2002	(491)
USD/JPY	523,000	Call option	2002	170
USD/MXP	5,000	Forward purchases	2002	170
USD/BRS	6,382	Swap	2002	(510)

				(7,500)

Commodities price derivatives

Year ended December 31, 2002

Notional amount
(in thousands)		Derivatives	Term	Fair value

MM BTU	3,840,000	Gas call option	2003	(2,749)
MM BTU	3,840,000	Gas put option	2003	611
MM BTU	7,680,000	Gas put option	2005	(762)
MM BTU	480,000	Gas cap option	2003	28

				(2,872)

Year ended December 31, 2001

Notional amount
(in thousands)		Derivatives	Term	Fair value

Tons	1,650	Zinc forwards purchases	2002	(342)
Barrels	1,800	Oil call option	2002	585
Barrels	1,200	Oil put option	2002	(2,490)

				(2,247)

24	Contingencies, commitments and restrictions on the distribution of profits

Tenaris is involved in litigation arising from time to time in the ordinary course of business (exception made of the litigation with the consortium led by BHP —see (i) below—. Based on management’s assessment and the advice of legal counsel, it is not anticipated that the ultimate resolution of existing litigation will result in amounts in excess of recorded provisions (Notes 21 and 22) that would be material to the Tenaris’s consolidated combined financial position or income statement.

(i)	Claim against Dalmine

In June 1998, British Steel plc (“British Steel”) and Dalmine were sued by a consortium led by BHP Petroleum Ltd. (“BHP”) before the Commercial Court of the High Court of Justice Queen’s Bench Division of London. The action concerns the failure of an underwater pipeline built in 1994 in the Bay of Liverpool. Dalmine, at that time a subsidiary of Ilva S.p.A. (“Ilva”), supplied pipe products to British Steel, which, in turn, resold them to BHP for use in constructing the Bay of Liverpool pipeline. BHP claimed that British Steel breached the contract of sale relating to the pipe and that the pipe was defectively manufactured by Dalmine.

The products sold were valued at 1.9 million British pounds (“GBP”) and consisted of pipe for use in maritime applications. Dalmine received court notice of the action more than two years after the contractual warranty covering the pipe had expired and four years after the pipe was delivered and placed into operation. British Steel and Dalmine denied the claim on the basis that the warranty period had expired and, in the alternative, that the amount claimed exceeded the contractual limitation of liability (equal to GBP300 thousand, or approximately 15% of the value of the products supplied).

The Commercial Court dismissed the contract claim against British Steel. The decision was subsequently confirmed by the Court of Appeals in a ruling issued on April 7, 2000, as a result of which the claim against British Steel was definitively dismissed. BHP’s product liability claim against Dalmine remained outstanding.

On November 24, 2000, the Commercial Court granted BHP permission to amend its pleading against Dalmine to include a deceit tort claim under English law based on inconsistencies between the results of internal chemical tests performed by Dalmine on the pipe and the results shown in the quality certificates issued to BHP by Dalmine. In May 2002, the trial court issued a judgment in favor of BHP, holding that the products supplied by Dalmine were the cause for the failure of the gas pipeline and that Dalmine was liable for damages to BHP. The court’s judgment was limited to the issue of liability, and the amount of damages to be awarded to BHP is being determined in a separate proceeding. Dalmine’s petition to the trial court for leave to appeal its judgment was denied, but subsequently granted by the Court of Appeals. However, on February 5, 2003, the Court of Appeals dismissed Dalmine’s appeal, closing the dispute on the issue of liability.

BHP has indicated in court proceedings that it will seek damages of approximately GBP35 million to cover the cost of replacing the pipeline, GBP70 million to compensate for consequential damages, GBP73 million to cover loss or deferred revenues, GBP31 million to compensate for increased income tax resulting from a change in law plus interest and costs for unspecified amounts. Subsequent to the court’s judgment in favor of BHP on the issue of liability, BHP petitioned the court for an interim judgment of damages in the amount of approximately GBP37 million to cover the cost of replacing the pipeline. On July 31, 2002, Dalmine agreed to pay BHP GBP 15 million (approximately USD22.5 million) in interim damages. The court is now expected to hear arguments regarding, and issue its final judgment on, total damages during the first half of 2004.

24	Contingencies, commitments and restrictions on the distribution of profits (Cont’d)

(i)	Claim against Dalmine (Cont’d)

Based on the information provided so far by BHP, Dalmine considers that the compensation requested to cover the cost of replacing the pipeline exceeds the cost actually incurred for such purpose. Taking into consideration such information and the preliminary views expressed by independent experts, Dalmine believes that certain of the other claims fail to show an appropriate connection with the events for which Dalmine was found responsible, while others appear to exceed the damage actually incurred.

Dalmine created a provision in the amount of EUR45 million (USD41.3 million) in its results for 2001 to account for potential losses as a result of BHP’s lawsuit. In light of the practical difficulties to come to a precise estimate of the liability in view of the complexity and diversity of the elements brought to the proceedings by BHP, Dalmine has decided to increase the amount of the provision by EUR20 million (USD18.9 million), inclusive of interest accrued and legal expenses incurred in connection with such proceedings. Dalmine has stated that the provision was created and increased as a prudent way of complying with applicable accounting principles, and should therefore not be regarded as an admission of indemnification payable to the plaintiffs.

The pipe that is the subject of this lawsuit was manufactured and sold, and the tort alleged by BHP took place, prior to the privatization of Dalmine, and Techint Investments Netherlands BV (“Tenet”) —the Siderca subsidiary party to the contract pursuant to which Dalmine was privatized— believes that, under the Dalmine privatization contract, Tenet should be entitled to recover from Fintecna S.p.A. (“Fintecna”) on behalf of Dalmine (as a third party beneficiary under the Dalmine privatization contract) 84.08% of any damages it may be required to pay BHP. Tenet has commenced arbitration proceedings against Fintecna to compel it to indemnify Dalmine for any amounts Dalmine may be required to pay BHP. Fintecna has denied that it has any contractual obligation to indemnify Dalmine, asserting that the indemnification claim is time-barred under the terms of the privatization contract and, in any event, subject to a cap of EUR13 million. Tenet disputes this assertion. The arbitration proceedings were suspended at a preliminary stage pending a decision by the British trial court in BHP’s lawsuit against Dalmine. Tenet and Dalmine intend to petition the arbitration panel to resume the proceedings in light of the court of appeal’s recent decision to dismiss Dalmine’s appeal against the judgment of liability in favor of BHP.

(ii)	Consorcio Siderurgia Amazonia, Ltd.

In January 1998, Amazonia purchased a 70% equity interest in CVG Siderúrgica del Orinoco C.A. (“Sidor”) from the Venezuelan government. Tamsider, a wholly-owned subsidiary of Tamsa had an initial 12.50% equity interest in Amazonia, which increased to 14.11% in March 2000 as a result of additional investments as described below. As of December 31, 2002, Tamsider’s equity interest in Amazonia remained at 14.11%. The Venezuelan government continues to own a 30% equity interest in Sidor.

Sidor, located in the city of Guayana in southeast Venezuela, is the largest integrated steel producer in Venezuela and the sixth largest integrated steel producer in Latin America, with an installed capacity of more than 3.5 million tons of liquid steel per year. In 2001, Sidor shipped 2.9 million tons of steel.

24	Contingencies, commitments and restrictions on the distribution of profits (Cont’d)

(ii)	Consorcio Siderurgia Amazonia, Ltd. (Cont’d)

Sidor has experienced significant financial losses and other problems since the acquisition by Amazonia in January 1998, despite a significant reduction in Sidor’s workforce and management’s efforts to improve the production process and reduce operating costs. In 1999, due to negative conditions in the international steel market, a sustained and intensifying domestic recession in Venezuela, deteriorating conditions in the credit markets, an increase in the value of the Venezuelan currency relative to the U.S. Dollar and other adverse factors, Sidor and Amazonia incurred substantial losses and were unable to make payments due under loan agreements with their respective creditors. In 2000, these loan agreements were restructured. Despite continued efforts by Sidor’s management to improve technology and optimize production levels, in late 2001 Sidor and Amazonia were again unable to make payments due under the restructured loan agreements, following a continuation and aggravation of the same negative factors described above accompanied by increased competition from steel imports in Venezuela. Sidor and Amazonia are currently involved in discussions with their creditors and the Venezuelan government regarding a possible restructuring of their loan agreements. As of December 31, 2002, Sidor had approximately USD1.58 billion of indebtedness (secured in part by fixed assets valued at USD827.0 million as determined at the time Sidor’s loans were restructured in March 2000) and Amazonia had approximately USD313 million of indebtedness. We cannot give you any assurance as to whether Sidor or Amazonia will succeed in restructuring their existing indebtedness, or that their lenders will not accelerate any defaulted indebtedness in accordance with the terms of the applicable loan agreements or foreclose on any of the assets of Sidor or Amazonia pledged as collateral.

As a result of the adverse trends discussed above, Tamsider made additional capital contributions to Amazonia, resulting from the restructuring concluded in 2000, while recording significant losses in the value of its investment. In addition to its initial capital contribution of USD87.8 million, Tamsider was required to make capital contributions in the amount of USD36.1 million (of which USD18.0 million took the form of a convertible subordinated loan to Amazonia, as described below) in connection with the restructuring of Amazonia’s loan agreements in 2000. The value of Tamsider’s investments (as recorded in Tamsa’s consolidated combined financial statements) has decreased significantly since 1998, from USD94.2 million as of December 31, 1998, to USD13.2 million as of December 31, 2002. Further losses and provisions may be recorded in respect of Tamsider’s investment in Amazonia. Subject to various conditions it is currently contemplated that Tamsider would make additional capital contributions as a part of a restructuring of Sidor’s and Amazonia’s existing indebtedness.

In addition to the risk of further losses in the equity value of its investment, Tamsider has significant exposure in respect of its investment in Amazonia under several agreements and guarantees. Below is a description of the nature and extent of this exposure. We cannot predict whether Tamsider will be required to make payments or will otherwise incur losses under these agreements and guarantees.

•	The Sidor purchase agreement between Amazonia and the Venezuelan government requires the shareholders of Amazonia, including Tamsider, to indemnify the government for breaches by Amazonia of the Purchase Agreement up to a maximum amount of USD150.0 million for five years from the acquisition date. In connection with this indemnity, the shareholders of Amazonia are required to maintain a performance bond (which Tamsa has guaranteed directly) for five years, beginning in 1998, in the amount of USD150.0 million during the first three years, USD125 million in the fourth year and USD75.0 million in the fifth year. Tamsider’s maximum liability under the indemnity would be USD18.8 million, as its obligations with respect to the indemnity are proportional to its initial 12.50% equity interest in Amazonia.

24	Contingencies, commitments and restrictions on the distribution of profits (Cont’d)

(ii)	Consorcio Siderurgia Amazonia, Ltd. (Cont’d)

•	The Sidor purchase agreement further requires the shareholders of Amazonia to guarantee, also on a proportional basis, the principal and a portion of the interest payable under a loan made to Sidor by the Venezuelan government. Tamsider’s maximum liability under this guarantee, which continues to apply to the loan as restructured in 2000, is USD92.2 million.

•	The loan agreement between Amazonia and a group of private lenders (the proceeds of which were used by Amazonia to finance the acquisition of its equity interest in Sidor) required the shareholders of Amazonia, including Tamsider, to pledge their shares in Amazonia as security and also required Amazonia to pledge its shares in Sidor as security. These pledges continue to apply to the loan as restructured in 2000.

•	As discussed above, in connection with the restructuring of Amazonia’s loan agreements in 2000, the shareholders of Amazonia, including Tamsider, were required to make additional capital contributions in part by making subordinated loans convertible into additional shares of Amazonia. Tamsider made a subordinated loan of USD18 million to Amazonia as a result of this requirement.

•	Also in connection with the restructuring of Amazonia’s loan agreements in 2000, the parent companies of several shareholders of Amazonia, including Tamsider, were required to enter into a put agreement pursuant to which they agreed to purchase, upon certain conditions and in no case prior to December 31, 2007, up to USD25 million in loans payable by Amazonia to its private lenders. The shareholders of Amazonia also delivered a letter to these lenders contemplating the possibility of additional capital contributions of up to USD20 million in the event of extreme financial distress at Sidor. Tamsa’s obligations under the put agreement, and Tamsider’s share of any capital contribution under the letter, are limited in proportion to its interest in Amazonia when the put is exercised or the contribution is made. Based on Tamsider’s current 14.1% equity interest in Amazonia, Tamsa’s aggregate liability under the put agreement would be limited to a maximum of USD3.5 million and Tamsider’s share of any capital contribution under the letter would be limited to a maximum of USD2.8 million.

(iii)	Tax claims

(a) Siderca

On December 18, 2000, the Argentine tax authorities notified Siderca of an income tax assessment related to the conversion of tax loss carry-forwards into Debt Consolidation Bonds under Argentine Law No. 24,073. The adjustments proposed by the tax authorities represent an estimated contingency of ARP41.7 million (approximately USD12.8 million) at December 31, 2002 in tax and penalties. On the basis of information from Siderca’s tax advisors, Tenaris believes that the ultimate resolution of the matter will not result in a material obligation. Accordingly, no provision was recorded in the financial statements.

24	Contingencies, commitments and restrictions on the distribution of profits (Cont’d)

(iii)	Tax claims (Cont’d)

(b) Dalmine

For the tax years from 1996 and the years thereafter, Dalmine was subject to an audit conducted by the regional tax police of Milan. Their report, issued in July 1999, disallowed certain costs and expenses while also alleging that goods-in-transit were not accounted for on the accrual basis. Dalmine believes that, with regard to in-transit inventory items, the tax effect is negligible, and with regards to non-deductible costs, any additional tax amounts that may be due would be compensated for with existing net operating losses. Dalmine has been informed by the Department of Revenue that no further action regarding goods-in-transit will be pursued.

During 2001, Dalmine reached a settlement with the local Department of Revenue in Bergamo as far as fiscal years from 1994 to 1998 are concerned.

The settlement mandated payment of approximately EUR1.1 million (USD1.2 million) in taxes, interest and fines. Of this, Fintecna (in liquidation) paid approximately EUR0.5 million (USD0.5 million), on the basis of the risk assumed under the contract for the sale of its previous controlling interest in Dalmine.

As for the litigation pending with the Italian tax authorities for assessments received or still to be received from the VAT or direct tax offices of Milan and Bergamo based on the reports made by the Revenue Guard Corps in December 1995, a provision has been created that is considered sufficient to meet any eventual tax expenses (net of the portion of the risk attributable to Fintecna). Such provision has also been calculated considering the largely favourable outcomes of the appeals filed by Dalmine and examined to date by the Tax Commissions.

(iv)	European Antitrust Commission

On December 8, 1999 the Commission of the European Union imposed fines on Dalmine and several others manufactures of seamless pipes in Europe for alleged violations of fair trade practices under the EEC treaty. The fine imposed on Dalmine was EUR10.8 million (USD11.4 million) and related to pre-1996 activity. As such, Dalmine accrued this amount in provisions and the 84.08% to be reimbursed by Fintecna in other receivables at December 31, 1999. In March 2000, Dalmine filed an appeal against the ruling.

(v)	Other Proceedings

Dalmine is currently subject to a criminal proceeding before the Court of Bergamo, Italy, and two civil proceedings for work-related injuries arising from its use of asbestos in its manufacturing processes from 1960 to 1980. In addition, some other asbestos related out-of-court claims have been forwarded to Dalmine. Of the 39 claims (inclusive of the out-of-court claims), 13 incidents have already been settled or are to be covered by Dalmine’s insurer. Dalmine estimates that its potential liability in connection with the remaining cases not yet settled or covered by insurance is approximately EUR7.0 million (USD7.4 million). This amount was recognized as a provision for liabilities and expenses as of December 31, 2002.

24	Contingencies, commitments and restrictions on the distribution of profits (Cont’d)

(vi)	Contingent liabilities

Tenaris had the following contingent liabilities at each year end:

	Year ended December 31,

	2002	2001	2000

Third party assets held in custody by Tenaris	17,603	3,860	512
Discounted documents	—	1,210	1,210
Deposit guarantees and other guarantees	179,924	119,088	122,526

Total	197,527	124,158	124,248

(vii)	Commitments

The following are the main off-balance sheet commitments:

(a)	Tamsa entered into an off-take contract with Complejo Siderúrgico de Guayana C.A. (“Comsigua”) to purchase on a take-and-pay basis 75,000 tons of hot briquette iron, or HBI, annually for twenty years beginning in April 1998 with an option to terminate the contract at any time after the tenth year upon one year’s notice. Pursuant to this off-take contract, Tamsa would be required to purchase the HBI at a formula price reflecting Comsigua’s production costs during the first eight contract years; thereafter, it would purchase the HBI at a slight discount to market price.

The agreements among the joint venture parties provide that, if during the eight-year period the average market price is lower than the formula price paid during such period, Tamsa would be entitled to a reimbursement of the difference plus interest, payable after the project financing and other specific credits are repaid. In addition, under the joint venture arrangements, Tamsa has the option to purchase on an annual basis up to a further 80,000 tons of HBI produced by Comsigua at market prices. Under its off-take contract with Comsigua, as a result of weak market prices for HBI, Tamsa has paid higher-than-market prices for its HBI and accumulated a credit that, at December 31, 2001, amounted to approximately USD9.8 million. This credit, however, is offset by a provision for an equal amount recorded as a result of Comsigua’s weak financial condition.

In connection with Tamsa’s original 6.9% equity interest in the joint venture company, Tamsa paid USD8.0 million and agreed to cover its proportional (7.5%) share of Comsigua’s cash operating and debt service shortfalls. In addition, Tamsa pledged its shares in Comsigua and provided a proportional guarantee in support of the USD156 million (USD100.1 million outstanding as of March 31, 2002) project financing loan made by the International Finance Corporation, or IFC, to Comsigua. In February 2002, Tamsa was required to pay USD1.3 million, representing its share of a shortfall of USD14.7 million payable by Comsigua under the IFC loan and additional operating shortfalls of USD2.8 million. Comsigua’s financial condition has been adversely affected by the consistently weak international market conditions for HBI since its start-up in 1998 and, unless market conditions improve substantially, Tamsa may be required to make additional proportional payments in respect of its participation in the Comsigua joint venture and continue to pay higher-than-market prices for its HBI pursuant to its off-take contract.

24	Contingencies, commitments and restrictions on the distribution of profits (Cont’d)

(vii)	Commitments (Cont’d)

(b)	Tamsa purchases from Pemex, at prevailing international prices, natural gas used for the furnaces that reheat steel ingots in the pipe making process. Natural gas rates increased approximately 74% in 2000 and 4% in 2001. In February, 2001, Tamsa signed an agreement with Pemex, for the supply of 296,600 million BTUs (British Thermal Units) of natural gas from January 1, 2001 until December 31, 2003, at a fixed price of USD4.00 per million of BTUs. In order to cover a decrease in natural gas prices, in March 2001, Tamsa entered into a forward contract with Enron North America Corp. (“Enron”), with the option to sell up to 200,000 million BTUs per month of natural gas, at a minimum base price of USD4.05 per million of BTUs, from March 2002, through December 2003.

As a result of Enron’s bankruptcy in late 2001, no reasonable prospect exists of exercising Tamsa’s option under this contract. The premium paid to Enron of USD1.7 million for this put option was fully amortized during the fourth quarter of 2001. In order to reduce its exposure to above-market prices under the natural gas supply agreement with Pemex, Tamsa entered into agreements with Citibank, N.A., New York (“Citibank”) and JPMorgan Chase Bank (“JPMorgan Chase”), in March 2002 and April 2002. The economic effect of the agreements with Citibank and JPMorgan Chase is to permit Tamsa to purchase 320,000 million BTUs per month at market price instead of at the USD4.00 per million BTU rate charged by Pemex, resulting in a more favourable price to Tamsa for natural gas so long as the market price remains below USD4.00.

Under the agreements, Tamsa must continue to make its purchase of natural gas at market price even if the market price rise above USD4.00 per million BTUs, thereby exposing Tamsa to a later risk of above-market prices. Also, under the agreements, Tamsa must continue to make purchases at the USD4.00 per million BTU rate if the market price of natural gas falls to USD2.00 per million BTUs or lower (during the period from May 1, 2002 to February 28, 2003) or to USD2.25 per million BTUs or lower (during the period from March 1, 2003 to December 31, 2003). In addition, under each of the agreements with Citibank and JPMorgan Chase, Tamsa is require to purchase 160,000 million BTUs of natural gas per month from January 1, 2004, to December 31, 2005, at price of USD2.7 per million BTUs.

(c)	In August 2001, Dalmine Energie S.p.A. signed an agreement for the purchase of natural gas with certain take or pay conditions. The agreement began on October 1, 2001, and will expire 10 years later on October 1, 2011. Total volume of natural gas still to be purchased as at December 31, 2001 is estimated to be 5,800 million cubic meters equal to approximately EUR900 million (USD806 million at December 31, 2001, based on natural gas prices at the end of 2001). At the date, Dalmine Energie S.p.A. has not contracted all the transportation capacity for selling the gas within the Italian market for the period October 2003 to September 2011.

(d)	Under a lease agreement between Gade Srl (Italy) and Dalmine, executed in 2001, relating to a building site in Sabbio Bergamasco used by Dalmine’s former subsidiary Tad Commerciale, Dalmine is obligated to bid in the auction for the purchase of a building from Gade for a minimum amount of EUR8.3 million (USD7.4 million at December 31, 2001). The notice of the auction, according to the contract, was not to take place before January 1, 2003. Up to the date of these financial statements, the auction was not yet announced.

24	Contingencies, commitments and restrictions on the distribution of profits (Cont’d)

(viii)	Restrictions on the distribution of profits

Under Luxembourg law, at least 5% of the net income per year calculated in accordance with Luxembourg law and regulations must be allocated to the creation of a reserve until such reserve has reached to an amount equal to 10% of the share capital. At December 31, 2002 the Company has created this reserve in full.

Dividends may be paid by Tenaris to the extent distributable retained earnings and distributable reserves calculated in accordance with Luxembourg law and regulations exist. Therefore, retained earnings included in the consolidated combined financial statements may not be wholly distributable.

Shareholders’ equity under Luxembourg law and regulations comprises the following captions (amounts in USD):

Share capital	1,160,700,794
Legal reserve	116,070,080
Share premium	587,492,789
Other distributable reserves	206,744,261

Total shareholders equity under Luxembourg GAAP	2,071,007,924

25	Ordinary shares and share premium

Number of
Ordinary shares

At January 1, 2002	30,107
Net issue of shares of October 18, 2002	710,717,080
Net issue of shares of December 13, 2002	449,953,607

At December 31, 2002	1,160,700,794

The total of issued and outstanding ordinary shares as of December 31, 2002 is 1,160,700,794 with a par value of USD1 per share.

26	Minority interest

	Year ended December 31,

	2002	2001	2000

At beginning of year	918,981	919,710	979,067
Currency translations differences	(62,816)	(11,167)	(3,411)
Effect of adopting IAS 39	—	(408)	—
Share of net loss (profit) of subsidiaries	142,403	74,557	47,401
Acquisition	—	17,042	15,610
Exchange of shares of Siderca, Dalmine and Tamsa	(768,577)	—	—
Sales	(2,020)	(22,262)	(57,367)
Dividends paid	(41,188)	(58,491)	(61,590)

At end of year	186,783	918,981	919,710

27	Acquisitions

All the acquisitions were accounted under the purchase method, in accordance with IAS 22.

On December 13, 2002 the Company acquired 27.94% of the Siderca shares or ADSs, 43.73% of the Tamsa shares or ADSs and 41.19% of the Dalmine shares through the exchange of shares of the Company.

Details of net assets acquired and goodwill are as follows:

	2002

	Siderca	Tamsa	Dalmine	Total

Purchase consideration	457,259	278,894	75,052	811,205
Fair value of minority interest acquired	357,150	345,980	113,287	816,417

Goodwill (Negative Goodwill)	100,109	(67,086)	(38,235)	(5,212)

The assets and liabilities arising from the acquisition are as follows:

	2002

	Siderca	Tamsa	Dalmine	Total

Property, plant and equipment	47,972	(4,228)	21,975	65,719
Goodwill	100,109	(67,086)	(38,235)	(5,212)
Other non-current assets	—	1,480	—	1,480
Current assets	320	9,335	—	9,655

Total assets acquired	148,401	(60,499)	(16,260)	71,642
Minority interest in Siderca, Tamsa and Dalmine	325,760	342,660	100,157	768,577
Total non-current liabilities	(16,902)	(3,267)	(8,845)	(29,014)

Total liabilities assumed	(16,902)	(3,267)	(8,845)	(29,014)

Purchase consideration	457,259	278,894	75,052	811,205

During 2002 the Company acquired 0.26% of shares of Tamsa from minority shareholders for USD1.7 million.

During 2001 the Company acquired 4.34% of shares of Tamsa from minority shareholders for USD31.0 million. The fair value of net assets acquired was USD31.2 million giving rise to negative goodwill of USD0.2 million.

Minor acquisitions of Empresas Riga S.A. (by Tamsa) during 2001 did not give rise to any significant goodwill due to the purchase method of accounting.

During 2000 the Company acquired 6.90% of shares of Tamsa from minority shareholders for USD63.8 million. The fair value of net assets acquired was USD51.6 million giving rise to goodwill of USD12.2 million.

28	Related party transactions

The following transactions were carried out with related parties:

	Year ended December 31,

	2002	2001	2000

(i) Transactions
(a) Sales of goods and services
Sales of goods	258,083	74,145	66,785
Sales of services	6,934	3,444	4,577

	265,017	77,589	71,362

(b) Purchases of goods and services
Purchases of goods	160,792	46,202	30,779
Purchases of services	103,858	95,216	74,300

	264,650	141,418	105,079

	At December 31,

	2002	2001	2000

(ii) Year-end balances
(a) Arising from sales/purchases of goods/services
Receivables from related parties	59,490	34,439	31,753
Payables to related parties	(92,133)	(43,957)	(26,325)

	(32,643)	(9,518)	5,428

(b) Cash and cash equivalents
Time deposits	24,658	67,975	10,974

(c) Other balances
Trust fund	115,787	103,438	—

(d) Financial debt
Borrowings and overdrafts	49,452	55,331	45,461

(e) Deposit guarantees and other guarantees
Guarantees receipt	6,000	—	—

(iii) Officers and directors compensations

The aggregate compensation of the directors and executive officers accrued during 2002 amount USD 739 thousand.

29	Principal subsidiaries

Detailed below are the companies whose consolidated financial statements have been included in these consolidated financial statements, and the percentage of ownership and voting rights held, directly or indirectly, by Tenaris in these companies at the end of 2002. For years 2001 and 2000, the percentages of ownership and voting rights considered in the preparation of those consolidated financial statements correspond to those of ultimate parent company at each year end.

			Percentage of ownership and
			voting rights at December 31,
	Country of
Company	Organization	Main activity	2002	2001	2000

Siderca	Argentina	Manufacturing of seamless steel pipes	99.11%	71.17%	72.61%
Tamsa	Mexico	Manufacturing of seamless steel pipes	94.50%	50.51%	46.18%
Dalmine	Italy	Manufacturing of seamless steel pipes	88.41%	47.22%	47.22%
Tenaris Global Services (and predecessors)	Uruguay	Holding of investments in steel pipe distributing companies	100.00%	100.00%	100.00%
Invertub	Argentina	Holding of investments	100.00%	100.00%	—

29	Principal subsidiaries (Cont’d)

The consolidated financial statements of Siderca include the financial statements of Siderca and its subsidiaries, which are shown below:

			Percentage of ownership and
			voting rights at December 31,
	Country of
Company	Organization	Main activity	2002	2001	2000

NKK Tubes K.K	Japan	Manufacturing of seamless steel pipes	51.00%	51.00%	51.00%
Algoma Tubes Inc. (a)	Canada	Manufacturing of seamless steel pipes	80.00%	80.00%	80.00%
Confab Industrial S.A. and subsidiaries (b)	Brazil	Manufacturing of welded steel pipes and capital goods	38.99%	38.99%	38.99%
Siat S.A. (c)	Argentina	Manufacturing of welded steel pipes	70.00%	70.00%	70.00%
Metalmecánica S.A. (d)	Argentina	Manufacturing steel products for oil extraction	73.00%	73.00%	73.00%
Scrapservice S.A.	Argentina	Processing of scrap	74.84%	74.84%	74.84%
Texas Pipe Threaders Co.	U.S.A.	Finishing and marketing of steel pipes	100.00%	100.00%	100.00%
Socover S.A.	Mexico	Sale of seamless steel pipe	—	—	99.33%
Siderca International A.p.S. (e)	Denmark	Holding company	100.00%	100.00%	100.00%
Techint Investment Netherlands B.V	Netherlands	Holding company	100.00%	100.00%	100.00%
Sidtam Limited LLC (f)	U.S.A.	Holding company	51.00%	51.00%	51.00%

(a)	Tamsa holds the remaining 20.00% of Algoma Tubes Inc.’s (“Algoma”) capital stock and voting rights which is also consolidated in these combined consolidated financial statements.

(b)	The percentage shown in this line corresponds to the participation in capital stock. Siderca owns 99.22% of the voting shares.

(c)	Confab Industrial S.A. (“Confab”) holds the remaining 30.00% of Siat S.A.’s (“Siat”) capital stock and voting rights.

(d)	Invertub holds the remaining 27.00% of Metalmecánica’s capital stock and voting rights.

(e)	On January 31, 2002 Siderca International A.p.S. and Siderca Denmark A.p.S. were merged.

(f)	Tamsa holds the remaining 49.00% of Sidtam Limited LLC’s (“Sidtam”) capital stock and voting rights.

29	Principal subsidiaries (Cont’d)

The consolidated financial statements of Tamsa include the financial statements of Tamsa and its subsidiaries, which are shown below:

			Percentage of ownership and
			voting rights at December 31,
	Country of
Company	Organization	Main activity	2002	2001	2000

Tamsider S.A. and subsidiaries	Mexico	Promotion and organization of steel-related companies	100.00%	100.00%	100.00%
Inmobiliaria Tamsa S.A.	Mexico	Leasing of real estate	100.00%	100.00%	100.00%
Tubos de Acero de Venezuela S.A. (Tavsa)	Venezuela	Manufacturing of seamless steel pipes	70.00%	70.00%	70.00%
Corporación Tamsa S.A. (a)	Mexico	Sale of seamless steel pipe	100.00%	100.00%	100.00%
Tamtrade S.A.	Mexico	Sale of seamless steel pipe	100.00%	100.00%	100.00%
Empresas Riga S.A. (b)	Mexico	Manufacturing of welded fittings for seamless steel pipes	100.00%	100.00%	—
Socover S.A. (c)	Mexico	Sale of seamless steel pipe	100.00%	100.00%	—
Algoma Tubes Inc. (d)	Canada	Manufacturing of seamless steel pipes	20.00%	20.00%	20.00%

(a)	Ceased operations during 2002. In process of liquidation.

(b)	Company acquired during 2001.

(c)	Shares acquired from Siderca during 2001.

(d)	Siderca holds the remaining 80.00% of Algoma Tube’s capital stock and voting rights.

29	Principal subsidiaries (Cont’d)

The consolidated financial statements of Dalmine include the financial statements of Dalmine and its subsidiaries, which are shown below:

			Percentage of ownership and
			voting rights at December 31,
	Country of
Company	Organization	Main activity	2002	2001	2000

Dalmine Energie S.p.A.	Italy	Marketing of electricity and gas	100.00%	100.00%	100.00%
i-Dalmine S.p.A.	Italy	Network information and telematic systems	100.00%	85.00%	85.00%
SO.PAR.FI. Dalmine Holding S.A.	Luxembourg	Holding company	100.00%	100.00%	100.00%
Dalmine Holding B.V.	Netherlands	Holding company	100.00%	100.00%	100.00%
Dalmine France Sarl	France	Marketing of steel products	100.00%	100.00%	100.00%
Dalmine Benelux B.V. (a)	Netherlands	Marketing of steel products	100.00%	100.00%	100.00%
Quality Tubes Ltd.	United Kingdom	Marketing of steel products	100.00%	100.00%	100.00%
Eurotube Ltd. (b)	United Kingdom	Marketing of steel products	100.00%	100.00%	100.00%
Quickflo Services Ltd. (a) (g)	United Kingdom	Marketing of steel products	100.00%	100.00%	100.00%
Dalmine Deutschland Gmbh	Germany	Marketing of steel products	100.00%	70.00%	70.00%
Tad Chacin S.A. (c)	Venezuela	Marketing of steel products	—	—	80.00%
Socominter Far East Ltd. (previously Tad Far East Ltd.)	Singapore	Marketing of steel products	—	—	55.00%
Metal Tad Venezuela (d)	Venezuela	Marketing of steel products	—	100.00%	100.00%
Dalmine Canada Ltd. (e)	Canada	Marketing of steel products	100.00%	100.00%	100.00%
Tad USA Inc. (d)	U.S.A.	Marketing of steel products	—	100.00%	100.00%
Tad Metal Iberica S.R.L. (f)	Spain	Marketing of steel products	—	—	100.00%

(a)	In process of liquidation.

(b)	In process of reorganization.

(c)	Socominter S.A. and Tad Chacin C.A, were merged during 2002.

(d)	Ceased operations during 2001. Liquidated during 2002.

(e)	Ceased operations during 2001. In process of liquidation.

(f)	Liquidated during 2001.

(g)	During 2002, shares in Quickflo Services Ltd. (“Quickflo”) (33.33%) were purchased from third parties.

29	Principal subsidiaries (Cont’d)

The consolidated financial statements of Tenaris Global Services include the financial statements of Tenaris Global Services and its subsidiaries, which are shown below:

			Percentage of ownership and
			voting rights at December 31,
	Country of
Company	Organization	Main activity	2002	2001	2000

DST Europe Ltd.	United Kingdom	Marketing of steel products	100.00%	100.00%	—
Tenaris Global Services B.V.	Netherlands	Sales agent of steel products	100.00%	100.00%	—
Tenaris Global Services LLC (a)	U.S.A.	Sales agent of steel products	100.00%	—	—
Tenaris Global Services Ltd.	B.V.I.	Holding company	100.00%	100.00%	—
Siderca Corporation	U.S.A.	Marketing of steel products	100.00%	100.00%	100.00%
DST Japan K.K.	Japan	Marketing of steel products	99.83%	99.83%	99.83%
Techintrade Canada Inc. (previously DST
Tubulars Inc.)	Canada	Marketing of steel products	100.00%	100.00%	100.00%
Techintrade Norway AS	Norway	Marketing of steel products	100.00%	100.00%	100.00%
Socominter Trading Inc.	Panama	Marketing of steel products	100.00%	100.00%	100.00%
Socominter de Bolivia S.R.L.	Bolivia	Marketing of steel products	100.00%	99.00%	99.00%
Socominter Soc. Com. Internacional Ltda. (b)	Chile	Marketing of steel products	99.00%	99.00%	99.00%
Socominter S.A.	Venezuela	Marketing of steel products	100.00%	100.00%	100.00%
Siderca Pte. Ltd.	Singapore	Marketing of steel products	100.00%	100.00%	100.00%
Tubular DST Nigeria Ltd.	Nigeria	Marketing of steel products	100.00%	100.00%	100.00%
Tad Chacin C.A. (c)	Venezuela	Marketing of steel products	—	100.00%	—
Socominter Far East Ltd. (previously Tad Far East Ltd.)	Singapore	Marketing of steel products	100.00%	100.00%	—

(a)	Created during 2002.

(b)	Ceased operations during 2002.

(c)	Socominter S.A. and Tad Chacin C.A. were merged during 2002.

29	Principal subsidiaries (Cont’d)

The combined consolidated financial statements of Tenaris also include the financial statements of the following companies:

			Percentage of ownership and
			voting rights at December 31,
	Country of
Company	Organization	Main activity	2002	2001	2000

Metalcentro S.A.	Argentina	Manufacturing of pipe-end protectors and lateral impact tubes	100.00%	100.00%	100.00%
Siderestiba	Argentina		99.00%	99.00%	99.00%
Tenaris Connections A.G. and subsidiary	Liechtenstein	Ownership and licensing of steel technology	100.00%	100.00%	100.00%
Lomond Holdings B.V. and subsidiaries	Netherlands	Procurement services for industrial companies	75.00%	75.00%	—
Information Systems and Technologies B.V. and subsidiaries	Netherlands	Software development and maintenance	75.00%	75.00%

30	Post balance sheet events

On February 19, 2003 Siderca has acquired Reliant Energy Cayman Holdings, Ltd, a company whose principal asset is an electric power generating facility located in San Nicolás, 300 kms to the west of Buenos Aires, Argentina. The price paid was USD23.1 million.

The power plant in San Nicolás is a fully modern gas turbine facility which came on stream in 1998 and has a power generation capacity of 160MW and steam production capacity of 250 tons per hour. As a result of the purchase, Tenaris’s operations at Siderca, which consume around 160MW at peak production and an average of 90MW, will become self-sufficient in electric power requirements. Power which is excess to Siderca’s requirements will be sold on the open market and steam will continue to be sold to Siderca’s affiliate, Siderar, which operates a steel production facility in San Nicolás.

This acquisition will enable Tenaris to further consolidate the competitive position of its operations at Siderca through an even deeper integration.

As explained in Note A (1) on February 21, 2003, Tenaris announced a plan for the acquisition of remaining minority interests (0.89%) in Siderca for six Argentine pesos (ARP6.00) per Siderca share or sixty Argentine pesos (ARP60.00) per Siderca ADS.

31	Reconciliation of net income and shareholders’ equity to US GAAP

(a)	The following is a summary of the significant adjustments to net income for the years ended December 31, 2002, 2001 and 2000 and to shareholders’ equity at December 31, 2002 and 2001, which would be required if the consolidated combined financial statements had been prepared in accordance with US GAAP instead of IAS.

	Year ended December 31,

	2002	2001	2000

Net income in accordance with IAS	94,304	81,346	76,706
US GAAP adjustments — income (expense)
Purchase accounting difference affecting the acquisition of Tavsa — amortization (Note U(a))	4,102	1,465	—
Purchase accounting difference affecting the acquisition of Amazonia — amortization (Note U(a))	—	10,378	—
Deferred income tax (Note U(b))	25,266	109,882	2,011
Equity in investments in associated companies (Note U(c))	(561)	(196)	(300)
Unrecognized prior service costs (Note U(d))	(2,047)	(263)	(640)
Available-for-sale financial assets’ changes in fair value (Note U(g))	(1,527)	—	—
Goodwill (Note U(h))	2,175	—	—
Minority interest in above reconciling items	(11,663)	(38,691)	(444)

Income (loss) before cumulative effect of accounting changes	110,049	163,921	77,333
Cumulative effect of accounting changes (Note U(e) and Note U(h))	(17,417)	(1,007)	—

Net income in accordance with US GAAP	92,632	162,914	77,333

Weighted average number of shares outstanding (See Note 8) (thousands)	732,936	710,747	710,747
Consolidated combined earnings per share before cumulative effect of accounting changes	0.15	0.23	0.11
Cumulative effect of accounting changes per share	(0.02)	(0.00)	—
Consolidated combined earnings per share in accordance with US GAAP	0.13	0.23	0.11

31	Reconciliation of net income and shareholders’ equity to US GAAP (Cont’d)

	December 31,

	2002	2001

Shareholders’ equity in accordance with IAS	1,694,054	875,401
US GAAP adjustments — increase (decrease):
Purchase accounting difference affecting the acquisition of Tavsa Note U(a)) — Original Value	—	(6,343)
Purchase accounting difference affecting the acquisition of Tavsa Note U(a)) — Accumulated amortization	—	2,005
Deferred income tax (Note U(b))	83,542	89,560
Equity in investments in associated companies (Note U(c))	—	561
Unrecognized prior service costs (Note U(d))	2,173	5,062
Goodwill (Note U(h))	(16,067)	—
Cost of the exchange offer (Note U (i))	(14,787)	—
Minority interest in above reconciling items	(3,032)	(24,320)

Shareholders’ equity in accordance with US GAAP	1,745,883	941,926

(b)	Changes in shareholders’ equity under US GAAP are as follows:

	Year ended December 31,

	2002	2001

Shareholders’ equity at the beginning of the year in accordance with US GAAP	941,926	908,872
Net income for the year in accordance with US GAAP	92,632	162,914
Foreign currency translation adjustment	(34,267)	(10,043)
Change in ownership of Exchange Companies	1,724	(10,532)
Effect of the Exchange transaction	781,631	—
Available-for-sale financial assets’ changes in fair value	1,527	—
Dividends paid	(39,290)	(109,285)

Shareholders’ equity at the end of the year in accordance with US GAAP	1,745,883	941,926

31	Reconciliation of net income and shareholders’ equity to US GAAP (Cont’d)

(c)	The following tables present Tenaris’s condensed combined consolidated balance sheets as of December 31, 2001 and the consolidated combined statement of income and of cash flow for the years ended December 2001 and 2000, without consolidating Dalmine as of December 31, 2001 and for the years ended December 31, 2001 and 2000 and Tamsa for the year ended December 31, 2000 (See Note U (f)) and reflecting US GAAP adjustments:

Condensed combined consolidated balance sheets

At December 31,
2001

Assets
Cash and cash equivalents	204,319
Trade receivable	357,456
Inventories	594,959
Other assets	60,319

Total current assets	1,217,053
Property, plant and equipment	1,530,026
Other assets	328,376

Total assets	3,075,455

Liabilities
Short term borrowings	266,264
Trade Payables	279,389
Other	167,648

Total current liabilities	713,301
Long term borrowings	190,163
Payroll and social security payable	96,380
Deferred tax liabilities	223,506
Other	70,291

Total non-current liabilities	580,340
Total liabilities	1,293,641
Minority interest	839,888
Shareholders’ equity	941,926

Total liabilities and shareholders’ equity	3,075,455

31	Reconciliation of net income and shareholders’ equity to US GAAP (Cont’d)

Condensed combined consolidated income statements

	Year ended December 31,

	2001	2000

Net sales	2,313,162	1,166,293
Cost of sales	(1,551,124)	(932,632)

Gross profit	762,038	233,661
Selling, general and administrative expenses	(350,369)	(164,083)
Other operating income (expenses), net	10,345	33,162

Operating profit	422,014	102,740
Financial income (expenses) — net	207	(12,372)
Equity in (losses) earnings of associated companies	(38,272)	23,991

Income before income tax and minority interest	383,949	114,359
Income tax	(104,740)	(13,205)
Minority interest	(115,288)	(23,821)

Net income before effect of accounting changes	163,921	77,333
Effect of accounting changes	(1,007)	—

Net income	162,914	77,333

Weighted average number of shares outstanding (See Note 8) (thousands)	710,747	710,747
Combined earnings per share before cumulative effect of accounting changes	0.23	0.11
Cumulative effect of accounting changes per share	(0.00)	—
Combined earnings per share in accordance with US GAAP	0.23	0.11

Condensed combined consolidated cash flow

	Year ended December 31,

	2001	2000

Net cash provided by operating activities	502,809	151,207
Net cash used in investing activities	(252,626)	(160,623)
Net cash (used in) provided by financing activities	(106,328)	10,481

Net increase in cash and cash equivalents	143,855	1,065

Non-cash financing activity:

Dividends of shares of Siderar	43,195	—

32	Other significant US GAAP disclosure requirements

The following is a summary of additional financial statement disclosures required under US GAAP:

(a)	Income taxes

The tax loss carryforwards at December 31, 2002, expire as follows:

Expiration date	Amount

December 31, 2008	1,150
December 31, 2010	568
December 31, 2011	257
December 31, 2012	436
Not subject to expiration	3,662

Total	6,073

(b)	Statement of consolidated comprehensive income under US GAAP

Tenaris uses SFAS No. 130, “Reporting Comprehensive Income” (“SFAS No. 130”), which requires that an enterprise (i) classify items of other comprehensive income (loss) by their nature in a financial statement and (ii) display the accumulated balance of other comprehensive income (loss) separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position.

	Year ended December 31,

	2002	2001	2000

Net income	92,632	162,914	77,333
Other comprehensive income
Foreign currency translation adjustment	(34,267)	(10,043)	(6,592)
Available-for-sale financial assets’ changes in fair value	1,527	—	—

Total other comprehensive loss	(32,740)	(10,043)	(6,592)

Comprehensive income	59,892	152,871	70,741

32	Other significant US GAAP disclosure requirements (Cont’d)

(b)	Statement of consolidated comprehensive income under US GAAP (Cont’d)

The accumulated balances related to each component of other comprehensive income were as follows:

	Foreign currencies translation adjustment
	at December 31,

	2002	2001	2000

Balance at the beginning of the year	122,534	132,577	139,169
Adjustment of the year	(34,267)	(10,043)	(6,592)

Balance at the end of the year	88,267	122,534	132,577

	Available-for-sale financial assets' changes in fair value
	at December 31,

	2002	2001	2000

Balance at the beginning of the year	—	—	—
Adjustment of the year	1,527	—	—

Balance at the end of the year	1,527	—	—

(c)	Interest expense

	Year ended December 31,

	2002	2001	2000

Total interest expense	34,480	20,959	7,679
Interest capitalization	4,284	2,903	—

Total interest	38,764	23,862	7,679

(d)	Summarized financial information of significant associated companies in accordance with IAS

Tamsa

Year ended
December 31, 2000

Net sales	563,571
Gross profit	192,556
Net ordinary income for the year	73,039
Net income	40,986

As of December 31, 2002 and 2001, Tamsa was consolidated as Tenaris holds 94.50% and 50.51% respectively of this company.

32	Other significant US GAAP disclosure requirements (Cont’d)

(d)	Summarized financial information of significant associated companies in accordance with IAS (Cont’d)

Dalmine

At December
31, 2001

Current assets	446,482
Non-current assets	425,023

871,505

Current liabilities	420,162
Non-current liabilities	254,759
Minority interest	522
Shareholders’ equity	196,062

871,505

	Year ended December 31,

	2001	2000

Net sales	864,558	801,625
Gross profit	169,357	140,649
Net ordinary income for the year	1,033	23,815
Net (loss) income	(2,584)	6,598

As of December 31, 2002, Dalmine was consolidated as Tenaris holds 88.41% of this company.

The exchange rate used for:

•	The Mexican peso average exchange rate was 9.46 for December 31, 2000.

•	The Euro exchange rate was 0.8951 for December 31, 2001, and the average exchange rate was 0.8909.

•	The Italian Lira exchange rate was 2,088 for December 31, 2000.

(e)	Adoption of SFAS No. 142

In June 2001, the FASB issued SFAS No. 142. This statement changes the accounting for goodwill and intangible assets.

Under SFAS No. 142, goodwill and indefinite-lived intangible assets are no longer amortized but are reviewed annually, or more frequently if impairment indicators arise, for impairment. Separable intangible assets that have finite lives will continue to be amortized over their useful lives, with no maximum life. In addition, SFAS No. 142 changes the test for goodwill impairment.

32	Other significant US GAAP disclosure requirements (Cont’d)

(e)	Adoption of SFAS No. 142 (Cont’d)

The new impairment test for goodwill is a two step process. The first step is a comparison of the fair value of the reporting unit with its carrying amount, including goodwill. If this step reflects impairment, then the loss would be measured as the excess of recorded goodwill over its implied fair value. Implied fair value is the excess of the fair value of the reporting unit over the fair value of all recognized and unrecognized assets and liabilities. The amortization provisions of SFAS 142 apply to goodwill and intangible assets acquired after June 30, 2001. With respect to goodwill and intangible assets acquired prior to July 1, 2001, companies are required to adopt SFAS 142 in their fiscal year beginning after December 15, 2001.

Goodwill at December 31, 2001 related to the seamless tubes segment in Mexico was approximately USD24,472 thousands. The Company has evaluated whether goodwill was impaired at January 1, 2002. As a consequence of that assessment, a non-cash after-tax charge has been recorded for the amount of the impairment. This initial impairment charge is shown in the quantitative reconciliation to US GAAP recorded as a cumulative effect of a change in accounting principle in the Company’s results for the year ended December 31, 2002. Effective January 1, 2002, in accordance with this pronouncement, the Company ceased the amortization of goodwill under US GAAP.

The effect of the adoption of SFAS No. 142 as of January 1, 2002 is summarized in the following table:

	January 1, 2002

	Gross
	carrying	Accumulated	Minority	Net carrying
	amount	amortization	interest	amount

Goodwill	30,389	(5,917)	(7,055)	17,417

As required by SFAS No. 142 the results for the prior years have not been restated. A reconciliation of net income as if SFAS No. 142 had been adopted for the years ended December 31, 2001 and 2000 is presented below without considering the effects of the impairment charge:

	Year ended December 31,

	2001	2000

	(unaudited)
Net income before adoption of SFAS 142	162,914	77,333
Add back: Goodwill amortization	2,789	2,175

Adjusted net income	165,703	79,508

Combined earnings per share	0.23	0.11

(f)	Pro forma financial information (unaudited)

The following unaudited pro forma consolidated information presents the adjustments for the exchange transaction accounted for by the purchase method in the year ended December 31, 2002 so as to give pro forma recognition to Siderca, Tamsa and Dalmine results of operations as if it had been acquired on January 1, 2001. The pro forma adjustments give effect to the exchange transaction as if it had taken place as of January 1, 2001.

F-69

  32   Other significant US GAAP disclosure requirements (Cont’d)   (f)   Pro forma financial information (unaudited)

	Year ended December 31, 2002

	US GAAP	Pro forma
	actual	adjustments	Pro forma

Net sales	3,219,384		3,219,384
Income before cumulative effect of accounting changes	110,049	113,470	223,519
Net income	92,632	89,216	181,848
Consolidated combined earnings per share before cumulative effect of accounting changes	0.15		0.19
Consolidated combined earnings per share in accordance with US GAAP	0.13		0.16
Weighted average number of shares outstanding	732,936		1,160,701

	Year ended December 31, 2001

	US GAAP	Pro forma
	actual	adjustments	Pro forma

Net sales	2,313,162	861,137	3,174,299
Income before cumulative effect of accounting changes	163,921	94,333	258,254
Net income	162,914	92,931	255,845
Consolidated combined earnings per share before cumulative effect of accounting changes	0.23		0.22
Consolidated combined earnings per share in accordance with US GAAP	0.23		0.22
Weighted average number of shares outstanding	710,747		1,160,701

Pro forma earnings per share was computed considering that the shares issued in connection with the exchange transaction were issued and outstanding as of January 1, 2001.

The unaudited pro forma consolidated statement of operations is presented for informational purposes only and is not necessarily indicative of the Company’s financial position and results of operations that would have occurred if the acquisition in 2002 of Siderca, Tamsa and Dalmine minority interest had occurred on January 1, 2001, nor it is necessarily indicative of the Company’s future results of operations.

33	Impact of new U.S. GAAP accounting standards not yet adopted

In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations” (“SFAS No. 143”), which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated retirement costs. The standard applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development or normal use of the asset. SFAS No. 143 requires that the fair

33	Impact of new U.S. GAAP accounting standards not yet adopted (Cont’d)

value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The fair value of the liability is added to the carrying amount of the associated asset and this additional carrying amount is depreciated over the life of the asset. The liability is accreted at the end of each period through charges to operating expense. If the obligation is settled for other than the carrying amount of the liability, the Company will recognize a gain or loss on settlement. SFAS No. 143 is required to be adopted for the fiscal year beginning January 1, 2003. Management is currently evaluating the impact on Tenaris’s consolidated financial statements of the adoption of this new standard.

In April 2002, the FASB issued SFAS No. 145, “Rescission of SFAS Nos. 4, 44, and 64, Amendment of SFAS 13, and Technical Corrections as of April 2002.” SFAS 145 rescinds SFAS No. 4, “Reporting Gains and Losses from Extinguishment of Debt,” SFAS No. 44, “Accounting for Intangible Assets of Motor Carriers,” and SFAS 64, “Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements.” As a result, gains and losses from extinguishment of debt will no longer be classified as extraordinary items unless they meet the criteria of unusual or infrequent as described in Accounting Principles Boards Opinion 30, “Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions” (“SFAS No. 145”). In addition, SFAS 145 amends SFAS No. 13, “Accounting for Leases,” to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. SFAS 145 also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. SFAS 145 is effective for fiscal years beginning after May 15, 2002. Management is currently evaluating the impact that the adoption of SFAS 145 will have on the consolidated financial statements.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS 146”). The issuance of SFAS 146 nullifies the former guidance provided by the Emerging Issues Task Force (“EITF”) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)” (“EITF 94-3”). SFAS 146 requires the recognition of a liability for costs associated with exit or disposal activity when the liability is incurred, rather than on the date commitment to an exit or disposal plan. SFAS 146 is effective for liabilities, related to exit or disposal activities, which are incurred after December 31, 2002, while earlier application is encouraged. Management is currently evaluating the impact that the adoption of SFAS 146 will have on the consolidated financial statements.

In November 2002, the FASB issued FIN No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”). FIN 45 prescribes that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. Management is currently evaluating the impact that the adoption of FIN 45 will have on the consolidated financial statements.

Paolo Rocca President

ANNEX A

Index

Tenaris

Press Release

Gerardo Varela
Tenaris
1-888 300 5432
www.tenaris.com

Tenaris Announces Results for the First Quarter of 2003

The financial and operational information contained in this press release is based on unaudited consolidated condensed interim financial statements prepared in accordance with international accounting standards (IAS) and presented in U.S. dollars.

Luxembourg, May 7, 2003. — Tenaris S.A. (NYSE, Buenos Aires and Mexico: TS and MTA Italy: TEN) (“Tenaris”) today announces its results for the fiscal quarter ended March 31, 2003 with comparison to its results for the fiscal quarter ended March 31, 2002.

•	Net sales of US$789.6 million, down 2.5% from US$810.2 million

•	Operating income of US$98.6 million, down 23.5% from US$128.9 million

•	Net income of US$45.5 million, up from a net loss of US$35.5 million

•	Net earnings per share of US$0.039 (US$0.39 per ADS)

Market Background

Despite increased demand for seamless pipes in Tenaris’s local markets such as Mexico, Canada and Argentina, overall demand in the first quarter was affected by particular situations in the Middle East and Venezuela. The strike action which brought the oil and gas sector in Venezuela to a halt has ended and military action has materialized and, effectively ended, in Iraq. Efforts are now being made to restore oil and gas production in both countries to their former levels. The heightened uncertainty surrounding the future level of oil and gas prices has dissipated to a certain extent and oil and gas prices remain at levels which should result in sustained overall demand for seamless pipes for the rest of the year though it continues to remain affected by the weak performance of the industrial sector. Demand for Tenaris’s welded pipes is weaker than the high level recorded in 2002 following the completion of deliveries to major gas pipeline projects in Ecuador and Peru but there is stronger demand from the local Brazilian market.

Tenaris’s results during the quarter were also affected by an increase in the cost of raw materials and energy at its Mexican and Italian operations following the increase in the price of internationally traded ferrous scrap and metallic iron materials, a rise in Mexican gas prices and a rise in Italian gas and electricity prices exacerbated by a rise in the value of the Euro against the U.S. dollar, 22% higher in the first quarter of 2003 than in the corresponding quarter of 2002. During the quarter, there were significant movements in the currencies of countries where Tenaris has its principal operations as the Argentine peso and the Euro appreciated by 11% and 7% respectively, and the Mexican peso depreciated by 6%, against the U.S. dollar, comparing the quarterly average for the first quarter of 2003 against the quarterly average for the fourth quarter of 2002.

Sales Volumes and Revenues

(metric tons)

			Increase/
Sales volume	Q1 2003	Q1 2002	(Decrease)

South America	67,000	80,000	(16%)
North America	139,000	98,000	42%
Europe	156,000	165,000	(5%)
Middle East & Africa	86,000	148,000	(42%)
Far East & Oceania	121,000	102,000	19%
Total seamless pipes	570,000	593,000	(4%)
Welded pipes	108,000	140,000	(23%)
Total steel pipes	678,000	733,000	(8%)

Sales volumes of seamless pipes decreased by 4% to 570,000 tons in the first quarter of 2003 from 593,000 tons in the same period of 2002. This decrease in sales volume primarily reflects the effects of the build up to and start of military action against Iraq, the national strike centered on the state-owned oil company in Venezuela, and the consequent effects on sales to the Middle East and to Venezuela. On the other hand, sales in Tenaris’s local markets of Mexico, Canada and Argentina and to China in the Far East were significantly higher than in the same period of last year.

Sales volumes of welded pipes decreased by 23% to 108,000 tons in the first quarter of 2003 from 140,000 tons in the same period of 2002. An increase in sales to the local Brazilian market was not sufficient to offset the effect of the termination of deliveries to major gas pipeline projects in Ecuador and Peru.

(US$ million)

			Increase/
Net Sales	Q1 2003	Q1 2002	(Decrease)

Seamless pipes	565.6	567.3	(0%)
Welded pipes	98.5	145.3	(32%)
Energy	72.1	47.7	51%
Others	53.4	49.9	7%

Total	789.6	810.2	(3%)

Net sales in the quarter ended March 31, 2003 totaled US$789.6 million, compared to US$810.2 million in the corresponding quarter of 2002. Net sales of seamless pipes remained stable, in spite of the 4% decline in sales volumes, thanks to higher average selling prices, resulting from higher prices in Europe following the appreciation of the Euro and an increased proportion of high value sales in Mexico and Argentina in the total sales mix. Net sales of welded pipes decreased 32% as sales volumes and average selling prices decreased with the decline in prices reflecting changes in product mix. Included within net sales of welded pipes are sales of metal structures made by Tenaris’s Brazilian welded pipe subsidiary which amounted to US$15.0 million in the first quarter of 2003 and US$26.5 million in the first quarter of 2002. Net sales of electricity and natural gas by Dalmine Energie increased by 51% due to the continued expansion of the business and the effect of the appreciation of the Euro against the U.S. dollar. Net sales of other goods and services includes sales of other steel products by Tenaris Global Services, amounting to US$36.6 million in the first quarter of 2003 and US$41.1 million in the first quarter of 2002. Such sales reflect commitments entered into prior to the transfer of Tenaris Global Services to Tenaris at the end of 2002.

Operating Income

Operating income for the quarter ended March 31, 2003 fell 23.5% to US$98.6 million (12.5% of net sales) compared to US$128.9 million (15.9% of net sales) for the corresponding quarter in the previous year. Operating income plus depreciation and amortization fell to US$146.4 million (18.5% of net sales) compared to US$171.8 million (21.2% of net sales).

The gross margin (net sales less cost of sales) on seamless pipe sales declined to 33.7% in the first quarter of 2003 compared to 36.5% in the first quarter of 2002 due principally to increased raw material and energy costs at Tenaris’s Italian and Mexican operations, a reduction in tax reimbursements on exports from Argentina and increased costs at Tenaris’s Italian operations due to the appreciation of the Euro against the U.S. dollar which, in particular, affected margins on sales from Italy to outside of Europe. Scrap and metallic iron raw material costs rose by approximately 30% and energy costs by approximately 15% at Tenaris’s Italian and Mexican operations as measured in Euros and U.S. dollars respectively.

The gross margin on welded pipe sales declined to 32.8% in the first quarter of 2003 compared to 34.3% in the first quarter of 2002 due to lower margins on sales of metal structures by Tenaris’s Brazilian welded pipe subsidiary included within this business segment. The gross margin on energy sales declined to 1.1%

in the first quarter of 2003 compared to 5.9% in the first quarter of 2002 due to increased competition resulting from the maturing of the energy trading business in Italy. The gross margin on other sales rose from 14.2% in the first quarter of 2003 compared to 12.2% in the first quarter of 2002.

Selling, general and administrative expenses, or SG&A, remained stable at US$133.0 million, or 16.8% of net sales in the quarter ended March 31, 2003, compared to US$135.2 million, or 16.7% of net sales, during the corresponding quarter of 2002. A significant reduction in selling expenses reflecting the incorporation of Tenaris Global Services into Tenaris at the end of 2002 and a higher proportion of sales made in local markets was offset by an increase in general and administration expenses due principally to the impact of new export taxes in Argentina and higher U.S. dollar costs in Italy due to the appreciation of the Euro.

Net Income

Net income for the quarter ended March 31, 2003 of US$45.5 million, or US$0.039 per share (US$0.39 per ADS) compares to a net loss of US$35.5 million for the corresponding quarter of 2002. In spite of lower operating income, Tenaris’s net result for the quarter was a substantial improvement over its result in the same quarter of 2002 due principally to a lower income tax provision of US$17.9 million in the first quarter of 2003 compared to an income tax provision of US$129.1 million in the same period of 2002. The substantial depreciation of the Argentine peso during the first quarter of 2002 and the appreciation of the same currency during the first quarter of 2003 is the principal factor behind the substantial change in income tax provision between the respective quarters.

Tenaris recorded net financial expenses of US$22.7 million in the first quarter of 2003, compared to net financial expenses of US$19.3 million in the same period of 2002.

Tenaris’s share in the results of associated companies generated a loss of US$9.0 million, compared to a loss of US$6.4 million in the first quarter of 2002. These losses were mainly attributable to losses associated with Tenaris’s investment in Amazonia and in the first quarter of 2003 the loss of US$9.0 million was due mainly to the application, in accordance with IAS, of a deferred tax charge.

Cash Flow and Liquidity

Tenaris’s cash and cash equivalents increased by US$85.2 million (including cash provided by business acquisitions) to US$390.1 million during the quarter ended March 31, 2003 and net financial debt was reduced to US$324.6 million. In addition, Tenaris had investments of US$135.8 million in trust funds established to support its Argentine and Brazilian operations.

Net cash provided by operations was US$158.1 million which included a reduction in working capital of US$42.3 million. Net cash used in investment activities was US$69.2 million. This includes investments of US$43.6 million in property, plant and equipment and US$23.1 million used in the acquisition of a modern 160 MW power plant in Argentina.

Recent Events

On April 24, 2003, Tenaris acquired the remaining minority interests in its Argentine subsidiary, Siderca S.A.I.C., at a cost of US$18.9 million and Siderca was subsequently delisted from the Buenos Aires stock exchange.

The board of directors, in its meeting today, decided to propose the date of June 23, 2003 as the date for the payment of the proposed dividend of US$115.0 million, or US$0.10 per share (US$0.99 per ADS). This dividend proposal is subject to approval by the shareholders at the General Meeting to be held on May 28, 2003 in Luxembourg.

Some of the statements contained in this press release are “forward-looking statements”. Forward-looking statements are based on management’s current views and assumptions and involve known and unknown risks that could cause actual results, performance or events to differ materially from those expressed or implied by those statements. These risks include but are not limited to risks arising from uncertainties as to future oil prices and their impact on investment programs by oil companies.

With manufacturing facilities in Argentina, Brazil, Canada, Italy, Japan, Mexico and Venezuela and a network of customer service centers present in over 20 countries worldwide, Tenaris is a leading global manufacturer of seamless steel pipes and provider of pipe handling, stocking and distribution services to the oil and gas, energy and mechanical industries as well as a leading regional supplier of welded steel pipes for gas pipelines in South America.

Consolidated Interim Income Statement

	Three-month period
	ended March 31,

(All amounts in US$ thousands)	2003	2002

Net sales	789,579	810,205
Cost of sales	(558,534)	(544,637)

Gross profit	231,045	265,568
Selling, general and administrative expenses	(132,998)	(135,170)
Other operating income and expenses, net	521	(1,482)

Operating income	98,568	128,916
Financial income (expenses), net	(22,691)	(19,272)

Income before income tax, equity in losses of associated companies and minority interest	75,877	109,644
Equity in losses of associated companies	(9,034)	(6,368)

Income before income tax and minority interest	66,843	103,276
Income tax	(17,927)	(129,148)

Net income before minority interest	48,916	(25,872)
Minority interest (1)	(3,404)	(9,459)

Net income (loss) before other minority interest	45,512	(35,331)
Other minority interest (2)	—	(133)

Net income (loss) for the period	45,512	(35,464)

(1)	Minority interest excluding minority interest attributable to participations in consolidated subsidiaries acquired in the exchange offer concluded on December 13, 2002

(2)	Minority interest attributable to participations in consolidated subsidiaries acquired in the exchange offer concluded on December 13, 2002

Consolidated Interim Balance Sheet

(All amounts in US$ thousands)	March 31, 2003		December 31, 2002

Assets
Non-current assets
Property, plant and equipment, net	1,935,579		1,934,237
Intangible assets, net	32,939		32,684
Investments in associated companies	5,267		14,327
Other investments	158,434		159,303
Deferred tax assets	53,140		49,412
Receivables	25,096	2,210,455	16,902	2,206,865
Current assets
Inventories	675,108		680,113
Receivables	140,764		155,706
Trade receivables	685,082		670,226
Cash and cash equivalents	390,051	1,891,005	304,536	1,810,581

Total assets		4,101,460		4,017,446

Equity and Liabilities
Shareholders’ equity		1,722,972		1,694,054
Minority interest		189,388		186,783
Non-current liabilities
Borrowings	317,391		322,205
Deferred tax liabilities	296,198		320,753
Effect of currency translation on tax base	100,664		114,826
Employee liabilities	117,185		123,023
Provisions	35,665		33,874
Trade payables	19,252	886,355	18,650	933,331
Current liabilities
Borrowings	397,282		393,690
Current tax liabilities	204,512		161,704
Other liabilities	74,199		53,428
Provisions	83,025		73,953
Customers advances	41,489		37,085
Trade payables	502,238	1,302,745	483,418	1,203,278

Total liabilities		2,189,100		2,136,609

Total equity and liabilities		4,101,460		4,017,446

Consolidated Interim Cash Flow Statement

	Three-month period
	ended March 31,

(All amounts in US$ thousands)	2003	2002

Net income (loss) for the period	45,512	(35,464)
Depreciation and amortization	47,867	42,916
Tax accruals less payments	4,338	116,747
Equity in losses of associated companies	9,034	6,368
Interest accruals less payments	2,426	(7,069)
Net provisions	3,203	(8,329)
Minority interest	3,404	9,592
Change in working capital	42,280	(57,987)

Net cash provided by operations	158,064	66,774

Capital expenditure	(43,611)	(24,531)
Acquisitions of subsidiaries	(26,232)	—
Proceeds from disposition of property, plant and equipment	658	2,185
Changes in trust fund	—	(10,565)

Net cash used in investment activities	(69,185)	(32,911)

Proceeds from borrowings	84,493	97,184
Repayments of borrowings	(94,374)	(86,469)

Net cash (used in) provided by financing activities	(9,881)	10,715

Increase in cash and cash equivalents	78,998	44,578

Cash at January 1,	304,536	213,814
Effect of exchange rate changes on cash and cash equivalents	298	(75)
Increase in cash and cash equivalents provided by business acquisitions	6,219	—
Increase	78,998	44,578

Cash at March 31,	390,051	258,317

ANNEX B

Index

Tenaris

Consolidated interim income statement

		Three-month period ended
		March 31,

(all amounts in USD thousands)	Notes	2003	2002

		(Unaudited)
Net sales	1	789,579	810,205
Cost of sales	2	(558,534)	(544,637)

Gross profit		231,045	265,568
Selling, general and administrative expenses	3	(132,998)	(135,170)
Other operating income and expenses		521	(1,482)

Operating income		98,568	128,916
Financial income (expenses), net	4	(22,691)	(19,272)

Income before tax, equity in losses of associated companies and minority interest		75,877	109,644
Equity in losses of associated companies		(9,034)	(6,368)

Income before income tax and minority interest		66,843	103,276
Income tax	5	(17,927)	(129,148)

Net income before minority interest		48,916	(25,872)
Minority interest (1)		(3,404)	(9,459)

Net income before other minority interest		45,512	(35,331)
Other minority interest (2)		—	(133)

Net income (loss) for the period (3)		45,512	(35,464)

(1)	Minority interest represents the participation of minority shareholders of those consolidated subsidiaries not included in the exchange transaction completed on December 13, 2002 (including Confab Industrial, NKK Tubes and Tubos de Acero de Venezuela), as well as the participation at March 31, 2003, of minority shareholders of Siderca, Dalmine and Tamsa that did not exchange their participation.

(2)	Other minority interest represents the participation of minority shareholders attributable to the exchanged shares, since January 1, 2002 until the end of the period.

(3)	See note 6 for Earnings per share calculation.

The accompanying notes are an integral part of these consolidated condensed interim financial statements. The limited review Report of independent auditor on these consolidated condensed interim financial statements is issued as a separate document.

Consolidated interim balance sheet

(all amounts in USD thousands)	Notes	At March 31, 2003		At December 31, 2002

		(Unaudited)
ASSETS
Non-current assets
Property, plant and equipment, net	7	1,935,579		1,934,237
Intangible assets, net	7	32,939		32,684
Investments in associated companies		5,267		14,327
Other investments		158,434		159,303
Deferred tax assets		53,140		49,412
Receivables		25,096	2,210,455	16,902	2,206,865

Current assets
Inventories		675,108		680,113
Receivables		140,764		155,706
Trade receivables		685,082		670,226
Cash and cash equivalents		390,051	1,891,005	304,536	1,810,581

Total assets			4,101,460		4,017,446

EQUITY AND LIABILITIES
Shareholders’ Equity			1,722,972		1,694,054
Minority interest			189,388		186,783
Non-current liabilities
Borrowings	8	317,391		322,205
Deferred tax liabilities		296,198		320,753
Effect of currency translation on tax base		100,664		114,826
Employee liabilities		117,185		123,023
Provisions		35,665		33,874
Trade payables		19,252	886,355	18,650	933,331

Current liabilities
Borrowings	8	397,282		393,690
Current tax liabilities		204,512		161,704
Other liabilities		74,199		53,428
Provisions		83,025		73,953
Customers advances		41,489		37,085
Trade payables		502,238	1,302,745	483,418	1,203,278

Total liabilities			2,189,100		2,136,609

Total equity and liabilities			4,101,460		4,017,446

Contingencies and commitments (Note 10)

The accompanying notes are an integral part of these consolidated condensed interim financial statements. The limited review Report of independent auditor on these consolidated condensed interim financial statements is issued as a separate document.

Consolidated interim statement of changes in shareholders’ equity

(all amounts in USD thousands)

	Statutory balances according to Luxembourg Law

				Other		Currency	Retained	Total at March 31,
	Share	Legal	Share	Distributable	Adjustments	translation	Earnings
	Capital	Reserves	Premium	Reserves	to IAS	adjustments	(1)	2003	2002

								(Unaudited)
Balance at January 1,	1,160,701	116,070	587,493	206,744	(376,954)	—	—	1,694,054	875,401
Currency translation differences						(16,594)		(16,594)	(533)
Change in ownership in Exchange Companies									1,724
Net income (loss)							45,512	45,512	(35,464)

Balance at March 31,	1,160,701	116,070	587,493	206,744	(376,954)	(16,594)	45,512	1,722,972	841,128

(1)	Dividends may be paid by Tenaris to the extent distributable retained earnings calculated in accordance with Luxembourg GAAP exist. Therefore, retained earnings included in the consolidated financial statements may not be wholly distributable.

The accompanying notes are an integral part of these consolidated condensed interim financial statements. The limited review Report of independent auditor on these consolidated condensed interim financial statements is issued as a separate document.

Tenaris S.A. Consolidated Condensed Interim Financial Statements for the three-month period ended March 31, 2003

Consolidated interim cash flow statement

(all amounts in USD thousands)

	Three-month period ended
	March 31,

	2003	2002

	(Unaudited)
Net income (loss) for the period	45,512	(35,464)
Depreciation and amortization	47,867	42,916
Tax accruals less payments	4,338	116,747
Equity in losses of associated companies	9,034	6,368
Interest accruals less payments	2,426	(7,069)
Net provisions	3,203	(8,329)
Minority interest	3,404	9,592
Change in working capital	42,280	(57,987)

Net cash provided by operations	158,064	66,774

Capital expenditure	(43,611)	(24,531)
Acquisitions of subsidiaries	(26,232)	—
Proceeds from disposition of property, plant and equipment	658	2,185
Changes in Trust fund	—	(10,565)

Net cash used in investment activities	(69,185)	(32,911)

Proceeds from borrowings	84,493	97,184
Repayments of borrowings	(94,374)	(86,469)

Net cash (used in) provided by financing activities	(9,881)	10,715

Increase in cash and cash equivalents	78,998	44,578

Cash at January 1,	304,536	213,814
Effect of exchange rate changes on cash and cash equivalents	298	(75)
Increase in cash and cash equivalents provided by business acquisitions	6,219	—
Increase	78,998	44,578

Cash at March 31,	390,051	258,317

Non-cash financing activity:
Fair value adjustment of minority interest acquired	748	—

The accompanying notes are an integral part of these consolidated condensed interim financial statements. The limited review Report of independent auditor on these consolidated condensed interim financial statements is issued as a separate document.

Tenaris S.A. Consolidated Condensed Interim Financial Statements for the three-month period ended March 31, 2003

Accounting policies

Index to accounting policies
A	Business of the Company and basis of presentation
B	Translation of financial statements and transactions in currencies other than the measurement currency
C	Use of estimates
D	Summary of accounting policies regarding specific asset and liability categories
E	Revenue recognition
F	Earnings per share

Tenaris S.A. Consolidated Condensed Interim Financial Statements for the three-month period ended March 31, 2003

Accounting policies

The consolidated condensed interim financial statements have been prepared in accordance with International Accounting Standards (“IAS”) adopted by the International Accounting Standards Board (“IASB”) and interpretations issued by the Standing Interpretations Committee (“SIC”) of the IASB.

These consolidated condensed interim financial statements have been prepared in accordance with IAS 34, “Interim Financial Reporting”. The accounting policies used in the preparation of the interim financial statements are consistent with those used in the consolidated combined financial statements for the year ended 31 December 2002, unless specified. These interim financial statements should be read in conjunction with the said consolidated combined annual financial statements for the year ended December 31, 2002.

The following is a summary of the principal accounting policies followed in the preparation of these consolidated condensed interim financial statements. This summary has been included for the convenience of the reader and should not be regarded as a complete explanation of the accounting policies used by the Company.

A	Business of the Company and basis of presentation

Tenaris S.A. (the “Company” or “Tenaris”), a Luxembourg corporation, was incorporated on December 17, 2001, to hold investments in steel pipe manufacturing and distributing companies. The Company holds, either directly or indirectly, controlling interests in certain subsidiary companies. A detail of these holdings is included in Note 29 to the consolidated combined financial statements for the year ended December 31, 2002.

On November 11, 2002 Tenaris announced the commencement of its offer to exchange its ordinary shares and ADSs for all outstanding Class A ordinary shares and ADSs of Siderca, all outstanding common shares and ADSs of Tamsa and all outstanding ordinary shares of Dalmine (“the Exchange Offer”). The Exchange Offer was concluded successfully on December 13, 2002. As a result of the transaction, the Company acquired 27.94% of Siderca shares and ADSs, 43.73% of Tamsa shares and ADSs and 41.19% of Dalmine shares. Therefore, at the conclusion of the Exchange Offer, Tenaris held directly or indirectly 99.11%, 94.50% and 88.41% of the share capital of Siderca, Tamsa and Dalmine, respectively. Changes occurred to Tenaris’ holdings in subsidiaries during the three-month period ended March 31, 2003 are described in Note 12 to these consolidated financial statements.

At March 31, 2003 the financial statements of Tenaris and its subsidiaries have been consolidated. At March 31, 2002 and up to October 18, 2002, Tenaris’ subsidiaries were under the common control of Sidertubes S.A. Thus, for comparative purposes, the consolidated financial statements of Siderca, Dalmine, Tamsa and Tenaris Global Services and their respective subsidiaries at March 31, 2002 have been retroactively combined at the relevant predecessor’s cost, reflecting the carrying amount of such assets and liabilities with those of the Company and presented as one company (“Tenaris”) in the consolidated combined condensed interim financial statements at that date. The

Tenaris S.A. Consolidated Condensed Interim Financial Statements for the three-month period ended March 31, 2003 percentages of ownership and voting rights considered in the preparation of such consolidated combined financial statements correspond to those of the parent company at that period-end.

Certain reclassifications of balances and elimination of all material intercompany transactions and balances between the Company and the other consolidated companies and their respective subsidiaries have been made.

Tenaris S.A. Consolidated Condensed Interim Financial Statements for the three-month period ended March 31, 2003

Accounting policies (Cont’d.)

B	Translation of financial statements and transactions in currencies other than the measurement currency

The measurement currency of Tenaris is the U.S. dollar. Although the Company is located in Luxembourg, Tenaris operates in several countries with different currencies. The U.S. dollar is the currency that better reflects the economic substance of the underlying events and circumstances relevant to Tenaris as a whole. Generally, the measurement currency of the main companies in these financial statements is the respective local currency. As further explained in the Company’s consolidated combined financial statements for the year ended December 31, 2002, the measurement currency for Siderca is the U.S. dollar, because:

-	Siderca is located in Argentina and its local currency is affected by recurring severe economic crisis

-	sales are denominated and settled in U.S. dollars or, if in a currency other than the U.S. dollar, the price is sensitive to movements in the exchange rate with the U.S. dollar;

-	purchases of critical raw materials are financed in U.S. dollars generated by financing or operating activities;

-	most of the net financial assets and liabilities are mainly obtained and retained in U.S. dollars.

Income statements of subsidiary companies stated in currencies other than the U.S. dollar are translated into U.S. dollars at the weighted average exchange rates for the period, while balance sheets are translated at the exchange rates at period end. Translation differences are recognized in shareholders’ equity. In case of sale or other disposition of any such subsidiary, any accumulated translation differences would be recognized in the income statement as part of the gain or loss on sale.

Transactions in currencies other than the measurement currency are accounted for at the exchange rates prevailing at the date of the transactions, and their corresponding exchange gains and losses are recognized in the income statement. Further reference regarding the accounting policies applied for the translation of financial statements and transactions subject to the consolidation process is included in the notes to the Company’s consolidated combined financial statements for the year ended December 31, 2002.

C	Use of estimates

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the balance sheet dates, and the reported amounts of revenues and expenses during the reporting periods. Actual results may differ from these estimates.

D	Summary of accounting policies regarding specific asset and liability categories

An overview of relevant accounting policies applied in the recognition and valuation of assets and liabilities is described below. A more detailed description is included in the notes to the Company’s consolidated combined financial statements for the year ended December 31, 2002.

Tenaris S.A. Consolidated Condensed Interim Financial Statements for the three-month period ended March 31, 2003

Accounting policies (Cont’d.)

D	Summary of accounting policies regarding specific asset and liability categories (Cont’d)

(1)	Property, plant and equipment and Intangible assets

Property, plant and equipment are recognized at historical acquisition or construction cost less depreciation, calculated using the straight line method to amortize the cost of each asset over its estimated useful life. In the case of business acquisitions proper consideration to the fair value of the assets has been given as explained in the notes to the consolidated combined financial statements for the year ended December 31, 2002. Expenditure is capitalized as property, plant and equipment only when the investment enhances the condition of an asset beyond its original condition.

Intangible assets including goodwill; certain costs directly related to the development, acquisition and implementation of information system; and expenditures on acquired patents, trademarks, technology transfer and licenses are capitalized and amortized using the straight line method over their useful lives; the useful lives of Tenaris’ intangible assets average 4 years and none exceeds 20 years. Research and development expenditure is recognized as expenses as incurred. Negative goodwill is recognized as income on a systematic basis over the remaining weighted average useful life of the identifiable acquired depreciable assets.

In all cases where the carrying amount of an asset is greater than its estimated recoverable amount, it is written down immediately to its recoverable amount. However, management considers that there has been no reason to effect an impairment in the carrying value of property, plant and equipment or intangible assets.

(2)	Impairment

Circumstances affecting the recoverability of tangible and intangible assets may change. If this happens, the recoverable amount of the relevant assets is estimated. The recoverable amount is determined as the higher of the asset’s net selling price and the present value of the estimated future cash flows. If the recoverable amount of the asset has dropped below its carrying amount the asset is written down immediately to its recoverable amount.

No impairment provisions were recorded, other than the investment in Amazonia, as reflected in Note 11 to the consolidated combined financial statements for the year ended December 31, 2002.

(3)	Other investments

All the Company’s investments are currently classified as available-for-sale in non-current assets in accordance with IAS 39.

Other investments comprise mainly financial resources placed by Siderca, Siat and Confab within trusts, the objective of which is exclusively to ensure that the financial needs for normal development of their operations are met.

Tenaris S.A. Consolidated Condensed Interim Financial Statements for the three-month period ended March 31, 2003

Accounting policies (Cont’d.)

D	Summary of accounting policies regarding specific asset and liability categories (Cont’d)

(3)	Other investments (cont’d)

All purchases and sales of investments are recognized on the trade date, not significantly different from the settlement date, which is the date that Tenaris commits to purchase or sell the investment. Costs include transaction costs.

Subsequent to their acquisition, available-for-sale investments are carried at fair value. Realized and unrealized gains and losses arising from changes in the fair value in those investments are included in the income statement for the period in which they arise. Investments in companies for which fair values cannot be measured reliably are reported at cost less impairment.

(4)	Inventories

Inventories are stated at the lower of cost and net realizable value (calculated principally using the average cost method). The cost of finished goods and work in progress comprises raw materials, direct labor, other direct costs and related production overheads. Net realizable value is estimated collectively for inventories as the selling price in the ordinary course of business, less the costs of completion and selling expenses. Goods in transit at period end are valued at supplier invoice cost. An allowance for obsolescence or slow-moving inventory is made in relation to supplies and spare parts and based on the management’s analysis of their aging.

(5)	Trade receivables

Trade receivables are carried at original invoice amount less an estimate made for doubtful receivables.

This estimate is calculated as a percentage of sales based on historical statistics and on the probability, based on current information and events, that the Company will be unable to collect all amounts due. A provision for customer claims is constituted when a claim is made and management estimates that despite its efforts, the amount due is unlikely to be collected in full.

At March 31, 2003 the allowance for doubtful accounts and provision for customer claims that were deducted from the corresponding gross accounts receivable totaled USD33.7 million.

(6)	Borrowing

Borrowings are recognized initially for an amount equal to the proceeds received net of transaction costs. In subsequent periods, borrowings are stated at amortized cost; any difference between proceeds and the redemption value is recognized in the income statement over the period of the borrowings.

Tenaris S.A. Consolidated Condensed Interim Financial Statements for the three-month period ended March 31, 2003

Accounting policies (Cont’d.)

D	Summary of accounting policies regarding specific asset and liability categories (Cont’d)

(7)	Deferred income taxes

Under present Luxembourg law, so long as the Company maintains its status as a holding billionaire company, no income tax, withholding tax (including with respect to dividends), or capital gain tax is payable in Luxembourg by the Company. The current income tax charge is calculated on the basis of the tax laws in force in the countries where Tenaris’ subsidiaries operate. Deferred income tax is provided in full, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the financial statements.

A more detailed description of temporary differences can be found in the Company’s consolidated combined financial statements for the year ended December 31, 2002.

(8)	Employee-related liabilities

(a) Employees’ statutory profit sharing

Under Mexican law, Tenaris’s Mexican subsidiary companies are required to pay an annual benefit to their employees, which is calculated on the basis of the performance of each company. Employees’ statutory profit sharing is provided under the liability method. Temporary differences arise between the “statutory” bases of assets and liabilities used in the determination of the profit sharing and their carrying amounts in the financial statements.

(b) Employees’ severance indemnity

An employees’ severance indemnity provision is recorded, which comprises the liability accrued on behalf of Dalmine and Tamsa employees at the balance sheet date in accordance with current legislation and the labor contracts in effect in the respective countries.

Employees’ severance indemnity costs are assessed using the projected unit credit method: the cost of providing this obligation is charged to the income statement over the service lives of employees in accordance with the advice of the actuaries. This provision is measured at the present value of the estimated future cash outflows using applicable interest rates.

(c) Pension obligations

Certain Siderca officers are encompassed by a defined benefit employee retirement plan (the “Siderca Plan”) designed to provide retirement, termination and other benefits to those officers.

Siderca is accumulating assets for the ultimate payment of those benefits in the form of investments that carry time limitation for their redemption. The investments are not part of a particular plan nor segregated from Siderca’s other assets. Due to these conditions, the plan is classified as “unfunded” under International Accounting Standards definition.

Retirement costs are assessed using the projected unit credit method: the cost of providing retirement benefits is charged to the income statement over the service lives of employees based on actuarial calculations. This provision is measured at the present value of the estimated future cash outflows using applicable interest rates. Actuarial gains and losses are recognized over the average remaining service lives of employees.

Tenaris S.A. Consolidated Condensed Interim Financial Statements for the three-month period ended March 31, 2003

Benefits provided by the plan are in U.S. Dollars, but depend on a three-year or seven years salary average (the better option for the beneficiary) if the event of retirement happened between January 1, 2002 and December 31, 2003 and, after this date, the benefits of the plan depend on a seven-year salary average.

(9)	Provisions and Other liabilities

Provisions are accrued to reflect estimations of amounts due relating to incurred expenses for which billing remains outstanding based on information available as of the date of preparation of the financial statements. Furthermore, Tenaris accrues liabilities when it is probable that future cost could be incurred and that cost can be reasonably estimated in relation to a contingent liability or potential claim, resulting from lawsuits and other proceedings.

Restructuring provisions mainly comprise employee termination benefits which are recognized only when Tenaris has a constructive obligation to effect a restructuring plan, generally occurs when an agreement has been reached with employee representatives on the terms of redundancy and the number of employees affected or after individual employees have been advised of the specific terms.

E	Revenue recognition

Revenues are recognized as sales when revenue is earned and is realized or realizable. This includes satisfying the following criteria: the arrangement with the customer is evident, usually through the receipt of a purchase order; the sales price is fixed or determinable; delivery has occurred.

Other revenues earned by Tenaris are recognized on the following bases:

-	Interest income: on an effective yield basis.

-	Dividend income from investments in companies under cost method: when Tenaris’ right to receive collection is established.

F	Earnings per share

Earnings per share are calculated by dividing the net income attributable to shareholders by the daily weighted average number of ordinary shares issued during the period. See Note 6.

Tenaris S.A. Consolidated Condensed Interim Financial Statements for the three-month period ended March 31, 2003

Notes to the consolidated condensed interim financial statements

Index to the notes to the consolidated condensed interim financial statements

1	Segment information
2	Cost of sales
3	Selling, general and administrative expenses
4	Financial income (expenses), net
5	Tax charge
6	Earnings per share
7	Property, plant and equipment and Intangible assets, net
8	Borrowings
9	Derivative financial instruments
10	Contingencies and commitments
11	Other events with potential impact on minority interest
12	Acquisitions

Tenaris S.A. Consolidated Condensed Interim Financial Statements for the three-month period ended March 31, 2003

Notes to the consolidated condensed interim financial statements
(In the notes all amounts are shown in USD thousands, unless otherwise stated)

1	Segment information

Primary reporting format-business segments

		Welded &
		Other
		Metallic
	Seamless	Products	Energy	Other	Total

	(Unaudited)
Three-month period ended March 31, 2003
Net sales	565,565	98,521	72,081	53,412	789,579
Cost of sales	(375,174)	(66,189)	(71,310)	(45,861)	(558,534)
Gross profit	190,391	32,332	771	7,551	231,045
Depreciation and amortization	43,564	2,008	1,133	1,162	47,867
Three-month period ended March 31, 2002
Net sales	567,317	145,269	47,677	49,942	810,205
Cost of sales	(360,508)	(95,390)	(44,883)	(43,856)	(544,637)
Gross profit	206,809	49,879	2,794	6,086	265,568
Depreciation and amortization	39,261	2,299	473	883	42,916

Tenaris’s main business segment is the manufacture of seamless pipes.
Intersegment net sales from “Energy” to “Seamless” amounted to USD 16,893 and USD 12,862 for the three-month periods ended March 31, 2003 and 2002, respectively.
Intersegment net sales from “Welded” to “Seamless” amounted to USD 296 and USD 1,582 for the three-month periods ended March 31, 2003 and 2002, respectively.
Intersegment net sales from “Other” to “Seamless” amounted to USD 16,616 and USD 10,735 for the three-month periods ended March 31, 2003 and 2002, respectively.
Intersegment net sales from “Seamless” to “Other” amounted to USD 1,096 and USD 833 for the three-month periods ended March 31, 2003 and 2002, respectively.

Tenaris S.A. Consolidated Condensed Interim Financial Statements for the three-month period ended March 31, 2003

Notes to the consolidated condensed interim financial statements (Cont’d.)

1	Segment information (Cont’d)

Secondary reporting format-geographical segments

	South		North	Middle East	Far East
	America	Europe	America	and Africa	& Oceania	Total

	(Unaudited)
Three-month period ended March 31, 2003
Net sales	189,557	226,371	182,792	90,801	100,058	789,579
Depreciation and amortization	28,752	11,914	5,811	3	1,387	47,867
Three-month period ended March 31, 2002
Net sales	240,608	205,114	135,159	135,033	94,291	810,205
Depreciation and amortization	21,239	10,339	10,214	—	1,124	42,916

Allocation of net sales is based on the customers’ location. Allocation of depreciation and amortization are based on the related assets’ location.

Although Tenaris’s business is managed on a worldwide basis, the companies forming part of Tenaris operate in five main geographical areas, as shown above.

2	Cost of sales

	Three-month period ended
	March 31,

	2003	2002

	(Unaudited)
Raw materials and consumables used and	352,505	354,745
change in inventories Services and fees	75,705	61,037
Labor cost	65,967	63,232
Depreciation of property, plant and equipment	39,490	37,040
Amortization of intangible assets	1,160	1,472
Maintenance expenses	12,042	13,536
Provisions for contingencies	1,783	2,736
Allowance for obsolescence	520	1,521
Taxes	1,150	993
Others	8,212	8,325

	558,534	544,637

Tenaris S.A. Consolidated Condensed Interim Financial Statements for the three-month period ended March 31, 2003

Notes to the consolidated condensed interim financial statements (Cont’d.)

3	Selling, general and administrative expenses

	Three-month period ended
	March 31,

	2003	2002

	(Unaudited)
Commissions, freights and other selling expenses	45,783	68,575
Labor cost	30,788	30,291
Services and fees	28,639	20,049
Taxes	9,422	2,765
Depreciation of property, plant and equipment	4,412	2,731
Amortization of intangible assets	2,805	1,673
Provisions for contingencies	1,356	601
Allowance for doubtful accounts	248	2,654
Others	9,545	5,831

	132,998	135,170

4	Financial income (expenses), net

	Three-month period ended
	March 31,

	2003	2002

	(Unaudited)
Interest expense	(7,591)	(7,455)
Interest income	2,265	3,457
Net foreign exchange transaction losses (1)	(16,581)	(6,278)
Financial discount on trade receivables	—	(8,810)
Others	(784)	(186)

	(22,691)	(19,272)

(1)  Net foreign exchange transactions losses for the three-month periods ended March 31, 2003 and 2002 do not include the impact of currency fluctuations on income tax provisions.

5	Tax charge

	Three-month period ended
	March 31,

	2003	2002

	(Unaudited)
Current tax	48,101	86,288
Deferred tax	(16,012)	1,688
Effect of currency translation on tax base (a)	(14,162)	41,172

	17,927	129,148

(a)  As discussed in Note D (7), Tenaris, using the liability method, recognizes a deferred income tax charge on temporary differences between the tax bases of its assets and their carrying amounts in the financial statements. By application of this method, Tenaris recognized the impact of deferred income tax due to the effect of the devaluation of the Argentine peso on the tax bases of the non-monetary assets of its Argentine subsidiaries.

Tenaris S.A. Consolidated Condensed Interim Financial Statements for the three-month period ended March 31, 2003

Notes to the consolidated condensed interim financial statements (Cont’d.)

6	Earnings per share

(i)	Under IAS, Earnings per share are calculated by dividing the net income attributable to shareholders by the daily weighted average number of ordinary shares issued during the period. The weighted average number of ordinary shares for the three-month period ended March 31, 2002 was determined considering that the 710,747,090 shares issued for Sidertubes contribution were issued and outstanding as of January 1, 2002.

	Three-month period ended
	March 31,

	2003	2002

	(Unaudited)
Net income attributable to shareholders	45,512	(35,464)
Weighted average number of ordinary shares in issue (thousands)	1,160,701	710,747
Basic and diluted earnings per share	0.04	(0.05)

(ii)	As explained in the notes to the consolidated combined financial statements for the year ended December 31, 2002 the Sidertubes contribution and the exchange transaction took place in 2002. For a better understanding of the reader and future comparisons the Company has calculated the pro-forma Earnings per share as if these transactions had taken place on January 1, 2002, as follows:

	Three-month period ended
	March 31,

	2003	2002

	(Unaudited)
Net income attributable to shareholders	45,512	(35,331)
Weighted average number of ordinary shares in	1,160,701	1,160,701
issue (thousands) Basic and diluted earnings per share	0.04	(0.03)

7	Property, plant and equipment and Intangible assets, net

	Net Property,	Net
	Plant and	Intangible
	Equipment	Assets
Three-month period ended March 31, 2003	(Unaudited)	(Unaudited)

Opening net book amount	1,934,237	32,684
Translation differences	(13,855)	459
Additions	38,542	3,761
Increase due to business combinations	21,215	—
Disposals	(658)	—
Depreciation/ Amortization charge	(43,902)	(3,965)

At March 31, 2003	1,935,579	32,939

Tenaris S.A. Consolidated Condensed Interim Financial Statements for the three-month period ended March 31, 2003

Notes to the consolidated condensed interim financial statements (Cont’d.)

8	Borrowings

	At March 31,	At December 31,
	2003	2002

	(Unaudited)
Non-current
Bank borrowings	250,328	260,596
Debentures	56,268	54,187
Finance lease liabilities	10,795	7,422

	317,391	322,205

Current
Bank borrowings	385,714	380,380
Bank overdrafts	7,636	9,649
Finance lease liabilities	4,781	4,176
Costs for issue of debt	(849)	(515)

	397,282	393,690

Total borrowings	714,673	715,895

9	Derivative financial instruments

The net fair values of derivative financial instruments at the balance sheet date, in accordance with IAS 39, were:

	At March 31,	At December 31,
	2003	2002

	(Unaudited)
Net fair value of derivative financial instruments
Contracts with positive fair values:
Interest rate swaps	385	556
Forward foreign exchange contracts	2,035	2,867
Commodities contracts	182	639
Contracts with negative fair values:
Interest rate swap contracts	(5,092)	(3,274)
Forward foreign exchange contracts	(1,910)	(777)
Commodities contracts	(3,390)	(3,511)

10	Contingencies and commitments

Tenaris is involved in litigation arising from time to time in the ordinary course of business (exception made of the litigation with the consortium led by BHP —see (i) below—. Based on management’s assessment and the advice of legal counsel, it is not anticipated that the ultimate resolution of existing litigation will result in amounts in excess of recorded provisions that would be material to the Tenaris’s consolidated financial position or income statement.

Tenaris S.A. Consolidated Condensed Interim Financial Statements for the three-month period ended March 31, 2003

Notes to the consolidated condensed interim financial statements (Cont’d.)

10	Contingencies and commitments (Cont’d.)

(i)	Claim against Dalmine

In June 1998, British Steel plc (“British Steel”) and Dalmine were sued by a consortium led by BHP Petroleum Ltd. (“BHP”) before the Commercial Court of the High Court of Justice Queen’s Bench Division of London. The action concerns the failure of an underwater pipeline built in 1994 in the Bay of Liverpool. Dalmine, at that time a subsidiary of Ilva S.p.A. (“Ilva”), supplied pipe products to British Steel, which, in turn, resold them to BHP for use in constructing the Bay of Liverpool pipeline. BHP claimed that British Steel breached the contract of sale relating to the pipe and that the pipe was defectively manufactured by Dalmine.

The products sold were valued at 1.9 million British pounds (“GBP”) and consisted of pipe for use in maritime applications. Dalmine received court notice of the action more than two years after the contractual warranty covering the pipe had expired and four years after the pipe was delivered and placed into operation. British Steel and Dalmine denied the claim on the basis that the warranty period had expired and, in the alternative, that the amount claimed exceeded the contractual limitation of liability (equal to GBP300 thousand, or approximately 15% of the value of the products supplied).

The Commercial Court dismissed the contract claim against British Steel. The decision was subsequently confirmed by the Court of Appeals in a ruling issued on April 7, 2000, as a result of which the claim against British Steel was definitively dismissed. BHP’s product liability claim against Dalmine remained outstanding.

On November 24, 2000, the Commercial Court granted BHP permission to amend its pleading against Dalmine to include a deceit tort claim under English law based on inconsistencies between the results of internal chemical tests performed by Dalmine on the pipe and the results shown in the quality certificates issued to BHP by Dalmine. In May 2002, the trial court issued a judgment in favor of BHP, holding that the products supplied by Dalmine were the cause for the failure of the gas pipeline and that Dalmine was liable for damages to BHP. The court’s judgment was limited to the issue of liability, and the amount of damages to be awarded to BHP is being determined in a separate proceeding. Dalmine’s petition to the trial court for leave to appeal its judgment was denied, but subsequently granted by the Court of Appeals. However, on February 5, 2003, the Court of Appeals dismissed Dalmine’s appeal, closing the dispute on the issue of liability.

BHP has indicated in court proceedings that it will seek damages of approximately GBP35 million to cover the cost of replacing the pipeline, GBP70 million to compensate for consequential damages, GBP73 million to cover loss or deferred revenues, GBP31 million to compensate for increased income tax resulting from a change in law plus interest and costs for unspecified amounts. Subsequent to the court’s judgment in favor of BHP on the issue of liability, BHP petitioned the court for an interim judgment of damages in the amount of approximately GBP37 million to cover the cost of replacing the pipeline. On July 31, 2002, Dalmine agreed to pay BHP GBP15 million (approximately USD22.5 million) in interim damages. The court is now expected to hear arguments regarding, and issue its final judgment on, total damages during the first half of 2004.

Tenaris S.A. Consolidated Condensed Interim Financial Statements for the three-month period ended March 31, 2003

Notes to the consolidated condensed interim financial statements (Cont’d.)

10	Contingencies and commitments (Cont’d.)

Based on the information provided so far by BHP, Dalmine considers that the compensation requested to cover the cost of replacing the pipeline exceeds the cost actually incurred for such purpose. Taking into consideration such information and the preliminary views expressed by independent experts, Dalmine believes that certain of the other claims fail to show an appropriate connection with the events for which Dalmine was found responsible, while others appear to exceed the damage actually incurred.

Dalmine created a provision in the amount of EUR45 million (USD41.3 million) in its results for 2001 to account for potential losses as a result of BHP’s lawsuit. During 2002, in light of the practical difficulties to come to a precise estimate of the liability in view of the complexity and diversity of the elements brought to the proceedings by BHP, Dalmine has decided to increase the amount of the provision by EUR20 million (USD18.9 million), inclusive of interest accrued and legal expenses incurred in connection with such proceedings. Dalmine has stated that the provision was created and increased as a prudent way of complying with applicable accounting principles, and should therefore not be regarded as an admission of indemnification payable to the plaintiffs.

The pipe that is the subject of this lawsuit was manufactured and sold, and the tort alleged by BHP took place, prior to the privatization of Dalmine, and Techint Investments Netherlands BV (“Tenet”) —the Siderca subsidiary party to the contract pursuant to which Dalmine was privatized— believes that, under the Dalmine privatization contract, Tenet should be entitled to recover from Fintecna S.p.A. (“Fintecna”) on behalf of Dalmine (as a third party beneficiary under the Dalmine privatization contract) 84.08% of any damages it may be required to pay BHP. Tenet has commenced arbitration proceedings against Fintecna to compel it to indemnify Dalmine for any amounts Dalmine may be required to pay BHP. Fintecna has denied that it has any contractual obligation to indemnify Dalmine, asserting that the indemnification claim is time-barred under the terms of the privatization contract and, in any event, subject to a cap of EUR13 million. Tenet disputes this assertion. The arbitration proceedings were suspended at a preliminary stage pending a decision by the British trial court in BHP’s lawsuit against Dalmine. Upon request by Tenet and Dalmine, the arbitration panel decided to resume the proceedings in light of the court of appeal’s recent decision to dismiss Dalmine’s appeal against the judgment of liability in favor of BHP.

(ii)	Consorcio Siderurgia Amazonia, Ltd.

In January 1998, Amazonia purchased a 70% equity interest in CVG Siderúrgica del Orinoco C.A. (“Sidor”) from the Venezuelan government. Tamsider, a wholly-owned subsidiary of Tamsa had an initial 12.50% equity interest in Amazonia, which increased to 14.11% in March 2000 as a result of additional investments as described below. As of March 31, 2003, Tamsider’s equity interest in Amazonia remained at 14.11%. The Venezuelan government continues to own a 30% equity interest in Sidor.

Sidor, located in the city of Guayana in southeast Venezuela, is the largest integrated steel producer in Venezuela and the sixth largest integrated steel producer in Latin America, with an installed capacity of more than 3.5 million tons of liquid steel per year. In 2002, Sidor shipped 3.2 million tons of steel.

Tenaris S.A. Consolidated Condensed Interim Financial Statements for the three-month period ended March 31, 2003

Notes to the consolidated condensed interim financial statements (Cont’d.)

10	Contingencies and commitments (Cont’d.)

(a) Sidor has experienced significant financial losses and other problems since the acquisition by Amazonia in January 1998, despite a significant reduction in Sidor’s workforce and management’s efforts to improve the production process and reduce operating costs. In 1999, due to negative conditions in the international steel market, a sustained and intensifying domestic recession in Venezuela, deteriorating conditions in the credit markets, an increase in the value of the Venezuelan currency relative to the U.S. Dollar and other adverse factors, Sidor and Amazonia incurred substantial losses and were unable to make payments due under loan agreements with their respective creditors. In 2000, these loan agreements were restructured. Despite continued efforts by Sidor’s management to improve technology and optimize production levels, in late 2001 Sidor and Amazonia were again unable to make payments due under the restructured loan agreements, following a continuation and aggravation of the same negative factors described above accompanied by increased competition from steel imports in Venezuela. Sidor and Amazonia are currently involved in discussions with their creditors and the Venezuelan government regarding a possible restructuring of their loan agreements. As of December 31, 2002, Sidor had approximately USD1.58 billion of indebtedness (secured in part by fixed assets valued at USD827.0 million as determined at the time Sidor’s loans were restructured in March 2000) and Amazonia had approximately USD313 million of indebtedness. We cannot give you any assurance as to whether Sidor or Amazonia will succeed in restructuring their existing indebtedness, or that their lenders will not accelerate any defaulted indebtedness in accordance with the terms of the applicable loan agreements or foreclose on any of the assets of Sidor or Amazonia pledged as collateral.

As a result of the adverse trends discussed above, Tamsider made additional capital contributions to Amazonia, resulting from the restructuring concluded in 2000, while recording significant losses in the value of its investment. In addition to its initial capital contribution of USD87.8 million, Tamsider was required to make capital contributions in the amount of USD36.1 million (of which USD18.0 million took the form of a convertible subordinated loan to Amazonia, as described below) in connection with the restructuring of Amazonia’s loan agreements in 2000. The value of Tamsider’s investments (as recorded in Tamsa’s consolidated financial statements) has decreased significantly since 1998, from USD94.2 million as of December 31, 1998, to USD4.2 million as of March 31, 2003. Further losses and provisions may be recorded in respect of Tamsider’s investment in Amazonia. Subject to various conditions it is currently contemplated that Tamsider would make additional capital contributions as a part of a restructuring of Sidor’s and Amazonia’s existing indebtedness.

In addition to the risk of further losses in the equity value of its investment, Tamsider has significant exposure in respect of its investment in Amazonia under several agreements and guarantees. Below is a description of the nature and extent of this exposure. We cannot predict whether Tamsider will be required to make payments or will otherwise incur losses under these agreements and guarantees.

Tenaris S.A. Consolidated Condensed Interim Financial Statements for the three-month period ended March 31, 2003

Notes to the consolidated condensed interim financial statements (Cont’d.)

10	Contingencies and commitments (Cont’d.)

•	The Sidor purchase agreement between Amazonia and the Venezuelan government requires the shareholders of Amazonia, including Tamsider, to indemnify the government for breaches by Amazonia of the Purchase Agreement up to a maximum amount of USD150.0 million for five years from the acquisition date. In connection with this indemnity, the shareholders of Amazonia are required to maintain a performance bond (which Tamsa has guaranteed directly) for five years, beginning in 1998, in the amount of USD150.0 million during the first three years, USD125 million in the fourth year and USD75.0 million in the fifth year. Tamsider’s maximum liability under the indemnity would be USD18.8 million, as its obligations with respect to the indemnity are proportional to its initial 12.50% equity interest in Amazonia. The five-year period covered by the indemnification clause included in the purchase agreement expired on January 26, 2003; all events occurred after the date of expiration are not subject to the provisions of the said clause.

•	The Sidor purchase agreement further requires the shareholders of Amazonia to guarantee, also on a proportional basis, the principal and a portion of the interest payable under a loan made to Sidor by the Venezuelan government. Tamsider’s maximum liability under this guarantee, which continues to apply to the loan as restructured in 2000, is USD92.2 million.

•	The loan agreement between Amazonia and a group of private lenders (the proceeds of which were used by Amazonia to finance the acquisition of its equity interest in Sidor) required the shareholders of Amazonia, including Tamsider, to pledge their shares in Amazonia as security and also required Amazonia to pledge its shares in Sidor as security. These pledges continue to apply to the loan as restructured in 2000.

•	As discussed above, in connection with the restructuring of Amazonia’s loan agreements in 2000, the shareholders of Amazonia, including Tamsider, were required to make additional capital contributions in part by making subordinated loans convertible into additional shares of Amazonia. Tamsider made a subordinated loan of USD18 million to Amazonia as a result of this requirement.

•	Also in connection with the restructuring of Amazonia’s loan agreements in 2000, the parent companies of several shareholders of Amazonia, including Tamsider, were required to enter into a put agreement pursuant to which they agreed to purchase, upon certain conditions and in no case prior to December 31, 2007, up to USD25 million in loans payable by Amazonia to its private lenders. The shareholders of Amazonia also delivered a letter to these lenders contemplating the possibility of additional capital contributions of up to USD20 million in the event of extreme financial distress at Sidor. Tamsa’s obligations under the put agreement, and Tamsider’s share of any capital contribution under the letter, are limited in proportion to its interest in Amazonia when the put is exercised or the contribution is made. Based on Tamsider’s current 14.1% equity interest in Amazonia, Tamsa’s aggregate liability under the put agreement would be limited to a maximum of USD3.5 million and Tamsider’s share of any capital contribution under the letter would be limited to a maximum of USD2.8 million.

Tenaris S.A. Consolidated Condensed Interim Financial Statements for the three-month period ended March 31, 2003

Notes to the consolidated condensed interim financial statements (Cont’d.)

10	Contingencies and commitments (Cont’d.)

(iii)	Tax claims

Siderca

On December 18, 2000, the Argentine tax authorities notified Siderca of an income tax assessment related to the conversion of tax loss carry-forwards into Debt Consolidation Bonds under Argentine Law No. 24,073. The adjustments proposed by the tax authorities represent an estimated contingency of ARP44.5 million (approximately USD14.9 million) at March 31, 2003 in tax and penalties. On the basis of information from Siderca’s tax advisors, Tenaris believes that the ultimate resolution of the matter will not result in a material obligation. Accordingly, no provision was recorded in the financial statements.

(iv)	Other proceedings

Dalmine is currently subject to a criminal proceeding before the Court of Bergamo, Italy, and two civil proceedings for work-related injuries arising from its use of asbestos in its manufacturing processes from 1960 to 1980. In addition, some other asbestos related out-of-court claims have been forwarded to Dalmine. Of the 39 claims (inclusive of the out-of-court claims), 13 incidents have already been settled or are to be covered by Dalmine’s insurer. Dalmine estimates that its potential liability in connection with the remaining cases not yet settled or covered by insurance is approximately EUR7.0 million (USD7.6 million). This amount was recognized as a provision for liabilities and expenses as of December 31, 2002.

(v)	Contingent liabilities

Tenaris had the following contingent liabilities at the corresponding period ends:

	At March 31,	At December 31,
	2003	2002

	(Unaudited)
Third party assets held in custody by Tenaris	8,559	17,603
Deposit guarantees and other guarantees	246,724	179,924

Total	255,283	197,527

(vi)	Commitments

The following are the main off-balance sheet commitments:

(a)	Tamsa entered into an off-take contract with Complejo Siderúrgico de Guayana C.A. (“Comsigua”) to purchase on a take-and-pay basis 75,000 tons of hot briquette iron, or HBI, annually for twenty years beginning in April 1998 with an option to terminate the contract at any time after the tenth year upon one year’s notice. Pursuant to this off-take contract, Tamsa would be required to purchase the HBI at a formula price reflecting Comsigua’s production costs during the first eight contract years; thereafter, it would purchase the HBI at a slight discount to market price.

Tenaris S.A. Consolidated Condensed Interim Financial Statements for the three-month period ended March 31, 2003

Notes to the consolidated condensed interim financial statements (Cont’d.)

10	Contingencies and commitments (Cont’d.)

The agreements among the parties provide that, if during the eight-year period the average market price is lower than the formula price paid during such period, Tamsa would be entitled to a reimbursement of the difference plus interest, payable after the project financing and other specific credits are repaid. In addition, under the shareholders’ agreements, Tamsa has the option to purchase on an annual basis up to a further 80,000 tons of HBI produced by Comsigua at market prices. Under its off-take contract with Comsigua, as a result of weak market prices for HBI , Tamsa has paid higher-than-market prices for its HBI and according to the original contract accumulated a credit that, at December 31, 2002, amounted to approximately USD12.6 million. This credit, however, is offset by a provision for an equal amount recorded.

In connection with Tamsa’s original 6.9% equity interest in Comsigua, Tamsa paid USD8.0 million and agreed to cover its proportional (7.5%) share of Comsigua’s cash operating and debt service shortfalls. In addition, Tamsa pledged its shares in Comsigua and provided a proportional guarantee in support of the USD156 million (USD76.8 million outstanding as of March 31, 2003) project financing loan made by the International Finance Corporation, or IFC, to Comsigua. In February and December 2002, Tamsa was required to pay USD1.3 million and USD0.2 million respectively, representing its share of a shortfall of USD14.7 million payable by Comsigua under the IFC loan and additional operating shortfalls of USD5.3 million. Comsigua’s financial condition has been adversely affected by the consistently weak international market conditions for HBI since its start-up in 1998 and, unless market conditions improve substantially, Tamsa may be required to make additional proportional payments in respect of its participation in Comsigua and continue to pay higher-than-market prices for its HBI pursuant to its ff-take contract.

(b)	Tamsa purchases from Pemex, at prevailing international prices, natural gas used for the furnaces that reheat steel ingots in the pipe making process. In February, 2001, Tamsa signed an agreement with Pemex, for the supply of 296,600 million BTUs (British Thermal Units per month) of natural gas from January 1, 2001 until December 31, 2003, at a fixed price of USD4.00 per million of BTUs. In order to cover a decrease in natural gas prices, in March 2001, Tamsa entered into a forward contract with Enron North America Corp.(“Enron”), with the option to sell up to 200,000 million BTUs per month of natural gas, at a minimum base price of USD4.05 per million of BTUs, from March 2002, through December 2003.

As a result of Enron’s bankruptcy in late 2001, no reasonable prospect exists of exercising Tamsa’s option under this contract. The premium paid to Enron of USD2.3 million for this put option was written-off during the fourth quarter of 2001. In order to reduce its exposure to above-market prices under the natural gas supply agreement with Pemex, Tamsa entered into agreements with Citibank, N.A., New York (“Citibank”) and JPMorgan Chase Bank (“JPMorgan Chase”), in March 2002 and April 2002. The economic effect of the agreements with Citibank and JPMorgan Chase is to permit Tamsa to purchase 320,000 million BTUs per month at market price instead of at the USD4.00 per million BTU rate charged by Pemex, resulting in a more favourable price to Tamsa for natural gas so long as the market price remains below USD4.00.

Tenaris S.A. Consolidated Condensed Interim Financial Statements for the three-month period ended March 31, 2003

Notes to the consolidated condensed interim financial statements (Cont’d.)

10	Contingencies and commitments (Cont’d.)

Under the agreements, Tamsa must continue to make its purchase of natural gas at market price even if the market price rise above USD4.00 per million BTUs, thereby exposing Tamsa to a later risk of above-market prices. Also, under the agreements, Tamsa must continue to make purchases at the USD4.00 per million BTU rate if the market price of natural gas falls to USD2.00 per million BTUs or lower (during the period from May 1, 2002 to February 28, 2003) or to USD2.25 per million BTUs or lower (during the period from March 1, 2003 to December 31, 2003). In addition, under each of the agreements with Citibank and JPMorgan Chase, Tamsa is required to purchase 160,000 million BTUs of natural gas per month from January 1, 2004, to December 31, 2005, at price of USD2.8 per million BTUs.

(c)	In August 2001, Dalmine Energie S.p.A. signed an agreement for the purchase of natural gas with certain take or pay conditions. The agreement began on October 1, 2001, and will expire 10 years later on October 1, 2011. The outstanding value of the contract is approximately EUR685 million (USD746 million) taking into consideration prices prevailing as of March 31, 2003. Dalmine Energie S.p.A. has contracted transportation capacity until August 31, 2003 and will be requesting Snam Rete Gas, the transportation company, the necessary capacity for the following six years. Such capacity is allocated following regulations enacted by the Italian energy regulatory authority taking into consideration all allocation capacity requests filed by August 1st, 2003.

(d)	Under a lease agreement between Gade Srl (Italy) and Dalmine, executed in 2001, relating to a building site in Sabbio Bergamasco used by Dalmine’s former subsidiary Tad Commerciale, Dalmine is obligated to bid in the auction for the purchase of a building from Gade for a minimum amount of EUR8.3 million (USD9.0 million). The notice of the auction, according to the contract, was not to take place before January 1, 2003. Up to the date of these financial statements, the auction was not yet announced.

11	Other events with potential impact on minority interest

(i)	Plan for the Acquisition of Remaining Minority Interest in Tamsa

On March 31, 2003 Tenaris announced a Plan for the acquisition of the remaining minority interest in Tamsa, which comprised 5.5% of the shares and ADSs of the said company, and to cause the delisting of Tamsa from the Mexican Stock Exchange and the American Stock Exchange, the termination of its ADR facility and, if and when applicable, the termination of Tamsa’s registration with the U.S. Securities Exchange Commission (the SEC). The plan was subjected to prior approval by the Mexican securities regulator and Tamsa’s extraordinary shareholders meeting. Tenaris currently does not expect to obtain the requisite approvals, and consequently be in a position to effect any exchange of shares and ADSs prior to June 2003.

Tenaris S.A. Consolidated Condensed Interim Financial Statements for the three-month period ended March 31, 2003

Notes to the consolidated condensed interim financial statements (Cont’d.)

11	Other events with potential impact on minority interest (Cont’d.)

(ii) Dalmine Shareholding

Pursuant to purchases made in the market, during the three-month period ended on March 31, 2003 Tenaris increased its shareholding in Dalmine so that it now holds over 90% of Dalmine’s ordinary shares. Accordingly, on March 11, 2003 Tenaris announced its intention to launch, in accordance with Italian regulations, a residual public offer for the remaining shares of Dalmine at a price to be determined by the Italian securities’ regulator (“CONSOB”). On March 31, 2003 a filing with the CONSOB was made in relation to the said residual public offer, upon the conclusion of which, Dalmine’s shares will be delisted.

(iii) Plan for the Acquisition of Remaining Minority Interest in Siderca

On February 21, 2003 Tenaris announced a Plan for the unilateral acquisition of the remaining minority interest in Siderca, which comprised 0.89% of the shares and ADSs of the said company, and to cause the delisting of Siderca. The acquisition procedure is based on the authority granted to Tenaris by Decree 677/01 of the Argentine Government, which entitles controlling shareholders holding 95% or more of the shares of a public company to compel the sale of the shares held by minority investors. On April 3, 2003 the Argentine securities regulator (“CNV”) approved Tenaris’ proposal to effect such acquisition. Simultaneously, Siderca’s ADR program was terminated.

Notwithstanding, on April 11, 2003 Tenaris was served with a claim from four Siderca shareholders and a preliminary order from a commercial court sitting in Buenos Aires preventing Tenaris from acquiring the shares held by such shareholders until a final decision on their claim is made by the courts. The plaintiffs, who hold 0.01% of the shares of Siderca, argue that the provisions of Decree 677/01 that authorize Tenaris to purchase unilaterally the shares of minority holders contravene their property rights protected by the Argentine Constitution. Following the court order, the administrative step necessary for Tenaris to consummate the acquisition was delayed, therefore preventing the Company from completing the acquisition. Subsequently Tenaris agreed with the plaintiffs to replace the referred order by an attachment of shares of Siderca owned by Tenaris for an amount equivalent to those held by the plaintiffs. In light of such agreement, the CNV authorized the resumption of the acquisition process (which would also include the acquisition of the plaintiff’s shares). On April 24, 2003 Tenaris successfully completed the acquisition of all the remaining minority interests in Siderca at a price of six Argentine pesos (ARP6.00) per Siderca share and sixty Argentine pesos (ARP 60.00) per Siderca ADS, plus ARP 0.16 per share and ARP 1.60 per ADS in dividends approved by the Extraordinary General Meeting of Shareholders of Siderca held on April 28, 2003, totalling USD 19.1 million.

With respect to the plaintiffs’ claim, Tenaris will argue before the competent courts its view that the provisions of Decree 677/01 do not violate any constitutionally protected rights of such persons.

Tenaris S.A. Consolidated Condensed Interim Financial Statements for the three-month period ended March 31, 2003

Notes to the consolidated condensed interim financial statements (Cont’d.)

12	Acquisitions

During the three-month period ended March 31, 2003 the Company acquired 1.59% of shares of Dalmine from minority shareholders for USD 3.1 million. The fair value of net assets acquired was USD 4.4 million giving rise to negative goodwill of USD 1.3 million.

Also during the three-month period ended March 31, 2003 Siderca acquired Reliant Energy Cayman Holdings, Ltd., a company whose principal asset is an electric power generating facility located in Argentina, with a capacity of 160MW, for a total amount of USD 23.1 million, which approximates with the fair value of the net assets acquired. The acquisition was performed with the intention of ensuring self-sufficiency of electrical power requirements in Siderca’s operations, which consume around 160 MW at peak production. The acquisitions of Reliant Energy Cayman Holdings, Ltd. did not give rise to significant goodwill.

The assets and liabilities arising from the acquisitions are as follows:

Three-month
period ended
March 31,
2003

(Unaudited)
Other assets and liabilities, net	2,734
Property, plant and equipment	21,215
Goodwill	(1,308)

Net assets acquired	22,641
Minority interest	3,880
Total non-current liabilities	(289)

Total liabilities assumed	(289)

Purchase consideration	26,232

Carlos Condorelli
Chief Financial Officer

TENARIS S.A.

The exchange agent is:

JPMorgan Chase Bank
c/o EquiServe Corporate Reorganization
P.O. Box 43006
Providence, RI 02940-3006

The information agent is:

Georgeson Shareholder
17 State Street – 10th Floor
New York, NY 10004

Banks and brokers call: (212) 440-9800
All others call toll free: (866) 423-4876

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Officers and Directors.

Indemnification under Our Articles of Association and Luxembourg Law. Our articles of association provide that we will indemnify any director or officer and any former director or officer of the company if (1) he acted honestly and in good faith, and (2) in the case of criminal or administrative proceedings, he had reasonable grounds for believing that his conduct was lawful. This indemnification does not apply if the Company brings the action, suit or proceeding or if the current or former officer or director is found to be liable for gross negligence, willful misconduct, fraud, dishonesty or any other criminal offense. In case of settlement, the current or former director or officer will only be entitled to indemnification if he or she settles such action, suit or proceeding in good faith and in a manner he or she reasonably believes to be in or not opposed to the best interests of the company and he or she gives notice to the company of the intention to settle the action, suit or proceeding at least ten business days prior to settlement. Our articles of association, therefore, also provide for indemnification of our directors and officers against losses, claims, damages or liabilities under the U.S. Securities Act of 1933, as amended, the U.S. Securities Exchange Act of 1934, as amended, any state insurance law, any state securities law or otherwise in connection with this registration statement and the transactions described in this registration statement. No provision of Luxembourg law requires us to indemnify, or prohibits us from indemnifying, our directors and officers for any liability in respect of negligence, default, breach of duty or breach of trust in relation to the company.

Director and Officer Insurance. We will maintain an insurance policy that protects our officers and the members of our board of directors from liabilities incurred as a result of actions taken in their official capacity.

Item 21. Exhibits.

(a)	Exhibits

Exhibit
Number	Description

3.1	Statuts (Articles of Association) of Tenaris S.A.*

4.1	Deposit Agreement entered into between Tenaris S.A. and JPMorgan Chase Bank*

5.1	Form of Opinion of Elvinger, Hoss & Prussen

8.1	Form of Opinion of Sullivan & Cromwell LLP as to certain U.S. tax matters

8.2	Form of Opinion of Elvinger, Hoss & Prussen as to certain Luxembourg tax matters

8.3	Form of Opinion of Chevez, Ruiz, Zamarripa y Cía. S.C. as to certain Mexican tax matters

10.1	Amended and Restated Export Agency Agreement, dated September 29, 2000, between Siderca S.A.I.C. and Techint Engineering Company B.V.*

10.2	Amended and Restated Export Agency Agreement, dated October 4, 2000, between Tubos de Acero de México S.A. and Techint Engineering L.L.C.*

10.3	Amended and Restated Export Agency Agreement, dated September 27, 2000, between Dalmine S.p.A. and Techint Engineering S.A.*

10.4	Shareholders’ Agreement, dated May 24, 2000, between Siderca, S.A. and NKK Corporation*

10.5	Investment Agreement, dated May 24, 2000, among Siderca, S.A., NKK Corporation and NKK TUBES*

10.6	Steel Manufacturing Technology Transfer Agreement, dated May 24, 2000, between NKK Corporation and DST Distributors of Steel Tubes, Ltd.*

10.7	Seamless Steel Pipe Manufacturing Technology and Trademark License Agreement, dated May 24, 2000, between NKK Corporation and DST Distributors of Steel Tubes, Ltd.*

10.8	NKK Premium Connections Technology and Trademark License Agreement, dated August 1, 2000, between NKK Corporation and DST Distributors of Steel Tubes, Ltd.*

10.9	Premium Connections (Antares) Technology and Trademark License Agreement dated August 1, 2000, between NKKTUBES and DST Distributors of Steel Tubes, Ltd.*

10.10	NKK—Premium Connections Technology and Trademark License Agreement, dated August 1, 2000, between NKK Corporation and DST Distributors of Steel Tubes, Ltd.*

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Exhibit
Number	Description

10.11	NKK—Premium Connections Technology and Trademark Sublicense Agreement, dated October 2, 2000, between DST–Connection Systems BV and Siderca S.A.I.C.*

10.12	NKK—Premium Connections Technology and Trademark Sublicense Agreement, dated October 2, 2000, between DST–Connection Systems BV and Tubos de Acero de México, S.A.*

10.13	NKK—Premium Connections Technology and Trademark Sublicense Agreement, dated October 2, 2000, between DST–Connection Systems BV and Algoma Seamless Tubulars*

10.14	NKK—Premium Connections Technology and Trademark Sublicense Agreement, dated October 9, 2000, between DST–Connection Systems BV and DST Distributors of SteelTubes, Ltd.*

10.15	Agreement relating to the contribution of the shares of the Argentine company Santa María S.A.I.F., dated May 23, 2002, between Sidertubes S.A. and Tenaris Holding S.A. (later renamed Tenaris S.A.)*

10.16	Excerpts from deed relating to spin-off of Santa María S.A.I.F.’s assets to Invertub S.A., dated July 10, 2002 (English translation)*

10.17	Assignment Agreement, dated October 15, 2002, between Techint Engineering Company B.V. and Tenaris Global Services B.V. relating to the assignment of export agency agreements*

10.18	Assignment Agreement, dated October 15, 2002, between Techint Engineering LLC and Tenaris Global Services LLC relating to the assignment of export agency agreements*

10.19	Assignment Agreement, dated October 15, 2002, between Techint Engineering Company S.A. and Tenaris Global Services S.A. relating to the assignment of export agency agreements*

10.20	Corporate Reorganization Agreement, dated September 13, 2002, between Sidertubes S.A. and Tenaris S.A.*

10.21	Agreement, dated September 25, 2002, among NKK Corporation, Siderca S.A., NKKTUBES, DST Distributors of Steel Tubes Ltd., DST Japan K.K. and Tenaris Global Services, amending provisions of the Investment Agreement, dated May 24, 2000, among Siderca, S.A., NKK Corporation and NKKTUBES and replacing the Shareholders’ Agreement, dated May 24, 2000, between Siderca, S.A. and NKK Corporation*

10.22	Amended and Restated Shareholders’ Agreement, dated September 25, 2002, between Siderca, S.A. and NKK Corporation (included in Exhibit 10.21)

12.1	Calculation of ratios included in Registration Statement

21.1	List of subsidiaries of Tenaris S.A.*

23.1	Consent of Elvinger, Hoss & Prussen (included in Exhibit 5.1)

23.2	Consent of Sullivan & Cromwell LLP (included in Exhibit 8.1)

23.4	Consent of Chevez, Ruiz, Zamarripa y Cía. S.C. (included in Exhibit 8.3)

23.6	Consent of PricewaterhouseCoopers S.à.r.l., Luxembourg, Luxembourg

23.8	Consent of PricewaterhouseCoopers, Puebla, Mexico

23.10	Consent of Enrique Osorno Heinze

24.1	Certified Board Resolution

*	Incorporated by reference to the Registration Statement on Form F-4 by Tenaris S.A. File No. 333-99769.

(b)	Financial Statement Schedules

Item 22. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

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(ii)	To reflect in the prospectus any facts or events arising after the effective date of registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any derivation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule–424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(5)	That every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)	That, for the purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	(i) To respond to requests for information that is incorporated by reference into the joint information statement/prospectus pursuant to Item 4.10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

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(ii)	To arrange or provide for a facility in the United States for purposes of responding to such requests.

(8)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering.

(9)	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Grand Duchy of Luxembourg, on July 3, 2003.

TENARIS S.A.

By	/s/ Carlos Condorelli

Name: Carlos Condorelli
Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on July 3, 2003:

Signature	Title

/s/ Paolo Rocca Paolo Rocca	Director and Chief Executive Officer

/s/ Carlos Condorelli Carlos Condorelli	Chief Financial Officer

/s/ Roberto Bonatti * Roberto Bonatti	Director

/s/ Roberto Bonatti ** Roberto Bonatti	Director

/s/ Carlos Franck * Carlos Franck	Director

/s/ Carlos Franck ** Carlos Franck	Director

/s/ Pedro Pablo Kuczynski * Pedro Pablo Kuczynski	Director

/s/ Pedro Pablo Kuczynski ** Pedro Pablo Kuczynski	Director

II-5

Signature	Title

/s/ Bruno Marchettini * Bruno Marchettini	Director

/s/ Bruno Marchettini ** Bruno Marchettini	Director

/s/ Gianfelice Mario Rocca * Gianfelice Mario Rocca	Director

/s/ Gianfelice Mario Rocca ** Gianfelice Mario Rocca	Director

/s/ Jaime Serra Puche * Jaime Serra Puche	Director

/s/ Jaime Serra Puche ** Jaime Serra Puche	Director

/s/ Amadeo Vázquez y Vázquez * Amadeo Vázquez y Vázquez	Director

/s/ Amadeo Vázquez y Vázquez ** Amadeo Vázquez y Vázquez	Director

/s/ Guillermo F. Vogel Guillermo F. Vogel	Director

/s/ Giovanni Gallo Giovanni Gallo	Authorized Representative in the United States of America

* /s/ Paolo Rocca Name: Paolo Rocca	** /s/ Guillermo F. Vogel Name: Guillermo F. Vogel
Title: Attorney-in-fact	Title: Attorney-in-fact

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EXHIBIT INDEX

Sequentially
Exhibit		Numbered
Number	Description	Page

3.1	Statuts (Articles of Association) of Tenaris S.A.*

4.1	Deposit Agreement entered into between Tenaris S.A. and JPMorgan Chase Bank*

5.1	Form of Opinion of Elvinger, Hoss & Prussen	E-3

8.1	Form of Opinion of Sullivan & Cromwell LLP as to certain U.S. tax matters	E-4

8.2	Form of Opinion of Elvinger, Hoss & Prussen as to certain Luxembourg tax matters	E-5

8.3	Form of Opinion of Chevez, Ruiz, Zamarripa y Cía. S.C. as to certain Mexican tax matters	E-6

10.1	Amended and Restated Export Agency Agreement, dated September 29, 2000, between Siderca S.A.I.C. and Techint Engineering Company B.V.*

10.2	Amended and Restated Export Agency Agreement, dated October 4, 2000, between Tubos de Acero de México S.A. and Techint Engineering L.L.C.*

10.3	Amended and Restated Export Agency Agreement, dated September 27, 2000, between Dalmine S.p.A. and Techint Engineering S.A.*

10.4	Shareholders’ Agreement, dated May 24, 2000, between Siderca, S.A. and NKK Corporation*

10.5	Investment Agreement, dated May 24, 2000, among Siderca, S.A., NKK Corporation and NKKTUBES*

10.6	Steel Manufacturing Technology Transfer Agreement, dated May 24, 2000, between NKK Corporation and DST Distributors of Steel Tubes, Ltd.*

10.7	Seamless Steel Pipe Manufacturing Technology and Trademark License Agreement, dated May 24, 2000, between NKK Corporation and DST Distributors of Steel Tubes, Ltd.*

10.8	NKK Premium Connections Technology and Trademark License Agreement, dated August 1, 2000, between NKK Corporation and DST Distributors of Steel Tubes, Ltd.*

10.9	Premium Connections (Antares) Technology and Trademark License Agreement dated August 1, 2000, between NKKTUBES and DST Distributors of Steel Tubes, Ltd.*

10.10	NKK—Premium Connections Technology and Trademark License Agreement, dated August 1, 2000, between NKK Corporation and DST Distributors of Steel Tubes, Ltd.*

10.11	NKK—Premium Connections Technology and Trademark Sublicense Agreement, dated October 2, 2000, between dst–Connection Systems BV and Siderca S.A.I.C.*

10.12	NKK—Premium Connections Technology and Trademark Sublicense Agreement, dated October 2, 2000, between dst–Connection Systems BV and Tubos de Acero de México, S.A.*

10.13	NKK—Premium Connections Technology and Trademark Sublicense Agreement, dated October 2, 2000, between dst–Connection Systems BV and Algoma Seamless Tubulars*

10.14	NKK—Premium Connections Technology and Trademark Sublicense Agreement, dated October 9, 2000, between dst–Connection Systems BV and DST Distributors of SteelTubes, Ltd.*

10.15	Agreement relating to the contribution of the shares of the Argentine company Santa María S.A.I.F., dated May 23, 2002, between Sidertubes S.A. and Tenaris Holding S.A. (later renamed Tenaris S.A.)*

10.16	Excerpts from deed relating to spin-off of Santa María S.A.I.F.’s assets to Invertub S.A., dated July 10, 2002 (English translation)*

10.17	Assignment Agreement, dated October 15, 2002, between Techint Engineering Company B.V. and Tenaris Global Services B.V. relating to the assignment of export agency agreements*

10.18	Assignment Agreement, dated October 15, 2002, between Techint Engineering LLC and Tenaris Global Services LLC relating to the assignment of export agency agreements**

E-1

Sequentially
Exhibit		Numbered
Number	Description	Page

10.19	Assignment Agreement, dated October 15, 2002, between Techint Engineering Company S.A. and Tenaris Global Services S.A. relating to the assignment of export agency agreements*

10.20	Corporate Reorganization Agreement, dated September 13, 2002, between Sidertubes S.A. and Tenaris S.A.*

10.21	Agreement, dated September 25, 2002, among NKK Corporation, Siderca S.A., NKKTUBES, DST Distributors of Steel Tubes Ltd., DST Japan K.K. and Tenaris Global Services, amending provisions of the Investment Agreement, dated May 24, 2000, among Siderca, S.A., NKK Corporation and NKKTUBES and replacing the Shareholders’ Agreement, dated May 24, 2000, between Siderca, S.A. and NKK Corporation*

10.22	Amended and Restated Shareholders’ Agreement, dated September 25, 2002, between Siderca, S.A. and NKK Corporation (included in Exhibit 10.21)*

12.1	Calculation of ratios included in Registration Statement	E-7

21.1	List of subsidiaries of Tenaris S.A.*

23.1	Consent of Elvinger, Hoss & Prussen (included in Exhibit 5.1)

23.2	Consent of Sullivan & Cromwell LLP (included in Exhibit 8.1)

23.4	Consent of Chevez, Ruiz, Zamarripa y Cía. S.C. (included in Exhibit 8.3)

23.6	Consent of PricewaterhouseCoopers S.à.r.l., Luxembourg, Luxembourg	E-8

23.8	Consent of PricewaterhouseCoopers, Puebla, Mexico	E-9

23.10	Consent of Enrique Osorno Heinze	E-10

24.1	Certified Board Resolution	E-11

*	Incorporated by reference to the Registration Statement on Form F-4 by Tenaris S.A. File No. 333-99769.

E-2